As filed with the United States Securities and Exchange Commission on January 24, 2020
Registration No. 333-235712

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM F-3 ON
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NEW FRONTIER HEALTH CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Cayman Islands	8062	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
10 Jiuxianqiao Road,
Hengtong Business Park
B7 Building, 1/F
Chaoyang District, 100015,
Beijing, China
Tel: 86-10-59277000
(Address and Telephone Number of Registrant’s Principal Executive Offices)
Edward Truitt
Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, Delaware 19807
(Name, Address, and Telephone Number of Agent for Service)
Copies to:
Joel L. Rubinstein
Jonathan P. Rochwarger
Elliott M. Smith
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Tel: (212) 294-6700
Fax: (212) 294-4700
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Primary Offering:
Ordinary shares, par value $0.0001 per share (“ordinary shares”) underlying warrants	26,875,000(3)	$11.50(4)	$309,062,500	$40,116.31
Secondary Offering:
Ordinary shares	114,841,048(5)	$10.17(6)	$1,167,933,458(6)	$151,597.76
Ordinary shares underlying warrants	12,500,000(7)	$11.50(4)	$143,750,000	$18,658.75
Warrants to purchase ordinary shares	12,500,000(8)	—	—	—(9)
Totals			$1,620,745,958	$210,372.83(10)
(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities as may be issued to prevent dilution resulting from share dividends, share splits or similar transactions.

(2)
Calculated by multiplying the estimated aggregate offering price of the securities being registered by 0.0001298.

(3)
Includes (i) 14,375,000 ordinary shares issuable upon the exercise of redeemable warrants included as part of the units (the “public warrants”) issued in the registrant’s initial public offering (the “IPO”), (ii) 4,750,000 ordinary shares issuable upon the exercise of redeemable warrants issued to certain institutions and accredited investors upon the closing of the registrant’s initial business combination with Healthy Harmony Holdings, L.P. (“Healthy Harmony”) and Healthy Harmony GP, Inc. (together with Healthy Harmony, “UFH”) (the “business combination”) pursuant to Forward Purchase Agreements (the “forward purchase warrants”) and (iii) 7,750,000 ordinary shares issuable upon exercise of warrants the registrant issued to New Frontier Public Holding Ltd. (the “Sponsor”) in a private placement simultaneously with the closing of the IPO (the “private placement warrants”).

(4)
Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(g), based on the exercise price of the warrants.

(5)
Includes the resale of  (i) 69,246,187 ordinary shares issued to certain institutions and accredited investors in private placements at the closing of the business combination, (ii) 19,000,000 ordinary shares issued to certain institutions and accredited investors upon the closing of the business combination pursuant to Forward Purchase Agreements (the “forward purchase shares”), (iii) 14,657,361 ordinary shares issued to certain sellers and members of UFH management in connection with the business combination and (iv) 11,937,500 ordinary shares issued upon the redesignation of the registrant’s outstanding Class B ordinary shares (the “founder shares”) at the closing of the business combination.

(6)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $10.17, which is the average of the high and low prices of the registrant’s ordinary shares on December 18, 2019 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “SEC”)) on The New York Stock Exchange.

(7)
Includes the resale of  (i) 4,750,000 ordinary shares issuable upon the exercise of forward purchase warrants and (iii) 7,750,000 ordinary shares issuable upon exercise of private placement warrants.

(8)
Includes the resale of  (i) 4,750,000 forward purchase warrants and (ii) 7,750,000 private placement warrants.

(9)
In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the ordinary shares underlying the warrants, and no separate fee is payable for the warrants.

(10)
Registration fee previously calculated in respect of the registration statement filed with the SEC on December 26, 2019 and previously paid. No further registration fee is due. There has been no increase in the securities being registered pursuant to this registration statement since the date that this registration statement was first filed with the SEC.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION — DATED JANUARY 24, 2020
PRELIMINARY PROSPECTUS
NEW FRONTIER HEALTH CORPORATION
Primary Offering of
26,875,000 Ordinary Shares
Secondary Offering of
127,341,048 Ordinary Shares
12,500,000 Warrants
This prospectus relates to the issuance from time to time by us of up to 26,875,000 of our ordinary shares, par value $0.0001 per share (the “ordinary shares”), including (i) 14,375,000 ordinary shares issuable upon the exercise of redeemable warrants (the “public warrants”) that were issued as part of the units in our initial public offering (our “IPO”), (ii) 4,750,000 ordinary shares issuable upon the exercise of redeemable warrants that we issued in private placements (the “forward purchase warrants”) to certain institutions and accredited investors upon the closing of our initial business combination with Healthy Harmony Holdings, L.P. (“Healthy Harmony”) and Healthy Harmony GP, Inc. (together with Healthy Harmony, “UFH”) (the “business combination”) pursuant to certain Forward Purchase Agreements entered into in connection with our IPO (the “Forward Purchase Agreements”) and (iii) 7,750,000 ordinary shares issuable upon the exercise of warrants we issued to New Frontier Public Holding Ltd. (the “Sponsor”) in a private placement simultaneously with the closing of our IPO (the “private placement warrants” and, collectively with the public warrants and the forward purchase warrants, the “warrants”).
This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (collectively, the “Selling Securityholders”) of up to (i) 127,341,048 ordinary shares and (ii) 12,500,000 warrants to purchase ordinary shares, consisting of 4,750,000 forward purchase warrants and 7,750,000 private placement warrants.
The ordinary shares covered by this prospectus that may be offered and sold by the Selling Securityholders include (i) 69,246,187 ordinary shares issued to certain institutions and accredited investors, including certain of our directors and/or entities controlled by them, in private placements at the closing of the business combination, (ii) 19,000,000 ordinary shares issued to certain institutions and accredited investors upon the closing of the business combination pursuant to Forward Purchase Agreements (the “forward purchase shares”), (iii) 14,657,361 ordinary shares issued to certain sellers and members of UFH management in connection with the business combination, (iv) 11,937,500 ordinary shares issued upon the redesignation of our outstanding Class B ordinary shares, par value $0.0001 per share (the “founder shares”), at the closing of the business combination, which ordinary shares are subject to varying transfer restrictions as described herein, (v) 4,750,000 ordinary shares issuable upon the exercise of the forward purchase warrants and (vi) 7,750,000 ordinary shares issuable upon the exercise of the private placement warrants.
Each whole warrant entitles the holder to purchase one ordinary share at an exercise price of  $11.50 per share commencing on January 17, 2020 and will expire on December 18, 2024, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Once the warrants are exercisable, we may redeem the outstanding public warrants and forward purchase warrants at a price of   $0.01 per warrant if the last reported sales price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders, as described herein. The private placement warrants have terms and provisions that are identical to those of the public warrants, except as described herein. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.
We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may sell the securities covered by this prospectus in a number of different ways and at varying prices. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”
Our ordinary shares and public warrants trade on the New York Stock Exchange (“NYSE”) under the symbols “NFH” and “NFH WS,” respectively. On January 23, 2020, the closing prices of the ordinary shares and public warrants were $9.32 per share and $1.40 per warrant, respectively.
An investment in our securities involves risks. See “Risk Factors” beginning on page 10 of this prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2020.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus and any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus, our business, financial condition, results of operations and prospects may have changed.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 127,341,048 ordinary shares and 12,500,000 warrants from time to time as described in the section entitled “Plan of Distribution.” This prospectus also relates to the issuance by us of up to 26,875,000 ordinary shares that are issuable upon the exercise of the warrants.
We will not receive any proceeds from the sale of ordinary shares or warrants to be offered by the Selling Securityholders pursuant to this prospectus, but we will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. We will pay the expenses, other than underwriting discounts and commissions, if any, associated with the sale of ordinary shares and warrants pursuant to this prospectus. To the extent required, we and the Selling Securityholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information.” We have not, and the Selling Securityholders have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.
No offer of these securities will be made in any jurisdiction where the offer is not permitted.
Unless the context indicates otherwise, the terms “New Frontier Health Corporation,” the “Company,” “we,” “us” and “our” refer to New Frontier Health Corporation (formerly known as New Frontier Corporation or "NFC”), a Cayman Islands exempted company. References in this prospectus to the “business combination” refer to the consummation of the transactions contemplated by that certain Transaction Agreement, dated as of July 30, 2019, which transactions were consummated on December 18, 2019.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:
•
the benefits of the business combination;

•
the future financial performance of the Company following the business combination;

•
changes in the market for our services;

•
expansion plans and opportunities; and

•
other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•
the risk that the business combination disrupts current plans and operations;

•
the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•
costs related to the business combination;

•
changes in applicable laws or regulations; and

•
the possibility that we may be adversely affected by other economic, business, and/or competitive factors, including but not limited to the economic, social and political climate in China and the impact of regulations on the Company’s business; and

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. In particular, you should consider the risks provided under “Risk Factors” in this prospectus. Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FREQUENTLY USED TERMS
“anchor investors” means the accredited investors with whom the Company entered into the Forward Purchase Agreements, including certain entities controlled by certain of the Company’s directors.
“business combination” means the transactions contemplated by the Transaction Agreement consummated on December 18, 2019, whereby the Company indirectly acquired all of the issued and outstanding equity interests of UFH and changed its name to New Frontier Health Corporation.
“Charter” means our amended and restated memorandum and articles of incorporation as currently in effect.
“Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, that were redesignated as ordinary shares at the Closing.
“Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, that were redesignated as ordinary shares at the Closing.
“Closing” means the closing of the business combination.
“Closing Date” means December 18, 2019, the closing date of the business combination.
“Companies Law” means the Companies Law (2018 Revision) of the Cayman Islands, as amended.
“Forward Purchase Agreements” means the forward purchase agreements, dated as of June 4, 2018 and June 29, 2018, as amended from time to time, pursuant to which the anchor investors agreed to purchase an aggregate of 19,000,000 forward purchase shares, plus 4,750,000 forward purchase warrants, for a purchase price of  $10.00 per forward purchase share, or $190,000,000 in the aggregate, which aggregate purchase price includes purchases by entities controlled Antony Leung and Carl Wu, two of the Company’s directors, for an aggregate of  $21,000,000, in a private placement that occurred immediately prior to the closing of the business combination.
“forward purchase shares” means the 19,000,000 ordinary shares issued to the anchor investors pursuant to the Forward Purchase Agreements.
“forward purchase warrants” means the 4,750,000 redeemable warrants issued to the anchor investors pursuant to the Forward Purchase Agreements, each of which is exercisable for one ordinary share at an exercise price of $11.50 per share, in accordance with its terms.
“Fosun” means Fosun Industrial Co., Limited, a company incorporated in Hong Kong.
“Fosun Director Nomination Agreement” means the Fosun Director Nomination Agreement, dated as of December 18, 2019, by and among the Company, the Sponsor and Fosun.
“Fosun Rollover Agreement” means the Fosun Rollover Agreement, dated as of July 30, 2019, by and between the Company and Fosun.
“founder shares” means the 11,937,500 Class B ordinary shares that were redesignated as ordinary shares at the Closing, of which 9,805,000 are held by the initial purchasers and 2,132,500 are held by the anchor investors.
“founders” means the Sponsor, Antony Leung and Carl Wu and their affiliates.
“Healthy Harmony” means Healthy Harmony Holdings, L.P., a Cayman Islands exempted limited partnership.
“HH GP” means Healthy Harmony GP, Inc., a Cayman Islands exempted company and the sole general partner of Healthy Harmony.
“initial shareholders” means our Sponsor, anchor investors and certain of our current and former directors (and their assignees) who purchased shares in connection with the Company’s IPO.
“IPO” means the Company’s initial public offering of units, which closed on July 3, 2018.
“Lipson Employment Agreement” means the employment agreement entered into on December 17, 2019 between the Company and Roberta Lipson.

“Lipson Parties” means Roberta Lipson, the Benjamin Lipson Plafker Trust, the Daniel Lipson Plafker Trust, the Jonathan Lipson Plafker Trust and the Ariel Benjamin Lee Trust.
“Lipson Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 17, 2019, by and between the Company and the Lipson Parties.
“Lipson Reinvestment Agreement” means the Founder Reinvestment Agreement, dated as of July 30, 2019, by and between the Company and the Lipson Parties, as amended by the Amendment to Founder Reinvestment Agreement on December 17, 2019.
“Management Reinvestment Agreements” means those certain Management Reinvestment Agreements, dated as of December 17, 2019, between the Company and the Management Sellers.
“Management Sellers” means certain members of management of UFH who held equity interests in UFH, other than Roberta Lipson.
“NFC Buyer Sub” means NF Unicorn Acquisition L.P., a Cayman Islands exempted limited partnership and wholly owned indirect subsidiary of the Company.
“NFG” means New Frontier Group Ltd., an affiliate of the Company and the Sponsor.
“NYSE” means the New York Stock Exchange
“ordinary shares” means the ordinary shares of the Company, par value $0.0001 per share.
“PIPE Investors” means the accredited investors with whom the Company entered into Subscription Agreements.
“preference shares” means the preference shares of the Company, par value $0.0001 per share.
“private placement warrants” means the 7,750,000 warrants issued to our Sponsor in a private placement simultaneously with the closing of our IPO, each of which is exercisable for one ordinary share at an exercise price of  $11.50 per share, in accordance with its terms.
“Proxy Statement” means the definitive proxy statement on Schedule 14A, filed with the SEC by the Company on November 27, 2019.
“public warrants” means the 14,375,000 redeemable warrants included in the units issued in the IPO, each of which is exercisable for one ordinary share at an exercise price of  $11.50 per share, in accordance with its terms.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of June 27, 2018, by and between the Company and the Sponsor.
“Sellers” means Fosun, the Lipson Parties, TPG Healthy, L.P., a Cayman Islands exempted limited partnership, and Plenteous Flair Limited, a Cayman Islands company.
“Selling Securityholders” means the persons listed in the table in the “Selling Securityholders” section of this prospectus, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.
“Sponsor” means New Frontier Public Holding Ltd., a Cayman Islands exempted company.
“Subscription Agreements” means the subscription agreements entered into with the PIPE Investors, pursuant to which the Company issued an aggregate of 69,248,187 Class A ordinary shares for a purchase price of  $10.00 per Class A ordinary share, or $692,461,870 in the aggregate.
“Transaction Agreement” means that certain Transaction Agreement, dated as of July 30, 2019, by and among the Company, NFC Buyer Sub, Healthy Harmony, HH GP and the Sellers, pursuant to which, on the terms and conditions contained therein, indirectly acquired UFH.
“UFH” means United Family Healthcare, the brand name under which the business operations of Healthy Harmony are conducted.
v

“units” means the 28,750,000 units of the Company sold in the IPO, each consisting of one Class A ordinary share and one-half of one public warrant.
“Vivo Director Nomination Agreement” means the Director Nomination Agreement, dated as of December 17, 2019, by and among the Company, the Sponsor and Vivo Capital Fund IX (Cayman), L.P. (“Vivo”).
“warrants” are to the public warrants, the private placement warrants and the forward purchase warrants.

SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Operating and Financial Review and Prospects” and our combined financial statements included elsewhere in this prospectus.
Unless the context indicates otherwise, the terms “New Frontier Health Corporation,” the “Company,” “we,” “us” and “our” refer to New Frontier Health Corporation (formerly known as New Frontier Corporation), a Cayman Islands exempted company.
The Company
Our subsidiary, UFH, is a leading internationally accredited healthcare provider committed to providing comprehensive and integrated healthcare services in urban centers in China, and is one of the only comprehensive hospital and clinic operators in the country with a nationwide network. UFH’s patient base includes China’s rapidly growing upper middle class and expatriate communities. Since the opening of its first hospital in Beijing, Beijing United Family Hospital (“BJU”), in 1997, UFH has expanded into several other Chinese markets including Shanghai, Guangzhou, Tianjin, Qingdao, and Hangzhou as described below, and its patient base has expanded from predominantly expatriate to an increasingly local Chinese population.
UFH offers comprehensive, premium quality healthcare services through a network of hospital inpatient departments and integrated outpatient clinics, including satellite feeder clinics. UFH’s facilities include 24/7 emergency rooms, intensive care units, neonatal intensive care units, operating rooms, clinical laboratories, radiology and blood banking services. UFH operates its network of hospitals and clinics in a “hub and spoke” model featuring a central hospital with several nearby clinics. Utilizing this model, UFH is able to leverage its extensive network by enabling patients to visit physicians at conveniently located outpatient clinics and, if necessary, they are then referred to one of UFH’s hospitals for more specialized care, and returned to the care of the primary care provider when appropriate. This integrated network enables patients to receive a full range of healthcare services without the need to find a new doctor or move patient records from one facility to another, and allows UFH to care for more patients. As such, our management believes this model results in several benefits and competitive advantages including increasing patient loyalty by providing a wide range of services within a single network, enhancing service quality through cross-departmental training, quality control and referral, and raising barriers to entry to competition by expanding its services and locations. By comparison, other private healthcare facilities in China generally consist of standalone hospitals or clinics.
Furthermore, UFH’s hub and spoke business model enables it to offer a comprehensive healthcare services platform with multiple patient touch points that serve patient needs from birth throughout a patient’s lifetime, also known as a “life-cycle” model. Specifically, UFH intends to initially attract patients through its focus on primary care with its prenatal, OB/GYN and pediatrics practices, and then naturally transition the patient to its family medicine practice and adult and geriatric medical and surgical care, with the intention that these services will become gateways for other higher margin specialties within the UFH network over time. Other specialties that UFH expects to be drivers of current and future business growth as part of the life-cycle model include emergency medicine, ophthalmology, ear nose and throat (“ENT”), dermatology, and other high acuity services including orthopedics and surgery. Differentiated services, including general rehabilitation, postpartum rehabilitation, dental and home health complete the “lifecycle” of coverage provided by UFH. By providing these all-inclusive services, we believe we are able to differentiate ourselves from other private healthcare providers in China who only generally provide either specialized services or primary care, but not both.

Background
We were originally incorporated on March 28, 2018 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On December 18, 2019, we consummated the acquisition of UFH and related transactions. As of result of the business combination, we became the holding company of UFH and we changed our name from “New Frontier Corporation” to “New Frontier.”
Organizational Structure
New Frontier Health Corporation is a Cayman Islands exempted company. The following diagram depicts our current organizational structure:

New Frontier Health Corporation (Cayman) (1)
100%
NF Unicorn Holding Limited (Cayman)
100%
NF Unicorn HHH Holding Limited (Cayman)
100%
NF Unicorn Chindex Holding Limited (Delaware)
100%
Healthy Harmony Healthcare, Inc. (Cayman)
100%
Chindex International, Inc. (Delaware)
100%
Healthy Harmony Limited (BVI)
100%
(See following chart)
(See following chart)
100%
United Family Healthcare (Hong Kong) Limited (Hong Kong)
100%
United Family Healthcare Limited (Hong Kong)
30%
Outside China
Inside China
70%
70%
70%
Guangzhou United Family Hospital Co., Ltd (GZU) (7)
Shanghai Xincheng United Family Hospital Co., Ltd. (PDU) (6)
Beijing Jingbei Women & Children United Family Hospital Co., Ltd. (DTU) (8)

New Frontier Health Corporation (Cayman)
100%
NF Unicorn Holding Limited (Cayman)
100%
NF Unicorn Chindex Holding Limited (Delaware)
100%
Chindex International, Inc. (Delaware)
100%
100%
100%
United Family Hospitals and Clinics Limited (HK)
United Family Healthcare Holdings Ltd. (HK)
United Family Healthcare Holdings (Mauritius)
United Family American Hospital Ventures (Mauritius)
100%
Outside PRC
Inside PRC
100%
70%
67.5%
70%
70%
70%
100%
Qingdao United Family Qiji Hospital Management Co., Ltd
Qingdao United Family Hospital Co., Ltd. (QDU) (5)
Beijing United Family Hospital Co., Ltd. (BJU) (9)
Beijing United Family Rehabilitation Hospital Co., Ltd. (Rehab) (10)
Tianjin United Family Hospital Co., Ltd. (TJU) (11)
Beijing United Family Health Center Co., Ltd. (NH) (12)
Shanghai United Family Hospital Co., Ltd. (SHU) (13)
United Family Healthcare Management Consulting (Beijing) Co., Ltd. (UFH(WFOE)) (2)
30%
70%
30%
Beijing Access Health Hospital Management Co., Ltd. (Access) (3)
70%
Beijing United Family Hospital Management Co., Ltd. (SHY) (4)
55%
To DTU on the diagram above
20%
30%
20%
30%
100%
Hangzhou Pumai Hospital Management Co., Ltd.
100%
Hangzhou United Family Clinic Co., Ltd.
Shanghai United Family Kangqiao Clinic Co., Ltd (KQC)
Beijing United Family Guangqumen Clinic Co., Ltd. (GQM)
Beijing United Family Wudaokou Clinic Co., Ltd. (WDK)
Beijing United Family Jian Guo Men Clinic Co., Ltd. (JGM)
Beijing United Family Liang Ma Clinic Co., Ltd. (BLC)
Beijing United Family Chao Wai Clinic Co., Ltd. (CBD)
Beijing United Family Fu Xing Men Clinic Co., Ltd. (JRJ)
Shanghai He Mei Jia Clinic Co., Ltd. (SRC)
Shanghai He Man Jia Clinic Co., Ltd. (SHD)
Guangzhou United Family Yue Xiu Clinic Co., Ltd. (GZC)
Shanghai United Family Hospital Fengshang Clinic Co., Ltd. (FSC)
Hainan Boao United Family Medical Center Co., Ltd. (BAC)
Beijing Youhujia Healthcare Management Co., Ltd. (YHJ)
Shareholding ownership
Contractual ownership

(1)
New Frontier Health Corporation is a holding company with no direct operations.

(2)
United Family Healthcare Management Consulting (Beijing) Co., Ltd is a wholly foreign-owned enterprise.

(3)
The shareholders of Beijing Access Health Hospital Management Co., Ltd. are United Family Healthcare Management Consulting (Beijing) Co., Ltd., Mr. Ming Xie and Ms. Xiaoyan Shen, owning 70%, 15%and 15% of the equity interests of Beijing Access Health Hospital Management Co., Ltd., respectively. Mr. Ming Xie is a senior executive and director of both Access and SHY, and Ms. Xiaoyan Shen is the supervisor of both Access and SHY; both act as nominee shareholders on behalf of United Family Healthcare Management Consulting (Beijing) Co., Ltd.

(4)
The shareholders of Beijing United Family Hospital Management Co., Ltd. are Beijing Access Health Hospital Management Co., Ltd. and Mr. Ming Xie, owning 70%and 30%of the equity interests of Beijing United Family Hospital Management Co., Ltd., respectively. Mr. Ming Xie is a senior executive and director of both Access and SHY and acts as a nominee shareholder on behalf of United Family Healthcare Management Consulting (Beijing) Co., Ltd.

(5)
Qingdao United Family Hospital Co., Ltd. is a wholly foreign-owned enterprise and was established as such under an exception to the Interim Measures for Administration of China — Foreign Joint Venture and Cooperative Medical Institutions, as further described in the section entitled “Business — Regulatory Matters — Regulations Relating to Foreign Investment in Our Industry.”

(6)
Shanghai Xincheng United Family Hospital Co., Ltd. is a China-Foreign Equity Joint Venture.

(7)
Guangzhou United Family Hospital Co., Ltd. is a China-Foreign Contractual Joint Venture.

(8)
Beijing Jingbei Women & Children United Family Hospital Co., Ltd. is a China-Foreign Contractual Joint Venture.

(9)
Beijing United Family Hospital Co., Ltd. is a China-Foreign Contractual Joint Venture.

(10)
Beijing United Family Rehabilitation Hospital Co., Ltd. is a China-Foreign Contractual Joint Venture.

(11)
Tianjin United Family Hospital Co., Ltd. is a China-Foreign Contractual Joint Venture.

(12)
Beijing United Family Health Center Co., Ltd. is a China-Foreign Contractual Joint Venture.

(13)
Shanghai United Family Hospital Co., Ltd. is a China-Foreign Contractual Joint Venture.

As shown in the above diagrams, two of our subsidiaries in China are organized as partial variable interest entities to comply with Chinese laws and regulations generally limiting foreign ownership of companies in the healthcare industry to no more than 70%. As shown in the second diagram above, United Family Healthcare Management Consulting (Beijing) Co., Ltd. (“UFH (WFOE)”), which is one of our indirect, wholly-owned subsidiaries, owns 70% of the equity interests in Beijing Access Health Hospital Management Co., Ltd (“Access”), and the remaining 30% of the equity interests are held by certain senior executives of UFH, who are serving as nominee shareholders in accordance with and subject to various variable interest entity arrangements in favor of UFH (WFOE). Similarly, Access holds 70% of the equity interests in Beijing United Family Hospital Management Co., Ltd. (“SHY”, and together with Access, each a “Relevant Entity”), and the remaining 30% of the equity interests are held by a senior executive of UFH who is serving as a nominee shareholder in accordance with and subject to various variable interest entity arrangements in favor of UFH (WFOE). These variable interest entity arrangements consist of a series of contractual arrangements among UFH (WFOE), the Relevant Entities, their respective nominee shareholders and the respective nominee shareholders’ spouses, and include exclusive operation services agreements, spousal consent letters, entrustment agreements of shareholder’s rights and equity interest pledge agreements, and exclusive call option agreements, in each case, in favor of UFH (WFOE). As a result of these contractual arrangements, we are able to control 100% of the Relevant Entities (including the 30% held by the nominee shareholder(s)) and receive all of the economic benefits of the operations of the Relevant Entities.
Additional Information
Our principal executive offices are located at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F Chaoyang District, 100015, Beijing, China. Our telephone number is 86-10-59277000. Our website is located at www.nfh.com.cn. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

THE OFFERING
Issuer
New Frontier Health Corporation
Shares issuable by us upon exercise of warrants
26,875,000
Securities that may be offered and sold from time to time by the Selling Securityholders named herein:
Ordinary shares
127,341,048 (including 12,500,000 ordinary shares issuable upon exercise of the 4,750,000 forward purchase warrants and 7,750,000 private placement warrants)
Forward purchase warrants
4,750,000
Private placement warrants
7,750,000
Ordinary shares issued and outstanding prior to any exercise of warrants
131,356,980
Shares to be issued and outstanding assuming exercise of all warrants
158,231,980
Transfer restrictions on 2,132,500 founder shares held by the initial shareholders other than the founders
Under the Forward Purchase Agreements and the letter agreement entered into in connection with the IPO, the initial shareholders (other than the founders) agreed not to transfer, assign or sell any founder shares held by them until the earlier to occur of: (i) one year after the closing of the business combination or (ii) the date following the closing of the business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property, subject to certain exceptions. Any permitted transferees will be subject to the same restrictions and other agreements of the holders of the founder shares prior to the IPO with respect to any founder shares. Notwithstanding the foregoing, if the closing price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination closing, the founder shares held by such investors and their permitted transferees will be released from the lock-up.
Transfer restrictions on 9,805,000 founder shares held by the founders
Under the letter agreement entered into in connection with the IPO, the founders agreed that they will not transfer any founder shares held by them until the earlier of  (A) with respect to 50% of such shares, one year after the completion of the business combination, (B) with respect to the remaining 50% of such shares, two years after the completion of the business combination, and (C) with respect to 100% of such shares, the date following the completion of a business combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Transfer restrictions on 3,590,799 ordinary shares held by the Lipson Parties
Under the Lipson Reinvestment Agreement, the Lipson Parties agreed that (i) they will not transfer any of the ordinary shares received by them at Closing at any time prior to six months from the date of Closing and (ii) at any time prior to the first anniversary of the Closing, such holder’s beneficial ownership of the ordinary shares held by them will not fall below 90% of such holder’s beneficial ownership as of immediately after the Closing; except in each case for (a) transfers among the Lipson Parties, (b) transfers as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization, (c) by virtue of the laws of descent and distribution upon the death of such person, (d) pursuant to a qualified domestic relations order, or (e) in the event that the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property; provided, however, that in the case of clauses (a) through (d) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions.
Transfer restrictions on 1,666,562 ordinary shares held by the Management Sellers
Under the Management Reinvestment Agreements entered into in connection with the Closing, certain of the Management Sellers agreed that, prior to the first anniversary of the Closing, they will not transfer (i) more than the number of Unrestricted Executive NFC Shares (as defined in such Management Seller’s Management Reinvestment Agreement) held by them and (ii) any ordinary shares received by such Management Seller upon exercise or settlement, as applicable, of any of the Company’s options or RSUs issued to them at Closing; except in each case for (a) transfers as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization, (b) by virtue of the laws of descent and distribution upon the death of such person, (c) pursuant to a qualified domestic relations order, or (d) in the event that the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property; provided, however, that in the case of clauses (a) through (d) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions.
Transfer restrictions on private placement warrants
The private placement warrants and the ordinary shares underlying such warrants are not transferable or salable until 30 days after the completion of the business combination, except in each case (a) to our officers or directors, any affiliate or family members of any of our officers or directors, any affiliate of the Sponsor or to any member of the Sponsor or any of their affiliates or shareholders, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with any Forward Purchase Agreement or similar arrangement or in connection with the consummation of the business combination at prices no greater than the price at which the shares or warrants were originally purchased; (vi) by virtue of the laws of the Cayman Islands upon dissolution of the Sponsor, or (vii) in the event that, subsequent to its consummation of the business combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property; provided, however, that in the case of clauses (i) through (vi) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions.
Use of proceeds
All of the ordinary shares and warrants (including shares underlying such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $165,312,500 from the exercise of public warrants, approximately $54,625,000 from the exercise of the forward purchase warrants and approximately $89,125,000 from the exercise of private placement warrants, assuming the exercise in full of all the warrants for cash. The private placement warrants may be exercised on a “cashless basis” so long as they are held by their initial purchasers or their permitted transferees. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.

Market for our ordinary shares and warrants
Our ordinary shares and public warrants are currently listed on NYSE and, after resale, the forward purchase warrants and the private placement warrants will also trade under the same CUSIP and ticker symbol as the public warrants.
NYSE Ticker Symbols
“NFH” and “NFH WS”
Risk Factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 10 of this prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION
The following tables set forth, for the periods and dates indicated, certain selected historical financial information. You should read the following selected combined financial and other data in conjunction with “Operating and Financial Review and Prospects” and the audited financial statements and respective notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected in the future.
The following table shows our selected historical financial information for the periods and as of the dates indicated. The selected historical consolidated financial information as of December 31, 2017 and 2018, and for the years ended December 31, 2016, 2017 and 2018 was derived from our audited historical consolidated financial statements, which are included elsewhere in this prospectus. The selected historical financial information as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 was derived from our unaudited historical financial statements included elsewhere in this prospectus. The financial information has been prepared in accordance with International Financial Reporting Standards, which we refer to as IFRS, as issued by the International Accounting Standards Board.
The consolidated financial statements are stated in thousands of Renminbi (“RMB”). However, solely for the convenience of the readers, the consolidated statement of financial position as of June 30, 2019, the consolidated statement of profit or loss and other comprehensive income, and consolidated statement of cash flows for the six months ended June 30, 2019 were translated into U.S. dollars at the exchange rate of the buying rate on June 28, 2019 of RMB6.8650 to US$1.00 in New York City for cable transfers in RMB for U.S. dollars, set forth in the H.10 weekly statistical release of the Federal Reserve Board of the United States as certified for customs purposes by the Federal Reserve Board of New York. These convenience translations should be treated as supplementary information and has not been prepared in compliance with IFRS.
	For the Six Months Ended June 30,			For the Year Ended December 31,
(in thousands)	2019		2018	2018	2017	2016
	RMB	US$	RMB	RMB	RMB	RMB
Statement of Operations Data:
Revenues	1,205,533	175,606	990,096	2,058,779	1,827,880	1,675,360
Net (loss)/profit	(120,868)	(17,606)	(30,313)	(154,046)	1,591	(2,227)
Statement of Cash Flows Data:
Net cash provided by operating activities	178,085	25,941	67,243	130,980	191,220	211,106
Net cash used in investing activities	(179,916)	(26,208)	(313,914)	(534,948)	(129,850)	(112,343)
Net cash (used in) / provided by financing activities	(102,609)	(14,947)	113,196	103,635	233,681	(27,961)
			As of December 31
	As of June 30, 2019		2018	2017
	RMB	US$	RMB	RMB
Balance Sheet Data:
Total assets	6,757,283	984,310	5,172,462	4,578,401
Total liabilities	3,516,974	512,306	1,832,814	1,111,340
Total equity	3,240,309	472,004	3,339,648	3,467,061

RISK FACTORS
An investment in our securities involves a high degree of risk. You should consider carefully the following risks, together with all the other information in this prospectus, including our financial statements and notes thereto before you invest in our ordinary shares. If any of the following risks actually materializes our operating results financial condition and liquidity could be materially adversely affected. As a result, the trading price of our ordinary shares could decline and you could lose all or part of your investment.
Risks Relating to Our Business and Financial Condition
If our existing facilities fail to perform as expected, or if existing facilities’ leases are not renewed or leases are canceled, our overall business could be negatively impacted.
Our existing facilities are all strategic investments which have expected growth rates. These growth rates are based on many factors, including, but not limited to, a baseline expected ramp-up based on previously opened and ramped-up businesses, our management’s opinion and publically available data on market capacity, planned capital investment in the Company, and our management’s best estimates and projections of macroeconomic, cultural, and regulatory factors based on publically available data and information. Several of these factors make necessary assumptions and judgments based on management’s experience and expertise, and as such may be imperfect or subject to error. If these factors, assumptions, or judgments prove to be inaccurate or incomplete, the ramp-up of existing facilities could be negatively impacted and adversely affect our business. Furthermore, our management uses the cash flow expectations of its existing facilities, which take into account projected ramp-ups and growth trends, as inputs for certain of our financing and timing decisions relating to potential expansion projects and capital investments. Therefore, if existing facilities do not ramp up as expected, our future expansions and capital investments may have to be reassessed, or even delayed or canceled, which could adversely impact the overall business.
We may experience difficulties executing our expansion plans.
Our long-term expansion plans include targeted expansion into highly populated markets through the development of new facilities in cities such as Shenzhen, among others, as well as expanding current facilities and opening additional facilities in our existing markets, namely Beijing, Shanghai, Tianjin, Qingdao and Guangzhou. In addition, we plan to continue expanding the number and variety of services we offer at such facilities. As a result, we expect to continue to make capital expenditures over the coming years.
The profitability or success of our current and future projects and investments are subject to numerous factors, conditions and assumptions, many of which are beyond our control. Unfavorable outcomes could reduce our available cash and limit our ability to make cash investments in the future. This could result in lower investment interest or earnings that could be offset to the extent resulting in net losses, and reduce our ability to service current or future indebtedness, which might require us to take on additional borrowings at higher costs leading to higher than anticipated depreciation expense, among other negative consequences. Any of these could have a material adverse effect on our future financial condition or results of operations. Further, any additional financing necessary to complete our expansion plans may not be available on favorable terms, or at all.
Commencement of facility construction is subject to governmental approval and permitting processes, which could materially affect the ultimate cost and timing of construction. Numerous factors, many of which are beyond our control, may influence the ultimate costs and timing of various projects or capital improvements at our facilities, including:
•
delays in mandatory governmental approvals;

•
additional land or facilities acquisition costs;

•
increases in the budgeted costs, including increases in the costs of construction materials and labor;

•
unforeseen changes in design or delays in construction permits;

•
litigation, accidents or natural disasters affecting the construction site; and

•
national or regional economic, regulatory or geopolitical changes.

In addition, actual costs could vary materially from our estimates if those factors or our assumptions about the quality of materials or labor required, or the cost of financing were to change. Should healthcare facility projects be abandoned or substantially decreased in scope due to the inability to obtain necessary permits or other governmental approvals or other unforeseen negative factors, we could be required to expense some or all previously capitalized costs, which could have a material adverse effect on our future financial condition or results of operations.
We may not be able to manage our expected growth and enlarged business.
We plan to make capital expenditures over the coming years to implement our expansion strategy. This growth strategy may not be successful for the following reasons:
•
Our ability to obtain additional capital for growth is subject to a variety of uncertainties, including our operating results, financial condition, capital market perception, general market conditions for capital raising activities by healthcare companies, and economic conditions in China.

•
Our profitability may be adversely affected by the additional costs and expenses associated with the operation of new facilities, increased marketing and sales support activities, technological improvement projects, the recruitment of new employees, the upgrading of our managerial, operational and financial systems, procedures and controls, and the training and management of our growing employee base.

•
The increased scale of operation will present our management with challenges associated with operating an enlarged business, including dedication of substantially more time and resources in operating and managing facilities in new geographic locations in China, ensuring regulatory compliance and continuing to manage and grow our business.

We cannot be certain that our cash flows will grow at all or grow rapidly enough to satisfy the capital and expenses necessary for our growth. It is difficult to assess the extent of capital and expenditure necessary for our growth and their impact on our operating results. Failure to manage growth and enlarged business effectively could have a material adverse effect on our business, financial condition and results of operations.
Our business is capital intensive and we may not be able to secure additional capital financing for new projects or execute new business strategies.
We currently have adequate capital to fund our current expansion projects. However, we may not be able to raise sufficient capital to complete some or all of our business strategies in the future, including new projects or acquisitions, or to react rapidly enough to changes in technology, products, services or the competitive landscape. Healthcare service providers often face high capital requirements in order to take advantage of new market opportunities, respond to rigorous competitive pressure and react quickly to changes in technology and as such, there can be no assurance that we will be able to satisfy our capital requirements in the future. In particular, our expansion strategy requires the construction and maintenance of new and existing healthcare facilities, which requires and depends upon the availability of significant capital, not all of which may be available at the time such project is considered or commenced. In the absence of sufficient available or obtainable capital, we would likely be unable to establish or maintain our facilities as planned. In addition, we may incur costs for projects that may not be completed as projected, if at all, and we may be required to seek capital in financings under circumstances and at times that limit the optimization of the terms of such financings.
Our premises are all leased from third parties, and in general have fixed terms. Approximately 9% of our leases in terms of the lease contract value are up for renewal in the next five years. If we are unable to renew our leases, or leases are terminated before the lease ends, operations may need to be relocated, with the associated expense of relocation. Operation relocation may have negative impacts on our business, including but not limited to: reduced patient volumes if a new location is inconvenient for existing patients; pressure on physician or administration teams if a new location is inconvenient for existing staff; reductions in available space for operations at a new location; less attractive lease terms at a new location; unanticipated capital expenditures to renovate a new location; and possible extra rent expense as we pay rent for a new location during construction and fit-out while a previous location continues operations. Any of these factors may have an adverse effect on our business and results of operations.
Expansion of private healthcare services to reach the Chinese population depends to some extent on the development of insurance products that are not widely available or used.
Currently, commercial medical insurance is not generally purchased by the majority of the Chinese population; however, according to the China Insurance Yearbook, gross written health insurance premiums sold in China increased from approximately $12 billion to approximately $76 billion from 2012 to 2018 and, according to the EY White Paper on China Commercial Health Insurance, is expected to reach $181 billion by 2020. This rapid growth is anticipated to continue in the future. Furthermore, reimbursement under Chinese government public healthcare insurance is either not enough to cover the entire cost or partial cost of services at private healthcare facilities like ours, consequently, our patients often have to pay for their procedures out of their own pocket. This limitation may impede the attractiveness of our services as compared to services at public hospitals for which government benefits provide coverage, especially during economic downturns. As part of our expansion plans, we intend to implement initiatives to increase the number of our local Chinese patients, including increasing marketing outreach and piloting new commercial insurance products primarily targeted at local Chinese patients. If we are not able to achieve success with these initiatives or the commercial insurance industry does not grow as expected, our ability to continue to grow our business may be materially adversely affected.
Our financial performance may be affected by seasonal and annual fluctuations.
Our revenues are impacted by seasonal and annual fluctuations related to epidemiological, cultural, and lifestyle factors. For example, many expatriate and affluent Chinese families traditionally travel outside of China for summer vacations, so our revenue typically decreases during that time of year. There are also seasonal epidemiological factors where certain medical conditions and patient volumes fluctuate over the course of the year, such as the annual flu season which typically boosts primary care volume during the winter months. In addition, there are often variations in demand year to year for obstetrics services depending on the relative attractiveness of any particular Chinese zodiac calendar year, with certain years being considered particularly attractive, boosting volume, and some considered particularly negative, with ensuing volume, revenue, and referral impacts. As a result of these and other unpredictable seasonal factors, our operating results may fluctuate and adversely impact our business.
If we fail to manage our growth or maintain adequate internal accounting, disclosure, data security, and other controls, our business could be adversely affected.
We have expanded our operations rapidly in recent years and continues to explore ways to extend our service and product offerings. Our growth may place a strain on our management systems, information technology systems, resources, internal control over financial reporting and disclosure controls. Our ability to operate our business requires adequate information systems and resources as well as sufficient oversight from senior management. As such, our ability to manage our operations and future growth will require us to continue to improve our operational, financial, data, and management controls, including our internal control over financial reporting and disclosure controls, reporting systems and procedures. As a result of our expansion, we may not be able to maintain adequate controls and procedures or implement improvements to our management, information technology, and control systems in an efficient or timely manner and may discover deficiencies in our existing systems and controls. Our inability to successfully manage our growth and expand our operations could have a material and adverse effect on our business, financial condition, results of operations and prospects.
We face competition that could adversely affect our results of operations.
Our Beijing, Shanghai, Tianjin, Qingdao, Guangzhou, and Hangzhou healthcare facilities compete with a large number and variety of healthcare facilities in their respective markets. There are many public Chinese hospitals and many of these offer so called “VIP” services, which cater mostly to the affluent

Chinese market as well as some foreign residents, and also international clinics serving the expatriate and diplomatic communities and affluent Chinese population. There can be no assurance that these or other hospitals, clinics or facilities will not commence or expand their operations, which could increase competition and potentially affect our market position. Further, there can be no assurance that a qualified Western-style or other healthcare organization, having greater resources in the provision or management of healthcare services, will not enter the market and provide similar services to those being provided by us in any of the cities in which we currently operate or plan to expand. Any shift in the competitive landscape could adversely affect our business, such as driving down market perception on prices for private healthcare services.
Competition in payor systems may also emerge in the Chinese private healthcare industry. Managed care or HMO models, innovative payor contract models, or new or reformed government payor systems could change our payor mix, putting pressure on prices as we seek to attract patients from managed care networks, sign payor contracts, or be eligible for new or reformed government reimbursement systems.
If our management decides or is compelled to lower prices as a competitive strategy or reaction for these or other reasons, revenues may be negatively impacted and overall profitability and growth may be adversely affected.
Our business may be adversely affected by inflation or foreign currency fluctuation.
We generate 100% of our revenue and incur approximately 99% of our expenses in Chinese Yuan (“RMB”) within China. The RMB is not freely traded and is closely controlled by the Chinese government and so the value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, the political situation as well as economic policies and conditions. In addition, it is difficult to predict how market forces or Chinese or U.S. government policy may impact the exchange rate between RMB and the U.S. dollar in the future.
Changes in inflation rates and the exchange rate between RMB and the U.S. dollar could significantly impact our operations by, among other things, decreasing the volume of expatriate patients in China as a result of the increased cost of living abroad, and making it harder for us to recruit and hire foreign physicians. Changes in inflation and exchange rates may also negatively impact our local Chinese patient volumes by lowering disposable income available for premium healthcare services. Furthermore, changes in inflation rates in China and in other countries, could adversely impact our business by increasing costs and creating pressure to increase prices. As such, any significant fluctuations in the inflation rate or the exchange rate between the RMB and the U.S. dollar may materially adversely affect our cash flows, revenues, earnings and financial position. Fluctuations in the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes. These and other unpredictable negative consequences of unexpected movements in inflation and foreign exchange rates may adversely impact our business and prospects.
Our business is heavily regulated and failure to comply with those regulations could result in penalties, loss of licensure, additional compliance costs or other adverse consequences.
Healthcare providers in China, as in most other countries, are required to comply with many laws and regulations at the national and local government levels. These laws and regulations relate to, among other things: operating licenses; the conduct of operations; the relationships among hospitals and their affiliated providers; the ownership of facilities; the addition of new facilities and services; confidentiality, maintenance and security issues associated with medical records; billing of services; and pricing of services. If we fail to comply with applicable laws and regulations, we could suffer penalties, including the loss of our licenses to operate. In addition, we lease our healthcare facilities, including buildings that may be owned by state-owned enterprises, and in those circumstances, we may be subject to unfavorable terms, such as early termination clauses.
In addition, further healthcare legislative reform is likely, and although recent policy announcements and healthcare reform legislation has all pointed to more market opening and other issues which are beneficial to our development, there is no assurance that future legislation will always be reflective of the current policy environment. Unexpected new policies adverse to our development could materially adversely affect our business and results of operations in the event we do not comply or if compliance is costly. It is not possible to anticipate the exact nature of future healthcare legislative reform in China, which depends largely on factors such as the Chinese Ministry of Health’s priorities, the political climate, and political priorities that can vary significantly from year to year. As such, legislative reform in China is often unpredictable. Consequently, if our business fails to comply with any of these reforms for any reason, it could result in penalties, loss of licensure, additional compliance costs or other adverse consequences.
If we fail to properly manage the registration of the medical professionals at the medical facilities in our network, we may be subject to penalties against such medical facilities, including fines, loss of licenses, or an order to cease practice, which could materially and adversely affect our business and results of operations.
The practicing activities of medical professionals are strictly regulated under laws, rules and regulations in China. For instance, in China, medical professionals who practice at medical facilities must hold practicing licenses and may only practice within the scope of their licenses and at the specific medical facilities at which their licenses are registered. Furthermore, in China, if a medical professional is found to be practicing at a medical facility where he or she is not properly registered, both the individual and the medical facility will be subject to administrative penalties. Our failure to properly manage the registration of medical professionals in our medical facilities may subject the physicians, us or the individual medical facilities in our network to administrative penalties including fines, loss of licenses, or even an order to cease practice, any of which could materially and adversely affect our business and results of operations.
If we do not attract and retain qualified physicians, administrators or other hospital personnel, our hospital operations would be adversely affected.
Our success in operating our hospitals and clinics is, in part, dependent upon the number and quality of the physicians, administrators and other medical personnel working at these facilities and our ability to retain them. As we offer premium, internationally accredited healthcare services at our hospitals and clinics, we are dependent on attracting a certain number (depending on market profiles) of qualified healthcare professionals, who may experience cultural challenges working in China and may not be willing or able to remain in China for the extended periods of time which are preferable for physician employment. In addition, physicians may terminate their affiliation with our hospitals at any time. The failure to recruit and retain qualified physicians, management, nurses and other medical support personnel, or to control labor costs, could have an adverse effect on our business and results of operations.
We depend on key personnel for the success of our business.
Our success depends, to a significant extent, on the continued active participation of our executive officers and other key personnel, including our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Vice President of Medical Affairs, Chief Nursing Officer and the General Managers of our hospitals. In addition, there is significant competition for employees with expertise in the healthcare industry in China. In order to succeed, we need to be able to retain our executive officers and key personnel and attract highly skilled personnel in various functions of our business. We cannot make assurances that we will be successful in attracting, integrating, motivating and retaining key personnel. If we are unable to retain our key personnel and attract additional qualified personnel, as and when needed, our business may be adversely affected.
Our business is highly dependent on our reputation. Failure to further develop, maintain or enhance our reputation may materially and adversely affect our business, financial condition and results of our operations.
Our reputation is critical to our success in the healthcare services market in China. Our management believes that our brand is well regarded by our patients. However, our failure to develop, maintain or enhance our reputation may materially and adversely affect our business, financial condition and results of our operations.
Many factors are important for maintaining and enhancing our reputation and may negatively affect our reputation if they are not properly managed, such as:
•
Our ability to effectively manage the quality of our services and facilities in our hospitals and clinics, including monitoring the performance of our physicians and other medical professionals;

•
Our ability to provide convenient and reliable medical treatments;

•
Our ability to increase our brand awareness among existing and potential patients;

•
Our ability to meet and exceed our patients’ expectations;

•
Our ability to protect the confidentiality of patient data; and

•
Our ability to adopt new technologies or adapt our systems according to our patients’ needs and/or new industry standards.

Any problems with our services, if publicized in the media or otherwise, could negatively impact our reputation. Similarly, inappropriate or inadequate communication following a major crisis, such as a major operational incident, cybersecurity breach, breach of law or ethics or leak of market-sensitive confidential information, could quickly and seriously impair our reputation. Depending on the nature of such crisis, effective communication may not mitigate serious damage to our reputation and may expose us to criminal and civil prosecution or class action suits by shareholders and other interested parties. Any of these risks can have a material adverse impact on our business.
If we fail to maintain important business relationships with certain key third parties, our business, reputation, financial condition and results of operations may suffer.
The medical facilities in our network have established certain cooperation relationships with various third parties, such as suppliers of medical devices (ranging from medical beds to Da Vinci surgical systems), pharmaceutical drug manufacturers and distributors, marketing agencies and other hospitals and clinics outside of our network who refer patients to our facilities. Each of these relationships is important to us as they enable us to provide quality service and enhance our reputation and brand name in China. For example, we work with certain e-commerce sites to market and sell care packages to expectant patients and their families, which is a key patient base for us. If this relationship were to be damaged, obstetrics volume could be negatively impacted.
There is no assurance that we can maintain our cooperation arrangements with such third parties. Should such arrangements become unsuccessful, the number of patients and in turn our revenue may be adversely affected. In addition, as certain arrangements may not be exclusive, there is no assurance that such third parties would not enter into similar arrangements with our competitors or otherwise act in a manner adverse to our interests. If we fail to maintain the cooperation arrangements with these third parties or if these third parties fail to fulfill their obligations under the cooperation arrangements, or if they form relationships with our competitors, our business, reputation, financial condition and results of operations may be adversely affected.
Unauthorized use of our brand name by third parties may adversely affect our business.
We consider our brand name to be critical to our success. In addition, our continued ability to differentiate our business from the other premium private healthcare providers and other potential new entrants would depend substantially on our ability to preserve the value of our brand name. We rely on trademark law, company brand name protection policies, and agreements with our employees, patients and business partners to protect the value of our brand name. In particular, the UFH brand name has been registered as a “well-known trademark” by the Trademark Office of the State Administration for Market Regulation of the People’s Republic of China (which had been reorganized as the Trademark Office of National Intellectual Property Administration since March 2018). We have also completed the trademark registration process and have been licensed to use several other related trademarks and we currently have 32 trademarks registered under the name of our wholly foreign-owned enterprise, United Family Healthcare Management Consulting (Beijing) Co., Ltd. (the “UFH (WFOE)”), and 108 trademarks registered under the name of Chindex Inc., one of our subsidiaries. However, there can be no assurance that the measures taken by us in this regard are adequate to prevent or deter infringement or other misappropriation of our brand name. Among others, we may not be able to detect unauthorized use of our brand name or copycat in a timely manner because our ability to determine whether other parties have infringed our brand name is generally limited to information from publicly available sources. In order to preserve the value of the UFH brand name, we may have to take legal action against third parties.

Nonetheless, because the validity, enforceability and scope of trademark protection in China is uncertain and still evolving, we may not be successful in litigation. Further, future litigation may also result in substantial costs and diversion of our resources and disrupt our business.
As a provider of medical services, we are exposed to inherent risks relating to malpractice and other claims and we may not be adequately insured against such liabilities.
In recent years, physicians, hospitals and other healthcare providers in China have become subject to an increasing number of legal actions alleging malpractice or related legal issues. In addition, as a provider of medical services, any misdiagnosis or improper treatment may result in negative publicity regarding our business or our services, which would harm our reputation. If we are found liable for malpractice, we may be required to pay substantial monetary damages and legal costs.
To protect our business from the cost of any such claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available at a reasonable cost for them to maintain adequate levels of insurance. In addition, even if we are able to successfully defend ourselves against a certain claim, we could be required to spend significant management, financial and other resources in the process, which could disrupt our business, and our reputation and brand name may also suffer.
Our insurance coverage may not be sufficient to cover the risks related to our business, and its insurance costs may increase significantly.
Our management believes it has obtained an adequate amount of insurance for the insurable risks relating to our business, including medical malpractice insurance. However, there is no assurance that the insurance policies it maintains are sufficient to cover our business operations. If UFH was to incur substantial liabilities that were not covered by its insurance, UFH could incur costs and losses that could materially and adversely affect its results of operations. Furthermore, UFH cannot assure you that it will be able to continue to maintain insurance with adequate coverage for liability or risks arising from any of its services on acceptable terms. Even if the insurance is considered adequate by management, insurance premiums could increase significantly which could result in higher costs to the company, or insurance terms could change which result in higher effective costs to the company.
We depend on our information systems, which if not implemented, maintained, and secured, could adversely affect our operations.
Our business is dependent on effective information systems that assist us in, among other things, monitoring, assessing utilization and other cost factors, supporting our healthcare management techniques, processing billing and providing data to regulators, and maintaining patient, employee, and corporate privacy and security. If we experience a reduction in the performance, reliability or availability of our information systems, our operations and ability to produce timely and accurate reports could be adversely impacted.
Our information systems and applications require regular maintenance, upgrading and enhancement to meet operational needs. Moreover, the proposed expansion of our facilities and similar activities require transitions to or from, and the integration of, various information systems. We regularly upgrade and expand our information systems capabilities throughout our healthcare services operations. Upgrades, expansions of technological capabilities, and other potential system-wide improvements in information systems may require significant capital expenditures. If we experience difficulties with the transition to or from information systems or are unable to properly implement, finance, maintain or expand such systems, our business could suffer, among other things, from operational disruptions, which could adversely affect our business prospects or results of operations.
We are subject to cyber security risks and other cyber incidents, including the misappropriation of information and other breaches of information security which could adversely affect our business and disrupt our operations.
In the normal course of conducting business, we collect and store sensitive data on our systems, including personal information of patients and employees, including patient medical records, financial information and documentation, and various internal operational documentation. Despite the security measures we have in place and any additional measures we may implement in the future to safeguard our systems and to mitigate potential security risks, our facilities and systems could be vulnerable to cyber security breaches, such as unauthorized access, accidents, employee errors or malfeasance, computer viruses, hackings or other disruptions. Such breach could compromise the security of our data and information technology infrastructure, thereby exposing such information to unauthorized third parties. Techniques used to obtain unauthorized access to information systems, or to sabotage those systems, change frequently and generally are not recognized until launched against a target. We may be required to expend significant capital and other resources to remedy, protect against or alleviate these and related problems, and we may not be able to remedy these problems in a timely manner, or at all. Any disruption of our systems or security breach or event resulting in the misappropriation, loss or other unauthorized disclosure of confidential information, whether by us directly or by an unauthorized third-party, could damage our reputation, result in the incurrence of costs, expose us to the risks of litigation and liability, result in regulatory penalties under laws that protect privacy of personal information, disrupt our business or otherwise affect our results of operations.
Our debt could impair our financial condition and prevent us from fulfilling our business obligations.
In connection with the closing of the business combination, NF Unicorn Chindex Holding Limited, our wholly owned indirect subsidiary, entered into seven-year senior secured credit facility in an aggregate amount of RMB 2,094,600,000 (i.e., the RMB equivalent of  $300,000,000) with China Merchants Bank Co., Ltd., New York Branch and Shanghai Pudong Development Bank Putuo Sub-Branch as arrangers and original lenders (the “Senior Secured Term Loan”), which funds were used to finance the business combination (in part). We have total indebtedness of approximately $355,265,000 and cash on hand of approximately $237,245,000 as of September 30, 2019 (on a pro forma basis). Such indebtedness could affect our future operations, for example by:
•
requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on indebtedness instead of funding working capital, capital expenditures, acquisitions and other business purposes;

•
making it more difficult for us to satisfy all of our debt obligations, thereby increasing the risk of triggering a cross-default provision;

•
increasing our vulnerability to economic downturns or other adverse developments relative to less leveraged competitors;

•
limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions or other corporate purposes in the future; and

•
increasing the cost of borrowing to satisfy business needs.

In addition, the terms of our indebtedness impose significant restrictions on our operating and financial flexibility through various covenants that limit our ability to, among other things:
•
incur or guarantee additional indebtedness;

•
make restricted payments, including dividends and management fees;

•
create or permit certain liens; and

•
enter into business combinations and asset sale transactions.

If the terms of our debt financing arrangements preclude us from pursuing certain business opportunities, our business and prospects could be adversely affected.
We may be unable to service or refinance our debt.
Our ability to make scheduled payments on, or to reduce or refinance, our indebtedness will depend on our future financial and operating performance. To a certain extent, our future performance will be affected by the impact of general economic, financial, competitive and other factors beyond our control, including the availability of financing in the banking and capital markets. We cannot be certain that our business will generate sufficient cash flow from operations to service our debt. If we are unable to meet our debt obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt to avoid defaulting on our debt obligations or to meet other business needs. A refinancing of any of our indebtedness could be at higher interest rates, could require compliance with more onerous covenants that further restrict our business operations, could be restricted by another of our debt instruments outstanding, or refinancing opportunities may not be available at all.
Our warrants will become exercisable for our ordinary shares 30 days after the Closing, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
We issued public warrants to purchase 14,375,000 ordinary shares at $11.50 per share as part of our IPO, and we issued forward purchase warrants to certain institutions and accredited investors in connection with the business combination to purchase an aggregate of 4,750,000 ordinary shares at $11.50 per share at the Closing. The ordinary shares issued upon exercise of our public warrants and forward purchase warrants will result in dilution to the then existing holders of our ordinary shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our ordinary shares.
The Sponsor has significant influence over us.
The Sponsor beneficially owns approximately 13.16% of our ordinary shares (including warrants to purchase ordinary shares). In addition, in connection with the closing of the business combination, the Sponsor entered into (i) certain irrevocable proxies with certain shareholders, pursuant to which such shareholders agreed to grant an irrevocable proxy to the Sponsor to exercise all voting rights attaching to any ordinary shares held by such shareholders at all of our shareholder meetings, and (ii) certain director support agreements with certain shareholders, pursuant to which each such shareholder agreed to, at any of our shareholder meetings, vote all of the ordinary shares directly or indirectly owned or controlled by such shareholder or its affiliates or over which such shareholder or any of its affiliates has voting power to elect each and every person who is nominated by the Sponsor or whom is voted in favor of by the Sponsor to serve as a director of us. As a result of the entry into the aforementioned agreements, the Sponsor has the power to indirectly control approximately 55.3% of our outstanding ordinary shares (including warrants to purchase ordinary shares). As long as the Sponsor owns or controls a significant percentage of our outstanding voting power, it will have the ability to strongly influence all corporate actions requiring shareholder approval.
In addition, pursuant to the Sponsor Director Nomination Agreement entered into at the Closing, the Sponsor has the right to nominate that number of directors for election to our board of directors equal to the total number of directors to be nominated, less the number of directors nominated by Vivo, Fosun and Roberta Lipson pursuant to the terms of the Vivo Director Nomination Agreement, the Fosun Director Nomination Agreement and the Lipson Employment Agreement, respectively.
As a result, the Sponsor’s interests may not align with the interests of our other shareholders. The Sponsor is affiliated with NFG, which is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsor may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our Charter provides that we renounce any interest or expectancy in the business opportunities of the Sponsor and its directors, managers, officers, members, partners, managing members, employees and/or agents and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.
Our Charter provides that we waive any interest or expectancy in corporate opportunities presented to NFG, Fosun, Vivo and their respective affiliates and representatives, including the Sponsor.
Our Charter provides that, to the fullest extent permitted by applicable law, we renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to NFG, Fosun, Vivo and their respective affiliates and representatives, including the Sponsor, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of NFG, Fosun, Vivo and their respective affiliates and representatives will generally be liable to us for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us unless, in the case of any such person who is a director or officer, such corporate opportunity is expressly offered to such director or officer solely in his or her capacity as a director or officer. This will allow NFG, Fosun and Vivo to compete with us. Strong competition for investment opportunities could result in fewer such opportunities for us. We likely will not always be able to compete successfully with our competitors and competitive pressures or other factors may also result in significant price competition, particularly during industry downturns, which could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.
Our Board may be limited in its ability to defend against an unsolicited takeover attempt by Fosun or its affiliates.
In accordance with the terms of the Fosun Rollover Agreement, we agreed not to establish a shareholder rights plan, rights agreement, “poison pill,” or similar anti-takeover arrangement that would limit the ability of Fosun or any of its affiliates from acquiring or transferring ordinary shares, in each case, without the prior written consent of Fosun and unanimous approval of our board of directors. This arrangement could limit the ability of our board of directors to take certain types of defensive actions against a potential takeover attempt by the Fosun or its affiliates, even if our board believes that, in the absence of this arrangement, these types of defensive actions would be in the best interests of our company.
Our only significant asset is ownership of 100% of UFH, which may not be able to pay dividends or make distributions to enable us to pay any dividends on our ordinary shares or to satisfy our other financial obligations.
We have no direct operations and no significant assets other than the ownership of 100% of UFH. As such, we depend on UFH for distributions and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our ordinary shares. The earnings from, or other available assets of, UFH may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our ordinary shares or satisfy our other financial obligations.
The Chinese government imposes strict controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of foreign currencies out of China. The principal regulation governing foreign currency exchange in China is the Regulations of China on Foreign Exchange Administration, as amended in 2008, or the Foreign Exchange Regulations. Under the Foreign Exchange Regulations and other relevant regulations and rules, including Explanations to Regulations on Foreign Exchange Sale, Purchase and Payment (1996), RMB are freely convertible for “current account” transactions, including the distribution of dividends and interest payments, subject to the condition that the remittance of such dividends outside of China complies with certain procedures under Chinese foreign exchange regulation. In order to convert RMB for “capital account” transactions, such as capital injections and loans outside China, the prior approval of, or registration with, the Chinese State Administration of Foreign Exchange, or “SAFE” or its authorized local branches is required.
Under the current regulatory regime in China, both domestically-funded enterprises and foreign-invested enterprises in China may pay dividends only out of their after-tax profit, if any, determined in accordance with Chinese accounting standards and regulations. Our wholly foreign-owned enterprises and domestically-funded enterprises in China are required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital, whereas our equity joint venture (“EJV”) subsidiaries and cooperative joint venture (“CJV”) subsidiaries have discretion in deciding on the percentage of reserve funds and other funds. Domestically-funded enterprises, wholly foreign-owned enterprises, EJVs and CJVs shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. For a discussion of the impact of these rules on our business, please see the section entitled “Risk Factors  —  Changes in the Foreign Investment Law and regulatory regime could have an impact on the transactions and the operation of our business.”
We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although NFC conducted due diligence on UFH in connection with the business combination, we cannot assure you that this diligence revealed all material issues that may be present in our business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our control will not later arise. As a result, we may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges in the future that could result in losses. Even if the due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject. Accordingly, our shareholders could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials relating to the business combination contained an actionable material misstatement or material omission.
If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.
If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the business combination, trading in our ordinary shares was not active. Accordingly, the valuation ascribed to our ordinary shares in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of our securities may include:
•
actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•
changes in the market’s expectations about our operating results;

•
success of competitors;

•
our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•
changes in financial estimates and recommendations by securities analysts concerning our business or the industries in which we operate in general;

•
operating and stock price performance of other companies that investors deem comparable to us;

•
our ability to market new and enhanced products and services on a timely basis;

•
changes in laws and regulations affecting our business;

•
commencement of, or involvement in, litigation involving us;

•
changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of our ordinary shares available for public sale;

•
changes in our board or management;

•
sales of substantial amounts of ordinary shares by our directors, executive officers or significant shareholders or the perception that such sales could occur; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock markets in general, and the NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
Following the business combination, the price of our securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for our securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the business combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, the NYSE for any reason, and are quoted in the over-the-counter market, the liquidity and price of our securities may be more limited than if we were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.
We are required to provide management’s attestation on internal controls; however, UFH was not subject to Section 404 of the Sarbanes-Oxley Act prior to the consummation of the business combination. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those that were required of UFH as a privately-held company. Although our management has operated under procedures required by the Sarbanes-Oxley Act in the past, they may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us after the business combination. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
We may experience difficulties integrating UFH management and operations with our management and operations.
Prior to the business combination requires the integration of UFH, a healthcare services company, with NFC, a special purpose acquisition company with limited operations. These two companies had significantly different histories, growth, management, scale, and strategic focus. Growth of our company going forward may be adversely affected by how well and in what way the two separate companies integrate and restructure themselves, and may include human resource issues, reporting structure changes, or other issues. If we experience problems with integration, a decrease in operational efficiency and/or other unknown factors may negatively impact our business outlook.
Our credit facilities contain certain financial and other covenants. The failure to comply with such covenants could have an adverse effect on us.
In connection with the closing of the business combination, NF Unicorn Chindex Holding Limited, our wholly owned indirect subsidiary, entered into seven-year senior secured credit facility as of December 9, 2019 with China Merchants Bank Co., Ltd., New York Branch and Shanghai Pudong Development Bank Putuo Sub-Branch as arrangers and original lenders, and Shanghai Pudong Development Bank Putuo Sub-Branch as agent and security agent (the “Senior Secured Term Facility Agreement”). The proceeds of the Senior Secured Term Loan were applied towards financing the business combination at the Closing Date.
The Senior Secured Term Facility Agreement sets out restrictions on, among others, transactions between the borrower, Chindex and its subsidiaries (each, a “Chindex Group Member”) and HHH Inc. and its subsidiaries as at the Closing Date (each, an “Existing HHH Group Member” and together the “Existing HHH Group”), including: (i) restrictions on material transactions of any Chindex Group Member with any Existing HHH Group Member except on arm’s length terms or better (from the perspective of the Chindex Group Member) subject to exceptions agreed in the Senior Secured Term Facility Agreement, and (ii) restrictions on loans, credits or guarantees to be made by any Chindex Group Member or any Existing HHH Group Member, subject to exceptions agreed in the Senior Secured Term Facility Agreement (including, amongst others, any intercompany loans made by or guarantees granted by (x) a Chindex Group Member to or in favor of another Chindex Group Member or an Existing HHH Group Member or (y) by an Existing HHH Group Member in respect of the obligations of, to or in favor of, another Existing HHH Group Member, a Chindex Group Member or NFC or any of its subsidiaries (together, the “NFC Group”), provided that, amongst others, (in respect of the guarantee provided by an Existing HHH Group Member the proceeds of such indebtedness or obligations are reinvested into HHH Inc. and its subsidiaries and /or the Chindex Group by way of equity injection or subordinated intercompany loan. Separately, there are general restrictions (i) that the aggregate consideration paid by the Chindex Group Members for any permitted acquisitions and permitted joint ventures to or in respect of any HHH Group Member and the aggregate intercompany loans made by the Chindex Group Members to the HHH Group Members shall not at any time exceed RMB800,000,000 or the equivalent during the life of the Senior Secured Term Loan, except to the extent funded by (x) any equity injection or shareholder loan made by NFC (or its affiliate) to any Chindex Group Member, and (y) an aggregate amount up to US$150,000,000 funded by NFC (or its affiliate) to any Chindex Group Member by way of the equity injection, which is further provided by such Chindex Group Member to any HHH Group Member by way of equity injection or intercompany loan for the purpose of financing or refinancing the capital expenditure of HHH Group (the “General Basket”), and (ii) in respect of each Chindex Group Member, the making of any permitted acquisition, joint venture investment or restricted payment, or the provision of intercompany loans, entrustment loans or guarantees permitted under the credit agreement related to the Senior Secured Term Loan, shall not have any material adverse effect on NF Unicorn Chindex Holding Limited’s ability to comply with its payment obligations under the finance documents, or to fund any operating expenses in the ordinary course of business in any material respect, or its ability to comply with financial covenants under the credit agreement related to the Senior Secured Term Loan.
In addition, the Senior Secured Term Facility Agreement contains certain financial and other general covenants including a net leverage ratio covenant, and limitations on, among other things, liens or security, financial indebtedness, merger, acquisitions, joint venture, change of business, payment of dividends and other distributions of its share capital, provision of loans, credit or guarantee, disposal of assets, and collection accounts and cash pooling arrangement. Any failure to comply with the restrictions of the credit facilities may result in an event of default under the Senior Secured Term Facility Agreement, and we may then be required to repay such debt with capital from other sources. The credit agreement bears interest at variable rates. If benchmark interest rates designated thereunder increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow.

We may need additional capital in the future, and it may not be available on acceptable terms.
We may need to access the debt and equity capital markets. However, these sources of financing may not be available on acceptable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance, investor sentiment and ability to incur additional debt in compliance with agreements governing our then-outstanding debt. These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we are unable to generate sufficient funds from operations or raise additional capital, our growth could be impeded.
Risks Relating to Doing Business in China
A severe or prolonged downturn in the global or Chinese economy could adversely affect our business, results of operations and financial condition.
The potential trade war between the U.S. and China may cause global economic turmoil. A prolonged slowdown in the global or Chinese economies, including sustained periods of decreased consumer spending, higher unemployment levels, declining consumer or business confidence and continued volatility and disruption in the credit and capital markets, may have an adverse effect on our business. Unfavorable economic conditions could lead to a decrease in consumer spending on discretionary items, such as our premium services, and could cause our potential patients to delay their treatments or seek treatments at public hospitals where the cost of such services are covered by public insurance. In addition, if global economic uncertainty continues, international companies with offices in China may decide to close or otherwise significantly reduce their headcount in China. This could lead to a significant reduction in our patient base, which is largely dependent on expatriates and affluent Chinese patients. Any of these situations could have a material adverse effect on our business, results of operations and financial condition.
The economic policies of the Chinese government and economic growth of China could adversely affect us.
Substantially all of our assets are located in China, and all of our revenue is derived from operations in China. Accordingly, our business, financial condition and results of operations are subject to a significant degree, to economic, political and legal developments in China.
The Chinese economy differs from the economies of most developed countries in many respects, including:
•
the degree of government involvement;

•
the level of development;

•
the growth rate;

•
the control of foreign exchange;

•
the allocation of resources;

•
an evolving and rapidly changing regulatory system; and

•
a lack of sufficient transparency in the regulatory process.

While the Chinese economy has experienced significant growth in the past 30 years, growth has been uneven, both geographically and across various sectors of the economy. The Chinese economy has also experienced certain adverse effects due to the global financial crisis. The growth rate of China’s gross domestic product has slowed in recent years to 6.6% in 2018 from 9.4% in 2009, according to the National Bureau of Statistics of China. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on our business. For example, our financial condition and results of operations may be adversely (or positively) affected by government control over capital investments, foreign currency exchange restrictions or changes in tax regulations that are applicable to us.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China are still owned by the Chinese government. The continued control of these assets, including formal ownership by the Chinese government of the land used for our facilities, and other aspects of the national economy by the Chinese government could materially and adversely affect our business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies, including state owned public hospitals.
Any adverse change in the economic conditions or government policies in China could have a material adverse effect on overall economic growth, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our business.
Labor policy changes or reforms by the Chinese government could adversely affect our business.
The Chinese government has strong control and oversight of labor law and labor contract law and enforces compliance with these laws. The government has taken actions to improve protection of employees’ rights, often serving to increase the responsibilities and labor costs of employers. Some significant changes include a requirement to offer permanent employment at the conclusion of two successive fixed term employment contracts; a requirement to pay severance in all cases of termination except for extreme breach of contract by the employee or the employee’s voluntary resignation; and a requirement for the employer to pay financial compensation in return for the employee’s non-compete agreement. Our business is highly dependent on labor for clinical, facility and administrative teams, our business is particularly sensitive to labor reforms that could increase labor costs, such as increasing minimum wages, pension or healthcare contributions, and preferential tax deduction policies. Any changes to such reforms could significantly increase our labor costs, with associated negative impacts of lowering profitability, available cash for expansions, and other negative impacts.
The Chinese legal system may not provide us with adequate protections.
The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, the Chinese legal system is a system in which decided legal cases have little precedential value. As such, there are substantial uncertainties regarding the interpretation and application of China’s laws and regulations. The Chinese government has been developing a comprehensive system of commercial law, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. In addition, new laws and regulations that affect existing and proposed future businesses may also be applied retroactively, which can create significant uncertainty. We cannot predict what effect the interpretation of existing or new laws or regulations may have on our business in China. If the relevant authorities determine that we are in violation of any laws or regulations, they would have broad discretion in dealing with such violations, including, among other things: (i) levying fines and (ii) requiring that we discontinue any portion or all of our business in China.
Changes in the Foreign Investment Law and regulatory regime could have an impact on the transactions and the operation of our business.
On March 15, 2019, the National People’s Congress of China promulgated the Foreign Investment Law which will come into effect on January 1, 2020 and replace the trio of existing laws regulating foreign investment in China, namely, the Law of the People’s Republic of China on China-Foreign Equity Joint Venture (the “EJV Law”), the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises and the Law of the People’s Republic of China on China-Foreign Contractual Joint Ventures (together with the EJV Law, the “JV Laws”), each of which currently apply to some entities incorporated in

China and controlled (directly or indirectly) by us. The Foreign Investment Law embodies an expected Chinese regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. Since the Foreign Investment Law is newly enacted, uncertainties exist in relation to its interpretation and implementation. For instance, though the Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, it contains a catch-all provision under the definition of  “foreign investment,” which includes investments made by foreign investors in China through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, such as unwinding our existing contractual arrangements and/or disposal of our related business operations, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all.
In addition, the Foreign Investment Law requires that all foreign invested enterprises in China must comply with either the Company Law of the People’s Republic China or the Partnership Enterprise Law of the People’s Republic China for purposes of their corporate governance structure, organizational form and operational rules, except that foreign invested enterprises established prior to the effective date of the Foreign Investment Law may keep their current corporate governance structure, organizational form and operational rules for a five year transition period ending on December 31, 2024. As a result of the implementation of the Foreign Investment Law, our Chinese subsidiaries that were initially established as China-Foreign Equity Joint Ventures (“EJV”), such as Shanghai Pudong United Family Hospital (“PDU”) and China-Foreign Contractual Joint Ventures (“CJV”), may have to amend their formation documents to take into account some of the material corporate governance and structural differences between the JV Laws and the Company Law. For example, whereas the board of directors governs an EJV and the board of directors or joint management committee governs a CJV under the JV Laws, under the Company Law, the shareholders govern a company. In addition, there are uncertainties as to how and whether our Chinese joint venture partners will agree to work together to implement the necessary changes during the five-year transition period given that these changes may affect the decision making process and other corporate governance matters of the relevant subsidiaries, which might have an impact on our operations.
Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.
The conversion of RMB into foreign currency is regulated, and these regulations could adversely affect our business and investments.
We generate 100% of our revenue and incur approximately 99% of our expenses in RMB within China, however, a portion of our earnings are typically transferred from China and converted into U.S. dollars or other currencies to pay certain of these expenses, including to service our offshore debt financing (which is denominated in RMB). The Chinese government imposes strict controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Specifically, under Chinese foreign exchange regulations, payments for “current account” transactions, including remittance of foreign currencies for payment of dividends, profit distributions, interest and operation-related expenditures, may be made without prior approval but are subject to procedural requirements. Strict foreign exchange control continues to apply to “capital account” transactions, such as direct foreign investment and foreign currency loans. These capital account transactions must be approved by or registered with China’s State Administration of Foreign Exchange, or “SAFE” or its authorized local branches. As such, we cannot assure you that we will able to meet all of our foreign currency obligations to remit profits out of China or to fund operations in China. In addition, it is possible that SAFE could impose new or increase existing restrictions on currency transfers or otherwise impose exchange controls that adversely affect our practices. Adverse actions by SAFE could also affect our ability to obtain foreign currency through debt or equity financing, including by means of loans or capital contributions, which could adversely affect our business.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by Chinese regulations may subject us to penalties.
Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and are also required to contribute an amount for each eligible employee equal to certain percentages of their salary, including bonuses and allowances, up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement to contribute to employee benefit contribution plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. In addition, companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. It is our policy for each of our subsidiaries to follow the government regulations and instructions on tax withholding and social benefit contributions. If we do not contribute enough money to the employee benefit contribution plans and/or fail to withhold the appropriate amount of individual income tax, we may be subject to late fees and fines and our financial condition and results of operations may be adversely affected.
China’s M&A Rules and certain other Chinese regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.
The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the “M&A Rules,” adopted by six Chinese regulatory agencies in 2006 and amended in 2009, along with other rules and regulations concerning mergers and acquisitions, established procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce of the People’s Republic of China, or “MOFCOM,” be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise. Moreover, the Anti-Monopoly Law of the People’s Republic of China requires that the MOFCOM be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, MOFCOM issued a regulation that specifies that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns will be subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain its market share.
A new health epidemic could further adversely affect our operations.
An epidemic outbreak could significantly disrupt our ability to adequately staff our facilities and may generally disrupt operations. For example, in March 2003, several countries, including China, experienced an outbreak of a new and highly contagious form of atypical pneumonia now commonly known as Severe Acute Respiratory Syndrome, or “SARS.” The severity of the outbreak in certain municipalities, such as Beijing, and provinces, such as the Guangdong Province, materially affected general commercial activity. In particular, a large percentage of the expatriate community that uses our healthcare services left China during the height of the SARS epidemic and could be expected to do so again under similar circumstances. The SARS epidemic in China had a significantly negative impact on our healthcare business, and the extent of any adverse impact that any future SARS outbreak or similar epidemic, such as Avian flu or Swine flu, could have on the Chinese economy and on our business cannot be predicted at this time. Any future SARS or similar outbreak could severely restrict the level of economic activity in affected areas, which could have a material adverse effect on our business and results of operations.
Natural disasters, terrorist attacks and other extraordinary events could adversely affect our business.
Our business could be materially and adversely affected by natural disasters, terrorist attacks or other events in China where all of our operations are located. For example, in May 2008, the Sichuan Province suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties and had a material adverse effect on the general economic conditions in the affected areas. The occurrence of any future disasters such as earthquakes, fires, floods, wars, terrorist attacks, or other events, or if our information systems or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and it may have to stop or delay operations. We may incur expenses relating to such damages, which could have a material adverse effect on our business and results of operations.
The Chinese government could change its policies toward, or even nationalize, private enterprise, which could harm our operations.
Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities, decentralization of economic regulation and substantial reform of the healthcare system in China. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government resulting in changes in laws and regulations or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect our business and operating results. In addition, the nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.
Also, the Chinese tax system is subject to substantial uncertainties in both interpretation and enforcement of the laws. In the past, following the Chinese government’s program of privatizing many state-owned enterprises, the Chinese government attempted to augment our revenues through heightened tax collection efforts. Continued efforts by the Chinese government to increase tax revenues could result in other decisions or interpretations of the tax laws by the Chinese taxing authorities that increase our future tax liabilities or deny it expected refunds, which could adversely impact our business.
If we fail to comply with environmental, health and safety laws and regulations in China, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.
We are subject to numerous environmental, health and safety laws and regulations. Any violation of these regulations may result in substantial fines, criminal sanctions, revocations of operating permits, shutdown of our facilities and obligations to take corrective measures. We cannot completely eliminate the risk of injury as a result of any of these violations, and in such event, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil, administrative or criminal fines and penalties. Liability for any such costs may materially adversely affect our business, financial condition, results of operations and prospects.
As the operations of our business generate waste water, hazardous substances and other industrial wastes, we must comply with all applicable national and local environmental laws and regulations in China. In accordance with China’s Environmental Protection Law, as amended in 2014, China’s Law on the Prevention and Control of Occupational Diseases, as amended in 2018, and the Administrative Measures for Pollutant Discharge Licensing, as amended in 2019, we are required to undertake an environmental impact assessment, implement occupational disease hazard assessment procedures and pass certain environmental protection acceptance procedures at each of our facilities, the latter of which must be completed within twelve months of the completion of construction at the relevant facility. In addition, we are also required to register with, and/or obtain approvals from, relevant environmental protection authorities for various environmental matters such as discharging waste generated by our operations.
In addition, each of our medical institutions is required to comply with the safety and health laws and regulations in China. For example, in accordance with China’s Law on the Prevention and Control of Radioactive Pollution (2003), each of our medical institutions that operate equipment that contain radioactive materials or emit radiation must obtain a radiation safety permit from the relevant local counterpart of the Ministry of Environmental Protection.
Two of our new facilities are in the process of completing their environmental acceptance procedures and are expected to complete the required procedures within the time frame required by applicable laws.

These facilities are expected to obtain the required approvals before the expiration of such statutory time limit. However, we may not be able to obtain such approvals or permits or follow the requisite requirements at this facility or other facilities in a timely manner or at all. If we are unable to comply with these rules, we may be required to pay fines or damages to third parties or we may be ordered to suspend or cease our operations in the relevant premises.
Corrupt practices in the healthcare industry in China may place us at a competitive disadvantage if our competitors engage in such practices and may harm our reputation if our hospitals and the medical personnel who work in them engage in such practices.
There may be corrupt practices in the healthcare industry in China. Our competitors, other service providers or their personnel or equipment manufacturers may engage in corrupt practices to influence hospital personnel or other decision makers in violation of the anti-corruption laws of China and the U.S. Foreign Corrupt Practices Act, or the “FCPA.”
We have adopted a policy regarding compliance with the anti-corruption laws of China and the FCPA to prevent, detect and correct such corrupt practices. However, as competition persists and intensifies in the industry, we may lose opportunities if our competitors engage in such practices or other illegal activities. In addition, our administrators or the doctors or other medical personnel who work in our hospitals may engage in corrupt practices without our management’s knowledge.
Although our policies prohibit such practices, we have limited control over the actions of individual employees who may act outside of such policies. If any of them engages in such illegal practices, we or our hospitals may be subject to sanctions or fines and our reputation may be adversely affected by negative publicity stemming from such incidents.
Failure to comply with anti-corruption laws, rules and regulations could subject our facilities and/or the physicians, other medical professionals and staff who work at our facilities to investigations and administrative or criminal proceedings, which may harm the reputation of such medical facilities and materially and adversely affect our business, financial condition and results of operations.
We have adopted policies and procedures designed to ensure that the physicians, other medical professionals and staff who work at the facilities in our network reasonably comply with anti-corruption laws, rules and regulations. The Chinese government has recently increased its anti-bribery efforts to reduce improper payments and other benefits received by physicians, other medical professionals and staff in connection with the purchase of pharmaceuticals and the provision of healthcare services. There can be no assurance that our policies and procedures will effectively prevent any non-compliance with relevant anti-corruption laws, rules and regulations arising from actions taken by an individual physician, other medical professionals and staff without the knowledge of each medical facility in our network. If this occurs, the medical facilities and/or the physicians, other medical professionals and staff may be subject to investigations and administrative or criminal proceedings, and the reputation of the medical facilities in our network could be significantly harmed by any negative publicity stemming from such incidents, which may materially and adversely affect our business, financial condition and results of operations.
Recent trade policy initiatives announced by the United States administration against China may adversely affect our business.
On August 14, 2017, the President of the United States issued a memorandum instructing the United States Trade Representative (“USTR”) to determine whether to investigate under section 301 of the United States Trade Act of 1974 (Trade Act), laws, policies, practices, or actions of the Chinese government that may be unreasonable or discriminatory and that may be harming United States intellectual property rights, innovation, or technology development. Based on information gathered in that investigation, the USTR published a report on March 22, 2018 on the acts, policies and practices of the Chinese government supporting findings that such are unreasonable or discriminatory and burden or restrict United States commerce. On March 8, 2018, the President exercised his authority to issue the imposition of significant tariffs on imports of steel and aluminum from a number of countries, including China. Subsequently, the USTR announced an initial proposed list of 1,300 goods imported from China that could be subject to additional tariffs and initiated a dispute with the World Trade Organization against China for alleged unfair trade practices. The President has indicated that his two primary concerns to be addressed by China are (i) a mandatory $100 billion reduction in the China/United States trade deficit and (ii) limiting the planned $300 billion Chinese government support for advanced technology industries including artificial intelligence, semiconductors, electric cars and commercial aircraft. On July 6, 2018, the United States initially imposed a 25% tariffs on $34 billion worth of Chinese goods, including agriculture and industrial machinery, which prompted the Chinese government to initially impose tariffs on $34 billion worth of goods from the United States, including beef, poultry, tobacco and cars. Since July 2018, the United States imposed tariffs on $250 billion worth of Chinese products and has threatened tariffs on $325 billion more. In response, China imposed tariffs on $110 billion worth of U.S. goods, and threatened qualitative measures that would affect U.S. businesses operating in China. In May 2019, the United States raised the tariffs on $100 billion of Chinese products to 25% from 10%, and were expected to increase further to 30% on October 15, 2019, however such increase was suspended pending negotiation of a “phase one” trade agreement with China. On August 1, 2019, President Trump announced a new 10% ad valorem duty on additional categories of goods imported from China, which amount was then increased to 15% on August 23, 2019. The new tariff at the rate of 15% became effective September 1, 2019 with respect to certain categories of goods and was expected to become effective for additional categories of goods on December 15, 2019. On December 13, 2019 the U.S. and China signed a “phase one” trade agreement, which avoided the imposition of additional tariffs. However, there can be no assurances that the U.S. or China will not increase tariffs or impose additional tariffs in the future.
In addition to the proposed retaliatory tariffs, the President has also directed the U.S. Secretary of the Treasury to develop new restrictions on Chinese investments in the U.S. aimed at preventing Chinese-controlled companies and funds from acquiring U.S. firms with sensitive technologies. A Foreign Investment Risk Review Modernization Act was introduced to Congress for review to modernize the restrictive powers imposed by the Committee on Foreign Investment in the United States.
This evolving policy dispute between China and the United States is likely to have significant impact on the Chinese economy as well as consumer discretional spending, directly and indirectly, and no assurance can be given that we will not be adversely affected by any governmental actions taken by either China or the United States, perhaps materially. In view of the positions of the respective trade representatives, it is not possible to predict with any certainty the outcome of this dispute or whether it will involve other agencies or entities brought in to resolve the policy differences of the two countries. Furthermore, any political or trade controversies, or political events or crises, between the United States and China or proxies thereof, whether or not directly related to our business, could reduce the price of our ordinary shares since we are a U.S. listed company operating in China.
If we become directly subject to the scrutiny involving U.S. listed Chinese companies, we may have to expend significant resources to investigate and/or defend the matter, which could harm our business operations, stock price and reputation.
U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators and regulatory agencies. Much of the scrutiny has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial reporting and, in many cases, allegations of fraud. As a result of the scrutiny, the publicly traded stock of many U.S. listed China-based companies that have been the subject of such scrutiny has sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and/or SEC enforcement actions and are conducting internal and/or external investigations into the allegations. If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and/or defend our business. Such investigations or allegations will be costly and time-consuming and distract our management from our business plan and could result in our reputation being harmed and our stock price could decline as a result of such allegations, regardless of the truthfulness of the allegations.
Healthy Harmony’s audit report included in this prospectus was prepared by auditors who are not inspected fully by the Public Company Accounting Oversight Board and, accordingly, our shareholders are deprived of the benefits of this inspection.
As an auditor of companies that are publicly traded in the United States and a firm registered with the Public Company Accounting Oversight Board, or “PCAOB,” Ernst & Young Hua Ming LLP is required under the laws of the United States to undergo regular inspections by the PCAOB. However, because Healthy Harmony has substantial operations within China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese government authorities, Healthy Harmony’s auditor and its audit work are not currently inspected fully by the PCAOB. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has concerned U.S. regulators in recent years. However, it remains unclear what further actions the SEC and PCAOB will take to address the problem.
Inspections of other auditors conducted by the PCAOB outside of China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality.
The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of Healthy Harmony’s auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.
Restrictions on the direct production of audit work papers to foreign regulators could result in Healthy Harmony’s financial statements being determined to not be in compliance with the requirements of the Exchange Act.
In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the mainland Chinese affiliates of the “big four” accounting firms, including the affiliate of Healthy Harmony’s auditor. The Rule 102(e) proceedings initiated by the SEC related to the failure of these firms to produce documents, including audit work papers, in response to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act of 2002, as the auditors located in China are not in a position lawfully to produce documents directly to the SEC because of restrictions under Chinese law and specific directives issued by the China Securities Regulatory Commission (“CSRC”). The issues raised by the proceedings are not specific to the Chinese affiliate of Healthy Harmony’s auditor or to Healthy Harmony, but potentially affect equally all PCAOB-registered audit firms based in China and all businesses based in China (or with substantial operations in China) with securities listed in the United States. In addition, auditors based outside of China are subject to similar restrictions under Chinese law and CSRC directives in respect of audit work that is carried out in China that supports the audit opinions issued on financial statements of entities with substantial China operations.
In February 2015, each of the “big four” accounting firms in China agreed to a censure and to pay a fine to the SEC to settle the dispute with the SEC. The settlement stayed the current proceeding for four years, during which time the firms were required to follow detailed procedures to seek to provide the SEC with access to Chinese firms’ audit documents via the CSRC. If a firm did not follow the procedures, the SEC would impose penalties such as suspensions, or commence a new, expedited administrative proceeding against the non-compliant firm or it could restart the administrative proceeding against all four firms. In addition, the limitations imposed by China on the production of work papers reflecting audit work performed in China could likewise result in the imposition of penalties on Healthy Harmony’s independent registered public accounting firm by the PCAOB or the SEC, such as suspensions of such audit firm’s ability to practice before the SEC. Under the terms of the settlement, the underlying proceeding against the “big four” accounting firms in China was deemed dismissed with prejudice four years after entry of the settlement. The fourth anniversary of the settlement was on February 6, 2019. We cannot predict if the SEC will further challenge the four firms as to their compliance with U.S. law in connection with U.S. regulatory requests for audit work papers, or if the results of the challenge would result in the SEC imposing penalties, such as suspensions. If any additional remedial measures are imposed on the Chinese affiliates of the “big four” accounting firms, including Ernst & Young Hua Ming LLP, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.
If our independent registered public accounting firm, or the affiliate of our independent registered public accounting firm, were denied, even temporarily, the ability to practice before the SEC, we would need to consider alternate support arrangements for the audit of our operations in China. If our auditor, or an affiliate of that firm, were unable to address issues related to the production of documents, and we were unable to timely find another independent registered public accounting firm to audit and issue an opinion on its financial statements, its financial statements could be determined to not be in compliance with the requirements of the Exchange Act. A determination of this type could ultimately lead to delisting of our ordinary shares from the NYSE or deregistration from the SEC, or both. This would materially and adversely affect the market price of our ordinary shares and substantially reduce or effectively terminate the trading of our ordinary shares in the United States.
Our use of leased properties could be challenged by third parties or government authorities, which may cause interruptions to our business operations.
All of our properties are leased. Certain of these leases do not meet various land and property-related legal requirements. For example, certain of our lessors have not provided us with required documentation including: ownership certificates or other documentation proving their right to lease the property to us and evidence that they acquired the appropriate government approval and followed the required registration process needed to lease the property to us. If our lessors do not have the right to lease the properties to us or they fail to receive required permits or follow the required registration procedures with the relevant government authorities, our leases could be invalidated. If this occurs, we may be required to renegotiate our leases with the proper parties, the terms of which may be less favorable to us, or relocate our facilities entirely. In addition, failure to register may expose us to potential fines if we fail to remediate after receiving notice from the relevant Chinese government authorities. Although these authorities have not provided us with such notice in the past, we cannot assure you that such notice will not be provided in the future. Also, the operation of our hospitals and clinics under certain of our leases may be challenged by the relevant Chinese authorities because the location of those leases does not permit such operation due to zoning restrictions.
We cannot assure you that third parties or government agencies may not challenge our use of the leased properties. The consequences of any of the above may materially adversely affect our business, results of operations and financial condition.
Risks Relating to Our Corporate Structure
If the Chinese government finds that the agreements we entered into to establish the structure for a portion of our operations in China do not comply with its restrictions on foreign investment in healthcare businesses, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish a portion of our economic benefits in the assets and operations of our affiliated Chinese entities.
We are a Cayman Islands company and as such we are classified as a foreign enterprise under Chinese laws. Various laws, regulations and rules in China restrict foreign ownership in, and restrict foreign invested enterprises from holding, certain licenses required to operate healthcare-related businesses. Specifically, under the Special Administrative Measures for Market Access of Foreign Investment (Negative List) (2019 Version), medical institutions are currently on the “negative list” for foreign investment. As such, foreign investors are not allowed to own more than a 70% equity interest in such institutions pursuant to the Interim Measures for Administration of China-Foreign Joint Venture and Cooperative Medical Institutions (the “Interim Measures”), which took effect in July 2000. In addition, the Interim Measures also set forth certain qualification requirements for foreign investors, such as requiring that such investors possess investment and operational experience in the medical sector. To comply with such restrictions, we have organized the remaining 30% of certain of our subsidiaries through a series of contractual arrangements as variable interest entities (the “Relevant Entities”). As a result of these contractual arrangements, we are able to control 100% of such entities (including the 30% held by the nominee shareholder(s)) and receive all of the economic benefits from the operations of these entities.
It is uncertain whether any new Chinese laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide, including whether and how the Foreign Investment Law promulgated in March 2019 might impact the viability of this corporate structure. See “— Risks Relating to Doing Business in China — Changes in the Foreign Investment Law and regulatory regime could have an impact on the transactions and the operation of our business.” above.

If we or any of our Chinese subsidiaries or affiliated Chinese entities, or their respective subsidiaries, are found to be in violation of any existing or future Chinese laws, rules or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:
•
revoking the business licenses or operating licenses of our Chinese subsidiaries or affiliated Chinese entities and their respective subsidiaries;

•
discontinuing or restricting our operations in China, including shutting down or blocking our website or discontinuing or placing restrictions or onerous conditions on our operations;

•
restricting our ability to collect revenues or confiscating our income or the income of our Chinese subsidiaries or affiliated Chinese entities;

•
requiring us to undergo a costly and disruptive restructuring such as forcing us to transfer our equity interests in our Chinese subsidiaries to a domestic entity or invalidating the agreements that our Chinese subsidiaries expect to enter into with our affiliated Chinese entities and their respective shareholders;

•
requiring us to establish a new enterprise, re-applying for required licenses or relocating our businesses, staff and assets;

•
imposing additional conditions or requirements with which we may not be able to comply;

•
restricting our right to collect revenues or limiting our business and operations in China; and

•
taking other regulatory or enforcement actions, including levying fines, that could be harmful to our business.

The imposition of any of these penalties could have a material adverse effect on our ability to conduct our business and our results of operations.
We rely on certain contractual arrangements for a portion of our operations in China, which may not be as effective in providing operational control as direct ownership.
We rely on contractual arrangements with the Relevant Entities, their respective subsidiaries and their respective shareholders to operate a portion of our business in China. Although these contractual arrangements provide us with 100% control over the Relevant Entities and their subsidiaries (including the 30% held by the nominee shareholder(s)) the contractual arrangements may not be as effective as direct ownership in providing us with 100% control over our variable interest entities as direct ownership. For example, the Relevant Entities or their shareholders may breach their contractual arrangements with us by, among other things, taking actions that are detrimental to our interests. From a legal perspective, if our variable interest entities, any of their subsidiaries or their shareholders fail to perform its respective obligations under the contractual arrangements, we may have to incur substantial costs and spend other resources to enforce such arrangements, and be forced to rely on legal remedies under Chinese law, including seeking specific performance or injunctive relief and claiming damages. If this were to happen, it could be time consuming and costly.
These contractual arrangements are governed by Chinese law and provide for the resolution of disputes through arbitration in China or through Chinese courts. The legal environment in China is not as developed as in some other jurisdictions, such as the United States. In addition, the Chinese regulatory environment presents inherent uncertainties. See “— Risks Relating to Doing Business in China — The Chinese legal system may not provide us with adequate protections” As a result, our rights under the contractual arrangements could not be honored and our ability to enforce these contracts under the contractual arrangements could be limited. If we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, our business and operations could be severely disrupted, which could damage our reputation and materially and adversely affect our business, financial condition, results of operations and prospects.

Shareholders of the Relevant Entities may have a potential conflict of interest with us, and they may breach their contracts with us in a manner contrary to the interest of our company.
Each of the Relevant Entities is partially owned by certain of our employees who were designated by us. Accordingly, conflict may arise between these nominee shareholders’ fiduciary duties as director or supervisor of the Relevant Entities and us.
When conflicts of interest arise, these individuals may not act in the best interests of our company and conflicts of interest may not be resolved in our favor. In addition, these individuals may breach or cause either of the Relevant Entities to breach the contractual arrangements that will allow us to control 100% of such entities and their respective subsidiaries (including the 30% held by the nominee shareholder(s)) and receive economic benefits from them. We do not expect to enter into arrangements to address such potential conflicts of interest between these individuals and us. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of either of the Relevant Entities, we would have to rely on legal proceedings, which could result in disruption of our business, and there would be substantial uncertainty as to the outcome of any such legal proceedings.
The contractual arrangements with either of the Relevant Entities may be reviewed by the Chinese tax authorities for transfer pricing adjustments, which could increase our overall tax liability.
The Chinese Enterprise Income Tax Law, effective on January 1, 2008 and amended on December 24, 2017, or the EIT Law, requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The Chinese tax authorities may impose reasonable adjustments on taxation if they have identified any related-party transactions that are inconsistent with arm’s-length principles. The Relevant Entities could face material adverse tax consequences if the Chinese tax authorities determined that certain related party transactions to be entered into between them and UFH (WFOE) were not entered into based on arm’s-length negotiations and therefore constitute a favorable transfer pricing arrangement. If the Chinese tax authorities were to determine that these contracts were not entered into on an arm’s-length basis, they could request that the Relevant Entities adjust their taxable income upward for Chinese tax purposes. Such a pricing adjustment could adversely affect us by increasing the Relevant Entities’ tax expenses without reducing UFH (WFOE)’s tax expenses, and could subject the Relevant Entities to late payment fees and other penalties for underpayment of taxes. As a result, our consolidated net income may be adversely affected.
We may lose the ability to use and benefit from assets held by our variable interest entities that are material to the operation of our business if either of our variable interest entities goes bankrupt or becomes subject to dissolution or liquidation proceeding.
As part of our contractual arrangements with our variable interest entities, these entities hold certain assets, and may in the future hold additional assets, that are material to the operation of our business. If either of our variable interest entities goes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If either of our variable interest entities undergoes voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.
Risks Relating to Status as a Foreign Private Issuer
We are a foreign private issuer and are subject to different U.S. securities laws and regulations and corporate governance requirements than a domestic U.S. issuer.
We are a “foreign private issuer” under applicable U.S. federal securities laws. As a foreign private issuer, we are exempt from certain rules under the Exchange Act that would otherwise apply if we were a company incorporated in the United States, including:
•
the requirement to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies with securities registered under the Exchange Act;

•
the requirement to file financial statements prepared in accordance with GAAP;

•
the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations; and

•
the requirement to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information.

In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may receive less information about us than shareholders received about NFC prior to the business combination and may be afforded less protection under the U.S. federal securities laws than they previously had.
In addition, as a foreign private issuer, we are permitted to follow certain corporate governance rules that conform to our home country requirements in lieu of many of the NYSE corporate governance rules. Section 303A.00 of the NYSE listing rules (the “Listing Rules”) provides that a foreign private issuer, such as us, may follow home country corporate governance practices in lieu of certain of the rules in Section 303A of the Listing Rules, including requirements with respect to board independence and the composition and responsibilities of certain board committees and a code of business conduct and ethics, provided that we nevertheless have an audit committee that satisfies the requirements of Sections 303A.06, comply with the disclosure requirements of Section 303A.11 and make the certifications required by Sections 303A.12(b) and (c) of the Listing Rules. Accordingly, our current shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE.
We may be subject to additional reporting requirements if we lose our status as a foreign private issuer.
If we lose our status as a foreign private issuer at some future time, then we will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if we were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.
U.S. investors may be unable to enforce certain judgments against us because we are incorporated and perform substantially all of our business outside of the U.S.
We are incorporated under the laws of the Cayman Islands and do substantially all of our business in China. Some of our directors and executive officers are residents of China and a significant portion of our assets are located outside the United States. As a result, we may be difficult to effect service within the United States upon us or upon some of our directors and executive officers. Execution by U.S. courts of any judgment obtained against us or any of our directors or executive officers in U.S. courts may be limited to assets located in the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of U.S. courts predicated upon civil liability of us and our directors and executive officers under the U.S. federal securities laws. There may be doubt as to the enforceability in the Cayman Islands and/or China against non-U.S. entities or their controlling persons, directors and executive officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon U.S. federal or state securities laws. See “Enforcement of Civil Liabilities” below.

CAPITALIZATION AND INDEBTEDNESS
The following table sets forth our capitalization and indebtedness as of September 30, 2019 on:
•
a historical basis; and

•
on a pro forma basis as-adjusted basis, after giving effect to the Business Combination.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.
	As of September 30, 2019
	Actual		Pro Forma Combined
	RMB	USD	RMB	USD
Cash and cash equivalents	8,862	$1,240	1,695,759	$237,245
Investment held in Trust Account	2,112,005	295,480	—	—
Debt:
Deferred underwriting commissions	49,408	6,913	—	—
Interest-bearing bank borrowings (Assumed and New Borrowing)	—	—	2,539,330	355,265
Total debt	49,408	6,913	2,539,330	355,265
Commitments:
Class A ordinary shares subject to possible redemptions	1,972,062	275,902	—	—
Shareholders Equity:
NFC Class A ordinary shares	—	—	—	—
NFC Class B ordinary shares	8	1	—	—
Preferred shares	—	—	—	—
Ordinary shares	—	—	92	13
Additional paid-in capital	54,576	7,636	8,616,229	1,205,455
Retained Earnings/(Accumulated deficit)	(18,847)	(2,637)	(332,132)	(46,467)
Total shareholders’ equity	35,737	5,000	8,284,189	1,159,001
Noncontrolling interest			16,617	2,325
Total equity	35,737	5,000	8,300,806	1,161,326
Total capitalization	2,057,207	$287,815	10,840,136	$1,516,591

USE OF PROCEEDS
All of the ordinary shares and warrants (including ordinary shares underlying such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $165,312,500 from the exercise of public warrants, approximately $54,625,000 from the exercise of forward purchase warrants and approximately $89,125,000 from the exercise of private placement warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.
There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The unaudited pro forma condensed combined balance sheet as of September 30, 2019 assumes that the business combination and related transactions occurred on September 30, 2019. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2019 and year ended December 31, 2018 presents pro forma effect to the business combination and related transactions as if they had been completed on January 1, 2018.
The pro forma combined financial statements do not necessarily reflect what NFC’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of NFC. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial statements of Healthy Harmony have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of Renminbi (RMB). The historical financial statements of NFC have been prepared in accordance with GAAP in its functional and presentation currency of United States dollars. The financial statements of NFC have been translated into RMB for purposes of convenience translation in the unaudited pro forma combined financial information at a rate of RMB6.8755 to US$1.00 and RMB7.1477 to US$1.00, the respective exchange rates on December 31, 2018 and September 30, 2019 set forth in the H.10 statistical release of the Federal Reserve Board. Furthermore, the historical financial information of NFC has been adjusted to give effect to the differences between GAAP and IFRS as issued by the IASB. No adjustments were required to convert NFC’s financial statements from GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information, except to classify NFC’s common stock subject to redemption as non-current liabilities under IFRS.
The historical financial information of NFC was derived from the unaudited and audited financial statements of NFC as of and for the nine months ended September 30, 2019 and for the year ended December 31, 2018, included in this prospectus and is incorporated herein by reference. The historical financial information of Healthy Harmony was derived from the unaudited condensed consolidated statement of financial position as of the six months ended June 30, 2019, included in this prospectus and is incorporated herein by reference and for the nine months ended June 30, 2019, not included in this prospectus and is incorporated herein by reference. Healthy Harmony’s historical information for the nine months ended June 30, 2019 was derived from Healthy Harmony’s unaudited interim condensed consolidated statement of profit or loss and the comprehensive income/(loss) for six month ended June 30, 2019, included elsewhere in this prospectus, combined with Healthy Harmony’s unaudited interim condensed consolidated statement of profit or loss and other comprehensive income/(loss) for three months ended December 31, 2018 (not included elsewhere in this prospectus).
This information should be read together with NFC’s and Healthy Harmony’s audited financial statements and related notes, the section entitled “Operating and Financial Review and Prospects” and other financial information included elsewhere in this prospectus.
The business combination is accounted for under the scope of IFRS. NFC has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:
•
NFC is transferring cash and equity consideration via the use of funds in their trust account and proceeds from equity issuances, and will be incurring liabilities to execute the business combination;

•
NFC’s shareholders as a group have the largest voting interest in the combined entity (approximately 89%);

•
The combined company’s board of directors will initially consist of nine directors, five of whom will be selected by or associated with NFC. Furthermore, NFC’s existing chairman of board of directors will remain in place as the chairman of the board of directors of the combined company.

•
Healthy Harmony’s senior management will comprise the senior management of the combined company, however, NFC will establish an executive committee to provide oversight to the combined company’s management team as they continue in their current roles; and

•
NFC was the entity that initiated the business combination.

These factors support the conclusion that NFC is the accounting acquirer in the business combination. Healthy Harmony constitutes a business in accordance with IFRS 3 and the business combination constitutes a change in control. Accordingly, the business combination is accounted for using the acquisition method.
Description of the Business Combination
The following represents the aggregate consideration:
	Amount
(in thousands)	RMB	US$
Gross Estimated Consideration	9,535,432	$1,334,056
Less: Non-cash settlement of option strike costs	(225,724)	(31,580)
Net Estimated Consideration(a)	9,309,708	$1,302,476
Net Estimated Consideration consists of:
Cash to Seller(b)	8,112,381	$1,134,964
Rollover Equity – Fosun	671,884	94,000
Rollover Equity – Lipson	256,660	35,908
Rollover Equity – Others	119,118	16,665
NFH Options(c)	139,058	19,455
NFH RSUs(c)	10,607	1,484
Net Estimated Consideration(a)	9,309,708	$1,302,476

(a)
Net purchase price of  $1.3 billion is calculated as the Purchase Price Per LP Interest (defined as $50.4928 in the Transaction Agreement) multiplied by the sum of the outstanding number of GP Interest Held, LP Interest Held, RSUs, and Options less unpaid strike costs of  $31.6 million related to the options.

(b)
Excludes the additional RMB 150.1 million (US $21 million) of cash related to the Fosun Expense Reimbursement Amount and Transaction Expenses Reimbursement Amount and the Closing Partnership Expense Leakage per the Transaction Agreement. These are separately accounted for outside of consideration.

(c)
An aggregate number of NFH Options and NFH RSUs to be issued in connection with the conversion of Partnership Options and Partnership RSUs at the Closing. The consideration calculates the fair value of the NFH Options using the difference between the Purchase Price Per LP Interest and the strike cost of the options multiplied by the number of Partnership Options. The calculation uses an exchange ratio for Partnership RSUs to NFH RSUs so that the estimates fair value exchanged remains consistent.

NFH will assume the outstanding International Finance Corporation (“IFC”) debt facilities. Upon TPG Seller, Fosun Seller and Roberta Lipson and their respective affiliates ceasing to collectively own 50% of the economic and voting interest in Healthy Harmony, IFC has the right to accelerate the prepayment according to the IFC Loan agreements. The purchase price paid at Closing will be based on an estimate of the amount of the foregoing adjustments and will be subject to a customary post-Closing true-up.

Financing for the business combination and for related transaction expenses will consist of:
	Amount
(in thousands)	RMB	US$
Deferred underwriting fees	(49,408)	$(6,913)
PIPE Fee	(29,739)	(4,161)
Other (Legal, advisory, admin, leakage, transaction bonus, etc.)	(163,183)	(22,830)
Accrued transaction costs	(3,367)	(471)
Total estimated transactions costs to be paid	(245,697)	$(34,375)
Transaction costs already expensed and paid	(1,354)	(189)
Total estimated transaction costs	(247,051)	$(34,564)
The following summarizes the pro forma ordinary shares outstanding after giving effect to the Business Combination:
	As of September 30, 2019
	Actual		Pro Forma Combined
	RMB	USD	RMB	USD
Cash and cash equivalents	8,862	$1,240	1,695,759	$237,245
Investment held in Trust Account	2,112,005	295,480	—	—
Debt:
Deferred underwriting commissions	49,408	6,913	—	—
Interest-bearing bank borrowings (Assumed and New Borrowing)	—	—	2,539,330	355,265
Total debt	49,408	6,913	2,539,330	355,265
Commitments:
Class A ordinary shares subject to possible redemptions	1,972,062	275,902	—	—
Shareholders Equity:
NFC Class A ordinary shares	—	—	—	—
NFC Class B ordinary shares	8	1	—	—
Preferred shares	—	—	—	—
Ordinary shares	—	—	92	13
Additional paid-in capital	54,576	7,636	8,616,229	1,205,455
Retained Earnings/(Accumulated deficit)	(18,847)	(2,637)	(332,132)	(46,467)
Total shareholders’ equity	35,737	5,000	8,284,189	1,159,001
Noncontrolling interest			16,617	2,325
Total equity	35,737	5,000	8,300,806	1,161,326
Total capitalization	2,057,207	$287,815	10,840,136	$1,516,591

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands, RMB)
								As of September 30, 2019
	NFC (IFRS)(1)	Healthy Harmony (IFRS)(2)	Combined	Purchase Accounting Adjustments		Pro Forma Adjustments		Pro Forma Combined
								RMB	US$
ASSETS
Cash and cash equivalents	8,862	488,676	497,538	(9,309,708)	(A1)	2,112,005	(B)	1,695,759	$237,245
				1,047,662	(A1)	(49,408)	(C)
				149,665	(A1)	(166,550)	(C)
						(150,102)	(D)
						2,144,310	(E)
						4,949,511	(F)
						(29,739)	(C),(F)
						1,358,063	(G)
						(773)	(J)
						(214)	(J)
						28,985	(J)
						(901,418)	(K)
						15,932	(L)
Restricted cash	—	24,315	24,315					24,315	3,402
Trade receivables	—	203,304	203,304					203,304	28,443
Inventories	—	57,703	57,703					57,703	8,073
Amounts due from related parties	—	29,084	29,084	—		(28,985)	(J)	99	14
Prepayments and other current assets	430	41,595	42,025	—				42,025	5,880
Total current assets	9,292	844,677	853,969	(8,112,381)		9,281,617		2,023,205	283,057
Investments held in Trust	2,112,005	—	2,112,005			(2,112,005)	(B)	—	—
Property, plant and equipment	—	1,863,001	1,863,001	157,022	(A3)			2,020,023	282,612
Goodwill	—	1,121,138	1,121,138	4,818,206	(A1),(A2),(A3)			5,939,344	830,945
Intangibile assets	—	1,089,634	1,089,634	1,533,392	(A3)			2,623,026	366,975
Right-of-use assets	—	1,706,081	1,706,081					1,706,081	238,690
Deferred tax assets	—	52,859	52,859					52,859	7,395
Restricted cash	—	350	350					350	49
Other non-current assets	—	79,543	79,543					79,543	11,128
Total non-current assets	2,112,005	5,912,606	8,024,611	6,508,620		(2,112,005)		12,421,226	1,737,794
TOTAL ASSETS	2,121,297	6,757,283	8,878,580	(1,603,761)		7,169,612		14,444,431	2,020,851
LIABILITIES AND EQUITY
Trade payables	1,117	87,241	88,358					88,358	12,362
Contract liabilities	—	304,364	304,364					304,364	42,582
Accrued expenses and other current liabilities	62,759	622,040	684,799			(3,366)	(C)	681,433	95,336
Amounts due to related parties	214	2,668	2,882			(987)	(J)	1,895	265
Tax payable	—	23,459	23,459					23,459	3,282
Interest-bearing bank borrowings	—	14,840	14,840			10,722	(E)	405,742	56,765
						380,180	(E)
Lease liabilities	—	89,152	89,152			—		89,152	12,473
Total current liabilities	64,090	1,143,764	1,207,854	—		386,549		1,594,403	223,065
Deferred underwriting commissions	49,408	—	49,408			(49,408)	(C)	—	—
Ordinary shares subject to possible redemption	1,972,062	—	1,972,062			(1,972,062)	(H)	—	—
Interest-bearing bank borrowings	—	380,180	380,180			2,133,588	(E)	2,133,588	298,500
						(380,180)	(E)
Contract liabilities	—	49,531	49,531					49,531	6,930
Deferred tax liabilities	—	263,927	263,927	422,604	(A3)			686,531	96,049
Lease liabilities		1,670,451	1,670,451	—				1,670,451	233,705
Other non-current liabilities	—	9,121	9,121					9,121	1,276
Total non-current liabilities	2,021,470	2,373,210	4,394,680	422,604		(268,062)		4,549,222	636,460
Total liabilities	2,085,560	3,516,974	5,602,534	422,604		118,487		6,143,625	859,525

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)
(in thousands, RMB)
								As of September 30, 2019
	NFC (IFRS)(1)	Healthy Harmony (IFRS)(2)	Combined	Purchase Accounting Adjustments		Pro Forma Adjustments		Pro Forma Combined
								RMB	US$
Commitments
Equity
Preferred shares, $0.0001 par value	—	—	—					—	—
Class A ordinary shares, $0.0001 par value	—	—	—			—	(I)	—	—
Class B ordinary shares, $0.0001 par value	8	—	8			(8)	(I)	—	—
Ordinary Shares	—	—	—	10	(A1)	20	(H)	92	13
						8	(I)
						(9)	(K)
						49	(F)
						14	(G)
Partnership capital	—	150,586	150,586	(150,586)	(A2)	—		—	—
Additional paid in capital	54,576	3,506,373	3,560,949	(3,514,855)	(A2)	15,932	(L)	8,616,229	1,205,455
				1,047,652	(A1)	1,972,042	(H)
				149,665	(A1)	4,919,722	(C),(F)
				8,482	(A4)	(901,409)	(K)
						1,358,049	(G)
Foreign currency translation reserves	—	68,837	68,837	(68,837)	(A2)	—		—	—
Retained earnings / (accumulated deficit)	(18,847)	(502,104)	(520,951)	510,586	(A2)	(150,102)	(D)	(332,132)	(46,467)
				(8,482)	(A4)	(163,183)	(C)
						—
Total shareholders’ equity	35,737	3,223,692	3,259,429	(2,026,365)		7,051,125		8,284,189	1,159,001
Non-controlling interests	—	16,617	16,617	—		—		16,617	2,325
Total equity	35,737	3,240,309	3,276,046	(2,026,365)		7,051,125		8,300,806	1,161,326
TOTAL LIABILITIES AND EQUITY	2,121,297	6,757,283	8,878,580	(1,603,761)		7,169,612		14,444,431	2,020,851

(1)
Derived from the audited balance sheet of NFC as of September 30, 2019, which have been translated into RMB for purposes of convenience translation, and adjusted for the reclassification of NFC’s common stock subject to redemption as non-current liabilities under IFRS due to the nature of the common stock subject to redemption.

(2)
Derived from the reviewed balance sheet of HHH as of June 30, 2019.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR NINE MONTHS ENDED SEPTEMBER 30, 2019
(in thousands, RMB, except share and per share data)
								For the Period Ended September 30, 2019
	NFC (IFRS)(1)	Healthy Harmony (IFRS)(2)	Combined	Purchase Accounting Adjustments		Pro Forma Adjustments		Pro Forma Combined
								RMB	US$
Revenues	—	1,767,080	1,767,080	—		—		1,767,080	$247,224
Operating expenses
Salaries, wages and benefits		994,386	994,386	—		—		994,386	139,120
Supplies and purchased medical services		286,934	286,934	—		—		286,934	40,144
Depreciation and amortization expense		188,910	188,910	46,452	(AA)	—		235,362	32,928
Lease and rental expenses		58,040	58,040			—		58,040	8,120
Impairment of trade receivables		7,251	7,251	—		—		7,251	1,014
Other operating expenses	68,671	254,231	322,902			(4,721)	(BB)	314,852	44,049
						(2,686)	(CC)
						(643)	(FF)
Income/(loss) from operations	(68,671)	(22,672)	(91,343)	(46,452)		8,050		(129,745)	(18,151)
Other income and expenses
Finance income	35,876	1,670	37,546	—		(36,232)	(DD)	1,314	184
Finance costs	—	(49,243)	(49,243)	—		(99,710)	(EE)	(148,953)	(20,839)
Foreign currency gain/(loss)	—	(561)	(561)	—		—		(561)	(78)
Gain on liquidation of a foreign operation	—	—	—	—		—		—	—
Other (loss)/income, net	—	31,897	31,897	—		—		31,897	4,463
Income (loss) before income taxes	(32,795)	(38,909)	(71,704)	(46,452)		(127,892)		(246,048)	(34,421)
Income tax (expense)/benefit	—	(86,084)	(86,084)	11,613	(GG)	(1,763)	(GG)	(76,234)	(10,666)
Net (loss) income	(32,795)	(124,993)	(157,788)	(34,839)		(129,655)		(322,282)	$(45,087)
Profit(loss) attributable to shareholders	(32,795)	(100,333)	(133,128)	—		—		(297,622)	(41,640)
Non-controlling interests	—	(24,660)	(24,660)	—		—		(24,660)	(3,450)
Two Class Method:
Weighted average shares outstanding of Class A ordinary shares	28,750,000
Basic and diluted net income per share, Class A	1.22
Weighted average shares outstanding of Class B ordinary shares	11,712,500
Basic and diluted net loss per share, Class B	(5.86)
Weighted average shares outstanding – basic and diluted								131,356,980	131,356,980
Net loss per share – basic and diluted								(2.27)	$(0.32)

(1)
Derived from the unaudited statement of operations of NFC as of September 30, 2019, which have been translated into RMB for purposes of convenience translation.

(2)
Derived from the unaudited statement of operations of HHH for the nine months ended June 30, 2019. See foonote 1(a).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018
(in thousands, RMB, except share and per share data)
	For the Year Ended December 31, 2018							For the Year Ended December 31, 2018
	NFC (IFRS)(1)	Healthy Harmony (IFRS) (Historical)	Combined	Purchase Accounting Adjustments		Pro Forma Adjustments		Pro Forma Combined
								RMB	US$
Revenues	—	2,058,779	2,058,779	—		—		2,058,779	299,437
Operating expenses
Salaries, wages and benefits		1,187,738	1,187,738	—		—		1,187,738	172,749
Supplies and purchased medical services		303,579	303,579	—		—		303,579	44,154
Depreciation and amortization expense		138,639	138,639	79,435	(AA)	—		218,074	31,718
Lease and rental expenses		201,670	201,670	—				201,670	29,332
Impairment of trade receivables		16,329	16,329	—		—		16,329	2,375
Other operating expenses	5,349	287,128	292,477			(160)	(BB)	288,261	41,926
						(3,637)	(CC)
						(419)	(FF)
Income/(loss) from operations	(5,349)	(76,304)	(81,653)	(79,435)		4,216		(156,872)	(22,817)
Other income and expenses
Finance income	20,358	2,543	22,901	—		(20,708)	(DD)	2,193	319
Finance costs	—	(19,420)	(19,420)	—		(127,884)	(EE)	(147,304)	(21,424)
Foreign currency gain/(loss)	—	(34,190)	(34,190)	—		—		(34,190)	(4,973)
Gain on liquidation of a foreign operation	—	26,429	26,429	—		—		26,429	3,844
Other (loss)/income, net	—	6,645	6,645	—		—		6,645	966
Income (loss) before income taxes	15,009	(94,297)	(79,288)	(79,435)		(144,376)		(303,099)	(44,085)
Income tax (expense)/benefit	—	(59,749)	(59,749)	19,859	(GG)	(862)	(GG)	(40,752)	(5,927)
Net (loss) income	15,009	(154,046)	(139,037)	(59,576)		(145,238)		(343,851)	(50,012)
Profit(loss) attributable to shareholders	15,009	(129,998)	(114,989)	—		—		(319,803)	(46,514)
Non-controlling interests	—	(24,048)	(24,048)	—		—		(24,048)	(3,498)
Two Class Method:
Weighted average shares outstanding of Class A ordinary shares	28,750,000
Basic and diluted net income per share, Class A	0.71
Weighted average shares outstanding of Class B ordinary shares	11,712,500
Basic and diluted net loss per share, Class B	(0.46)
Weighted average shares outstanding – basic and diluted								131,356,980	131,356,980
Net loss per share – basic and diluted								(2.23)	$(0.35)

(1)
Derived from the audited statement of operations of NFC as of December 31, 2018, which have been translated into RMB for purposes of convenience translation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.   Basis of Presentation
NFC is the accounting acquirer in the business combination. Healthy Harmony constitutes a business in accordance with IFRS 3 and the business combination constitutes a change in control. Accordingly, the business combination is accounted for using the acquisition method, which requires assets acquired and liabilities assumed to be recognized at their fair values on the acquisition date. Any excess of the fair value of purchase consideration over the fair value of the assets acquired less liabilities assumed is recorded as goodwill.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance IFRS, with NFC as the accounting acquirer, and based on the historical financial statements of Healthy Harmony and NFC translated to RMB and adjusted from GAAP to IFRS. The historical financial information of NFC has been adjusted to give effect to the differences between GAAP and IFRS as issued by the IASB for the purposes of the combined unaudited pro forma financial information. No adjustments were required to convert NFC’s financial statements from GAAP to IFRS for purposes of the combined unaudited pro forma financial information, except to classify NFC Class A ordinary shares subject to redemption as non-current liabilities under IFRS. The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company after giving effect to the business combination and related transactions.
The unaudited pro forma condensed combined balance sheet as of September 30, 2019 assumes that the business combination and related transactions occurred on September 30, 2019. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2019 and year ended December 31, 2018 presents pro forma effect to the business combination and related transactions as if they had been completed on January 1, 2018.
The unaudited pro forma condensed combined balance sheet as of September 30, 2019 has been prepared using, and should be read in conjunction with, the following:
•
NFC’s unaudited balance sheet as of September 30, 2019 and the related notes for the nine months ended September 30, 2019, prepared in accordance with GAAP, which is included elsewhere in this prospectus; and

•
Healthy Harmony’s unaudited interim condensed consolidated statement of financial position as of June 30, 2019 and the related notes for the six months ended June 30, 2019, prepared in accordance with IFRS and included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2019 has been prepared using, and should be read in conjunction with, the following:
•
NFC’s unaudited statement of operations for the nine months ended September 30, 2019 and the related notes, prepared in accordance with GAAP, which are included elsewhere in this prospectus; and

•
Healthy Harmony’s unaudited interim condensed consolidated statements of profit or loss and other comprehensive income/(loss) for the nine months ended June 30, 2019, prepared in accordance with IFRS.

Notes:
1(a)   The following table sets forth the calculation for HHH’s unaudited interim condensed consolidated statement of profit or loss and other comprehensive income/(loss) for nine months ended June 30, 2019 used in the Pro Forma calculation. HHH’s unaudited interim condensed consolidated statement of profit or loss and other comprehensive income/(loss) for nine months ended June 30, 2019 is derived from HHH’s unaudited interim condensed consolidated statement of profit or loss and other comprehensive income/(loss) for six month ended June 30, 2019, included elsewhere in this prospectus, combined with HHH’s unaudited interim condensed consolidated statement of profit or loss and other comprehensive income/(loss) for three months ended December 31, 2018 (not included elsewhere in this prospectus).
	3 months ended December 31, 2018	6 months ended June 30, 2019	9 months ended June 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations
Revenues	561,547	1,205,533	1,767,080
Operating expenses
Salaries, wages and benefits	(306,490)	(687,896)	(994,386)
Supplies and purchased medical services	(93,310)	(193,624)	(286,934)
Depreciation and amortization expense	(20,057)	(168,853)	(188,910)
Lease and rental expenses	(51,298)	(6,742)	(58,040)
Impairment of trade receivables	(4,035)	(3,216)	(7,251)
Other operating expenses	(98,110)	(156,121)	(254,231)
Loss from operations	(11,753)	(10,919)	(22,672)
Other income and expenses
Finance income	479	1,191	1,670
Finance costs	20,177	(69,420)	(49,243)
Foreign currency gain/(loss)	1,265	(1,826)	(561)
Other income, net	31,101	796	31,897
Income/(loss) before income taxes	41,269	(80,178)	(38,909)
Income tax expense	(45,394)	(40,690)	(86,084)
Loss for the period	(4,125)	(120,868)	(124,993)
Attributable to
Owners of the Partnership	5,536	(105,869)	(100,333)
Non-controlling interests	(9,661)	(14,999)	(24,660)
Loss for the period	(4,125)	(120,868)	(124,993)
Other comprehensive (loss)/income
Other comprehensive loss that may be reclassified to profit or loss in subsquent periods:
Exchange differences on translation of foreign operations	(27,769)	440	(27,329)
Other comprehensive (loss)/income for the period	(27,769)	440	(27,329)
	—	—	—
Total Comprehensive (loss)/income for the period	(31,894)	(120,428)	(152,322)
Attributable to
Owners of the Partnership	(22,233)	(105,429)	(127,662)
Non-controlling interests	(9,661)	(14,999)	(24,660)
	(31,894)	(120,428)	(152,322)

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 has been prepared using, and should be read in conjunction with, the following:
•
NFC’s audited statement of operations for the period from March 28 (inception) to December 31, 2018 and the related notes, prepared in accordance with GAAP, which are included elsewhere in this prospectus; and

•
Healthy Harmony’s audited consolidated statements of profit or loss and other comprehensive income/(loss) for the year ended December 31, 2018 and the related notes, prepared in accordance with IFRS and included elsewhere in this prospectus.

The financial statements of NFC have been translated into RMB for purposes of convenience translation in the unaudited pro forma combined financial information at the rate of RMB6.8755 to US$1.00 and RMB7.1477 to US$1.00, the respective exchange rates on December 31, 2018 and September 30, 2019 set forth in the H.10 statistical release of the Federal Reserve. The unaudited pro forma combined financial information reflects 100% acquisition of Healthy Harmony. The unaudited pro forma combined financial information assumes that the acquisition of 100% of Healthy Harmony is based on the same terms and conditions for the 99.37% provided for under the Transaction Agreement and remaining 0.63% ownership to be acquired at the Closing.
NFH’s management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the business combination.
The pro forma adjustments reflecting the consummation of the business combination and related transactions are based on certain currently available information and certain assumptions and methodologies that NFH believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. NFH believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of NFC and Healthy Harmony.
2.   Accounting Policies
Upon consummation of the business combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of NFC. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
3.   Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the business combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the business combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. NFC and Healthy Harmony have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of NFC’s shares outstanding, assuming the business combination occurred on January 1, 2018.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2019 are as follows (in thousands):
(A)   Below are the various purchase accounting related adjustments:
(A1)   The following table sets forth the preliminary allocation of the estimated consideration to the identifiable tangible and intangible assets acquired and liabilities assumed, with the excess recorded as goodwill. Preliminary allocation is as follows:

Allocation of consideration
(in thousands)
	Preliminary fair value
	RMB	US$
Net Estimated Consideration	9,309,708	$1,302,476
Preliminary fair value
Cash and cash equivalents	488,676	68,368
Restricted cash	24,315	3,402
Trade receivables	203,304	28,442
Inventories	57,703	8,073
Amounts due from related parties	29,084	4,069
Prepayments and other current assets	41,595	5,819
Property, plant and equipment	2,020,023	282,612
Intangibile assets	2,623,026	366,975
Right-of-use assets	1,706,081	238,690
Deferred tax assets	52,859	7,395
Restricted cash	350	49
Other non-current assets	79,543	11,128
Total identifiable assets acquired	7,326,559	1,025,022
Trade payables	87,241	12,205
Contract liabilities – current	304,364	42,582
Accrued expenses and other current liabilities	622,040	87,027
Amounts due to related parties	2,668	373
Tax payable	23,459	3,282
Lease liabilities – current	89,152	12,473
Interest-bearing bank borrowings – current	14,840	2,076
Interest-bearing bank borrowings – noncurrent	380,180	53,189
Contract liabilities – noncurrent	49,531	6,930
Deferred tax liabilities	686,531	96,049
Lease liabilities – noncurrent	1,670,451	233,705
Other non-current liabilities	9,121	1,276
Net identifiable liabilities acquired	3,939,578	551,167
Non-controlling interests	16,617	2,325
Goodwill	5,939,344	830,946
(A2)   Reflects the elimination of the historical equity balances of Healthy Harmony in accordance with the acquisition method of accounting
(A3)   The following represents the adjustments to property, plant, and equipment, and intangible assets to reflect the preliminary fair market value, as well as the related increase in deferred tax liabilities. Adjustments to property, plant, and equipment, and intangible assets were calculated as follows and fair values are based on various preliminary estimates. The remaining acquired assets, liabilities and non-controlling interest will be fair valued at Closing. Since this unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates the actual amounts recorded for the acquisition may differ from the information presented:

(in thousands)	Preliminary Fair Value	Preliminary Fair Value	Remaining Useful Lives
Intangible assets	RMB	US$
Brand Name/Trademark	1,931,700	$270,255	Infinite
Contracts with insurers	657,400	91,974	15
Software license(a)	33,926	4,746	5
Total Preliminary Fair Value	2,623,026	366,975
Carrying Value as of 6/30/2019	1,089,634	152,445
Adjustment amount	1,533,392	$214,530

(a)
No preliminary fair value determined as yet. Fair value equals book value.

Property, plant and equipment
Leasehold improvement	1,255,400	$175,637	15
Medical equipment	426,396	59,655	9
Office equipment	48,778	6,824	4
Furniture and fixtures	16,433	2,299	6
Automobile	3,084	431	5
Construction in Progress	269,932	37,765
Total Preliminary Fair Value	2,020,023	282,611
Carrying Value as of 6/30/2019	1,863,001	260,643
Adjustment amount	157,022	21,968
Deferred tax liabilities
Total Preliminary Fair Value	(422,604)	$(59,124)
Carrying Value as of 6/30/2019		—
Adjustment amount	(422,604)	$(59,124)
The preliminary fair values for the brand name/trademark was determined using the Relief-from-Royalty Method, which is a combination of an income approach and market approach. The preliminary fair value for contracts with insurers was determined using the Multi-Period Excess Earnings Method, which is an income-based approach. The preliminary fair value for property, plant, and equity were determined using a cost approach, considering physical deterioration when determining current reproduction costs. The preliminary estimates of remaining average useful lives for the intangible assets and property, plant, and equipment were determined by assessing the period of economic benefit of the asset. These preliminary estimates of fair value and estimated useful lives may differ from final amounts NFC will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information, including increases or decreases to the expected depreciation and amortization expense.
(A4)   Reflects unrecognized compensation expense associated with the accelerated vesting of certain Healthy Harmony restricted stock units and options upon a change in control. These pro forma adjustments are not reflected in the unaudited pro forma combined condensed statements of operations as these amounts are not expected to have a continuing impact on the operating results of the combined company.
(B)   Reflects the reclassification of RMB2,112,005 (US$295,480) of cash and marketable securities held in the NFC trust account used to fund the business combination and related transactions.
(C)   Reflects the payment of transaction costs at Closing, which includes

	Amount
(in thousands)	RMB	US$
Deferred underwriting fees	(49,408)	$(6,913)
PIPE Fee	(29,739)	(4,161)
Other (Legal, advisory, admin, leakage, transaction bonus, etc.)	(163,183)	(22,830)
Accrued transaction costs	(3,367)	(471)
Total estimated transactions costs to be paid	(245,697)	$(34,375)
Transaction costs already expensed and paid	(1,354)	(189)
Total estimated transaction costs	(247,051)	(34,564)
For the amount raised through Subscription Agreements, NFC owed a 3% fee on gross proceeds received from certain investors who were introduced to NFC by specified bankers. The associated fee is an equity issuance cost which is offset against additional paid in capital.
(D)   Reflects the payment of RMB114,363 (US$16,000) and RMB35,739 (US$5,000) related to the Transaction Expenses Reimbursement Amount and Fosun Expense Reimbursement Amount, respectively per the Transaction Agreement.
(E)   Reflects cash proceeds from the Debt Financing used to fund the business combination and the reclass of existing IFC loans from non-current to current. Debt issuances fees are expected to be minimal so for pro forma purposes have been included in total transaction costs in note (C) above. IFC loans are expected to be settled within one year of the Closing and as such are considered current.
(F)   Reflects issuance of Class A shares related to the Subscription Agreements, all of which automatically converted to NFH ordinary shares at the Closing. Shares were purchased at RMB 71 (US$10) per share for proceeds of RMB5,085,460 (US$711,482).
(G)   Reflects issuance of Class A shares related to the Forward Purchase Agreements, all of which automatically converted to NFH ordinary shares at the Closing. Shares were purchased at RMB 71 (US$10) per share for proceeds of RMB1,358,063 (US$190,000). Forward purchase holders also received an additional 112,500 shares as incentive to enter into such agreements. Adjustment reflects the issuance of the additional shares.
(H)   Reflects reclassification of ordinary shares subject to possible redemption to permanent equity.
(I)   Reflects the conversion of NFC ordinary shares to NFH ordinary shares at Closing.
(J)   Reflects settlement of amounts due from/to related parties at the Closing. Settlements reflect amounts due to Healthy Harmony from senior executives and amounts payable to Fosun Seller and TPG Seller for management fees owed. Settlement by NFC for the amount associated with fees owed under the administrative services agreement.
(K)   Reflects the actual redemption of 12,234,068 public shares. (L) Reflects HHH’s transaction expense leakage adjustment after closing.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and year ended December 31, 2018 are as follows (in thousands):
(AA)   Reflects the incremental depreciation and amortization expense recorded as a result of property, plant and equipment and intangible assets acquired in the business combination.
(BB)   Reflects the elimination of non-recurring transaction related costs incurred.
(CC)   Reflects the elimination of Healthy Harmony’s monitoring fees incurred during the period indicated that are not expected to be incurred subsequent to the Closing.

(DD)   Reflects the elimination of interest income on the NFC trust account and interest income on amounts due from related parties of Healthy Harmony.
(EE)   Reflects the interest expense for the new debt financing which was calculated based on the following:
	New Debt
(in thousands)	RMB	US$
Amount utilized	2,144,310	$300,000
Stated rate (1)	6.20%
Term	7 Years
Effective rate	6.35%
Interest payment terms	Quarterly
Interest expense (9-months ended 9/30/2019)	99,710	$13,950
Interest expense (12-months ended 12/31/2018)	127,884	$18,600

(1)
The term facility accrues interest at a rate of 126.53% of the applicable PBOC benchmark annual interest rate for loans denominated in RMB and with the tenors of over five years (the PBOC Benchmark Rate), subject to annual adjustment to reflect the PBOC benchmark annual interest rate applicable on 1 January each year. As of the date of the commitment letter, the interest rate is 6.20% p.a.

As the interest rate is subject to change, the company performed a sensitivity analysis to determine the change in interest expense:
	as of September 30, 2019
(in thousands)	Increase by 0.125%	Decrease by 0.125%
RMB
Interest expense	101,719	97,738
Change in interest expense	2,009	(1,972)
USD
Interest expense	$14,231	$13,674
Change in interest expense	$281	$(276)
	as of December 31, 2018
(in thousands)	Increase by 0.125%	Decrease by 0.125%
RMB
Interest expense	130,463	125,347
Change in interest expense	2,579	(2,537)
USD
Interest expense	$18,975	$18,231
Change in interest expense	$375	$(369)
(FF)   Reflects the elimination of administrative services expenses for office space, secretarial and administrative services paid monthly to an affiliate of the NFC Sponsor that ceased upon the Closing.
(GG)   Reflects income tax effect of pro forma adjustments using a blended statutory tax rate of 25% for adjustments related to business activities in China by UFH and 0% tax rate for any adjustments related to business activities by NFC.

4.   Loss per share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the business combination, assuming the shares were outstanding since January 1, 2018. As the business combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the business combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods. No potentially dilutive shares were identified in the pro forma financial statements, nor would there be dilution as the Company is in a loss position.
The loss per share after taking into effect the Business Combination for the nine months ended September 30, 2019 and year ended December 31, 2018:
	Nine Months Ended September 30, 2019		Year Ended December 31, 2018
	Pro forma Combined		Pro forma Combined
	RMB	USD	RMB	USD
Pro forma net loss	(297,622)	$(41,640)	(319,803)	$(46,514)
Weighted average ordinary shares outstanding – Basic and diluted	131,356,980	131,356,980	131,356,980	131,356,980
Net loss per ordinary share – Basic and Diluted(1)	(2.27)	$(0.32)	(2.23)	$(0.35)

(1)
For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants are exchanged ordinary shares. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted earnings per share.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS
You should read the following discussion of our financial condition and results of operations in conjunction with its consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly those set forth in the section entitled “Risk Factors.”
A.   Operating Results
Overview
We were originally incorporated on March 28, 2018 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On December 18, 2019, we consummated the acquisition of UFH and related transactions. As a result of the business combination, we became the holding company of UFH and we changed our name from “New Frontier Corporation” to “New Frontier Health Corporation.”
We are a leading provider of premium healthcare services in China where we operate under the United Family Healthcare (“UFH”) brand. UFH is a network of private hospitals and affiliated ambulatory clinics located in China’s more affluent cities. As of June 30, 2019, UFH’s healthcare services business comprised substantially all of our operations. Our operating results vary from period to period as a result of a variety of social and epidemiological factors in the patient base served by our healthcare network and the investment and development cycle related to opening new facilities.
Substantially all of our non-cash assets are located in China, and all of our revenues are derived from our operations there. Accordingly, our business, financial condition and results of operations are subject, to a significant degree, to economic, political and legal developments in China. The economic system in China differs from the economies of most developed countries in many respects, including the amount of government control over capital investments, development, foreign exchange and allocation of resources.
In recent years, the Chinese government’s healthcare reform program has encouraged private investments, such as the UFH network, as an important supplement to the public system and the primary source for providing specialized and premium healthcare services in China. Nevertheless, expansions of UFH’s existing facilities as well as new hospital and affiliated clinic projects are complex and require several layers of government approvals before they can become operational, which can take approximately six to twenty months to obtain. Such approvals may include: approval from the National Development and Reform Commission (“NDRC”) and the Ministry of Commerce (“MOFCOM”), or their local branches, relating to laws and regulations on foreign invested enterprises in China as the healthcare service sector is still on the Special Management Measures (Negative List) for Foreign Investment Access; multi-level government approvals relating to healthcare facilities generally, including the grant of a general hospital license from local health authorities and in some cases the Ministry of Health at the national level; and land use, environmental compliance and other permits and safety approvals required in connection with constructing new hospital facilities. Accordingly, the timing and ability to complete its expansion projects and new facility openings are dependent on the actual receipt of the various government licenses and permits.
Our consolidated financial statements are stated in RMB. However, solely for the convenience of the readers, the results of operations and cash flows for the six months ended June 30, 2019 were translated into U.S. dollars at the exchange rate of the buying rate on June 30, 2019 of RMB6.8650 to US$1.00 in New York City for cable transfers in RMB for U.S. dollars, set forth in the H.10 weekly statistical release of the Federal Reserve Board of the United States as certified for customs purposes by the Federal Reserve Board of New York. These convenience translations should be treated as supplementary information and has not been prepared in compliance with IFRS.

Our total revenue increased from RMB 990,096,000 in the first half of 2018 to RMB 1,205,533,000 (US$175,606,000) in the first half of 2019. The increase was primarily driven by an increase in the number of patients visiting and the number of services offered at our facilities. We intend to continue our revenue growth through increased market penetration in existing facilities as well as expansion efforts, both by investing in new expansion facilities and expanding its current facilities in both the tier one and tier two cities.
Critical Accounting Policies
The preparation of the consolidated financial statements in conformity with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Areas in which significant judgments and estimates are used are listed below:
Revenue Recognition
Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. A performance obligation represents a good and service (or a bundle of goods or services) that is distinct or a series of distinct goods or services that are substantially the same.
Healthcare services
Revenue is recognized when our obligation to provide healthcare services is satisfied. The contractual relationships with patients, in majority of the cases, also involve a third-party insurance company payor.
For inpatient services, the patients receive treatments that include various components that are all highly interdependent, and therefore, are regarded as one performance obligation. The performance obligation is satisfied over time as the patient simultaneously receives and consumes the benefits of the inpatient services provided. UFH has a right to consideration from its patients in an amount that corresponds directly with the value to the patient of UFH’s performance completed to date (calculated based on fixed pre-determined treatment prescriptions). Therefore, revenue for inpatient services are recognized in the amount to which UFH has a right to invoice on a daily basis.
Revenue for outpatient services is recognized at a point in time because the performance obligations are generally satisfied over a period of less than one day.
Others
Revenue from goods such as gift shop merchandise, and food and beverage items are recognized at a point in time, generally upon delivery of the goods to the customer. Revenue from services such as hospital management consulting and training services, and matron services is recognized on a straight-line basis because the customer simultaneously receives and consumes the benefits provided by UFH evenly throughout the performance period.
Impairment of goodwill and indefinite lived intangible assets
Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. We perform our annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of our cash-generating units (“CGU”), or groups of CGUs, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities are assigned to those units or groups of units.
Impairment is determined by assessing the recoverable amount of the CGU (group of CGUs) to which the goodwill relates. Where the recoverable amount of the CGU (group of CGUs) is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period.

Where goodwill has been allocated to a CGU (or group of CGUs) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on the disposal.
Intangible assets with indefinite useful lives are tested for impairment annually and at other times when any impairment indicator exists either individually or at the CGU level.
Deferred Tax Assets
Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized, except:
•
When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•
In respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at the end of each reporting period and are recognized to the extent that it has become probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be recovered.
Share-based payments
We operate a share-based compensation program for the purpose of providing incentives and rewards to eligible participants who contribute to the success of our operations. Our employees (including directors) receive remuneration in the form of share-based payments, whereby such employees render services as consideration for the equity instruments (“equity-settled transactions”).
The cost of equity-settled transactions with employees is measured by reference to the fair value at the date on which it was granted. The fair value is determined by an external valuer using a binomial model.
The cost of equity-settled transactions is recognized as employee benefit expense, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and our best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the statement of profit or loss for a period represents the movement in the cumulative expense recognized as at the beginning and end of that period.
Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of our best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.
No expense is recognized for awards that do not ultimately vest because non-market performance and/or service conditions are not met. Where awards include a market or non-vesting condition, the transactions are treated as vesting irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

Impairment of non-financial assets
Where an indication of impairment exists, or when annual impairment testing for an asset is required (other than inventories and financial assets), the asset’s recoverable amount is estimated. An asset’s recoverable amount is the higher of the asset’s or CGU’s value in use and its fair value less costs of disposal, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the CGU to which the asset belongs. An impairment loss is recognized only if the carrying amount of an asset exceeds its recoverable amount. We base our impairment calculation on detailed budgets and forecast calculations, which are presented separately for each of our CGUs to which individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. A long-term growth rate is calculated and applied to project future cash flows after the fifth year. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is charged to the statement of profit or loss in the period in which it arises.
Impact of Recently Issued Accounting Standards
UFH has adopted the IFRS since September 29, 2014. Therefore, our consolidated financial statements for the six months ended June 30, 2019, have been prepared in compliance with IFRS.
All IFRSs effective for the accounting period commencing from January 1, 2018, including IFRS 15 — Revenue from Contracts with Customers and IFRS 9 —  Financial Instruments, together with the relevant transitional provisions, have been consistently applied by us in the preparation of the financial statements throughout the periods presented.
A number of new and revised IFRS standards have been issued and would become effective for annual periods beginning on or after January 1, 2019. For further details, please see Note 2 to our consolidated financial statements included elsewhere in this prospectus.
Foreign Currency Exchange and Impact of Inflation
We generate 100% of our revenue and incur approximately 99% of our expenses in RMB within China, however, a portion of our earnings is typically transferred from China and converted into USD or other currencies to pay certain of these expenses. RMB are not freely traded and is closely controlled by the Chinese government. The USD is freely traded and has recently experienced volatility in world markets. During the six months ended June 30, 2019, the RMB depreciated approximately 0.2% against the USD, resulting in net exchange rate losses to us of RMB 1,826,000.
As part of its risk management program, we perform sensitivity analyses to assess potential changes in revenue, operating results, cash flows and financial position relating to hypothetical movements in currency exchange rates. Our sensitivity analysis of changes in the fair value of the RMB to the USD at June 30, 2019 indicated that if the USD increased or decreased in value by 1% relative to the RMB, with all other variables held constant, our post-tax profit for the six months ended June 30, 2019 would have been RMB 3,337,047 lower or higher, respectively.
According to China’s National Bureau of Statistics, for the years ended December 31, 2016, 2017, 2018 and the six months ended June 30, 2019, the consumer price index in China, was 2.0%, 1.6%, 2.1% and 2.2%, respectively. Neither deflation nor inflation has had a significant impact on our results of operations in these years.
Results of Operations
The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of results that may be expected for any future period.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
	For the Six Months Ended June 30
(in thousands)	2018	2019
	RMB	RMB	US$
Revenues	990,096	1,205,533	$175,606
Operating expenses
Salaries, wages and benefits	566,572	687,896	100,203
Supplies and purchased medical services	127,708	193,624	28,205
Depreciation and amortization expense	60,506	168,853	24,596
Lease and rental expenses	98,730	6,742	982
Bad debt expense	8,756	3,216	468
Other operating expenses	112,388	156,121	22,742
	974,660	1,216,452	177,196
Operating income (loss)	15,436	(10,919)	(1,591)
Finance income	(1,305)	(1,191)	(173)
Finance costs	5,492	69,420	10,112
Foreign currency loss (gain)	13,743	1,826	266
Gain on disposal of an associate	—	—	—
Gain on liquidation of a foreign operation	—	—	—
Other expense (income), net	(1,769)	(796)	(116)
Income (loss) before income taxes	(725)	(80,178)	(11,680)
Income tax expense	(29,588)	(40,690)	(5,926)
Loss for the year	(30,313)	(120,868)	(17,606)
Attributable to
Owners of the parent	(22,797)	(105,869)	(15,421)
Non-controlling interests	(7,516)	(14,999)	(2,185)
Other comprehensive loss, net of tax
Other comprehensive loss that may be reclassified to profit or loss in subsequent periods:
Liquidation of a foreign operation	—	—	—
Exchange differences on translation of foreign operations	6,927	440	64
Other comprehensive loss for the year, net of tax	6,927	440	64
Total comprehensive loss for the year	(23,386)	(120,428)	(17,542)
Attributable to
Owners of the parent	(15,870)	(105,429)	(15,357)
Non-controlling interests	(7,516)	(14,999)	(2,185)

	Years Ended December 31,
(in thousands)	2016	2017	2018
	RMB	RMB	RMB	US$
Revenues	1,675,360	1,827,880	2,058,779	$299,437
Operating expenses				—
Salaries, wages and benefits	939,002	1,040,405	1,187,738	172,749
Supplies and purchased medical services	212,638	236,557	303,579	44,154
Depreciation and amortization expense	111,830	115,908	138,639	20,164
Lease and rental expenses	87,964	151,222	201,670	29,332
Impairment of trade receivables	28,031	16,571	16,329	2,375
Other operating expenses	204,105	223,575	287,128	41,761
	1,583,570	1,784,238	2,135,083	310,535
Operating income/(loss)	91,790	43,642	(76,304)	(11,098)
Finance income	(1,165)	(1,862)	(2,543)	(370)
Finance costs	10,124	13,408	19,420	2,825
Foreign currency loss/(gain)	20,193	(12,856)	34,190	4,973
Gain on disposal of an associate		(29,618)	—	—
Gain on liquidation of a foreign operation	—	—	(26,429)	(3,844)
Other expense/(income), net	2,769	6,214	(6,645)	(966)
Income/(loss) before income taxes	59,869	68,356	(94,297)	(13,716)
Income tax expense	(62,096)	(66,765)	(59,749)	(8,690)
Profit/(loss) for the year	(2,227)	1,591	(154,046)	(22,406)
Attributable to
Owners of the parent	(2,227)	13,159	(129,998)	(18,907)
Non-controlling interests	—	(11,568)	(24,048)	(3,499)
Other comprehensive income/(loss), net of tax
Other comprehensive loss that may be reclassified to profit or loss in subsequent periods:
Liquidation of a foreign operation	—	—	(26,429)	(3,844)
Exchange differences on translation of foreign operations	41,532	(4,008)	24,270	3,530
Other comprehensive income/(loss) for the year, net of tax	41,532	(4,008)	(2,159)	(314)
Total comprehensive income/(loss) for the year	39,305	(2,417)	(156,205)	(22,720)
Attributable to
Owners of the parent	39,305	9,151	(132,157)	(19,222)
Non-controlling interests	—	(11,568)	(24,048)	(3,498)
Non-IFRS Measures
The following discussion and analysis includes certain measures, including Adjusted EBITDA, which have not been prepared in accordance with IFRS. These measures do not have any standardized meaning prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies. These measures should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with IFRS. We use Adjusted EBITDA in evaluating our operating results and for financial and operational decision-making purposes. We believe that Adjusted EBITDA helps compare our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance, and helps identify underlying operating results and trends.
“Adjusted EBITDA” refers to net income/(loss) plus (i) depreciation and amortization, (ii) finance expense/(income), (iii) other gains or losses, (iv) other expenses (such as share based compensation), (v) provision for income taxes, as further adjusted for the monitoring fee to Fosun and TPG, and (vi) lease expense adjustment as a result of adoption of IFRS 16, (vii) transaction costs.
The following table sets forth a reconciliation of our net income to Adjusted EBITDA for the periods indicated:
	For the Six Months Ended June 30
	2018	2019
(in thousands)	RMB	RMB	US$
Net income (loss)	(30,313)	(120,868)	(17,606)
Less: Finance income	(1,305)	(1,191)	(173)
Add: Finance expense	5,492	69,420	10,112
Add: Other losses (gains)	13,743	1,826	266
Add: Other expense (income), net	(1,769)	(796)	(116)
Add: Income tax expense	29,588	40,690	5,927
Operating income (loss)	15,436	(10,919)	(1,590)
Add: Share-based compensation	8,871	20,872	3,040
Add: Depreciation and amortization	60,506	168,853	24,596
Add: Monitoring fee payable to Fosun and TPG	1,653	1,739	253
Add: Lease expense adjustment as a result of adoption of IFRS 16	—	(101,415)	(14,773)
Add: Transaction costs	—	4,534	661
Adjusted EBITDA	86,466	83,664	12,187

	Years Ended December 31,
	2016	2017	2018
(in thousands)	RMB	RMB	RMB	US$
Net income/(loss)	(2,227)	1,591	(154,046)	(22,405)
Less: Finance income	(1,165)	(1,862)	(2,543)	(370)
Add: Finance expense	10,124	13,408	19,420	2,825
Add: Other losses/(gains)	20,193	(42,474)	7,761	1,129
Add: Other expense/(income), net	2,769	6,214	(6,645)	(966)
Add: Income tax expense	62,096	66,765	59,749	8,690
Operating income/(loss)	91,790	43,642	(76,304)	(11,097)
Add: Share-based compensation	33,286	22,850	18,418	2,679
Add: Depreciation and amortization	111,830	115,908	138,639	20,164
Add: Monitoring fee payable to Fosun and TPG	3,733	3,715	3,637	529
Adjusted EBITDA	240,639	186,115	84,390	12,275
Revenue
Comparison of First Half of 2019 and First Half of 2018
The following table sets forth the principal components of our revenue, both as absolute amounts and as percentages of total revenue, and changes for the periods indicated.

	For the Six Months Ended June 30
	2018		2019
(in thousands, except percentages)	RMB	% of Revenue	RMB	% of Revenue	% of Change
Healthcare services	984,776	99.5%	1,200,280	99.6%	21.9%
Others	5,320	0.5%	5,253	0.4%	–1.3%
Total revenue	990,096	100.0%	1,205,533	100.0%	21.8%
The increase in total revenue in the first half of 2019 compared to the same period of 2018 was primarily driven by the growth in our healthcare services revenue generated from UFH’s existing facilities.
Healthcare Services
Healthcare services revenue was RMB 984,776,000 and RMB 1,200,280,000, representing 99.5% and 99.6% of total revenue in the first half of 2018 and the same period of 2019, respectively.
The table below identifies the relative contribution of inpatient and outpatient services to healthcare services revenue.
	For the Six Months Ended June 30
(in thousands, except percentages)	2018	2019
Inpatient/Outpatient revenue percentages
Inpatient services as percent of healthcare services revenue	36.9%	37.3%
Outpatient services as percent of healthcare services revenue	63.1%	62.7%
The table below identifies the primary service lines contributing to healthcare services revenue.
	For the Six Months Ended June 30
	2018	2019
OB/GYN	22.9%	22.1%
Pediatrics	15.6%	14.7%
Surgery	8.3%	7.7%
Orthopedics	7.6%	7.3%
Family Medicine	8.9%	10.2%
Internal Medicine	7.1%	7.2%
Emergency Room	8.0%	8.3%
Dental	4.4%	4.5%
Postpartum Rehabilitation	2.8%	4.6%
All other services	14.4%	13.4%
	100.0%	100.0%
The table below sets forth certain key operating data of our healthcare services.
	For the Six Months Ended June 30
	2018	2019
Outpatient
Outpatient visits	278,410	315,561
Revenue per Outpatient visit (RMB)	2,233	2,387
Inpatient
Inpatient admissions	4,271	5,289
Revenue per Inpatient admission (RMB)	84,982	84,540

Healthcare services revenue increased by RMB 215,504,000 or 21.9% to RMB1,200,280,000 for the six months ended June 30, 2019 as compared to RMB 984,776,000 for the same period of 2018, which was primarily driven by an increase in the number of inpatient admissions and outpatient visits.
Comparison of Fiscal Years 2016, 2017 and 2018
The following table sets forth the principal components of our revenue, both as absolute amounts and as percentages of total revenue, and year-over-year changes, for the periods indicated.
	Years Ended December 31,
	2016		2017		2018		2017 vs. 2016	2018 vs. 2017
(in thousands, except percentages)	RMB	% of Revenue	RMB	% of Revenue	RMB	% of Revenue	% of Change	% of Change
Healthcare Services	1,668,573	99.6%	1,822,065	99.7%	2,045,013	99.3%	9.2%	12.2%
Others	6,787	0.4%	5,815	0.3%	13,766	0.7%	–14.3%	136.7%
Total revenue	1,675,360	100.0%	1,827,880	100.0%	2,058,779	100.0%	9.1%	12.6%
The increase in total revenue in 2017 and 2018 was primarily driven by the growth in our healthcare services revenue generated from UFH’s existing facilities.
Healthcare Services
Healthcare services revenue was RMB1,668,573,000, RMB1,822,065,000 and RMB2,045,013,000, representing 99.6%, 99.7% and 99.3% of total revenue in 2016, 2017 and 2018, respectively.
The table below identifies the relative contribution of inpatient and outpatient services to healthcare services revenue.
	Years Ended December 31,
	2016	2017	2018
Inpatient/Outpatient revenue percentages
Inpatient services as percent of healthcare services revenue	40.5%	39.8%	37.1%
Outpatient services as percent of healthcare services revenue	59.5%	60.2%	62.9%
The table below identifies the primary service lines contributing to healthcare services revenue.
	Years Ended December 31,
	2016	2017	2018
OB/GYN	25.8%	23.4%	22.9%
Pediatrics	15.7%	16.6%	15.8%
Surgery	8.5%	8.8%	8.2%
Orthopedics	8.2%	8.2%	7.1%
Family Medicine	7.3%	7.6%	9.2%
Internal Medicine	6.8%	7.9%	8.1%
Emergency Room	8.9%	6.8%	6.8%
Dental	4.3%	4.5%	4.5%
Post-partum Rehabilitation	0.4%	2.1%	3.5%
All other services	14.1%	14.1%	13.9%
	100.0%	100.0%	100.0%

The table below sets forth certain key operating data of our healthcare services.
	Years Ended December 31,
	2016	2017	2018
Inpatient
Inpatient admissions	7,997	8,321	8,849
Revenue per Inpatient admission (RMB)	84,485	87,078	85,813
Outpatient
Outpatient visits	471,552	508,675	570,957
Revenue per Outpatient visit (RMB)	2,106	2,158	2,252
2018 compared to 2017
Healthcare services revenue increased by RMB 222,948,000 or 12.2% to RMB2,045,013,000 for the year ended December 31, 2018 as compared to RMB 1,822,065,000 for the prior year period, which was primarily driven by an increase in the number of inpatient admissions and outpatient visits.
2017 compared to 2016
Healthcare services revenue increased by RMB 153,492,000 or 9.2%, to RMB 1,822,065,000 for the year ended December 31, 2017 as compared to RMB 1,668,573,000 for the prior year period, which was primarily driven by an increase in the number of inpatient admissions and outpatient visits, and an increase in average service prices.
Operating expenses
	For the Six Months Ended June 30
	2018		2019
(in thousands, except percentage)	RMB	% of Revenue	RMB	% of Revenue	% of Change
Operating expenses
Salaries, wages and benefits	566,572	57.2%	687,896	57.1%	21.4%
Supplies and purchased medical services	127,708	12.9%	193,624	16.1%	51.6%
Depreciation and amortization	60,506	6.1%	168,853	14.0%	179.1%
Lease and rental expenses	98,730	10.0%	6,742	0.6%	–93.2%
Expected credit losses of accounts receivable	8,756	0.9%	3,216	0.3%	–63.3%
Other operating expenses	112,388	11.4%	156,121	13.0%	38.9%
	974,660	98.5%	1,216,452	101.1%	24.8%

	Years Ended December 31,
	2016		2017		2018		2017 vs. 2016	2018 vs. 2017
(in thousands, except percentage)	RMB	% of Revenue	RMB	% of Revenue	RMB	% of Revenue	% of Change	% of Change
Operating expenses
Salaries, wages and benefits	939,002	56.0%	1,040,405	56.9%	1,187,738	57.7%	10.8%	14.2%
Supplies and purchased medical services	212,638	12.7%	236,557	12.9%	303,579	14.7%	11.2%	28.3%
Depreciation and amortization	111,830	6.7%	115,908	6.3%	138,639	6.7%	3.6%	19.6%
Lease and rental expenses	87,964	5.3%	151,222	8.3%	201,670	9.8%	71.9%	33.4%
Impairment of trade receivables	28,031	1.7%	16,571	0.9%	16,329	0.8%	(40.9)%	(1.5)%
Other operating expenses	204,105	12.2%	223,575	12.2%	287,128	13.9%	9.5%	28.4%
	1,583,570	94.5%	1,784,238	97.6%	2,135,083	103.7%	12.7%	19.7%
First half of 2019 compared to first half of 2018
Salaries, wages and benefits expenses increased by RMB 121,324,000, or 21.4%, to RMB 687,896,000 for the six months ended June 30, 2019 compared to RMB 566,572,000 for the same period of 2018, which as percentage of healthcare services revenue was 57.1% in the first half of 2019, basically the same as the same period of 2018.
Supplies and purchased medical services expenses increased by RMB 65,916,000, or 51.6%, to RMB 193,624,000 for the six months ended June 30, 2019 compared to RMB 127,708,000 for the same period of 2018, mainly due to the increased usage of medical supplies of RMB 13,092,000 or 29.0% and increased usage of pharmaceutical drugs of RMB 38,925,000 or 68.2%. Supplies and purchased medical services expenses increased as a percentage of healthcare services net revenue, to 16.1% in the first half of 2019 as compared to 12.9% in the same period of 2018, as a result of expansion of labor, delivery, recovery, postpartum and vaccination related services in the first half of 2019 as compared to the same period of 2018.
Depreciation and amortization expenses increased by RMB 108,347,000, or 179.1%, to RMB 168,853,000 for the six months ended June 30, 2019 compared to RMB 60,506,000 for the same period of 2018, primarily due to (i) depreciation expenses of RMB 71,807,000 recognized in the first half of 2019 as a result of the newly adopted IFRS 16 effective from January 1, 2019 (“adoption of IFRS 16”) and (ii) the expansion of existing facilities and opening of new facilities in the second half of 2018, which are now being depreciated.
Lease and rental expenses decreased by RMB 91,988,000, or 93.2%, to RMB 6,742,000 for the six months ended June 30, 2019 compared to RMB 98,730,000 for the same period of 2018, primarily due to the adoption of IFRS 16.
For more information about the changes in accounting policies and disclosures, see “Basis of preparation and changes in accounting policies and disclosures” to our consolidated financial statements appearing elsewhere in this prospectus.
Impairment of trade receivable decreased by RMB 5,540,000, or 63.3%, to RMB 3,216,000 for the six months ended June 30, 2019 compared to RMB 8,756,000 for the same period of 2018 and decreased as a percentage of healthcare services net revenue, to 0.3% in the first half of 2019 as compared to 0.9% in the same period of 2018 as a result of the improved collection rate.
Other operating expenses increased by RMB 43,733,000, or 38.9%, to RMB 156,121,000 for the six months ended June 30, 2019 compared to RMB 112,388,000 for the same period of 2018, primarily due to increased professional fees of RMB 18,330,000, office supplies of RMB 3,258,000, as well as increased marketing and advertising expenses of RMB 4,211,000 and building utilities of RMB 5,462,000. Other operating expenses as a percentage of healthcare service revenue for the six months ended June 30, 2019 increased to 12.9%, as compared to 11.4% for the same period of 2018, which was mainly attributable to the openings of PDU and GZU in the second half of 2018.
2018 compared to 2017
Salaries, wages and benefits expenses increased by RMB 147,333,000, or 14.2%, to RMB 1,187,738,000 for the year ended December 31, 2018 compared to RMB 1,040,405,000 for the prior year period, and increased as a percentage of healthcare services revenue, to 57.7% in 2018 as compared to 56.9% in the prior year period, primarily due to the increase in average headcount of 11% from 2,718 people at December 31, 2017 to 3,019 people at December 31, 2018 as a result of expansion of existing facilities and opening of new facilities in 2018. The increase in headcount was due to both increased hiring in UFH’s existing facilities as well as the hiring of new personnel to staff the new hospitals in PDU and GZU during the 2018 fiscal year.
Supplies and purchased medical services expenses increased by RMB 67,022,000, or 28.3%, to RMB 303,579,000 for the year ended December 31, 2018 compared to RMB 236,557,000 for the prior year period, mainly due to increased usage of medical supplies of RMB 16,753,000 or 19.0% and increased usage of pharmaceutical drugs of RMB 46,351,000 or 49.1% as a result of the increased number of patients treated in its hospital network in 2018 as compared to 2017. The increase in usage is reflective of an increase in service volume as well as our expansion to provide more complex and sophisticated services.
Depreciation and amortization expenses increased by RMB 22,731,000, or 19.6%, to RMB 138,639,000 for the year ended December 31, 2018 compared to RMB 115,908,000 for the prior year period, primarily due to the expansion of existing facilities and opening of new facilities, which are now being depreciated.
Lease and rental expenses increased by RMB 50,448,000, or 33.4%, to RMB 201,670,000 for the year ended December 31, 2018 compared to RMB 151,222,000 for the prior year period, primarily due to the increase in the total building space utilized in the expansion of UFH’s hospital and clinic network, especially related to PXU’s lease, which started in 2018.
Impairment of trade receivable decreased by RMB 242,000, or 1.5%, to RMB 16,329,000 for the year ended December 31, 2018 compared to RMB 16,571,000 for the prior year period, and, decreased as a percentage of healthcare services net revenue, to 0.8% in 2018 as compared to 0.9% in the prior year period.
Other operating expenses increased by RMB 63,553,000, or 28.4%, to RMB 287,128,000 for the year ended December 31, 2018 compared to RMB 223,575,000 for the prior year period, primarily due to increased professional fees of RMB 12,403,000, office supplies of RMB 10,613,000 and expense on consumables of RMB 7,362,000, as well as increased marketing and advertising expense of RMB 5,085,000, building utilities of RMB 6,051,000, recruiting expense of RMB 4,295,000, meeting and travel expense of RMB 4,239,000, and maintenance fees of RMB 2,818,000. Other operating expenses as a percentage of healthcare service revenue for the year ended December 31, 2018 increased to 13.9%, as compared to 12.2% for the prior year period, which was mainly attributable to the opening of PDU and GZU during the 2018 fiscal year.
2017 compared to 2016
Salaries, wages and benefits expenses increased by RMB 101,403,000, or 10.8%, to RMB 1,040,405,000 for the year ended December 31, 2017 compared to RMB 939,002,000 for the prior year period, and increased as a percentage of healthcare services revenue, to 56.9% in 2017 as compared to 56.0% in the prior year period primarily, due to increase in average headcount of 1% from 2,685 people at December 31, 2016 to 2,718 people at December 31, 2017 as a result of expansion of existing facilities.
Supplies and purchased medical services expenses increased by RMB 23,919,000, or 11.2%, to RMB 236,557,000 for the year ended December 31, 2017 compared to RMB 212,638,000 for the prior year period, mainly due to increased usage of medical supplies of RMB 9,862,000 or 12.6% and increased usage of pharmaceutical drugs of RMB 7,946,000 or 9.2% as a result of the increased number of patients treated in its hospital network in 2017. Increase in usage is reflective of service volume as well as extension to more complex and sophisticated services.

Depreciation and amortization expenses increased by RMB 4,078,000, or 3.6%, to RMB 115,908,000 for the year ended December 31, 2017 compared to RMB 111,830,000 for the prior year period, primarily due to the expansion of existing facilities, which are being depreciated.
Lease and rental expenses increased by RMB 63,258,000, or 71.9%, to RMB 151,222,000 for the year ended December 31, 2017 compared to RMB 87,964,000 for the prior year period, primarily due to the increase in the total building space utilized in the expanded operations of UFH’s hospital and clinic network, especially for PDU and DTU.
Impairment of trade receivable decreased by RMB 11,460,000, or 40.9%, to RMB 16,571,000 for the year ended December 31, 2017 compared to RMB 28,031,000 for the prior year period, and, decreased as a percentage of healthcare services net revenue, to 0.9% in 2017 as compared to 1.7% in the prior year period as a result of improvement of collections.
Other operating expenses as a percentage of healthcare services revenue remained 12.2%, with an increase in absolute amount of RMB 19,470,000, or 9.5%, to RMB 223,575,000 for the year ended December 31, 2017 compared to RMB 204,105,000 for the prior year period, primarily due to increased professional fees of RMB 10,697,000, office supplies of RMB 4,320,000, building utilities of RMB 2,034,000 and meeting and travel expense of RMB 3,011,000.
Other expense (income)
Other expense (income) comprise mainly finance costs and income, net foreign currency gains or losses, and gains on disposal of investments and assets.
First half of 2019 compared to first half of 2018
Finance costs increased by RMB 63,928,000, or 1164.0%, to RMB 69,420,000 for the six months ended June 30, 2019 compared to RMB 5,492,000 for the same period of 2018, primarily due to interest expenses of RMB 53,520,000 recognized in the first half of 2019 as a result of the adoption of IFRS 16.
Finance income decreased by RMB 114,000, or 8.7%, to RMB 1,191,000 for the six months ended June 30, 2019 compared to RMB 1,305,000 for the same period of 2018.
Net foreign currency losses for the six months ended June 30, 2019 were RMB 1,826,000 while the net gains were RMB 13,743,000 for the prior period, primarily attributable to the significant fluctuation of the RMB against the USD in the respective periods.
2018 compared to 2017
Finance costs increased by RMB 6,012,000, or 45%, to RMB 19,420,000 for the year ended December 31, 2018 compared to RMB 13,408,000 for the prior year period, primarily due to new borrowings of RMB 126,386,000 (US$ denominated loan of US$20 million) from the International Finance Corporation (the “IFC”) for development of GZU.
Finance income increased by RMB 681,000, or 36.6%, to RMB 2,543,000 for the year ended December 31, 2018 compared to RMB 1,862,000 for the prior year period, primarily due to additional funds earning interest during the period.
Net foreign currency losses for the year ended December 31, 2018 were RMB 34,190,000 while the net gains were RMB 12,856,000 for the prior period, primarily attributable to the significant fluctuation of the RMB against the USD in the respective periods.
Gain on disposal of an associate for the year ended December 31, 2017 was RMB 29,618,000, primarily resulting from the sale by UFH of 30% of the equity interests in Chindex Medical Limited (“CML”). For the year ended December 31, 2018, we recognized a gain reclassified from comprehensive income of RMB 26,429,000 on the liquidation of one of UFH’s wholly-owned subsidiaries, Chindex Medical Holdings Limited.

2017 compared to 2016
Finance costs increased by RMB 3,284,000, or 32.4%, to RMB 13,408,000 for the year ended December 31, 2017 compared to RMB 10,124,000 for the prior year period, primarily due to new borrowings of RMB 203,766,000 (US$ denominated loan of US$30 million) from the IFC for development of GZU, which began in 2017.
Finance income increased by RMB 697,000, or 59.8%, to RMB 1,862,000 for the year ended December 31, 2017 compared to RMB 1,165,000 for the prior year period, primarily due to additional funds earning interest during the period.
Net foreign currency gains for the year ended December 31, 2017 were RMB 12,856,000 while the net losses were RMB 20,193,000 for the prior period, primarily attributable to the significant fluctuation of the RMB against the USD in the respective periods.
Gain on disposal of an associate for the year ended December 31, 2017 was RMB 29,618,000, primarily resulting from the sale by UFH of 30% of the equity interests in Chindex Medical Limited.
Income tax expense
First half of 2019 compared to first half of 2018
We recorded a provision for taxes of RMB 40,690,000 for the six months ended June 30, 2019, compared to a provision for taxes of RMB 29,588,000 for the same period of 2018. We did not recognize deferred income tax assets of RMB 157,941,000 in respect of certain of our Chinese subsidiaries’ accumulated tax losses of RMB 631,763,000 as of June 30, 2019, which we intend to carry forward against future taxable income and will expire between 2019 and 2023.
2018 compared to 2017
We recorded a provision for taxes of RMB 59,749,000 for the year ended December 31, 2018, compared to a provision for taxes of RMB 66,765,000 for the prior year period. We did not recognize deferred income tax assets of RMB 157,983,000 in respect of certain of our Chinese subsidiaries’ accumulated tax losses of RMB 631,930,000 as of December 31, 2018, which we intend to carry forward against future taxable income and will expire between 2019 and 2023.
2017 compared to 2016
We recorded a provision for taxes of RMB 66,765,000 for the year ended December 31, 2017, compared to a provision for taxes of RMB 62,096,000 for the prior year period. We did not recognize deferred income tax assets of RMB 124,931,000 in respect of certain of our Chinese subsidiaries’ accumulated tax losses of RMB 499,724,000 as of December 31, 2017, which we intend to carry forward against future taxable income and will expire between 2018 and 2022.
Net profit/(loss)
First half of 2019 compared to first half of 2018
As a result of the foregoing, we had a net loss of RMB 120,868,000 for the first half of 2019, compared to a net loss of RMB 30,313,000 for the same period of 2018.
2018 compared to 2017
As a result of the foregoing, we had a net loss of RMB 154,046,000 for 2018, compared to a net income of RMB 1,591,000 for 2017.
2017 compared to 2016
As a result of the foregoing, we had a net income of RMB 1,591,000 for 2017, compared to a net loss of RMB 2,227,000 for 2016.

B.   Liquidity and Capital Resources
Our primary sources of cash have been cash flows generated from operating activities and through debt and equity financing.
At June 30, 2019, our outstanding bank borrowings include the following:
(i)
RMB 57,747,000 (US$ denominated loan of US$8,400,000) obtained in May 2014 from IFC, which was secured by UFH’s equity interests in Beijing United Family Rehabilitation Hospital. The borrowings are repayable in installments over six years until December 2022; and

(ii)
RMB 343,735,000 (US$ denominated loan of US$50,000,000) obtained in January 2017 from IFC, which was secured by UFH’s equity interests in GZU. The borrowings are repayable in instalments over six years until January 2026.

On July 19, 2019, we agreed to provide US$100,000,000 (approximately RMB 687,500,000) in financial support to UFH upon the closing of the business combination, which will not be due or repayable until twelve months following the Closing. We expect to finance our operations and strategic investments through cash flow from operations and equity issuances in connection with the business combination. We expect to repay UFH’s outstanding interest-bearing borrowings from IFC.
As of June 30, 2019, management believed that our current level of cash and cash flows from operations will be sufficient to meet our anticipated cash needs for at least the next twelve months. However, we may need additional cash resources in the future if we wish to pursue opportunities for investment, acquisition or similar actions. If we determine that our cash requirements exceed the amount of our cash on hand, we may seek to issue additional debt or equity securities or obtain credit facilities or other sources of funding. However, our ability to obtain adequate financing to satisfy our capital expenditures and debt service requirements may be limited by our financial condition and results of operations and the liquidity of international and domestic financial markets. See “Risk Factors  —  Risks Relating to Doing Business in China  —  The conversion of RMB into foreign currency is regulated, and these regulations could adversely affect us.”
The following table summarizes our cash flows for the periods presented:
	For the Six Months Ended June 30
	2018	2019
(in thousands)	RMB	RMB	US$
Cash generated from (used for):
Operating activities	67,243	178,085	25,941
Investing activities	(313,914)	(179,916)	(26,208)
Financing activities	113,196	(102,609)	(14,947)
Net increase/(decrease) in cash and cash equivalents	(133,475)	(104,440)	(15,214)

	Years Ended December 31,
	2016	2017	2018
(in thousands)	RMB	RMB	RMB	US$
Cash generated from (used for):
Operating activities	211,106	191,220	130,980	19,050
Investing activities	(112,343)	(129,850)	(534,948)	(77,805)
Financing activities	(27,961)	233,681	103,635	15,073
Net increase/(decrease) in cash and cash equivalents	70,802	295,051	(300,333)	(43,682)

Operating Activities
Net cash provided by operating activities was RMB 178,085,000 for the six months ended June 30, 2019. Our net cash provided by operating activities in the first half of 2019 reflected a net loss of RMB 120,868,000, as adjusted by (i) the add back of non-cash items mainly consisting of share-based compensation expenses of RMB 20,872,000, depreciation and amortization expenses of RMB 168,853,000, impairment of trade receivables of RMB 3,216,000, and finance costs of RMB 69,420,000. The RMB 45,803,000 change in operating assets and liabilities, net of additions and disposals mainly arises from an increase in trade payables, contract liabilities, accrued expenses and other current liabilities of RMB 81,067,000, a decrease in restricted cash of RMB 1,957,000, and an increase in trade receivables, prepayments and other current assets of RMB 41,310,000, a decrease in amounts due from related parties of RMB 3,866,000.
Net cash provided by operating activities was RMB 130,980,000 for the year ended December 31, 2018. Our net cash provided by operating activities in 2018 reflected a net loss of RMB 154,046,000, as adjusted by (i) the add back of non-cash items mainly consisting of share-based compensation expenses of RMB 18,418,000, depreciation and amortization expenses of RMB 138,639,000, impairment of trade receivables of RMB 16,329,000, and foreign exchange losses of RMB 34,190,000, and (ii) partially offset by gain reclassified from comprehensive income on liquidation of a foreign operation of RMB 26,429,000. The RMB 111,212,000 change in operating assets and liabilities, net of additions and disposals mainly arises from an increase in trade payables, contract liabilities, accrued expenses and other current liabilities of RMB137,433,000, an increase in amounts due to related parties of RMB 1,841,000, and a decrease in restricted cash of RMB 1,717,000, partially offset by an increase in inventories of RMB 17,489,000, an increase in trade receivables, prepayments and other current assets of RMB 7,529,000, an increase in amounts due from related parties of RMB 3,742,000 and changes in other non-current assets and liabilities of RMB 1,019,000.
Net cash provided by operating activities was RMB 191,220,000 for the year ended December 31, 2017. Our net cash provided by operating activities in 2017 reflected a net income of RMB 1,591,000, adjusted by (i) the add back of non-cash items mainly consisting of share-based compensation expenses of RMB 22,850,000, depreciation and amortization expenses of RMB 115,908,000, and impairment of trade receivables of RMB 16,571,000, and (ii) partially offset by foreign exchange gains of RMB 12,856,000, and gain on disposal of an associate of RMB 29,618,000. The RMB 72,013,000 change in operating assets and liabilities, net of additions and disposals mainly arises from an increase in trade payables, contract liabilities, accrued expenses and other current liabilities of RMB115,880,000, a decrease in amounts due from related parties of RMB 6,580,000, a decrease in restricted cash of RMB 10,280,000, and changes in other non-current assets and liabilities of RMB 8,236,000, partially offset by an increase in inventories of RMB 9,595,000, an increase in trade receivables, prepayments and other current assets of RMB 53,251,000, and a decrease in amounts due to related parties of RMB 6,117,000.
Net cash provided by operating activities was RMB 211,106,000 for the year ended December 31, 2016. Our net cash provided by operating activities in 2016 reflected a net loss of RMB 2,227,000, adjusted by (i) the add back of non-cash items mainly consisting of share-based compensation expenses of RMB 33,286,000, depreciation and amortization expenses of RMB 111,830,000, impairment of trade receivables of RMB 28,031,000, and foreign exchange losses of RMB 20,193,000. The RMB 2,486,000 change in operating assets and liabilities, net of additions and disposals mainly arises from an increase in trade payables, contract liabilities, accrued expenses and other current liabilities of RMB 84,683,000, a decrease in restricted cash of RMB 7,306,000, and changes in other non-current assets and liabilities of RMB 1,348,000, partially offset by an increase in inventories of RMB 3,347,000, an increase in trade receivables, prepayments and other current assets of RMB 81,972,000, and a decrease in amounts due to related parties of RMB 5,654,000.
Investing Activities
Cash used in investing activities during the six months ended June 30, 2019 was RMB 179,916,000, and was primarily attributable to capital expenditures of RMB 179,916,000 in connection with the purchase of equipment and software licenses, as well as development of UFH’s existing facilities and expansion of new facilities mainly in Shanghai and Guangzhou.

Cash used in investing activities during the year ended December 31, 2018 was RMB 534,948,000, and was primarily attributable to capital expenditures of RMB 530,617,000 in connection with the purchase of equipment and software licenses, as well as development of UFH’s existing facilities and expansion of new facilities mainly in Shanghai and Guangzhou.
Cash used in investing activities during the year ended December 31, 2017 was RMB 129,850,000, and was primarily attributable to capital expenditures of RMB 384,850,000 in connection with the purchase of equipment and software licenses, as well as the development of UFH’s existing facilities and expansion of new facilities mainly in Shanghai and Guangzhou, partially offset by proceeds from the sale of equity interests in CML of RMB 262,875,000.
Cash used in investing activities during the year ended December 31, 2016 was RMB 112,343,000, and was primarily attributable to capital expenditures in connection with the purchase of equipment and software licenses, as well as the development of its existing facilities.
Financing Activities
Net cash used in financing activities during the six months ended June 30, 2019 was RMB 102,609,000, and was primarily attributable to payments of lease liabilities of RMB 89,180,000, and the repayments of borrowings of RMB 13,646,000 (US$ denominated loan of US$ 1,993,000).
Cash provided in financing activities during the year ended December 31, 2018 was RMB 103,635,000, and was primarily attributable to net proceeds from borrowings from the IFC of RMB 126,386,000 (US$ denominated loan of US$20,000,000) for development of GZU, which was partially offset by the repayments of borrowings of RMB 22,751,000 (US$ denominated loan of US$3,473,000).
Cash provided in financing activities during the year ended December 31, 2017 was RMB 233,681,000, and was primarily attributable to net proceeds from borrowings from the IFC of RMB 203,766,000 (US$30,000,000) for development of GZU, and cash injection from Han’s Laser of RMB 67,232,000 (US$9,900,000), which was partially offset by the repayments of borrowings of RMB 37,317,000 (US$5,536,000).
Cash used in financing activities during the year ended December 31, 2016 was the repayments of borrowings of RMB 27,961,000 (US$4,336,000).
Capital Expenditures
Our capital expenditures have been incurred primarily in relation to (1) maintenance and other properties of existing facilities; and (2) design and construction of new expansion hospital facilities. During the year ended December 31, 2016, 2017, 2018, and the six months ended June 30, 2019, our capital expenditures on an accrual basis totaled RMB126.4 million, RMB 410.9 million, RMB 988.4 million and RMB 249.2 million (US$36.3 million), respectively. The significant increase in the first half of 2019 primarily consisted of expenses incurred for the newly opened hospital facilities in Shanghai and Guangzhou.
We expect that our total capital expenditures will be approximately RMB 667.8 million over the year ending December 31, 2019, relating to the maintenance and expansion of our business operations. Of this amount, up to approximately RMB 100.0 million is expected to be incurred for maintenance and organic growth at the existing facilities in Beijing, Shanghai, Qingdao and Tianjin, and up to approximately RMB 567.8 million is expected to be incurred for expansion projects. The expansion-related expenses are expected to include final payments related to the opening of PDU of RMB 96.5 million and GZU of approximately RMB 157.8 million, design and construction expenditures related to the relocation of the original Shanghai hospital to Puxi of up to RMB 225.6 million, design and construction expenditures for DTU of up to RMB 64.7 million, and other clinic expansion projects of up to RMB 23.2 million.
We intend to fund these expenditures through corporate capital reserves, anticipated loan financings as described below and cash flow from operations. Registered foreign debt is expected to be secured by obtaining required governmental and credit approvals.

C.   Research and Development, Patents and Licenses, etc.
Research and Development
We had no significant research and development policies or activities for the years ended December 31, 2016, 2017 and 2018, and for the six months ended June 30, 2019.
Intellectual Property
We believe the protection of our trademarks is critical to our business. We rely on a combination of trademark, fair trade practice, copyright and trade secret protection laws and patent protection in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our trademarks. For details of our trademarks, please refer to “Business  —  Intellectual Property”.
D.   Trend Information
Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events for the current fiscal year that are reasonably likely to have a material effect on our net revenues, income, profitability, liquidity or capital reserves, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial conditions.
E.   Off-Balance Sheet Arrangements
We did not have any material off-balance sheet arrangements in fiscal years 2016, 2017 or 2018, or the six months ended June 30, 2019.
F.   Tabular Disclosure of Contractual Obligations
The following table sets forth our contractual obligations as of June 30, 2019:
	Payment due by period
Contractual Obligations (in thousands of RMB)	Total	Within one year	In the second to fifth year	Over five years
Year ended June 30, 2019
Interest-bearing borrowings	395,020	14,840	179,668	200,512
	395,020	14,840	179,668	200,512
As of June 30, 2019, we had the following capital commitments, principally for the construction and purchase of property, plant and equipment:
	At 30 June 2019
Contractual Commitments (in thousands of RMB)	RMB	US$
Property, plant and equipment	508,109	74,014
For more information about these contractual obligations, see Notes 14 and 19 to our consolidated financial statements appearing elsewhere herein.

BUSINESS
General
We were originally incorporated on March 28, 2018 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On December 18, 2019, we consummated the acquisition of UFH and related transactions. As a result of the business combination, we became the holding company of UFH and we changed our name from “New Frontier Corporation” to “New Frontier Health Corporation.”
UFH is a leading internationally accredited healthcare provider committed to providing comprehensive and integrated healthcare services in urban centers in China, and is one of the only comprehensive hospital and clinic operators in the country with a nationwide network. UFH’s patient base includes China’s rapidly growing upper middle class and expatriate communities. Our management believes UFH was the first foreign-invested expert medical hospital organization in China when it opened its first hospital in Beijing, Beijing United Family Hospital (“BJU”), in 1997. In addition, our management believes that BJU was one of the first such facilities approved by the Chinese government as a private enterprise to improve the availability of healthcare services in Beijing and was considered a testing ground for a new private healthcare regulatory regime overseen by the Ministry of Health (“MoH”) in an effort to make China a more attractive place for foreign investment and expatriate employees. Since the opening of BJU, UFH has expanded into several other Chinese markets including Shanghai, Guangzhou, Tianjin, Qingdao, and Hangzhou as described below, and its patient base has expanded from predominantly expatriate to an increasingly local Chinese population.
Since the 1980s and 1990s, the Chinese government has instituted policies to reform the healthcare services industry to meet the growing needs of the Chinese population. While the Chinese public healthcare market, which is closely controlled by the government and consists primarily of government run and operated hospitals and clinics, and remains the largest provider of healthcare in the country, recent policies have emphasized the importance of developing reform friendly to the establishment of private medical facilities to cater to the varying needs of the population, particularly the increasingly affluent members of society and international community, beyond the basic care offered by the government. For instance, in 2008, the Chinese government announced a broad-based plan for reform of its healthcare system, including increasing investment in the industry through a three-year, $120 billion stimulus program and developing health insurance products for the Chinese population. These reform and investment programs remain a high priority for the Chinese government and our management believes such programs provide an advantageous environment for the development of the UFH network in the near future.
Our Chief Executive Officer is Roberta Lipson, UFH’s founder and one of the most recognized healthcare executives in China with over 35 years of experience in the Chinese medical industry. She is supported by a broad and diverse team of experienced senior executives, managers, and clinical leaders.
History
UFH began as the healthcare services subsidiary of Chindex International, Inc. (“Chindex”), a China-based medical devices trading firm founded in 1981 by Roberta Lipson and Elyse Beth Silverberg, that was listed on the Nasdaq Stock Market from 1994 until 2014, when the Chindex brand was licensed to and the medical devices trading business was sold to the Chindex Medical Limited (“CML”) a subsidiary of Fosun Pharma. Following the opening of its first hospital in 1997, UFH expanded its facilities in Beijing to include a group of community outpatient clinics throughout the city. In 2004, UFH opened its second hospital in the Puxi district of Shanghai, making UFH, to its management’s knowledge, the only foreign-invested, multi-facility hospital network in China at the time. In 2008, UFH expanded its network by opening an outpatient clinic in the southern China city of Guangzhou, and in 2010, further expanded by adding two additional clinics in Beijing. UFH again expanded in 2011, by opening a hospital facility in Tianjin, a city southeast of Beijing and also opened a new dental and primary care clinic in the Puxi district of Shanghai. In 2012, UFH continued the expansion of its main hospital campus in Beijing to include a new in-patient building including four new state-of-the-art operating theaters equipped for cardiac, neurosurgical and orthopedic services, and increased the total number of licensed beds in that facility from 50 to 120.

In 2013, UFH opened the United Family Rehabilitation Hospital in Beijing, a 101 licensed bed facility in east Beijing. In 2014, UFH opened a clinic in the western Financial Street district of Beijing. UFH continued its expansion in 2015, by opening two additional clinics in the Wudaokou and Shuangjing areas to the northwest and southeast of Beijing, respectively, as well as opening a 100 licensed bed hospital in the eastern coastal city of Qingdao, which offers general services.
In 2018, UFH opened two new hospitals, one in Shanghai’s Pudong district, with 100 licensed beds, and its first hospital in the southern city of Guangzhou. Guangzhou United Family Hospital is currently the largest facility in the network in terms of size at 70,000 square meters, with 105 licensed beds and capacity to expand to 160 beds in the future. Also in 2018, UFH opened a clinic in Hangzhou and an international medical center for vaccinations and cancer care in Bo’ao, in Hainan province, setting a record for UFH expansion in one year. Each of UFH’s facilities are managed from UFH’s central offices in Beijing through a corporate department that centralizes administrative work for the UFH network, which enables cost and clinical efficiencies, as well as creates and implements consistent standards and patient experience.
Services
UFH offers comprehensive, premium quality healthcare services through a network of hospital inpatient departments and integrated outpatient clinics, including satellite feeder clinics. UFH’s facilities include 24/7 emergency rooms, intensive care units, neonatal intensive care units, operating rooms, clinical laboratories, radiology and blood banking services. UFH has established direct billing relationships with most commercial insurers covering care provided in China. Services provided to patients who are not covered by insurance are on a fee-for-service, package or bundled price cash basis. UFH generally transacts business in RMB, with some insurance reimbursements and financing transactions conducted in USD.
UFH’s facilities in Beijing, Tianjin, Shanghai, and Guangzhou are accredited by Joint Commission International (“JCI”), a U.S.-based nonprofit that accredits medical services around the world with a focus on patient safety. JCI accreditation involves a detailed audit of our standard of care, hospital processes, and certain operational benchmarks, and is periodically updated with new standards and benchmarks, and requires reaccreditation every three years. JCI accreditation is internationally recognized and certifies that a hospital meets and maintains an internationally recognized quality standard that we believe has become a hallmark of the UFH brand. UFH expects that all UFH facilities will be JCI accredited or eligible for such accreditation in our 2020 accreditation cycle. In addition, the pathology department of BJU is certified by the College of American Pathologies (“CAP”), which is considered a worldwide leader in laboratory quality assurance. As an internationally accredited healthcare network, UFH not only endeavors to provide healthcare services at a level fully compliant with, if not exceeding, such internationally-recognized standards, but also aims to manage its operations according to those standards, including those related to transparency, infection control, medical records, medical ethics, patient confidentiality and peer review.
UFH operates its network of hospitals and clinics in a “hub and spoke” model featuring a central hospital with several nearby clinics. Utilizing this model, UFH is able to leverage its extensive network by enabling patients to visit physicians at conveniently located outpatient clinics and, if necessary, they are then referred to one of UFH’s hospitals for more specialized care, and returned to the care of the primary care provider when appropriate. This integrated network enables patients to receive a full range of healthcare services without the need to find a new doctor or move patient records from one facility to another, and allows UFH to care for more patients. As such, our management believes this model results in several benefits and competitive advantages including increasing patient loyalty by providing a wide range of services within a single network, enhancing service quality through cross-departmental training, quality control and referral, and raising barriers to entry to competition by expanding its services and locations. By comparison, other private healthcare facilities in China generally consist of standalone hospitals or clinics.
Furthermore, UFH’s hub and spoke business model enables it to offer a comprehensive healthcare services platform with multiple patient touch points that serve patient needs from birth throughout a patient’s lifetime, also known as a “life-cycle” model. Specifically, UFH intends to initially attract patients through its focus on primary care with its prenatal, OB/GYN and pediatrics practices, and then naturally transition the patient to its family medicine practice and adult and geriatric medical and surgical care, with the intention that these services will become gateways for other higher margin specialties within the UFH network over time. Other specialties that UFH expects to be drivers of current and future business growth as part of the life-cycle model include emergency medicine, ophthalmology, ear nose and throat (“ENT”), dermatology, and other high acuity services including orthopedics and surgery. Differentiated services, including general rehabilitation, postpartum rehabilitation, dental and home health complete the “lifecycle” of coverage provided by UFH. By providing these all-inclusive services, UFH believes it is able to differentiate itself from other private healthcare providers in China who only generally provide either specialized services or primary care, but not both.
In addition to providing comprehensive services, UFH has also recently partnered with a private insurance provider in China to create an innovative, vertically integrated managed care network that our management expects will reduce the cost of and increase efficiencies relating to providing healthcare in China. By leveraging UFH’s extensive network of facilities and patients, the healthcare delivery platform is expected to provide prevention-focused primary care with ongoing access to primary care doctors and to introduce Chinese patients to western style primary care, enhancing market recognition of the value of preventative care and increasing the perceived value of UFH’s service model. Our management believes that this partnership will position UFH to better understand each patient’s healthcare needs, close healthcare gaps, and enhance patient experience and satisfaction.
Top-Tier Management Team
Ms. Roberta Lipson, our current Chief Executive Officer and one of the founders of UFH, has over 35 years of medical industry experience in China and has become one of the most recognized healthcare executives in the country. Ms. Lipson’s operational and market experience and focus on strategic team-building are the backbone of our company. Ms. Lipson is an expert in many aspects of healthcare in China and has shared this expertise in many forums, including by publishing articles and participating in public thought leadership. Ms. Lipson has received several awards for entrepreneurialism, leadership, and philanthropy over her career, including the 2002 U.S. Department of State’s Award for Corporate Excellence, the 2009 China Great Wall Friendship Award, the 2016 “Person of the Year” award by CaiXin and the 2019 Asper Award for Global Entrepreneurship from Brandeis University. In addition, in 2014, Ms. Lipson was the first recipient of the annual “Pioneer” Award from the American Chamber of Commerce (“AMCHAM”), in 2015, she was named one of the “Top Ten Business Leaders of China” by Sina.com, in 2017, she was named the “Best International Innovator” by Diyi Caijing, and in 2018, she was named the “CEO of the Year” by Healthcare Asia Magazine.
Mr. Walter Xue leads our financial operations of as Chief Financial Officer. He was a member of UFH’s founding team with Ms. Lipson, and since then has played a leading role within the organization. As CFO, Mr. Xue has oversight on financial, legal and operational corporate structuring; strategic operational and financial analysis and projections; capital raising, management, and strategic investment; business planning and expansion strategy; tax and financial regulatory compliance; and control functions. As Senior Vice President of Chindex when it was a U.S.-listed public company, Mr. Xue was involved in public reporting and oversaw its financial operations.
Dr. Jeffrey Staples leads our business operations as Chief Operations Officer. Dr. Staples has over 25 years of medical industry leadership experience. He previously worked as the Operating Partner of TVM Capital Healthcare Partners, the chief operating officer of Al Noor Hospitals Group plc (LSE: ANH) based in Abu Dhabi, the chief executive officer of the Cleveland Clinic Abu Dhabi, and previously held key regional roles in SOS International and ParkwayHealth Singapore.
Dr. DJ Hamblin-Brown, our Vice President of Medical Affairs, leads the company’s medical team and is responsible for maintaining our safety and quality standards, medical education, and clinical research. Dr. Hamblin-Brown has over 20 years of clinical and medical industry leadership experience. He previously worked as Group Medical Director at Aspen Health, a group of nine independent private hospitals in the U.K., as well as an external adviser to government and private sector clients, including the U.K.’s Department of Health and the Care Quality Commission.
In addition, each hospital within the UFH network is run by a general manager who oversees the day-to-day operations, each of whom has extensive experience in the medical industry. Our overall operations are supported by our corporate team, which is based in Beijing.

Marketing and Branding
Our management believes that the United Family Healthcare brand is recognized across China as a symbol of quality and safety. In 2015, UFH was declared the “Most Investment Worthy” Healthcare Company by The Economic Observer, and in 2016 the China Business Journal recognized UFH as the “Most Trusted Private Healthcare Providers” in China, as ranked by both patients and physicians. In addition, in 2018, UFH was registered as a “Well-Known Trademark” by the Trademark Review and Adjudication Board of China’s State Administration for Market Regulation, an official designation given to trademarks that are widely known by the relevant public in the country. This coveted designation provides companies with an extra layer of legal protection for their brands. According to surveys performed by Ding Xiang Yuan, the largest online networking community for health care professionals in China, UFH was recognized as “The Best Employer” among all private healthcare providers by physicians in 2018. Furthermore, according to surveys performed by Ailibi, a Guangzhou-based consulting and market research firm, UFH ranked among the top private brands by the general public in Beijing, Shanghai and Guangzhou in 2018. In addition, the UFH brand was top-ranked first by online healthcare portal DXY.com.
UFH’s main channels for acquiring patients vary, and depend on the service and the targeted patient population. These channels include walk-ins and patient tours, vouchers and coupons, print and digital advertising, direct business-to-business corporate sales, social media outreach through popular platforms such as Wechat, Dianping, Twitter, Facebook, and Chinese e-commerce platforms, including JD.com and the WeChat store, third-party sales contracting, professional partnerships with other organizations and UFH’s charity and community outreach efforts. UFH is committed to serving the communities in which it operates by providing such communities with health and wellness education solutions, first aid and CPR training, stress management and pollution risk assessment.
All marketing and sales channels, as well as UFH brand management and policy, are managed by UFH’s corporate office.
Seasonality
UFH’s business is generally seasonal, with variation in the type of services typically requested at different times of the year. As a group, patient volume and revenue is typically largest during the first, second and fourth quarters of the fiscal year and lowest during the third quarter and on national holidays, when most people are on vacation. This is especially the case for family-oriented services, such as family medicine and pediatrics. Patient volume for these services generally tracks the school year, meaning that UFH facilities are often busiest during the September to June school year and less busy when families take their summer vacations during the third quarter. In addition, there are often variations in demand year to year for obstetrics services depending on the relative attractiveness of any particular Chinese zodiac calendar year. In contrast, there is less pronounced seasonality for more acute services, such as surgery, however, there may also be a decrease in volume of elective surgeries performed during the summer months to the extent the surgeons take a summer holiday. Similarly, service volume also decreases during major Chinese national holidays, such as the Spring Festival which occurs from late January to early March, and China’s National Day, which generally occurs during the first week of October.
National Footprint
Mainland China’s cities are categorized by government policy and general convention into different tiers, with “tier one” cities being the large modernized cities of Beijing, Shanghai, Guangzhou and Shenzhen, “tier two” cities being those cities that are smaller or less international than the tier one cities, but are still major regional capitals or commercial hubs, and “tier three” cities being even smaller without broader influence.
UFH has a nationwide geographic footprint, covering all four tier one cities, as well as pilot facilities in the tier two cities of Tianjin and Qingdao. UFH’s operations can be generally divided into three regions: northern China, eastern China and southern China. Our management believes that having facilities in each of the tier one cities increases the exposure of UFH’s brand and thereby increases its value.

UFH’s northern China operations consist of five hospitals and eight clinics: two hospitals and eight clinics in Beijing, one hospital in Tianjin, which is considered part of the greater Beijing area and one hospital in Qingdao. One additional hospital is under development in Beijing and is expected to start operations by 2020.
UFH’s eastern China operations consist of two hospitals and four clinics: two hospitals and four clinics in Shanghai, which cover the main affluent districts of western and eastern Puxi and Pudong districts, as well as a new clinic in the wealthy industrial city of Hangzhou. UFH intends to further expand in the eastern region, primarily in Hangzhou.
UFH’s southern China operations consist of two hospitals and two clinics: one clinic in Hainan and one hospital and one clinic in Guangzhou, as well as a hospital in Shenzhen, which is currently under development. Guangzhou United Family Hospital began operations in late 2018, becoming UFH’s largest hospital by building area and bed count. In addition, UFH’s expansion into Shenzhen is expected to be completed through a management contract with NFG as part of the business combination, pursuant to which UFH will be given the exclusive right to manage the new 64,000 square meter general services hospital being built by NFG in the Shenzhen city center, which is expected to open in 2021.
Medical Talent Attraction and Retention
UFH believes that compensation, brand quality, corporate culture and career opportunities are the key factors for attracting physicians. In terms of compensation, UFH believes it offers a competitive salary package, which in its management’s estimation, is significantly higher on a pre-tax basis for a chief physician than that earned at public hospitals. In addition to providing competitive compensation packages, other factors which our management believes make UFH a more attractive place to work than public hospitals include a more predictable working environment, provision of ongoing continuing medical education, the prestige of working in an internationally accredited facility, as well as the opportunity to participate in innovative quality and safety programs. Specifically, UFH has developed cutting-edge innovative training, teaching, and continuing medical education (“CME”) programs for its medical, nursing and administrative staff. Our management believes that an innovative and well-supported working environment contributes to better medical and service quality for patients, and also enables UFH to recruit and retain top physicians. As a result of these initiatives, turnover rates at UFH’s facilities over the past three years has ranged from an aggregate of approximately 10% to 15%, which UFH believes is lower than the industry average for private hospitals in China, and enhances patient loyalty through building longer term patient-physician relationships. As of June 30, 2019, UFH had a team of over 500 full-time physicians from both China and other countries.
Leveraging its strong medical network, UFH often partners with other well-known hospitals in tier one cities, including Peking Union Medical College Hospital, Peking University Cancer Hospital, Xuanwu Hospital of Capital Medical University, Anzhen Hospital and Peking University Third Hospital in Beijing, as well as Ruijin Hospital and Jiaotong University in Shanghai, to expand the number of advanced services it is able to offer and to develop new and innovative research projects and medical education curriculums. These partnerships are designed to enhance and expand the reach and raise awareness of the UFH brand, provide recruiting opportunities, and increase the quality of patient care and service.
Specialty Focus
UFH intends to increase its focus on providing certain high margin medical specialties, including OB/GYN, in-vitro fertilization (“IVF”), cancer care, surgery, pediatrics, orthopedics and rehabilitation. To complement these services UFH also intends to maintain a comprehensive offering of other services at its main hospitals.
In particular, UFH intends to expand its IVF practice, which is currently focused in Tianjin, nationwide. UFH also intends to establish new integrated clinical centers of excellence providing advanced inpatient and outpatient services, for specialties, including oncology, orthopedics, ENT, sleep, gerontology, gynecology and advanced surgery, to create targeted, high-value operational assets that will produce higher returns while generating capital for additional expansions.

While UFH continues to recognize and prioritize a strong foundation in primary care in order to attract, treat and retain its patients, it plans to make further investments in enhancing and expanding its specialty service offerings to ensure it is able to meet patient medical needs over their entire life. Specifically, UFH is focused on enhancing its cancer treatment facilities throughout its network. At its New Hope Oncology Center in Beijing, UFH has developed a comprehensive, integrated approach to cancer treatment, bringing together diagnostic, radiation oncology, outpatient chemotherapy, surgical, mental health, rehabilitation, internal medicine, palliative care, pathology, and imaging services in one place. In addition, as a result of its location within the Hainan Bo’ao Lecheng International Medical Tourism Pilot Zone, UFH has been able to attract patients from across China to its Inernational Vaccine and Cancer Treatment Center in Bo’ao as a result of its ability to provide certain vaccinations, advanced cancer medications and treatments that are not available in other parts of China. Additional full service cancer specialty centers are also planned for Qingdao and Guangzhou and are planned to be in operation in the next 12-18 months.
In addition, UFH is planning to expand and renew its focus on orthopedic medicine and rehabilitation treatment options. BJU, which is the leading provider of orthopedic treatments in the UFH network, plans to continue its invest in enhancing its orthopedic surgery practice, which currently includes expanded services in sports medicine and trauma. To do this, BJU intends to continue to hire additional talent and create innovative treatments using new technologies, such as robotic joint replacements. With this renewed focus, BJU expects to continue to be a leading private provider of orthopedic surgery in China. In addition, UFH believes that its ability to provide more comprehensive orthopedic treatments are further enhanced by the synergies created with its United Family Rehabilitation Hospital (also in Beijing), which specializes in orthopedic rehabilitation, as well as neurological and cardiac rehabilitation. The United Family Rehabilitation Hospital uses hydrotherapy and hyperbaric therapy in addition to traditional rehabilitation techniques, which our management understands is a key differentiator between UFH’s facility and other Chinese rehabilitation hospitals and clinics.
Technology
UFH has licenses for and deploys market leading technology solutions to support its clinical operations, including healthcare information systems for its medical and laboratory records, imaging, pharmacy management, and clinical decision support. These IT solutions provide strong security and privacy for UFH’s patients and employees, and UFH has strict training and security protocols in place to maintain the privacy of such records and systems. Other technology licenses include those for coding and billing, supply chain and logistics, financial management and accounting, marketing and sales, medical training, risk management, and human resources. UFH has also developed a large suite of customized software solutions to integrate and improve its service platforms, enhancing patient care and satisfaction.
UFH expects to continue to focus on strengthening the quality of its medical treatment through increasing its offering of high-acuity services, such as robotics and advance imaging, to meet the medical needs of its patients. Our management believes UFH was the first private hospital in China to have a da Vinci robotic surgical system and that it currently has one of the only two such robotic systems currently in use in private hospitals in China, and that it has one of the only three robotic-arm assisted orthopedic surgical MAKO machines in China. UFH believes that continued investment in artificial intelligence and mobile technology for data analytics, online consultation, risk underwriting and preventive care will help it deliver better and more personalized services to its patients, thereby enhancing overall patient satisfaction. In addition, these technological initiatives often generate higher margins than traditional care and create higher barriers of entry for competitors. In addition, the technology allows BJU to set itself apart from other hospitals by offering advanced treatment options to its patients. For instance, through its BJU da Vinci Robotic Surgery Center, UFH is able to come up with and provide advanced approaches to urological, gynecological, thoracic and thyroid surgeries.
UFH also intends to enhance patient satisfaction by upgrading its existing internet-based patient services, including online appointment scheduling and online diagnosis, to simplify the consultation process and reduce patients’ average waiting time. In addition, UFH is working to improve the digitalization of its patient data and integrate with hospital’s system so that physicians can better track a patient’s history and health patterns to enhance patient satisfaction and clinical outcomes. Web-based services are also being used for patient education on health awareness and management, and brand promotion via social network platforms.

Expansion and Strategic Mergers and Acquisition (“M&A”) Opportunities
In evaluating potential expansion projects, our management looks for new markets that have large, affluent populations with limited or no established high-end private healthcare services and growing economies. Since UFH is already established in each of China’s tier one cities, our management has begun to pursue plans for new expansion opportunities in China’s tier two cities, which in total have an aggregate population of approximately four times the aggregate population of the four tier one cities and are largely underserved by private healthcare networks. Through UFH’s successful expansion in both Tianjin and Qingdao, our management believes it has accumulated useful experience and insight into the appropriate and effective ways of tapping into other tier two markets by leveraging the UFH brand to establish a significant market presence and profit potential.
To complement its existing portfolio of facilities, UFH is also looking into making selective strategic acquisitions of existing specialty and general hospitals, outpatient clinics and services networks in tier one and tier two cities. UFH intends to make such acquisitions, only if its management believes it would create synergies with UFH’s existing facilities, such as optimizing patient referrals, cost savings, and/or resource sharing between its assets. Through acquisitions, UFH also intends to increase and secure its market leading position in key markets and further strengthen its brand name and equity. For example, NFG currently owns a portfolio of four clinics located in the central business districts of Shanghai, Guangzhou, Shenzhen and Hong Kong. NFH expects to acquire these clinics at a valuation that approximates its cumulative investment cost. NFH’s management believes that the clinics will be highly synergistic to UFH’s current operations due to the clinics’ central location in China’s tier 1 cities and Hong Kong, overlapping patient profile, and similar service offerings. In addition, NFH’s management believes that such clinics will provide additional revenue generating opportunities for NFH through patient referrals to other hospitals and facilities within NFH’s network in such cities and through the availability of additional clinical services for NFH’s patients at more centrally located facilities. As a result of such acquisition, NFH will also be able to provide patients in Hong Kong with access to vaccinations and the latest treatment solutions in oncology and other specialties which may be hard to find or otherwise unavailable in mainland China. Definitive terms for such transaction have not been finalized. Any such transaction will be subject to review and approval by NFH’s board of directors in accordance with applicable rules and regulations and NFH’s policies and procedures for transactions with related parties.
In addition to expanding the number of directly invested or acquired hospitals, UFH is also planning to enter into management contracts with certain partners, including NFG or certain of its affiliates, pursuant to which UFH will license its brand name, manage, and operate hospital and clinic facilities on behalf of such partners who make the majority of the investment to build and equip such facilities. Asset-light projects generally yield both brand and management fees to UFH, with the latter directly correlated to the financial performance of the asset. UFH believes that such asset-light arrangements offer a lower risk, more efficient way to expand into new markets, and that such arrangements have significant upside potential, given that many of these arrangements are expected to provide UFH with a right to acquire and consolidate such managed hospitals in the future. Our management believes that this model will yield positive returns in a shorter amount of time compared to UFH making a direct investment.
The Investment Environment
Our management believes that macroeconomic and consumer trends and policy reforms will continue to create a favorable investment environment for healthcare services in China that will allow it to successfully execute its strategic growth plan for future development of its network. These trends include:
•
China’s economy is expected to continue expanding at a rate of about 5.5-6.5% through 2024, according to the International Monetary Fund.

•
According to research by Bain Capital, the number of ”high net worth” individuals in China, defined as people with at least RMB 10,000,000 in investable assets, grew eightfold from approximately 180,000 in 2006 to 1,600,000 in 2016, and is expected to continue increasing in the coming years.

•
According to a survey performed by Ernst & Young LLP (“EY”) in 2016, a majority of affluent members of Chinese society consider themselves under-served by the Chinese public healthcare system.

•
Healthcare expenditure as a percentage of GDP is expected to increase significantly over the next decades, especially as China’s population continues to age.

•
By 2050, 25% of the population is expected to be 65 and over and 50% will be 45 and older.

•
Despite providing universal healthcare coverage to the Chinese population for their basic healthcare needs, the healthcare reimbursement typically only covers a portion of healthcare expenditure. This reimbursement rate varies depending on which healthcare services are measured, but covers a range of about 40%-70% of the cost of services, with the amount covered increasing in recent years. This remaining gap paves the way for future private health insurance products in China, which are expected to facilitate broader access to premium care by reducing out of pocket expenses for Chinese citizens.

Public Healthcare Policy Regulation and Reforms
The Chinese government continues to regulate and reform the Chinese private medical industry. Reform policies announced by the Chinese government have emphasized the importance of the development of private medical facilities that can cater to the varying needs of different strata of Chinese society beyond the basic care offered by the government. Implementing these reforms, targets, and associated investment programs remain a high priority for the Chinese government and our management believes such initiatives provide an advantageous environment for the development of UFH’s network. Like foreign investment in other Chinese industries, foreign investment in a health care project is subject to complicated regulations. These regulations include, but are not limited to, laws related to industry access review, foreign investment review and approval, antitrust review, national security review, tax and foreign exchange regulation or supervision of the sale of state-owned assets, each of which depends on the specific conditions of the deal structure and the nature of the specific target businesses or joint venture partners.
The principal government agencies responsible for reviewing and approving a health care foreign investment project may include the National Health Commission (“NHC”), Ministry of Commerce (“MOFCOM”), Ministry of Human Resources and Social Security, the State Administrations of Market Regulation, State Administration of Foreign Exchange and Bureaus of Taxation, the State-Owned Assets Supervision and Administration Commission and the China Securities Regulatory Commission. It is ordinarily difficult for a foreign or even domestic investor in China to navigate the bureaucracy necessary to obtain required approvals, due to the ambiguities of law and the potentially contradictory views and practices of different government agencies, which result from a combination of fast-changing, and often unclear laws and regulations and a lack of unified and detailed implementation rules. Furthermore, in practice, the relevant governmental authorities, including NHC and MOFCOM, can be reluctant to approve direct equity acquisitions of existing medical institutions by private investors for political and/or national security reasons.
China’s health reforms and targets were consolidated and defined in 2009 under the Ministry of Health’s “Healthy China 2020” program. This program set targets for 2020, such as increasing healthcare spending as a percent of China’s gross domestic product to 6.5%, reducing out-of-pocket spending to less than 30% of total expenditure, increasing available beds per 1000 population to 4.8, increasing beds funded by the private sector to 25%, expanding insurance coverage to more citizens, creating an integrated national medical records database and encouraging all hospitals to implement IT solution to improve healthcare delivery.
In 2014, the Chinese government issued further reforms, included an update to an existing 2009 policy, allowing physicians to practice at multiple sites, removing previous restrictions on the number of secondary sites at which a physician could practice, a key reform to reduce the pressure for physician talent on private hospitals such as UFH. Another key 2014 reform was to permit selected investors, such as those from Hong Kong and Taiwan, to establish wholly foreign owned hospitals in Beijing, Tianjin, Shanghai, Jiangsu, Fujian, Guangdong, and Hainan.
In 2016, the State Council announced the “Healthy China 2030” initiative. Like the “Healthy China 2020” initiative, this called for broad changes and policy targets to improve the overall health and life expectancy of China’s population, including environmental, labor, and healthcare provision reforms, by 2030. In 2019, detailed implementation guidelines were released, including targets of 3 physicians per 1000 residents, and reducing out-of-pocket expenditure to 25% of total expenditure by 2030.

Chinese Private and Public Healthcare Sectors
The Chinese healthcare services sector has grown rapidly since the initial reforms of the 1980’s and 1990’s. According to China’s National Health and Family Planning Commission (the “NHFPC”), overall revenue in the Chinese healthcare sector grew at an average rate of approximately 12% per year from 2013 to 2017, which was higher than overall growth in China’s GDP of 6.5% to 7.5% for the same period. In addition, over the same period, private hospital revenue in China averaged about 25%. In addition, overall revenue in the Chinese healthcare sector is expected to grow at a rate of approximately 11% per year from 2017 to 2023, while overall private hospital revenue is expected to grow at a rate of about 22% per year. Such growth in healthcare revenue is driven by many factors, including an aging population, growing wealth in larger cities, most of which are served by UFH, expanding private health insurance coverage, and a more favorable regulatory environment. Our management expects this growth to be significant in the wealthiest Chinese cities of Beijing, Shanghai, and Guangzhou, where UFH has its largest presence. Our management expects that increasing insurance coverage will also drive UFH’s business, as gross written commercial health insurance premiums in China have grown approximately 40% per year from 2012 to 2018, and are expected to grow approximately 33% per year from 2018 to 2023. In addition, the total addressable market for such health insurance has grown approximately 17% per year from 2012 to 2018, and is expected to grow approximately 18% per year from 2018 to 2023.
Chinese public hospitals are classified by the NHFPC into three classes, classes 1 through 3. Class 3 hospitals are large, comprehensive facilities with over 500 beds, while class 1 facilities are primary care facilities with less than 100 beds that focus on preventative and less specialized care. As perceived high quality services and physicians are mainly concentrated in class 3 public hospitals, patients often prefer to seek care in such hospitals regardless of the severity of their conditions. As such, Tier 3 Chinese public hospitals in particular face severe overcrowding and related issues ensuing from high capacity utilization that adversely affect both the availability and quality of care at such facilities, which has led to increased demand for private alternatives. Such utilization issues can include bed occupancy rates of over 90%, long average wait times to see physicians, with only 5 minute consultations. Class 3 hospitals face the most pressure, representing 8% of total hospitals while receiving 50% of the outpatient visits. Wait times for consultations and procedures are typically much longer at public hospitals, especially the overcrowded Class 3 hospitals, as compared to private hospitals, and can extend to weeks for some specialties. These issues are exacerbated by a shortage of doctors. According to the World Bank DataBank, in 2018, China had only 1.9 physicians per 1000 citizens, compared to 3 or 4 for developed countries. Pressure on the public healthcare system is expected to increase as the Chinese population continues to age, budget restraints, and government crackdowns on under-the-table payments, also known as “gray income” lowers physician effective income, reducing the attractiveness to physicians to work in the public system. Finally, endemic hospital budget deficits and nursing shortages also are known to result in poor service quality at public Chinese hospitals.
The public medical insurance system, known as Yibao, has made healthcare coverage more widespread, and although it only covers approximately 40%-70% of the overall cost of care in public facilities, the expanded coverage has put further pressure on public hospitals, as budget control by the government has led to pressure on pricing and their ability to provide certain services. For this reason, recent government policies have restricted public hospitals from adding capacity for “VIP” services. As a result, premium services are typically more readily available from private providers and are paid for by individuals or commercial health insurance, which is either provided by private employers or purchased by individuals. Since 2015, private hospitals are able to accept Yibao for reimbursement in certain local jurisdictions, but it is currently not widely used by patients at such facilities, as Yibao reimbursement rates are too low for most private providers. Some private facilities, on a case-by-case basis, however, allow patients a limited reimbursement in private facilities for high end care to supplement their public entitlement. Despite its broad coverage, only 7% of respondents in a 2016 survey by EY said they were “satisfied” or “very satisfied” with their publicly provided insurance coverage, and a significant proportion of respondents also had purchased, were offered through their work, or were interested in private insurance policies.
Opportunity in the Private Hospital Sector
The overall strain on the public system and demand for quality healthcare in the Chinese public health system, coupled with challenges in the private sector such as restricted access to capital, healthcare administration talent, and difficulties recruiting physicians, have resulted in what our management believes are unique opportunities for a large, international, premium-branded player in the private hospital landscape such as UFH. These opportunities are generated by a supply and demand imbalance, as there is a significant under supply of premium private hospitals. According to the World Bank DataBank, in 2016, healthcare expenditure as a percentage of GDP in China was only approximately 4.98% compared to approximately 8.11% in South Africa, 8.97% in Spain, 10.93% in Japan, 11.54% in France, 11.14% in Germany, and 17.07% in the United States, indicating significant future growth potential in Chinese healthcare expenditure. When comparing GDP per capita to private healthcare spending per capita, China as a whole and China tier one cities, including Hong Kong, are significantly under-penetrated, indicating that private healthcare spending per capita will grow in line with GDP per capita.
Furthermore, the Chinese private medical industry sector remains highly fragmented, and our management believes that such a lack of competitors with scale provides an opportunity for large branded players, like UFH, to compete and grow. UFH has an extensive geographic coverage in China relative to its peers, and consistently ranks among the top private hospital brands in China. The market also lacks a comprehensive service competitor, as most private hospital systems in China are focused on a single or limited specialties or low acuity primary care, while UFH’s service offerings, through its strategic whole-life-cycle model, spans both low acuity and high acuity procedures across multiple specialties, offering coverage at all points throughout a patient’s lifecycle, from OB/GYN and pediatrics, family medicine, dental and home health, to higher acuity services such as internal medicine, orthopedics and surgery.
UFH Healthcare Services Facilities
UFH’s healthcare services were its primary source of revenue for the six months ended June 30, 2019 and each of the years ended December 31, 2016, 2017 and 2018.
Beijing
Beijing United Family Hospital (“BJU”) is located in the northeastern section of Beijing near a large concentration of high income communities. BJU was UFH’s first facility and received initial national-level approvals from the MoH and Ministry of Foreign Trade and Economic Cooperation in 1995 and officially opened in 1997. Our management believed that when it opened, BJU was the first government-approved healthcare joint venture to provide inpatient and outpatient healthcare services in China. The original entity was a contractual joint venture between Chindex and the Chinese Academy of Medical Sciences. BJU received accreditation from the JCI in 2005, its first reaccreditation in 2008, its second reaccreditation in 2011 and a third accreditation in 2018.
Following the opening of the first BJU hospital, BJU expanded to include BJU building 2 in 2012, which added 6,300 square meters of inpatient and outpatient capacity and building 3 in 2014, which added 5,400 square meters of outpatient capacity, significantly increasing BJU’s overall capacity to approximately 16,500 square meters and 120 licensed beds. BJU now consists of a campus of 3 buildings and several smaller associated facilities, including a family medicine clinic, New Hope Oncology Center and administrative and logistical facilities. These facilities have significant unused capacity which will be used for additional growth.
BJU was the first hospital in UFH’s first hub- and- spoke model, and there are currently seven satellite clinics located throughout Beijing city affiliated with BJU. The first, which opened in 2002, is Beijing United Family Shunyi Clinic (the “Shunyi Clinic”). The Shunyi Clinic is located in the high-rent residential suburb of Shunyi County, which is also home to many international schools. The second, United Family Jianguomen Clinic, opened in June of 2005 and is in downtown Beijing in a prestigious luxury apartment and hotel complex in the heart of the diplomatic district. In 2010, UFH opened the Beijing United Family Liangma Clinic, located in Beijing’s northeast-central second diplomatic district. In 2013, the United Family Central Business District Clinic opened in Beijing. In 2014, the United Family Financial Street Clinic opened its doors and, in 2015, two clinics opened, United Family Wudaokou Clinic in the north western high tech and university district, and United Family Guangqumen Clinic opened in another high end residential area just to the south of the main Beijing central business district.

In addition to those seven stand-alone clinics, in late 2011 UFH also opened the Beijing United Family New Hope Oncology Center, located close to the main hospital campus in late 2011. This facility provides comprehensive cancer care including radiation and chemotherapy. Furthermore, the Beijing expansion projects during 2012 and 2013 included adding a variety of new specialized services provided at the hospital, including comprehensive cancer care, neurosurgery, orthopedic surgery, catheterization lab and cardiovascular surgery.
In 2013, UFH opened the United Family Rehabilitation Hospital in east Beijing, a specialty hospital entering the rehabilitation service area, as a logical business expansion of its platform. Offering state of the art in-patient and day care rehabilitation services for post-operative, neurological, orthopedic, cardiac and post-partum rehabilitation patients, United Family Rehabilitation Hospital allows UFH to provide a complete range of ”lifecycle” care in Beijing. UFH’s expansion into the premium rehabilitation market was intended to fill a gap our management identified in China’s health care system for those seeking quality premium care when recovering from surgeries or debilitating illnesses in neurological, cardiac and orthopedic areas. Since 2016, the facility has introduced an innovative “evidence based” approach to clinical post-partum rehabilitation in China, vertically integrating with UFH’s existing strong obstetrics business and reputation.
UFH is currently planning for the opening of the Jingbei United Family Women’s and Children’s Hospital (“DTU”), which is expected to open in 2020. This new 200-licensed bed, approximately 22,200 square meter facility, is expected to specialize in OB/GYN, pediatric, PPR, reproductive and other specialties and is now under construction in the north-central region of Beijing.
Shanghai
In 2002, UFH received approval to open a hospital in Shanghai. Shanghai Puxi United Family Hospital (“PXU”) was the second UFH Hospital and opened in 2004 in the Changning District of Shanghai, a center of the expatriate community and an affluent Chinese residential district in Puxi, on the western side of the Huangpu River. Like BJU, PXU offers comprehensive services. Since it opened, PXU has provided international-standard healthcare to the fast-growing Shanghai market.
Due to increased demand for the services offered at this facility, UFH expects to relocate its PXU operations in 2019 to a new facility located near to the original PXU site. The new facility will expand operations from 5,900 square meters to 21,700 square meters, increasing its capacity and growth potential, as well as creating new competitive advantages through an upgraded, modern facility with new equipment and additional service offerings.
UFH implemented the hub and spoke model in Shanghai by constructing two UFH satellite clinics in the city, United Family Quankou Clinic, which opened in 2013 and United Family Fengshan Clinic, which opened in 2017, to support its hospitals in Shanghai. The Quankou clinic is located near PXU, enabling additional outpatient space expansion near the main campus. The Fengshan clinic, providing primary care, dental and mental health services, is located in the Minhang district near the Shanghai American School and serves the area’s affluent local and expatriate communities, including international schools and businesses.
PXU received its first JCI accreditation in 2008, its first reaccreditation in 2011 and has most recently been reaccredited in 2017. It is one of the few JCI-accredited facilities in the Shanghai metropolitan area.
UFH’s other recent expansion projects in Shanghai have been concentrated in the Pudong district, where, in June 2018, it opened Xincheng United Family Hospital (“PDU”), a hospital in Pudong’s Jinqiao, Xincheng district. PDU offers a full range of medical services to the eastern Shanghai delta with 100 licensed beds. UFH is also currently constructing a clinic in the Kangqiao area of Pudong, which is expected to be completed in 2020. This new facility is expected to offer primary care services along with specialized services such as dental, family medicine, traditional Chinese medicine and other services. UFH believes that the Kangqiao facility will enable it to achieve better geographic coverage within the wealthy Pudong district of the city. In addition, UFH is currently exploring other opportunities to expand its outpatient clinic network to other parts of greater Shanghai to better serve the community by providing more convenient locations and act as a feeder network to its hospitals there.

Tianjin
In 2011, UFH opened Tianjin United Family Hospital (“TJU”), in the northern city of Tianjin, 150 kilometers southeast of Beijing. Tianjin is China’s fifth largest city with a population of over 10 million and is considered one of the fastest growing cities in China. TJU is located in the Hexi district of the city, one of the most affluent neighborhoods. TJU is licensed for 30 beds and is designed to focus on primary care services. In addition, TJU is the only hospital in UFH’s network that is licensed to practice IVF and assisted reproductive technology services, and provides such services to patients from Tianjin as well as referrals from other UFH facilities. TJU received its JCI accreditation in 2014 and reaccreditation in 2017.
Qingdao
In 2015, UFH opened Qingdao United Family Hospital (“QDU”), in the eastern coastal city of Qingdao. Qingdao is an industrial city with a large tourism industry. QDU is located in an affluent neighborhood in the east of the city, and offers general hospital services to the local community. QDU is licensed for 100 beds in a 23,000 square meter facility. The hospital offers all primary and secondary care services including family medicine, internal medicine, surgery, OB/GYN, pediatrics, dental, dermatology, post-partum rehabilitation and other specialty offerings. In addition, GDU is currently developing a cancer treatment service in collaboration with a partner investor.
Guangzhou
Guangzhou United Family Hospital (“GZU”), our largest hospital to date, opened in 2018. The total building area is over 70,000 square meters with over 100 licensed beds and capacity for further bed expansion. The hospital delivers comprehensive healthcare services including internal medicine, surgery, obstetrics and gynecology, pediatrics, family medicine, dermatology, rehabilitation, traditional Chinese medicine (“TCM”) and 24-hour emergency care, as well as providing special services such as intensive adult and neonatal intensive care units, a birthing center (including Labor, Delivery, Recovery, Postpartum (“LDRP”) and Postpartum Suites) and a full suite of radiology and imaging, such as MRI and CT scans. It operates under standards consistent with those required by the JCI. Our management expects GZU to receive JCI accreditation in 2020.
Shenzhen
Shenzhen United Family (“SZU”) hospital is currently under development in central downtown Shenzhen, a modern, fast growing city between Hong Kong and Guangzhou. Shenzhen was one of the first Special Economic Zones established in China during the first market reforms of the late 1970s and early 1980s, and has grown from a small border town to a major metropolis of over 10 million people, home to several large technology companies, top university branch campuses, and a fast growing upper-middle class population. SZU is expected to open in mid-2021 and is expected to be branded and managed by UFH under a management contract with NFG. SZU’s location is expected to allow the hospital to be a service hub for the Greater Bay Area of Guangdong, Hong Kong and Macau. SZU will provide primary care services including family medicine, pediatrics, OB/GYN, as well as more advanced services such as surgery, internal medicine, oncology, and other services in a 64,000 square meter facility.
UFH is also considering other asset-light management contracts for branding, managing, and operating clinical facilities, including a hospital project in the city of Hangzhou, capital of Zhejiang Province, and other hospitals and clinics around China.
Other Markets
UFH continues to seek new opportunities to expand its operations to other cities with affluent populations and currently operates small outpatient clinics in Hangzhou and Bo’ao opened in 2018.
Headquarters
UFH’s corporate headquarters, are based in Beijing near the main BJU campus, and provide centralized corporate and administrative services to all UFH facilities throughout the country, including hiring and assigning senior management, corporate finance, sales and marketing, business development, patient experience, nursing operations, supply chain management and other functions. The centralized corporate support group is essential for the development, enhancement, maintenance and promotion of the UFH brand to ensure it maintains a consistent level of quality throughout the network, as well as coordinating UFH’s fast expansion across markets.
Capital Expenditures
For a description of UFH’s principal capital expenditures for the six months ended June 30, 2019 and the years ended December 31, 2016, 2017 and 2018 as well as those currently in progress, please see the section entitled “Operating and Financial Review and Prospects — B. Liquidity and Capital Resources.”
Competition
UFH has certain regional specialty private competitors. These include:
AmCare Women and Children’s Specialized Health:   established in 2006; now operates 6 women and children’s hospitals, one clinic and three post-partum rehabilitation centers across Beijing, Tianjin, Hangzhou and Shenzhen. These are specialty hospitals focusing on obstetrics and pediatrics services.
HarmoniCare Medical:   founded in 2003; now operates 14 women and children’s hospitals in Beijing, Shenzhen, Guangzhou, Chongqing and other cities. These are also specialty hospitals, primarily focused on obstetrics and some pediatric care.
Parkway Pantai (under the IHH Group):   Parkway first entered in China in 2006 and now operates 5 medical and dental locations in China, located in Shanghai, Suzhou, and Chengdu. The IHH parent operates 28 hospitals with more than 6,000 beds in Singapore, Malaysia, India, Brunei and United Arab Emirates, while its China footprint consists primarily of outpatient services. It is said to have two hospitals under development, one in Chengdu and one in Shanghai.
New Century:   opened its first pediatrics facility in 2002 in Beijing. It now operates three medical institutions focusing on pediatrics in Beijing, Tianjin and Qingdao.
Oasis:   opened in 2012, Oasis is a small general services hospital located in northeastern Beijing.
Jiahui Health:   opened an international general hospital in Shanghai in 2017 with up to 500 beds and also operates two clinics in Shanghai.
American-Sino Medical Group:   started in 2003, American-Sino started as the western-style VIP OB ward in a Chinese public hospital, and has expanded to its own specialty hospital in Shanghai and a share in a small obstetrics hospital in Hangzhou.
Kaiyuan Hospital:   owned by Columbia China group. Columbia China is jointly invested by Columbia Pacific Management and Sheares Healthcare Group. Kaiyuan hospital is located in Shanghai and has a capacity of 220 beds focused on orthopedics.
The public medical system is not considered a direct competitor to UFH due to its lower level of service, lower prices and a different system of payments. Some public hospitals have opened VIP wards offering higher levels of service, however the government has made it clear that the public health system should prioritize services for the Chinese public and not expand (or even curtail) existing VIP services.
It is management’s belief that there are no foreign or domestic investor-owned and operated hospital networks in China that compete with the UFH network in serving the expatriate, diplomatic and affluent local Chinese service areas through a comprehensive healthcare service delivery system on a similar scale to UFH. Although several local owners have opened specialty private hospitals, it is management’s understanding that none are as comprehensive or offer the same full scope and quality of services to the same patient base as UFH.
Employees
As of December 31, 2019, 2018 and 2017, we had 3,425, 3,191 and 2,718 employees, respectively, all of whom are located in China. Of these employees, 177 are non-Chinese citizens and 3,248 are Chinese citizens. Approximately 540 of these employees are medical professionals such as physicians and dentists,

290 are ancillary staff such as lab technicians and pharmacists, 1,000 are nursing staff, with the balance being administration, management, and facility staff. Each month on average, about 1,400 external consultants are contracted at UFH facilities for short-term or specialized engagements. Neither the Company nor its subsidiaries is subject to any union negotiated labor contracts. Employees’ compensation is usually indexed to local inflation statistics. UFH believes it has good relations with its employees.
Properties
All of UFH’s premises are leased from third parties, and in general have fixed terms. Approximately 9% of UFH’s leases in terms of the lease contract value are up for renewal in the next five years. Most of these leases have automatic renewal clauses or priority rights and a number of these leases have been renewed in the past.
UFH leases approximately 35,000 square meters in Beijing for hospital and clinic operations as well as 2,782 square meters for administrative departments. The lease on Building 1 of the BJU campus (which is approximately 4,831 square meters) has been renewed once since 1995 and currently has a five-year term, which started on January 1, 2016 and is due to expire on December 31, 2020. Our management is currently negotiating with the landlord regarding the renewal of this lease. In addition, UFH also leases additional space of approximately 22,200 square meters for DTU as a part of our expansion plan in the Beijing service area. These leases expire between 2019 and 2037.
UFH leases approximately 6,900 square meters in Tianjin for hospital operations as well as for administrative departments. The lease for the hospital facility in Tianjin expires in 2030.
UFH leases approximately 30,000 square meters in Qingdao for hospital operations as well as for administrative departments. The lease for the hospital facility in Qingdao expires in 2032.
UFH leases approximately 56,000 square meters in Shanghai for hospital and clinic operations as well as for administrative departments, including both old PXU facility and new relocation facility. In addition, UFH also leases additional space of approximately 1,000 square meters for UFH’s Kangqiao Clinic as a part of its expansion plan in Shanghai. The leases for the hospital facilities in Shanghai expires in 2036 for PDU and 2038 for new PXU.
UFH leases approximately 70,000 square meters in Guangzhou for hospital and clinic operations. The lease for the Guangzhou facilities expire in 2036 for GZU and 2022 for the clinic.
UFH leases approximately 150 square meters in Hainan for clinic operations. The lease for the clinic facility in Hainan is open-ended.
UFH leases approximately 405 square meters in Hangzhou for clinic operations. The lease for the clinic facility in Hangzhou expires in 2020, with right of first refusal for additional 3-year lease term.
UFH facilities require licenses to operate. These licenses are issued by Chinese national and local authorities, and include business licenses, medical licenses, fire safety licenses, and other specific licenses required by specific licensing entities and for specific medical services. UFH also has numerous third party contracts with suppliers and vendors necessary for ongoing operations.
We believe our current facilities are suitable for our current operating needs.
Intellectual Property
There are 32 trademarks registered under United Family Healthcare Management Consulting (Beijing) Co., Ltd., a wholly foreign-owned enterprise of UFH (the “UFH (WFOE)”), and 108 trademarks are registered under Chindex. These trademarks are registered in China, and include the following trademarks:

Regulatory Matters
Medical institutions must abide by various Chinese national and local laws and regulations, including foreign investment in healthcare industry, the licensing and operation of medical institutions and medical staff, the use and safety management of drugs and medical devices, the quality of medical services, environmental protection, staff safety, social security and housing provident fund, as well as miscellaneous other national and local regulatory regimes.
Regulations Relating to Foreign Investment in Our Industry
According to the Interim Measures for Administration of China — Foreign Joint Venture and Cooperative Medical Institutions (the “Interim Measures”), which became effective as of July 1, 2000, and its supplementary rules, the share percentage of foreign investment in a Chinese medical institution cannot exceed 70%, except that qualified Hong Kong, Macao and Taiwan investors may set up wholly foreign-owned medical institutions subject to certain conditions and geographic restrictions. In addition, the Interim Measures also sets forth certain qualification requirements for foreign investors, such as requiring that such investors possess investment and operational experience in the medical sector. In December 2011, the Catalog of Industries for Guiding Foreign Investment was amended and recategorized foreign investment in the healthcare sector from “restricted” to “permitted” and various other subsequent regulations and rules stated that restrictions on foreign investment in the healthcare sector should be lifted. As a result of these changes, China adopted a flexible policy from January 2012 to April 2015 allowing establishment of wholly foreign owned medical institutions.
As of April 2015, China reverted back to its previous policy and foreign investment in medical institutions was again “restricted.” According to the Special Administrative Measures for Market Access of Foreign Investment (Negative List) (2019 Version), medical institutions are on the “negative list” for foreign investment and so any such foreign investment is subject to the limitations set forth in the Interim Measures. See “Risk Factors — Risks Relating to Our Corporate Structure — If the Chinese government finds that the agreements we intend to enter into to establish the structure for a portion of our operations in China do not comply with its restrictions on foreign investment in healthcare businesses, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our economic benefits in the assets and operations of our affiliated Chinese entities.”
UFH does some of its business in China through variable interest entities, or VIEs, due to the aforementioned restrictions on equity ownership by foreign investors.
In addition, China is continuing to reform its foreign investment laws and regulations and the related regulatory regimes. China’s Foreign Investment Law was adopted on March 15, 2019 and will become effective on January 1, 2020. Once the Foreign Investment Law takes effect, China’s Law on Foreign Equity Joint Ventures, China’s Law on Wholly Foreign-Owned Enterprises and China’s Law on Foreign Contractual Joint Ventures, which currently apply to some entities incorporated in China and controlled (directly or indirectly) by UFH, will be abolished at the same time. This is generally viewed as a major step forward toward facilitating foreign investments, such as those in UFH, in China. For a further discussion of the likely impact these regulations may have on UFH’s business, please see “Risk Factors — Risks Relating to Doing Business in China — Changes in the Foreign Investment Law and regulatory regime could have an impact on the transactions and the operation of our business.”
Regulations Relating to Encouraging Private Capital Investment in Medical Institutions
The Circular Forwarded by the General Office of the State Council relating to the Opinions on Further Encouraging and Guiding Private Capital Investment in Medical Institutions (i) establishes priorities for using government resources to support private capital investment in medical institutions, including for-profit medical institutions where there is a demand to adjust or extend medical resources; (ii) states that restrictions on foreign investment in medical institutions should be lifted, including moving the medical institution industry from the restricted category to the permitted category in the foreign investment industry catalog and gradually lifting the 70% restriction on foreign ownership in medical institutions; and (iii) reiterates that a non-profit medical institution should not distribute gains to its investors either as dividends or by other means whereas a for-profit medical institution may distribute gains to its investors.

While the foregoing Circular is currently effective, it has not yet been fully implemented in practice. If it is fully implemented, it could have a positive impact on UFH’s business and operations in China, including making it easier for UFH and its founders to make additional investments in China.
Regulations Relating to Medical Institutions
Pursuant to the Regulation on Administration of Medical Institutions issued in February 1994 and amended in February 2016 by China’s State Council, a medical institution is required to obtain a medical institution practicing license from the relevant healthcare administrative authorities before providing medical services. Any organization or individual that engages in medical practice without a medical institution practicing license may be ordered to cease practice, be confiscated of illegal income, drugs and medical devices, or be fined. Medical institutions are required to provide medical services within the approved or registered scope, and any activity relating to forging, altering, selling, transferring or lending of medical institution practicing license is prohibited. A medical institution practicing license is subject to inspection by the relevant healthcare administrative authorities on an annual or every three-year basis depending on the size of the medical institution.
In addition, pursuant to the Rules on Administration of Radiation-related Diagnosis and Treatment issued in January 2006 and amended in January 2016 by the National Health and Family Planning Commission, medical institutions that plan to conduct radiation-related diagnosis and treatment must obtain radiation-related diagnosis and treatment licenses. Non-compliance with such regulations may subject the violating entities to an order to rectify and administrative penalties, including fines or even an order to cease practice.
Pursuant China’s Pharmaceutical Administration Law, medical institutions shall procure and use drugs that have a certificate of drug quality and properly manage and store the drugs. Pursuant to the Regulation on the Supervision and Administration of Medical Devices, users of medical devices shall procure and use the medical devices with certificate of medical device quality and properly manage and store the medical devices. Pursuant to the Implementation Rules for Regulations on Administration of Medical Institutions, medical institutions shall enhance the medical quality management and ensure the medical safety and service quality according to relevant rules and standards of healthcare administrative authorities.
Regulations Relating to Practicing Activities of Doctors and Nurses
According to China’s Law on Practicing Physicians promulgated in June 1998 and amended in August 2009 and the Nurse Regulation issued in January 2008 as well as other relevant Chinese laws and regulations, doctors and nurses in China must be registered with and obtain relevant practicing licenses from the relevant healthcare administrative authorities, and may only engage in medical or nursing practice at the place and within the scope as registered in their practicing licenses. As a result of non-compliance with such regulations, doctors and nurses as well as the medical institutions that hire them may be subject to administrative penalties, including fines, loss of licenses, or even an order to cease practice.
However, such restrictions on practicing places have been gradually loosened. Pursuant to the Several Opinions on Advancing and Standardizing Doctors’ Practicing in Multiple Places issued in November 2014 and the Administrative Measures for Registration of Practicing Physicians issued in February 2017, doctors may practice in two or more medical institutions provided that the additional medical institutions where the doctors practice have been filed or registered with relevant healthcare administrative authorities. The implementation plans for doctors practicing in multiple locations may vary in different localities.
Regulations Relating to Foreign Currency Exchange
In accordance with the Notice of the State Administration of Foreign Exchange on Reforming and Regulating the Policies for the Administration of Foreign Exchange Settlement under the Capital Account (2016), the foreign exchange earnings under capital account of a foreign-invested company, including registered capitals in foreign currencies and external loans, can only be used for purposes within the approved business scope of the company.
In addition, the Chinese government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. For a discussion of the likely impact the foregoing regulations may have on UFH’s business, see “Risk Factors — Risks Relating to

Doing Business in China — Our only significant asset will be ownership of 100% of UFH, which may not be able to pay dividends or make distributions to enable us to pay any dividends on our ordinary shares or to satisfy our other financial obligations” and “Risk Factors — Risks Relating to Doing Business in China — The conversion of RMB into foreign currency is regulated, and these regulations could adversely affect our business and investments”.
Regulations Relating to Labor Laws
The principal labor laws and regulations in China include China’s Labor Law, China’s Labor Contract Law and the Implementation Regulations of China’s Labor Contract Law. China’s Labor Law and China’s Labor Contract Law, impose certain substantive requirements on employers, including the requirement to enter into written labor contracts with employees; the requirement to offer permanent employment at the conclusion of two successive fixed term employment contracts; the requirement to pay severance fees in all cases of termination except for material breach of contract by the employee or the employee’s voluntary resignation; the requirement to pay financial compensation in return for the employee’s non-compete agreement; the requirement to limit the hours worked by employees working on a standard work schedule, which is a majority of UFH’s employees, to eight hours per day and pay overtime compensation to such employees for any overtime work beyond the foregoing eight hours; and the requirement to establish labor safety and workplace sanitation systems and to provide employees with appropriate training regarding workplace safety. Violations of the above laws and regulations may result in liabilities to employees and subject employer to administrative sanctions including fines or, in the case of serious violations, criminal liability.
China’s regulatory authorities have also passed a variety of laws and regulations regarding statutory social welfare benefits, including, among others, the Social Insurance Law of China implemented on July 1, 2011 and amended on December 29, 2018, the Regulation of Insurance for Labor Injury, the Provisional Measures for Maternity Insurance of Employees of Corporations, the Decisions on the Establishment of a Unified Program for Pension Insurance of the State Council, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers, the Regulation of Unemployment Insurance and the Regulations on the Management of Housing Provident Fund. Pursuant to these laws and regulations, companies in China have to make sufficient contributions of statutory social welfare benefits for their employees, including medical care insurance, occupational injury insurance, unemployment insurance, maternity insurance, pension benefits and housing provident funds. Failure to comply with such laws and regulations may result in supplementary payments, surcharges or fines.
In addition, the Exit-Entry Administration Law of China and the Provisions on the Employment of Foreigners in China require that a work permit must be obtained from the relevant local labor authorities or their designated authorities for expatriate employees. Such expatriates may work only for the employer and the area listed on their work permit approval documents.
Regulations Relating to Environmental Protection
Our operations and properties are subject to extensive environmental protection laws and regulations. For a discussion of such laws and regulations and their likely impact on UFH’s business, please see “Risk Factors — Risks Relating to Doing Business in China — If we fail to comply with environmental, health and safety laws and regulations in China, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.”
Regulations Relating to Intellectual Property
Pursuant to China’s Trademark Law promulgated in August 1982 by the Standing Committee of the National People’s Congress and amended respectively in February 1993, October 2001, August, 2013, and April 2019 (the latest amendment went effective on November 1, 2019), the registered trademarks are protected under Chinese law only in respect of the classes of products and services for which they are registered.
In addition, China has adopted a “first-to-file” principle for trademarks, which means that if two or more applicants apply for registration of identical or similar trademarks for the same or similar commodities, the application that was filed first will receive preliminary approval and will be publicly announced. For applications filed on the same day, the trademark that was first used will receive preliminary approval and will be publicly announced. As previously discussed, UFH has 32 trademarks registered under the UFH (WFOE), and 108 trademarks are registered under Chindex and the success of its business is largely dependent on the quality and perception of its brand in China. As such, its business is dependent on effective enforcement of the trademark rules and any changes thereto could have a material, adverse effect on its business.
Regulations Relating to Taxation
Pursuant to China’s Enterprise Income Tax Law effective on January 1, 2008, the statutory Chinese corporate income tax rate of UFH’s subsidiaries operating in China for the periods presented is 25% on their taxable profits. Dividends, interests, rent or royalties payable by UFH’s entities in China to non-Chinese resident enterprises, and proceeds from any such non-resident enterprise investor’s disposition of assets (after deducting the tax basis of such assets) shall be subject to a 10% enterprise income tax, namely withholding tax, unless the respective non-Chinese resident enterprise’s jurisdiction of incorporation has a tax treaty or an arrangement with China that provides for a reduced withholding tax rate or an exemption from withholding tax.
The Provisional Regulations of China on Value-added Tax were promulgated on December 13, 1993, and were most recently amended on February 6, 2016 and November 19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of China on Value-added Tax were issued on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011, or collectively, the VAT Law. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the Provisional Regulations of China on Business Tax and Amending the Provisional Regulations of China on Value-added Tax, or Order 691. On March 20, 2019, the Ministry of Finance, State Taxation Administration and General Administration of Customs jointly promulgated the Relevant Policies Notice on Deepening Reform of VAT Tax, or Notice 39. According to the VAT Law, Order 691 and Notice 39, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within Chinese territory must pay VAT. VAT is typically assessed at a rate of 13%, 9%, 6% and 0%.
UFH is required to pay VAT on certain of its non-medical related revenue, including sales of products at the gift shops within their hospitals at applicable VAT rates. In addition, UFH has applied for and received an exemption from VAT on its medical service revenue and therefore is not subject to VAT on such revenue.
Regulations Relating to Administration of Medical Data
Medical institutions or employees dealing with a patient’s personal information may be subject to infringement allegations from patients if they do not properly handle personal information under the Regulations on Medical Record Management and Chinese Tort Liability Law, which require medical institutions to protect patients’ privacy and prohibit unauthorized disclosure of personal information. As a provider of medical services, UFH has access to the personal information of its patients who use its services and has put in place policies and controls to protect such information. Specifically, UFH has implemented an internal privacy protection policy, which provides that all patient information is confidential and shall not be disclosed without the consent of the patient. Further, employees may use patient information only when they are fulfilling their job responsibilities. An employee violating such provision is deemed to have violated UFH’s internal rules and policies and UFH has the right to immediately terminate the employment contract with such employee. Please see the section entitled “Risk Factors — Risks Relating to Our Business and Financial Condition — We are subject to cyber security risks and other cyber incidents, including the misappropriation of information and other breaches of information security which could adversely affect our business and disrupt our operations.” for more information.
Regulations Relating to Leased Property
Pursuant to the Administrative Rules of Commercial Property Leases, effective February 2011, promulgated by the Ministry of Housing and Urban-Rural Development of China, and other relevant rules, a property which falls within the following categories may not be leased: (i) property constructed without obtaining proper construction planning permits, (ii) property that fails to meet the mandatory safety requirements, or (iii) property that is used in violation of zoning requirements. Failure to comply with such requirements may subject lessors to rectification and fines. In addition, the parties to a property lease contract are required to register the leased property with Chinese housing administration authorities. Failure to comply with such registration requirements may subject the parties to rectification orders issued by the housing administration authorities, which will specify a deadline for such registration. If lessors or tenants do not complete the registration before the deadline, it may be subject to a fine from RMB1,000 (about US$142) to RMB10,000 (about US$1,430).
According to the Interpretation of the Supreme People’s Court on Several Questions Concerning Specific Laws Applicable to the Trial of Cases of Urban Property Lease Contract Disputes, a lease agreement shall be invalid under any of the following circumstances: (i) the leased premises is constructed without obtaining a construction planning permit; (ii) the term of a sublease agreement is longer than the term of the sub-lessor’s lease; or (iii) the leased premises is classified as temporary construction and the approved use term has expired. If only part of the leased premises involves the situation discussed in situations (i) and (iii) above, the other portion of the leased premises and the corresponding lease agreement shall not be affected. In situation (ii) above, only the excessive part of the lease term and the corresponding lease agreement is not protected by Chinese law.
Please see the section entitled “Risk Factors — Risks Relating to Doing Business in China — Our use of leased properties could be challenged by third parties or government authorities, which may cause interruptions to our business operations.” for more information.
Regulations Relating to Dividend Distribution
The principal laws and regulations governing the distribution of dividends by domestically-invested enterprises and foreign-invested enterprises in China includes China’s Company Law, as amended, the Wholly Foreign-owned Enterprise Law of 1986, as amended, and its implementation regulations originally promulgated in 1990, as amended, the China-Foreign Equity Joint Venture Law originally promulgated in 1979, as amended, and its implementation regulations originally promulgated in 1983, as amended, and the China-Foreign Cooperative Joint Venture Law originally promulgated in 1988, as amended, and its implementation regulations originally promulgated in 1995, as amended. The Wholly Foreign-owned Enterprise Law, the China-Foreign Equity Joint Venture Law and the China-Foreign Cooperative Joint Venture Law will be replaced by the Foreign Investment Law on January 1, 2020. Under the current regulatory regime in China, both domestically-funded enterprises and foreign-invested enterprises in China may pay dividends only out of their after-tax profit, if any, determined in accordance with Chinese accounting standards and regulations. UFH’s wholly foreign-owned enterprises and domestically-funded enterprises are required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital; EJV subsidiaries and CJV subsidiaries have discretion in deciding on the percentage of reserve funds and other funds. Domestically-funded enterprises, wholly foreign-owned enterprises, EJVs and CJVs shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.
Regulations Relating to New M&A Rules
The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six Chinese regulatory agencies in 2006 and amended in 2009, regulates transactions relating to (i) foreign investors’ acquisition of the equity interests of Chinese non-foreign-invested domestic enterprises and subscription for the capital increase of Chinese non-foreign-invested domestic enterprises, (ii) foreign investors’ purchase and operation of the assets of Chinese domestic enterprises via their established foreign-invested enterprises, and (iii) foreign investors’ acquisition of the assets of Chinese domestic enterprises which would subsequently be used for the establishment and operation of foreign-invested enterprises. In 2011, the Ministry of Commerce issued the Implementing Rules Concerning Security Review on the Mergers and Acquisitions by Foreign Investors of Domestic Enterprises, which provides that mergers and acquisitions by foreign investors involving an industry related to national security are subject to strict review by the Ministry of Commerce. These rules also prohibit any transactions attempting to bypass such security review, including controlling entities through contractual arrangements. For a further discussion of the likely impact that these regulations may have on UFH’s business, please see “Risk Factors — Risks Relating to Doing Business in China — China’s M&A Rules and certain other Chinese regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.”
Legal Proceedings
We are involved in various lawsuits, claims and legal proceedings, the majority of which arise in the ordinary course of business.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information of our executive officers and directors, and their ages as of the date of this prospectus.
Names	Age	Position
Roberta Lipson	64	Chief Executive Officer and Director
Walter Xue	51	Chief Financial Officer
Jeffrey Staples	57	Chief Operations Officer
DJ Hamblin-Brown	57	Vice President of Medical Affairs
Antony Leung	67	Director and Chairman of the Board
Carl Wu	36	Director and Chairman of the Executive Committee
Edward Leong Che-hung	80	Director
Frederick Ma Si-hang	67	Director
Qiyu Chen	47	Director and Co-Chairman of the Board
Shan Fu	51	Director
David Zeng	31	Director
Roberta Lipson, 64, has been our Chief Executive Officer since 2019. Ms. Lipson is the Founder and Chief Executive Officer of UFH. Ms. Lipson has over 40 years of experience as a pioneer and leader in the Chinese healthcare industry. She originally cofounded UFH’s predecessor company, Chindex, in 1981, and expanded its business from China’s top medical equipment distribution company into UFH, one of China’s first and largest foreign-invested healthcare networks. As CEO, Ms. Lipson has oversight over all of UFH functions, has led the development of all UFH operation expansions, helms the organization’s strategic direction and drives a corporate culture of patient-centered care. Her operational and market experience and focus on strategic team-building are the backbone of UFH’s success and strong growth trajectory.
Ms. Lipson is an active leader in the business community in Beijing, having served as a director of the U.S. China Business Council as well as four successive terms on the Board of Governors of the American Chamber of Commerce in China (“AmCham”) and as co-chair of the AmCham Healthcare Forum. She also co-chairs the Board of the United Foundation for China’s Health and is a co-founder of Beijing’s Jewish community, Kehillat Beijing. Because of her outstanding contribution in China, Ms. Lipson received “The Great Wall Friendship Reward” in 2009, the highest honor that Beijing government gives to foreign experts in Beijing. In 2014, Ms. Lipson was honored by AmCham as the inaugural recipient of the China Pioneer Award. She was named as a “Top 10 Business Leader of China” by Sina.com in 2015, and earlier, she led the UFH to win the U.S. State Department’s ACE Award for Corporate Excellence. With 40 years living and working in Beijing, in 2017 Ms. Lipson received Foreign Permanent Resident Card. Ms. Lipson holds a bachelor of arts from Brandeis University and an MBA from Columbia University.
We believe Ms. Lipson is qualified to serve on the board of directors of NFH due to her extensive experience as UFH’s founder and leader and her overall experience in the healthcare industry.
Walter Xue, 51, has been our Chief Financial Officer since 2019. A Chinese national, Mr. Xue is a market-leading financial healthcare manager and leader, with almost 25 years’ industry experience. His tenure with Chindex began in 1996 as head of finance for Chindex’s China operations while Chindex was publically listed on the Nasdaq. As senior vice president of Chindex while it was a U.S.-listed public company, Mr. Xue was involved in public reporting and oversaw its financial operations. In 1996-1997, he was a member of the founding team of UFH’s first healthcare operation, BJU, and served as Vice President of Finance, overseeing both the medical device trading and the healthcare services segments. Mr. Xue was promoted to Corporate CFO in 2015 after Chindex’s medical device trading operation spin-off and UFH’s privatization. As CFO, Mr. Xue has oversight on financial, legal and operational corporate structuring; strategic operational and financial analysis and projections; capital raising, management, and strategic investment; business planning and expansion strategy; tax and financial regulatory compliance; and control functions. Mr. Xue serves on the board of all of UFH’s subsidiaries. Mr. Xue obtained a bachelor’s degree in accounting from Beijing Technology and Business University and an MBA from Rutgers University.

Dr. Jeffrey Staples, 57, has been our Chief Operations Officer since 2019. Dr. Staples is an experienced and successful international healthcare executive, with over 25 years of healthcare experience. Bringing both medical and business expertise to UFH’s operations, he is responsible for operations oversight and budgeting, sales and marketing, human resources, information technology, supply chain management and logistics. Before his tenure with UFH, Dr. Staples worked as the operating partner of TVM Capital Healthcare Partners, was the chief operating officer of Al Noor Hospitals Group plc (LSE: ANH) based in Abu Dhabi, including a successful initial public offering in 2013, and as the chief executive officer of the Cleveland Clinic Abu Dhabi. He also held key regional roles in SOS International, based in Singapore, and served as division president of China and North Asia for ParkwayHealth while based in Shanghai. Dr. Staples holds an MBA in healthcare management from San Francisco State University and an MD from Columbia University.
Dr. DJ Hamblin-Brown, 57, is NFH’s Vice President of Medical Affairs and is UFH’s chief physician. He heads UFH’s medical operations and is responsible for maintaining UFH’s safety and quality standards, as well as developing clinical education and research. Dr. Hamblin-Brown is an experienced physician, entrepreneur and industry thought leader, with over 20 years of clinical and industry leadership experience. He previously worked as group medical director at Aspen Health, a group of nine independent hospitals and clinics in the U.K., as well as an external adviser to government and private sector clients, including the UK’s Department of Health and the Care Quality Commission. He practiced medicine in the U.K.’s National Health Service and is on the specialist register for Emergency Medicine. Dr. Hamblin Brown is the author of a book on healthcare leadership, “The Meaning of CAREFUL” (2009), as well as articles and working papers on health economics and leadership. He holds an MA from Corpus Christi College, Cambridge in Computer Science and Engineering. His first medical degree (BMBS) and his BMedSci in Public Health Medicine are from Nottingham University Medical School. He is a Fellow of the Royal College of Emergency Medicine in London.
Antony Leung, 67, has been the Company’s Chairman since its IPO. Mr. Leung is the Group Chairman of NFG, which he co-founded with Carl Wu in 2016. Mr. Leung is also the Group Chairman of Nan Fung Group, a leading Chinese conglomerate based in Hong Kong engaging in real estate and investment businesses. Before joining Nan Fung Group in 2014, Mr. Leung worked for Blackstone, where he held various positions including Senior Managing Director, Co-Head of Private Equity in Asia, Chairman of Greater China and member of the Executive Committee, being responsible for growing Blackstone’s business in Asia. He successfully arranged the investment by China Investment Corporation in Blackstone’s IPO in 2007.
Mr. Leung was the Financial Secretary of Hong Kong Special Administrative Region Government from 2001 to 2003. He played an instrumental role in promoting a closer economic relationship between the mainland of China and Hong Kong, symbolized by his signing, on behalf of the Hong Kong Government, of the Closer Economic Partnership Arrangement (CEPA) with the Central Government in 2003. Other public services that Mr. Leung had engaged in included Non-Official Member of the Executive Council of Hong Kong SAR, Chairman of The Education Commission, Chairman of The University Grants Committee, Member of The Exchange Fund Advisory Committee, Director of Hong Kong Airport Authority and Hong Kong Futures Exchange, and Member of the Preparatory Committee and Election Committee for Hong Kong SAR.
In addition to his experience in investment and government, Mr. Leung had extensive senior management experience in financial institutions. He was the Chairman of Asia and Head of Greater China for J.P. Morgan Chase from 1996 to 2001, contributed to the rapid expansion of the Asian business of the bank and oversaw the mergers with Jardine Flemings, J.P. Morgan and Chase in the region. He also took series of leadership roles in Citibank including Head of China and Hong Kong, Head of Investment Banking for North and Southwest Asia and Head of Private Bank in Asia.
Mr. Leung previously served as Independent Director of Industrial and Commercial Bank of China, China Mobile (Hong Kong) Limited, and American International Assurance (Hong Kong) Limited; Vice Chairman of China National Bluestar Group, International Advisory Board Member of China Development Bank and Chairman of Harvard Business School Association of Hong Kong. Mr. Leung is currently an Independent Non-Executive Director of China Merchants Bank. He is also chairman of the charity organizations, Heifer Hong Kong and Food Angel.

Mr. Leung’s qualifications to serve on NFC’s board of directors include: his over 40 years of corporate, investment and government experience; his experience as a board member and executive officer of public and private companies in a wide variety of industries; and his proprietary network and unique insights into government policies and reforms.
Carl Wu, 36, was the Company’s Chief Executive Officer from its inception through the Closing and, is currently a director and the Chairman of the Executive Committee of the Company. Mr. Wu is an investor, entrepreneur and business builder. Prior to co-founding NFG with Mr. Leung in 2016, Mr. Wu worked at Blackstone from 2007 to 2016, where he was one of the youngest Managing Directors globally. Mr. Wu helped establish Blackstone’s businesses in Asia and China with Mr. Leung and as such executed a variety of Blackstone’s investments in China. Apart from his extensive investment experience in China and globally, Mr. Wu has also founded several Internet and healthcare businesses. He is the executive chairman and co-founder of Boxful Technology, Heal, YD Care, and HelloToby Technology, and the Chairman of Care Alliance, NF Shenzhen Sanjiu Hospital and Precision Medical. Under his leadership, Boxful Technology has become one of the largest on-demand self-storage service providers in Asia, YD Care has grown to become one of the leading and fastest-growing home health operators in China, Care Alliance has grown to become one of the leading post-acute healthcare operators in China and HelloToby Technology is one of the leading local service marketplace Internet platforms in Hong Kong.
Mr. Wu currently also serves on the board of directors of Precision Medical, Unimed Healthcare and Happiness F&B Group. He previously served on the board of Pactera Technology a leading private enterprise solutions company in China with over 24,000 employees).
Mr. Wu’s qualifications to serve NFC’s board of directors include: his extensive experience in private equity investing, mergers and acquisitions, corporate finance and company building; his track record at Blackstone and in founding and managing various ventures; and his deep industry knowledge across multiple Chinese new economy sectors.
Shan Fu, 51, has served as a director of the Company since the Closing. Mr. Fu has been a managing partner, a joint chief executive officer and the Greater China chief executive officer of Vivo Capital LLC, an investment firm that primarily invests in the biotechnology and healthcare sectors, since October 2013. Mr. Fu has also been a director of Sinovac Biotech CO., Ltd. (Nasdaq: SVA) since July 2018. Between June 2008 and October 2013, Mr. Fu worked as a senior managing director in the Beijing branch of Blackstone (Shanghai) Equity Investment Management Company Limited. Mr. Fu obtained a master’s degree in history and a bachelor’s degree in history, both from Peking University in Beijing, in 1991 and 1988, respectively.
David Zeng, 31, has served as a director of the Company since the Closing. Mr. Zeng joined NFG in June 2018 and has been the Executive Director of NFG, primarily responsible for leading our investment efforts prior to the Closing. Prior to joining New Frontier, Mr. Zeng worked for The Blackstone Group L.P. (NYSE: BX) (“Blackstone”) from 2014 to 2018, and served as a Senior Associate of Blackstone’s Private Equity Group in Hong Kong. At Blackstone, he led the execution of a number of investments across multiple industries in China, including the take-private of Global Sources Limited (one of world’s largest electronics exhibition operators) and the buyout of Shya Hsin Packaging (one of world’s largest color cosmetics plastic packagers with over 5,000 employees). Mr. Zeng was also actively involved in the operations of Blackstone portfolio companies. For example, he served as the CFO and executive director of ShyaHsin Packaging and led a number of key operational initiatives. Prior to joining Blackstone, Mr. Zeng was a member of the Mergers & Acquisitions Group at Barclays Plc. in Hong Kong from 2011 to 2014. Mr. Zeng obtained a bachelor’s degree in economics from Pomona College in 2011.
Edward Leong Che-hung, 80, served as a director of the Company since the closing of its IPO. Dr. Leong is one of the most respected medical professionals and public health administrators in Asia, having actively engaged in public services and has engaged in various influential public roles during his career. He was a member of the Legislative Council of Hong Kong, representing the medical constituency from 1988 to 2000. In 2002, Dr. Leong was appointed as the chairman of the Hong Kong Hospital Authority where he was involved in drawing up the blueprint for Hospital Authority, taking special responsibility for Medical Service Development. Subsequently, Dr. Leong served as a non-official member of the Executive Council HKSAR from 2005 to 2012. He was chairman of the Hong Kong University

Council until 2015 and spearheaded the commissioning of The University of Hong Kong — Shenzhen Hospital in Shenzhen during his term. Dr. Leong also served as the chairman of the Standard Working Hours Committee from 2013 to 2016. His other former public positions include the Chairman of the Elderly Commission HKSAR, Chairman of Hong Kong AIDS Foundation and the Elder Academy Development Foundation. Dr. Leong was awarded the Gold Bauhinia Star in 2001 and the Grand Bauhinia Medal in 2010.
Dr. Leong is a medical doctor and has been in private practice specializing in urology for several decades. After graduating from the University of Hong Kong in 1962, Dr. Leong worked in the Department of Surgery in Hong Kong University for 14 years. In addition to training medical students, Dr. Leong also conducted cutting-edge research in his specialist field of urology. His major research contributions include experiments and the human use of the stomach for bladder replacement and urinary diversion. Dr. Leong was appointed Hunterian Professor by the Royal College of Surgeons of England in 1975. He was the first Hong Kong-born Chinese doctor to have received this accolade.
Dr. Leong’s qualifications to serve on our board of directors include his extensive network and deep knowledge in the healthcare and education industries and his significant management experience in both the public and private sectors.
Frederick Ma Si-hang, 67, has served as a director of the Company since the closing of its IPO. He is currently an independent non-executive director of FWD Group and a director of Husky Energy Inc. Professor Ma was previously the non-executive chairman of the MTR Corporation. Professor Ma was previously an independent non-executive director of Agricultural Bank of China Limited, Aluminum Corporation of China Limited, Hutchison Port Holdings Management Pte. Limited and China Resources Land Limited, and also a non-executive director of China Mobile Communications Corporation and COFCO Corporation. He was a member of Managing Board at Kowloon-Canton Railway Corporation and a director of Airport Authority Hong Kong and the Hong Kong Mortgage Corporation Limited.
Professor Ma has extensive experience in the banking and financial sectors. He started his career at Chase Manhattan Bank in 1973 and returned to Chase Manhattan as Asia-Pacific Managing Director and Area Director of Global Private Bank in 1998. Following the merger of Chase Manhattan and J.P. Morgan in 2001, Professor Ma was appointed by J.P. Morgan Private Bank as CEO of Asia-Pacific Region. In 2001, he joined Pacific Century Cyberworks (PCCW) Limited as an Executive Director and was appointed Chief Financial Officer in 2002.
Professor Ma was previously the Secretary for Financial Services and the Treasury of the Hong Kong Special Administrative Region (HKSAR) Government from 2002 to 2007. Professor Ma held the position of the Secretary for Commerce and Economic Development of the HKSAR Government from 2007 to 2008. He is currently a non-official member of the HKSAR Government Chief Executive’s Council of Advisers on Innovation and Strategic Development, a member of the International Advisory Council of China Investment Corporation and the Global Advisory Council of Bank of America. Professor Ma was awarded the Gold Bauhinia Star medal in 2009 and was appointed a Justice of the Peace in 2010.
Besides his corporate and government positions, Professor Ma has also taken various roles in multiple universities in Asia. In 2008, Professor Ma took up an honorary professorship at the School of Economics and Finance at the University of Hong Kong. In August 2013, he was also appointed an Honorary Professor of Business Administration at the Chinese University of Hong Kong. He is currently the Council Chairman of The Education University of Hong Kong and has been a Professor of Finance Practice at The Hong Kong Polytechnic University since 2012.
Professor Ma’s qualifications to serve NFC’s board of directors include his over 40 years of public and private sector experience, his deep and extensive financial sector experience his experience as a board member and executive officer of some of the biggest Asian public companies in a variety of industries.
Qiyu Chen, 47, served as a director of the Company since the Closing. Mr. Chen has been the executive director and the co-president of Fosun International Limited (SEHK: 00656) since July 2015 and March 2017, respectively. In addition, Mr. Chen has also been an executive director and the chairman of Fosun Pharma since May 2005 and June 2010, respectively. Mr. Chen joined Fosun Group in April 1994 and was appointed as a director in May 2005. Mr. Chen also has been a director of Fosun High Tech since

July 2015 and the chairman since November 2017. Mr. Chen has served as a non-executive director since May 2010 and a vice chairman since September 2014 of Sinopharm Group Co., Ltd. (SEHK: 01099), a non-executive director of Babytree Group (SEHK: 01761) since June 2018, a director of Beijing Sanyuan Foods Co., Ltd. (SSE: 600429) since March 2015 and a director of Dian Diagnostics Group Co., Ltd (SSE: 300244) from May 2010 to February 2019. Mr. Chen previously served on the board of directors of Maxigen Biotech Inc. (TWSE: 1783) from September 2015 until November 2017. In addition, Mr. Chen is the chairman of the China Medical Pharmaceutical Material Association, a vice president of the China Pharmaceutical Innovation and Research Development Association, the chairman of the Shanghai BioPharmaceutical Industry Association and the vice council of the Shanghai Society of Genetics. Mr. Chen is a member of the 13th Shanghai Standing Committee of the Chinese People’s Political Consultative Conference and was a member of the 12th Shanghai Standing Committee of the same conference. In 2018, Mr. Chen was awarded “Shanghai Excellent Constructor of Socialism with Chinese Characteristics from Non-Public Sector” and “Shanghai Outstanding Entrepreneur.” Mr. Chen obtained a bachelor’s degree in genetics from Fudan University in 1993 and an EMBA degree from China Europe International Business School in 2005.
Director Nomination Agreements
The Company’s directors were nominated to serve a member of the board of directors pursuant to the following arrangements entered into with the Company in connection with the Closing:
Pursuant to the terms of the Lipson Employment Agreement, Ms. Lipson was nominated to serve as a member of the board of directors upon the Closing and will be renominated at each subsequent annual meeting of shareholders of NFH during her term of employment, subject to the requirements of the NYSE, for so long as she is at least a one-percent shareholder of NFH.
Pursuant to the Fosun Director Nomination Agreement, Fosun nominated Qiyu Chen to serve as a member of the board of directors upon the Closing. In addition, Fosun will be entitled to nominate (i) three nominees (including one nominee for independent director) to the board of directors for so long as it beneficially owns at least 22.5% of the total number of our ordinary shares then issued and outstanding, (ii) two nominees to the board of directors for so long as it beneficially owns at least 10.8%, but less than 22.5% of the total number of our ordinary shares then issued and outstanding, or (iii) one nominee to the board of directors for so long as it beneficially owns at least 3.33%, but less than 10.8% of the total number of our ordinary shares then issued and outstanding; provided that, in each case of   (i) to (iii), if Mr. Qiyu Chen is nominated by Fosun to the board of directors, then Mr. Qiyu Chen shall serve as a co-chairman of the board of directors. Fosun also has the right to appoint one non-voting observer to the board of directors.
Pursuant to the Vivo Director Nomination Agreement, Vivo had the right to nominate up to two directors to the board of directors upon the Closing. As such, Vivo nominated Shan Fu and is expected to nominate an independent director to fill the current vacancy on the board. In addition, Vivo is entitled to nominate (i) two nominees (including at least one nominee for independent director) to the board of directors for so long as it beneficially owns at least 6.66% of the total number of our ordinary shares then issued and outstanding or (ii) one nominee to serve as an independent director on the board of directors for so long as it beneficially owns at least 3.33%, but less than 6.66% of the total number of our ordinary shares then issued and outstanding. Vivo also has the right to appoint one non-voting observer to the board of directors.
Finally, pursuant to the Sponsor Director Nomination Agreement, the Sponsor had the right to nominate a number of individuals to the board of directors equal to the total number of directors to be so appointed or nominated, less the number of directors to be appointed or nominated by each of Ms. Lipson, Fosun and Vivo; provided that the Sponsor’s nominees include a number of individuals who serve as independent directors such that there will be at least three independent directors on the board of directors following such election or appointment, as applicable. As such, the Sponsor nominated Mr. Zeng to the board upon the Closing.
For additional information on each of these arrangements, please see the section entitled “Certain Relationships and Related Party Transactions.”

Corporate Governance Practices
NFH is a “foreign private issuer” under applicable U.S. federal securities laws. As a result, NFH is permitted to follow certain corporate governance rules that conform to its home country requirements in lieu of many of the NYSE corporate governance rules. Section 303A.00 of the NYSE listing rules (the “Listing Rules”) provides that a foreign private issuer, such as NFH, may follow home country corporate governance practices in lieu of certain of the rules in Section 303A of the Listing Rules, including requirements with respect to board independence and the composition and responsibilities of certain board committees and a code of business conduct and ethics, provided that NFH nevertheless has an audit committee that satisfies the requirements of Sections 303A.06, complies with the disclosure requirements of Section 303A.11 and makes the certifications required by Sections 303A.12(b) and (c) of the Listing Rules. NFH has not yet determined the extent to which it may elect to rely on this exemption.
Board Composition
NFH’s business affairs are managed under the direction of its board of directors. NFH’s board of directors currently consists of eight members.
NFH’s Amended and Restated Memorandum and Articles of Association (the “Charter”) provides, subject to the terms of (i) the Fosun Director Nomination Agreement, (ii) the Vivo Director Nomination Agreement, (iii) the Sponsor Director Nomination Agreement and (iv) the Lipson Employment Agreement, that the number of directors, which will be fixed at nine members, may be increased or decreased from time to time by a resolution of NFH’s board of directors. In addition, each director shall be elected annually at each annual general meeting (or extraordinary general meeting in lieu thereof). The directors shall hold their office for a term of one year or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.
Committees of the Board of Directors
NFH’s board of directors currently has the following committees: an audit committee, a compensation committee, a nominating and corporate governance committee and an executive committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by NFH’s board of directors.
Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Edward Leong Che-hung Frederick Ma Si-hang*	Antony Leung Carl Wu Shan Fu	Antony Leung Carl Wu	Roberta Lipson Carl Wu* Antony Leung

*
Denotes chairperson.

Audit Committee
NFH’s audit committee oversees NFH’s corporate accounting and financial reporting process. Among other matters, the audit committee:
•
appoints NFH’s independent registered public accounting firm;

•
evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•
determines the engagement of the independent registered public accounting firm;

•
reviews and approves the scope of the annual audit and the audit fee;

•
discusses with management and the independent registered public accounting firm the results of the annual audit;

•
approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•
monitors the rotation of partners of the independent registered public accounting firm on NFH’s engagement team in accordance with requirements established by the SEC;

•
is responsible for reviewing NFH’s financial statements and NFH’s management’s operating and financial review and prospects to be included in NFH’s annual reports to be filed with the SEC;

•
reviews NFH’s critical accounting policies and estimates; and

•
reviews the audit committee charter and the committee’s performance at least annually.

Compensation Committee
NFH’s compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee:
•
reviews and recommends corporate goals and objectives relevant to compensation of NFH’s chief executive officer and other executive officers;

•
evaluates the performance of these officers in light of those goals and objectives and recommends to our board of directors the compensation of these officers based on such evaluations;

•
recommends to NFH’s board of directors the issuance of share options and other awards under our share plans; and

•
reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for making recommendations to NFH’s board of directors regarding candidates for directorships and the size and composition of NFH’s board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing NFH’s corporate governance policies and reporting and making recommendations to NFH’s board of directors concerning governance matters.
Executive Committee
The executive committee meets at least once a month to discuss the management of NFH and its subsidiaries. The Executive Committee is responsible for overseeing and assisting the management in implementing decisions and matters approved by NFH’s board of directors, including, without limitation, the following matters:
•
monthly review of operational and financial performance or key performance indicators;

•
capital expenditures;

•
financing; and

•
mergers, acquisitions and other material transactions involving NFH or any of its subsidiaries.

All decisions of the Executive Committee will require the approval of a majority of the members thereof.
Code of Business Conduct and Ethics
NFH has adopted a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting.

Compensation
Director Compensation
Pursuant to the letter agreement entered into by and among the Company, the Sponsor and the Company’s directors and officers in connection with the Company’s initial public offering, the Company agreed to pay $50,000 cash per year to those independent members of the Company’s board of directors who elected to not receive founder shares for services rendered as board members prior to the Closing. Pursuant to such agreement, the Company paid $25,000 to Frederick Ma Si-hang, an independent member of the Company’s board of directors, on January 28, 2019 for services rendered as a board member. Each of the other independent members of the Company’s board of directors elected to receive founder shares pursuant to such agreement and, as a result, did not receive any cash payments thereunder. The Company agreed to reimburse such directors for reasonable out-of-pocket expenses incurred in connection with fulfilling their roles as directors.
In addition, prior to the Closing, Mr. Johnson entered into a letter agreement with the Company pursuant to which he received a one-time cash payment of $75,000 in connection with his resignation from the board of directors at the Closing. Other than the foregoing, no compensation of any kind, including finder’s and consulting fees, will be paid by us to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the Closing.
Executive Compensation
The following table shows the compensation paid by UFH to its directors and executive officers as a group for the full year ended December 31, 2018 (in thousands of RMB):
Short Term employee benefits including salary and bonuses	16,526
Post-employment benefits	140
Share-based compensation expense	13,062
Total compensation to key personnel	29,728

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following discussion is a brief summary of certain material arrangements, agreements and transactions we have with related parties.
Founder Shares
On April 19, 2018, the Sponsor purchased 10,750,000 founder shares which issuance was reflected on the register of members of the Company on May 29, 2018 in exchange for a capital contribution of $25,000, or approximately $0.002 per share, up to 5,000,000 of which were subject to forfeiture by the Sponsor and anchor investors ratably to the extent the aggregate amount committed to be purchased pursuant to the Forward Purchase Agreements would be less than $200,000,000. On June 19, 2018, the Sponsor transferred to the anchor investors an aggregate of 2,262,500 founder shares as an inducement to enter into the forward purchase agreements for no cash consideration and on June 12, 2018 the Sponsor forfeited 475,000 founder shares for no consideration. On June 18, 2018, the Company effected a share capitalization resulting in the Sponsor holding an aggregate of 8,875,000 founder shares after giving effect to the transfer described above. On June 27, 2018, we effected a share capitalization resulting in the Sponsor holding an aggregate of 9,450,000 founder shares. Subsequent to the closing of the IPO, the Sponsor transferred 10,000 founder shares to independent director, Edward Leong Che-hung, and 5,000 founder shares to each of two trusts for the benefit of family members of David Johnson in connection Messrs. Leong and Johnson’s service as directors. In connection with the Closing, each founder share was redesignated as an ordinary share.
Private Placement Warrants
The Sponsor purchased an aggregate of 7,750,000 private placement warrants, each exercisable to purchase one ordinary share at $11.50 per share, at a price of $1.00 per warrant (or $7,750,000 in the aggregate), in a private placement that closed simultaneously with the closing of the IPO. Each private placement warrant entitles the holder to purchase one ordinary share at $11.50 per share. The private placement warrants became exercisable on January 18, 2020.
Units Purchased in the Initial Public Offering
Antony Leung and Carl Wu, our Director and Chairman of the Board and Director and Chairman of the Executive Committee, respectively, purchased an aggregate of 900,000 units in the IPO, and certain other investors identified by Mr. Leung and Mr. Wu purchased 8.1 million units in the IPO. The underwriters did not receive any underwriting discounts and did not receive deferred commissions on the 9 million units purchased by such parties, including Messrs. Leung and Wu. In connection with the Closing, the units were separated into their component parts.
Forward Purchase Agreements
Prior to the IPO, the Company entered into Forward Purchase Agreements pursuant to which the anchor investors agreed to purchase an aggregate of 18,100,000 Class A ordinary shares, plus 4,525,000 redeemable warrants, for a purchase price of $10.00 per Class A ordinary share, as applicable, or $181,000,000 in the aggregate, in a private placement that closed concurrently with the Closing. In connection with these Forward Purchase Agreements, the Sponsor transferred to the anchor investors an aggregate of 2,262,500 founder shares as an inducement to enter into the Forward Purchase Agreements for no cash consideration. Furthermore, the Company entered into forward purchase agreements with entities controlled by Antony Leung and Carl Wu, our Director and Chairman of the Board and Director and Chairman of the Executive Committee, respectively, providing for the sale of 1,400,000 and 700,000 forward purchase shares, and 350,000 and 175,000 forward purchase warrants, respectively, for an aggregate purchase price of $10.00 per Class A ordinary share, or $14,000,000 and $7,000,000, respectively. In connection with these forward purchase agreements, the Sponsor transferred to these anchor investors 175,000 and 87,500 founder shares, respectively. The founder shares transferred to the anchor investors are subject to similar contractual conditions and restrictions as the founder shares issued to the Sponsor. The anchor investors have redemption rights with respect to any public shares they own. The forward purchase warrants have the same terms as our public warrants.

The Company entered into another Forward Purchase Agreement on June 29, 2018, with an accredited investor providing for the purchase of an additional 900,000 forward purchase shares, plus 225,000 forward purchase warrants, for an aggregate purchase price of $9.0 million, or $10.00 per forward purchase share, in a private placement to close concurrently with the closing of the initial business combination. As an inducement to such accredited investor to enter into the forward purchase agreement, the Company issued 112,500 founder shares to each of such accredited investor and the Sponsor for nominal cash consideration at the Closing.
The Forward Purchase Agreements provide that the anchor investors are entitled to registration rights with respect to their (A) forward purchase securities and Class A ordinary shares underlying the forward purchase warrants and founder shares, and (B) any other Class A ordinary shares or warrants acquired by the anchor investors.
In connection with the Closing, each Class A ordinary share and each founder share was redesignated as ordinary shares.
Letter Agreement
The Sponsor and our officers and directors at the time of the IPO have agreed, pursuant to a written letter agreement, not to participate in the formation of, or become an officer or director of, any other blank check company until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination by July 3, 2020.
Administrative Services Agreement
We maintained our executive offices at 23rd Floor, 299 QRC, 287-299 Queen’s Road Central, Hong Kong from the closing of our IPO until the Closing. The cost for our use of this space was included in the $10,000 per month, or up to $240,000 in the aggregate, fee we paid to the Sponsor or an affiliate of the Sponsor for office space, administrative and support services, commencing on the date that our securities are first listed on the NYSE. Upon the Closing, we ceased paying these monthly fees.
Related Party Loans
Prior to the closing of the IPO, the Sponsor loaned the Company funds to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and due at the earlier of December 31, 2018 or the closing of the IPO. The loans were repaid upon the closing of the IPO out of the estimated $1,000,000 of offering proceeds that was allocated to the payment of offering expenses. In connection with the IPO and the purchase of the private placement warrants, the Sponsor and its affiliates transferred $10,550,000 to the Company, of which $2,800,000 was in excess of the private placement, and paid $146,404 of offering costs related to the IPO. The amount in excess of the private placement and the offering costs were repaid by the Company to such parties on July 3, 2018.
Registration Rights Agreement
Pursuant to the registration rights agreement entered into concurrently with the closing of the IPO, the holders of the private placement warrants and the founder shares are entitled to registration rights with respect to such warrants and the ordinary shares underlying such warrants and founder shares. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by us. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the lock-up period applicable to the securities to be covered by such registration statement.
Anticipated Clinic Purchase From NFG
New Frontier Group currently owns a portfolio of four clinics located in the central business districts of Shanghai, Guangzhou, Shenzhen and Hong Kong. We expect to acquire these clinics following the closing of the business combination at a valuation that approximates its cumulative investment cost. The

Company’s management believes that the clinics will be highly synergistic to UFH’s current operations due to the clinics’ central location in China’s tier 1 cities and Hong Kong, overlapping patient profile, and similar service offerings. In addition, the Company’s management believes that such clinics will provide additional revenue generating opportunities for NFH through patient referrals to other hospitals and facilities within NFH’s network in such cities and through the availability of additional clinical services for NFH’s patients at more centrally located facilities. As a result of such acquisition, NFH will also be able to provide patients in Hong Kong with access to vaccinations and the latest treatment solutions in oncology and other specialties which may be hard to find or otherwise unavailable in mainland China. Definitive terms for such transaction have not been finalized. Any such transaction will be subject to review and approval by NFH’s board of directors in accordance with applicable rules and regulations and NFH’s policies and procedures for transactions with related parties.
Amendment to Lipson Reinvestment Agreement
In connection with the Closing, on December 17, 2019, the Company entered into the Amendment to Founder Reinvestment Agreement with the Lipson Parties, pursuant to which all of the issued and outstanding Partnership Options (as defined therein) held by Ms. Lipson at the Closing were converted into vested NFH options, which may only be exercised on a “net exercise” or “cashless basis.” In addition, the Lipson Parties agreed to certain transfer restrictions as described elsewhere in this report.
Fosun Director Nomination Agreement
In connection with the Closing, on December 18, 2019, the Company entered into a director nomination agreement (the “Fosun Director Nomination Agreement”) with Fosun Industrial Co., Limited (“Fosun”), pursuant to which Fosun nominated Mr. Qiyu Chen to our board of directors to serve as co-chairman. In addition, Fosun is entitled to nominate (i) three nominees (including one nominee for independent director) to our board of directors for so long as it beneficially owns at least 22.5% of the total number of ordinary shares then issued and outstanding, (ii) two nominees to our board of directors for so long as it beneficially owns at least 10.8%, but less than 22.5% of the total number of ordinary shares then issued and outstanding, or (iii) one nominee to our board of directors for so long as it beneficially owns at least 3.33%, but less than 10.8% of the total number of ordinary shares then issued and outstanding; provided that, in each case of   (i) to (iii), if Mr. Qiyu Chen is nominated by Fosun to our board of directors, then Mr. Qiyu Chen shall serve as a co-chairman of our board of directors. Fosun shall also have the right to appoint one non-voting observer to our board of directors.
Pursuant to the Fosun Director Nomination Agreement, for so long as Fosun beneficially owns at least 3.33% of the total number of ordinary shares then issued and outstanding, the Sponsor shall vote all of the ordinary shares owned or controlled by it or over which it has voting power or otherwise has the right to direct the voting, to elect each and every director nominee of Fosun as a director to our board of directors and shall not initiate, solicit or support any proxy process or contest to voting against, remove or replace any such nominee or take similar action, and for so long as the Sponsor beneficially owns at least 3.33% of the total number of ordinary shares then issued and outstanding, Fosun shall vote all of the ordinary shares owned or controlled by it or over which it has voting power, to elect each and every “Nominee” of the Sponsor (as defined in the Sponsor Director Nomination Agreement (as defined below)) as a director to our board of directors and shall not initiate, solicit or support any proxy process or contest to voting against, remove or replace any such nominee or take similar action. The foregoing voting undertaking shall terminate upon delivery of a written notice from Fosun to NFH at any time after the second anniversary of the Closing.
The Fosun Director Nomination Agreement will terminate upon the earlier to occur of (i) Fosun ceasing to beneficially own at least 3.33% of the total number of ordinary shares then issued and outstanding and (ii) Shanghai Fosun Pharmaceutical (Group) Co., Ltd. ceasing to beneficially own a majority of the issued and outstanding securities in Fosun.
Vivo Director Nomination Agreement
In connection with the Closing, on December 17, 2019, the Company entered into a director nomination agreement (the “Vivo Director Nomination Agreement”) with Vivo Capital Fund IX (Cayman), L.P. (“Vivo”), pursuant to which Vivo had the right to nominate for election two individuals to our board of directors at the Closing. As such, Vivo nominated Shan Fu to our board of directors and is expected to nominate another independent director to fill the current vacancy on our board of directors. In addition, Vivo is entitled to nominate (i) two nominees (including at least one nominee for independent director) to our board of directors for so long as it beneficially owns at least 6.66% of the total number of ordinary shares then issued and outstanding or (ii) one nominee to serve as an independent director on our board of directors for so long as it beneficially owns at least 3.33%, but less than 6.66% of the total number of ordinary shares then issued and outstanding. Vivo shall also have the right to appoint one non-voting observer to our board of directors.
Pursuant to the Vivo Director Nomination Agreement, for so long as Vivo beneficially owns at least 3.33% of the total number of ordinary shares then issued and outstanding, the Sponsor shall vote all of the ordinary shares owned or controlled by it or over which it has voting power or otherwise has the right to direct the voting, to elect each and every director nominee of Vivo as a director to our board of directors and shall not initiate, solicit or support any proxy process or contest to voting against, remove or replace any such nominee or take similar action, and for so long as the Sponsor beneficially own at least 3.33% of the total number of ordinary shares then issued and outstanding, Vivo shall vote all of the ordinary shares owned or controlled by it or over which it has voting power, to elect each and every “Nominee” of the Sponsor (as defined in the Sponsor Director Nomination Agreement) as a director to our board of directors and shall not initiate, solicit or support any proxy process or contest to voting against, remove or replace any such nominee or take similar action. The foregoing voting undertaking shall terminate upon delivery of a written notice from Vivo to NFH at any time after the second anniversary of the Closing.
The Vivo Director Nomination Agreement will terminate upon Vivo ceasing to beneficially own at least 3.33% of the total number of ordinary shares then issued and outstanding.
Lipson Employment Agreement
In connection with the Closing, on December 17, 2019, the Company entered into an employment agreement (the “Lipson Employment Agreement”) with Roberta Lipson, pursuant to which Ms. Lipson will serve as the Company’s chief executive officer for an initial term of three years from the Closing (subject to certain termination conditions to be set forth therein). The employment is subject to automatic renewal for one-year terms unless terminated by either Ms. Lipson or NFH.
Ms. Lipson is entitled to an initial annual salary of $600,000 per annum and will be eligible for an annual bonus pursuant to NFH’s short-term cash incentive plan to be established by the executive committee of our board of directors, along with certain other benefits.
In addition, upon the Closing Ms. Lipson was appointed as a member of our board of directors and will be re-nominated at each subsequent annual meeting of our shareholders during her term of employment, subject to the requirements of the New York Stock Exchange (the “NYSE”), for so long as she is at least a one-percent shareholder of NFH.
Lipson Registration Rights Agreement
In connection with the Closing, on December 17, 2019, the Company entered into a registration rights agreement (the “Lipson Registration Rights Agreement”) with Ms. Lipson, the Benjamin Lipson Plafker Trust, the Daniel Lipson Plafker Trust, the Jonathan Lipson Plafker Trust and the Ariel Benjamin Lee Trust (the foregoing trusts together with Ms. Lipson, the “Lipson Parties”), pursuant to which the Company has agreed to file a registration statement registering the resale of the ordinary shares issued to the Lipson Parties at the Closing as promptly as reasonably practicable following the Closing, but in no event later than the 30th day following the Closing and use its best efforts to cause such registration statement to be declared effective under the Securities Act promptly thereafter.
Sponsor Director Nomination Agreement
In connection with the Closing, on December 17, 2019, the Company entered into a director nomination agreement (the “Sponsor Director Nomination Agreement”) with New Frontier Public Holding Ltd. (the “Sponsor”), pursuant to which the Sponsor has the right to nominate for election a number of individuals to our board of directors at the Closing and at any time thereafter equal to the total number of directors to be so appointed or nominated, less the number of directors to be appointed or nominated by each of Vivo, Fosun Seller and Ms. Lipson; provided that the Sponsor’s nominees shall include a number of individuals who will serve as independent directors such that, assuming such nominees are duly elected or appointed, as applicable, there will be at least three (3) independent directors on our board of directors following such election or appointment, as applicable. In accordance with the terms of the Sponsor Director Nomination Agreement, the Sponsor nominated David Zeng to our board of directors at the Closing.
The Sponsor Director Nomination Agreement will terminate upon the Sponsor ceasing to beneficially own ordinary shares.
Management Reinvestment Agreements
In connection with the Closing, on December 17, 2019, the Company entered into certain reinvestment agreements with Healthy Harmony and the Management Sellers (collectively, the “Management Reinvestment Agreements”), pursuant to which (a) all of the LP Interests (as defined therein) then held by the Management Sellers will be canceled in consideration of the right of the Management Sellers to receive from the Company, as soon as practicable after the Closing, an aggregate amount equal to the number of the LP Interests so canceled multiplied by the purchase price per LP Interest, (b) (i) all of the Partnership Options (as defined therein) then held by the Management Sellers that are vested as of the Closing will be canceled in consideration of the right of the Management Sellers to receive from the Company, as soon as practicable after the Closing, in respect of each Partnership Option that is so canceled, an amount equal to the product of   (x) the aggregate number of LP Interests subject to such Partnership Option (or portion thereof) and (y) the excess, if any, of the purchase price per LP Interest over the exercise price per LP Interest under such Partnership Option, and (ii) all of the Partnership Options then held by the Management Sellers that are not vested as of the Closing will be converted into a number of unvested options of NFH in accordance with the Transaction Agreement; and (c) (i) all of the Partnership RSUs (as defined therein) then held by the Management Sellers that are vested as of the Closing were canceled in consideration of the right of the Management Sellers to receive from the Company, as soon as practicable after the Closing, an aggregate amount equal to the aggregate number of LP Interests underlying the Partnership RSUs so canceled, multiplied by the purchase price per LP Interest, and (ii) all of the Partnership RSUs then held by the Management Sellers that were not vested as of the Closing were converted into a number of unvested RSUs of the Company in accordance with the Transaction Agreement.
The Management Sellers also subscribed, in connection with the Closing, for an aggregate number of ordinary shares (the “Management Reinvestment Shares”) equal to (a) their respective aggregate cancellation consideration under the Management Reinvestment Agreements less their respective cash-out amounts, divided by (b) the NFC Share Reference Price (as defined therein).
An aggregate cash amount of approximately $17,850,148 (RMB 127,587,503) (subject to any withholding or deduction under applicable laws and certain adjustments) was paid to the Management Sellers and an aggregate of approximately $16,665,306 (RMB 119,118,608) of NFH ordinary shares were issued to the Management Sellers in accordance with the terms of the Management Reinvestment Agreements at the Closing. An aggregate of approximately $3,718,374 (RMB 26,577,822) of NFH Options and NFH RSUs are expected to be issued to the Management Sellers in respect of their outstanding RSUs and options of Healthy Harmony. Approximately $12 million of the $17,850,148 paid to the Management Sellers will be withheld for individual income tax in China, which was incurred due to the exercise of the options and the vesting of the RSUs. Net of individual income tax, the Management Sellers rolled over approximately 78% of the value of their LP Interests, Partnership Options and Partnership RSUs into NFH ordinary shares, NFH Options and NFH RSUs.
The Management Reinvestment Shares are generally subject to a one-year lock-up, subject to certain exceptions.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Charter in its entirety for a complete description of the rights and preferences of our securities.
General
We are a Cayman Islands exempted company (company number 334925), our affairs are governed by the Companies Law, the common law of the Cayman Islands and our Charter. Pursuant to our Charter, our authorized share capital is $50,000 divided into 490,000,000 ordinary shares and 10,000,000 preference shares, par value $0.0001 per share.
As of January 23, 2020, there were 131,356,980 ordinary shares issued and outstanding, held of record by 108 holders, no preference shares issued and outstanding and 26,874,999 warrants outstanding, held of record by 31 holders. The number of record holders does not include DTC participants or beneficial owners who hold securities through nominees.
Ordinary Shares
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in our Charter, or as required by applicable provisions of the Companies Law or applicable stock exchange rules, the affirmative vote of a majority of ordinary shares that are voted is required to approve any matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of ordinary shares that are voted and, pursuant to our Charter, such actions include amending our Charter and approving a statutory merger or consolidation with another company.
Each director will be elected annually at each annual general meeting (or extraordinary general meeting in lieu thereof). The directors will hold their office for a term of one year or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. There is no cumulative voting with respect to the election of directors. The affirmative vote of a majority of ordinary shares that are voted at the general meeting is required to elect a director. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.
We have not paid any cash dividends on the ordinary shares. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors at such time. In addition, the terms of the offered preference shares and agreements governing the indebtedness of the Company and its subsidiaries contain restrictions on the Company’s ability to declare and pay dividends.
In the event of a liquidation, dissolution or winding up of the Company after the business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares.
Register of Members
Under Cayman Islands law, we keep a register of members and there is entered therein:
•
the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•
the date on which the name of any person was entered on the register as a member; and

•
the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of the Company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
Preference shares
Our Charter provides that preference shares may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. We have no preference shares outstanding as of the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.
Warrants
Public Warrants and Forward Purchase Warrants
We issued 14,375,000 warrants as part of the units sold in the IPO. In connection with Forward Purchase Agreements, at the closing of the business combination we issued 4,750,000 forward purchase warrants to the anchor investors. The forward purchase warrants have identical terms as the public warrants.
Each whole warrant entitles the holder thereof to purchase one ordinary share at a price of   $11.50 per share, subject to adjustment as described below, at any time commencing on January 17, 2020, provided that we have an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement governing the warrants (the “warrant agreement”)) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued and only whole warrants trade. The warrants will expire on December 18, 2024, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue ordinary shares upon exercise of a warrant unless the ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than 30 business days after the closing of the business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Once the warrants become exercisable, we may call the warrants for redemption:
•
in whole and not in part;

•
at a price of  $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the last reported sales price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of ordinary shares issuable upon the exercise of the warrants. If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call the warrants for redemption and management does not take advantage of this option, the holders of the private placement warrants (as defined below) and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the ordinary shares issued and outstanding immediately after giving effect to such exercise.
If the number of issued and outstanding ordinary shares is increased by a share dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of ordinary shares equal to the product of    (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) and (ii) the quotient of  (x) the price per ordinary share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of ordinary shares on account of such ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.
If the number of issued and outstanding ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding ordinary shares.
Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s issued and outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants are subject to a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants and forward purchase to make any change that adversely affects the interests of the registered holders, subject to certain exceptions. Holders should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants. The foregoing description of the warrants is qualified in its entirety by reference to the warrant agreement which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 3, 2018 and incorporated herein by reference.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.
Private Placement Warrants
In connection with the IPO, we consummated a private placement of an aggregate of 7,750,000 private placement warrants to our Sponsor. Except as described herein, the private placement warrants have terms and provisions that are identical to those of the public warrants. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. The private placement warrants (including the ordinary shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until January 17, 2020, subject to certain exceptions, and they will not be redeemable by the Company so long as they are held by our Sponsor or its permitted transferees. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
The foregoing description of the private placement warrants is qualified in its entirety by reference the warrant agreement which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 3, 2018 and incorporated herein by reference.
Transfer Agent and Warrant Agent
The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.
Certain Differences in Corporate Law
Cayman Islands companies are governed by the Cayman Islands Law. The Cayman Islands Law is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Islands Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   In certain circumstances, the Cayman Islands Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).
Where the merger or consolidation is between two Cayman Islands companies, the directors of each constituent company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by each constituent company by way of  (a) a special resolution of the shareholders of each such constituent company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No special resolution of the shareholders of such constituent companies is required for a merger between a parent company incorporated under the Cayman Islands Law (i.e., a company that owns issued shares that together represent at least 90% of the votes at a general meeting of a subsidiary company) and its subsidiary company incorporated under the Cayman Islands Law if a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged unless that shareholder agrees otherwise. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the Grant Court of Cayman Islands waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Islands Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.
Where the surviving or consolidated company is to be an overseas company, the procedure is similar, in addition that a director of each constituent company incorporated under the Cayman Islands Law is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the constituent overseas company and by the laws of the jurisdiction in which the constituent overseas company is existing, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding, and no order has been made or resolution adopted to wind up or liquidate the constituent overseas company in any jurisdiction; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the surviving company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the surviving company are suspended or restricted; and (v) there are no reasons why it would be against the public interest to allow the merger or consolidation.
Where the surviving or consolidated company is to be a company existing under the Cayman Islands Law, a director of the surviving or consolidated company is further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the constituent overseas company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the constituent overseas company; (ii) that in respect of the transfer of any security interest granted by the constituent overseas company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the constituent overseas company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; and (iii) that the constituent overseas company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction, in addition to the requirements (i) to (v) set out in the immediately preceding paragraph.
Where the above procedures are adopted, the Cayman Islands Law provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days immediately following the date on which the merger or consolidation is authorized by the shareholders, the constituent company must give written notice the authorization to each shareholder who made a written objection; (c) a shareholder must within 20 days immediately following the date on which such notice from the constituent company is given, give the constituent company a written notice of his decision to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days immediately following the date of the expiration of the period set out in paragraph (c) above or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value; and if the company making the offer and the dissenting shareholder agree upon the price to be paid for his shares within 30 days immediately following the date on which the offer was made, the company must pay to the shareholder such amount in money forthwith; and (e) if the company and the dissenting shareholder fail to agree a price to be paid for the shares owned by the shareholder within such 30 day period, within 20 days immediately following the date on which such 30 day period expires, the company (and any dissenting shareholder may) must file a petition with the Cayman Islands Grand Court to determine the fair value of the shares of all dissenting shareholders and such petition must be accompanied by a verified list of the names and addresses of all the dissenting shareholders who have filed a notice under paragraph (c) and with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the Cayman Islands Grand Court has the power to determine the fair value of the shares of such dissenting shareholders as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company under paragraph (e) and who the Cayman Islands Grand Court finds are involved may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands Law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder or creditor would have the right to express to the court the view that the transaction should not be approved, the Grand Court of the Cayman Islands will usually consider that the affected stakeholders (shareholders and/or creditors affected by the scheme) of the company are the best judges of their own commercial interests and will typically sanction the scheme of arrangement provided that the prescribed procedures have been followed and the requisite statutory majorities have been achieved at the scheme meetings. In addition, the Grand Court of the Cayman Islands will typically consider the following factors in exercising its discretion as to whether to sanction the scheme of arrangement:
•
the majority acted bona fide (not illegally or beyond the scope of the company’s corporate authority);

•
the resolutions were carried by the requisite majority and the requisite notice periods were complied with;

•
each class of shareholders and/or creditors was being fairly represented at the meeting in question; and

•
approval of the scheme was commercially reasonable, such that a businessman would reasonably approve.

If a scheme of arrangement and reconstruction is approved, or if a tender offer (as described below) is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.
Squeeze-out Provisions.   When a takeover offer is made and accepted by holders of not less than 90% in value of the shares to whom the offer relates is made within four months, the offeror may, within a two-month period after the expiration of the said four months, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.
Shareholders’ Suits.   Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•
a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•
the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•
those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Enforcement of Civil Liabilities.   The Cayman Islands has a different body of securities laws as compared to the United States and may provide less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.
We have been advised by our Cayman Islands legal counsel that it is uncertain (i) as to whether the Cayman Court would recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state within the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state within the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, as there is no mechanism for direct enforcement in the Cayman Islands of judgments obtained in the United States, a United States judgment may only be enforced at common law. The courts of the Cayman Islands will at common law, recognize and enforce a foreign judgment of a foreign court of competent jurisdiction on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, and must not be (i) in respect of taxes, a fine or penalty, (ii) inconsistent with a Cayman Islands judgment in respect of the same matter such that res judicata, cause of action estoppel or issue estoppel would preclude its enforcement, (iii) impeachable on the grounds of fraud or (iv) obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. See “Risk Factors —  Risks Relating to Status as a Foreign Private Issuer — U.S. investors may be unable to enforce certain judgments against us because we are incorporated and perform substantially all of our business outside of the U.S.”
Special Considerations for Exempted Companies.   We are an exempted company with limited liability (meaning our public shareholders have no liability, as members of the company, for liabilities of the company over and above the amount paid for their shares) under the Cayman Islands Law. The Cayman Islands Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•
annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Cayman Islands Law;

•
an exempted company’s register of members is not open to inspection;

•
an exempted company does not have to hold an annual general meeting;

•
an exempted company may issue shares or shares with no par value;

•
an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•
an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•
an exempted company may register as an exempted limited duration company; and

•
an exempted company may register as a segregated portfolio company.

Anti-Money Laundering — Cayman Islands
In order to comply with legislation and regulations aimed at the prevention of money laundering and counter terrorist financing, we are required to adopt and maintain anti-money laundering and counter terrorist financing policies and procedures, and may require subscribers to provide evidence to satisfactorily identify and verify their identity and source of funds. Such customer due diligence can be simplified or enhanced depending on the risk rating given to the subscriber. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering and counter terrorist financing policies and procedures (including the acquisition of due diligence information) to suitable third persons based in Cayman Islands approved equivalent jurisdictions. A list of these equivalent jurisdictions, as updated from time to time, can be accessed here: https://www.cima.ky/list-of-equivalent-jurisdictions.
We reserve the right to request such information as is necessary to identify and verify the identity of a subscriber. In some cases, the directors may be satisfied that no further information is required since an exemption may apply under the Anti-Money Laundering Regulations (2018 Revision) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)
the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized and regulated financial institution based in an approved equivalent jurisdiction;

(b)
the subscriber is regulated by a overseas recognized regulatory authority and is based or incorporated in, or formed under the law of, an equivalent jurisdiction — a list of the recognized overseas regulatory authorities, as updated from time to time, can be accessed here:
https://www.cima.ky/upimages/commonfiles/1499754989IllustrativeListofRecognizedOverseasRegulatoryAuthorities.pdf; or

(c)
the application is made through an intermediary (i.e. an eligible introducer) which is regulated by a recognized overseas regulatory authority and is based in or incorporated in, or formed under the law of an equivalent jurisdiction and a written assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations and such other applicable or associated law and guidance by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering and counter terrorist financing regulations.
In the event of delay or failure on the part of the subscriber in producing any information and / or documentation required for identification or verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.
We also reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering, counter terrorist financing or other applicable laws, regulations or guidance by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.
If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct, money laundering or proliferation financing or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority (“FRA”) of the Cayman Islands, pursuant to the Proceeds of Crime Law (2019 Revision) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Law (2018 Revision) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.
Certain Anti-Takeover Provisions in our Charter
Our Charter contains a number of provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of the Company, including the ability to issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares, without shareholder approval. Our authorized but unissued ordinary shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Rule 144
Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted ordinary shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted ordinary shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
one percent (1%) of the total number of shares of ordinary shares then issued and outstanding; or

•
the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, upon the consummation of the business combination, we ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Registration Rights
We are party to a registration rights agreement, dated as of June 27, 2018, with our Sponsor, pursuant to which our Sponsor and its permitted transferees have registration rights with respect to founder shares, private placement warrants (and any ordinary shares issuable upon the exercise of the private placement warrants). The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by us. We will bear the expenses incurred in connection with the filing of any such registration statements.
In addition, pursuant to the warrant agreement, the Company has agreed that as soon as practicable, but in no event later than 30 business days after the closing of the business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Pursuant to the Forward Purchase Agreements, we have agreed that we will use our reasonable best efforts to (i) file within 30 days after the closing of the business combination a registration statement with the SEC for a secondary offering of (A) the anchor investors’ forward purchase shares and forward purchase warrants (and the ordinary shares underlying their forward purchase warrants), and (B) any other ordinary shares or warrants acquired by the anchor investors, including any time after the business combination, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 60 days thereafter, and (iii) maintain the effectiveness of such registration statement until the earliest of (A) the date on which the anchor investor ceases to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the Forward Purchase Agreements. We will bear the cost of registering these securities.
Pursuant to the Lipson Registration Rights Agreement, we agreed to (i) file within 30 days after the closing of the business combination a registration statement with the SEC for a secondary offering of the ordinary shares issued to the Lipson Parties under the Transaction Agreement, (ii) use its best efforts to cause such registration statement to be declared effective as reasonably practicable thereafter, but in no event later than 15 days following the filing of the registration statement on Form F-3, and (iii) to maintain the effectiveness of such registration statement until the earliest of  (A) the date all of the securities covered thereby cease to be “Registrable Securities” as defined in the Lipson Registration Rights Agreement and (b) such time as all of the securities covered thereby have been sold pursuant to a registration statement or Rule 144.
In addition, pursuant to the Subscription Agreements and the Fosun Rollover Agreement, we have agreed that we will use our reasonable best efforts (x) to file within 30 days after the closing of the business combination a registration statement with the SEC for a secondary offering of (A) the ordinary shares issued under the Subscription Agreements, (B) the ordinary shares issued to Fosun under the Fosun Rollover Agreement, (y) to cause such registration statement to be declared effective promptly thereafter, but in no event later than 60 days thereafter, and (z) to maintain the effectiveness of such registration statement until the earliest of (A) the date on which the counterparties to such agreements cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the Subscription Agreements and the Fosun Rollover Agreement, respectively. shares.
The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of securities pursuant to the foregoing agreements.
Transfer Restrictions
The private placement warrants and the ordinary shares underlying such warrants are not transferable or salable until 30 days after the completion of the business combination except in each case (a) to our officers or directors, any affiliate or family members of any of our officers or directors, any affiliate of the Sponsor or to any member of the Sponsor or any of their affiliates or shareholders, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with any Forward Purchase Agreement or similar arrangement or in connection with the consummation of the business combination at prices no greater than the price at which the shares or warrants were originally purchased; (vi) by virtue of the laws of the Cayman Islands upon dissolution of the Sponsor, or (vii) in the event that, subsequent to its consummation of the business combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property; provided, however, that in the case of clauses (i) through (vi) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions.
The Sponsor, Antony Leung and Carl Wu have agreed not to transfer, assign or sell any of its or his founder shares and any ordinary shares issued upon conversion thereof until the earliest of  (a) one year after the completion of the business combination with respect to 50% of its or his founder shares and any ordinary shares issued upon conversion thereof, (b) two years after the completion of the business combination with respect to the remaining 50% of its or his founder shares and any ordinary shares issued upon conversion thereof, and (c) the date after the business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Our anchor investors and the members of our management team (other than Antony Leung and Carl Wu) have agreed not to transfer, assign or sell any of their founder shares and any ordinary shares issued upon conversion thereof until the earlier to occur of  (i) one year after the closing of our initial business combination and (ii) the date after the business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our ordinary shareholders having the right to exchange their ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same applicable restrictions and other agreements of our initial shareholders with respect to any founder shares. Notwithstanding the foregoing, if the closing price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination, all founder shares held by our anchor investors and the members of our management team (other than Antony Leung and Carl Wu) will be released from the lock-up.
Under the Forward Purchase Agreements, the anchor investors (other than the founders) have agreed not to transfer, assign or sell any founder shares held by them until the earlier to occur of: (i) one year after the closing of the business combination or (ii) the date following the closing of the business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property, subject to certain exceptions. Any permitted transferees will be subject to the same restrictions and other agreements of the holders of the founder shares prior to the IPO with respect to any founder shares. Notwithstanding the foregoing, if the closing price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination closing, the founder shares held by such investors and their permitted transferees will be released from the lock-up.
Under the Lipson Reinvestment Agreement, the Lipson Parties agreed that (i) they will not transfer any of the ordinary shares received by them at Closing at any time prior to six months from the date of Closing and (ii) at any time prior to the first anniversary of the Closing, such holder’s beneficial ownership of the ordinary shares held by them will not fall below 90% of such holder’s beneficial ownership as of immediately after the Closing; except in each case for (a) transfers among the Lipson Parties, (b) transfers as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization, (c) by virtue of the laws of descent and distribution upon the death of such person, (d) pursuant to a qualified domestic relations order, or (e) in the event that the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property; provided, however, that in the case of clauses (a) through (d) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions.
Under the Management Reinvestment Agreements entered into in connection with the Closing, certain of the Management Sellers agreed that, prior to the first anniversary of the Closing, they will not transfer (i) more than the number of Unrestricted Executive NFC Shares (as defined in such Management Seller’s Management Reinvestment Agreement) held by them and (ii) any ordinary shares received by such Management Seller upon exercise or settlement, as applicable, of any of the Company’s options or RSUs issued to them at Closing; except in each case for (a) transfers as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization, (b) by virtue of the laws of descent and distribution upon the death of such person, (c) pursuant to a qualified domestic relations order, or (d) in the event that the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property; provided, however, that in the case of clauses (a) through (d) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions.
Listing of Securities
The Company’s ordinary shares and warrants are listed on the NYSE under the symbols “NFH” and “NFH WS,” respectively.

PRINCIPAL AND SELLING SECURITYHOLDERS
This prospectus relates to the possible resale by the Selling Securityholders of up to 127,341,048 ordinary shares (including 12,500,000 ordinary shares issuable upon the exercise of warrants held by such Selling Securityholders) and 12,500,000 warrants.
The Selling Securityholders may from time to time offer and sell any or all of the ordinary shares and warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.
The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering ordinary shares and warrants for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In calculating percentages of ordinary shares owned by a particular holder, we treated as outstanding the number of ordinary shares issuable upon exercise of that particular holder’s warrants, if any, and did not assume exercise of any other holder’s warrants. The ordinary shares issued to the initial shareholders, anchor investors, PIPE investors, Lipson Parties and Management Sellers are subject to transfer restrictions, as described herein.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such ordinary shares or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of ordinary shares and warrants registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We have based percentage ownership of our ordinary shares, prior to this offering on 131,356,980 ordinary shares issued and outstanding as of January 23, 2020.

Unless otherwise indicated, the address of each beneficial owner listed in the tables below is c/o New Frontier Health Corporation, 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F Chaoyang District, Beijing, China.
	Ordinary Shares Beneficially Owned(1)		Warrants Beneficially Owned	Ordinary Shares Registered Hereby	Warrants Registered Hereby	Ordinary Shares Beneficially Owned After Sale of All Ordinary Shares Offered Hereby(1)		Warrants Beneficially Owned After Sale of All Warrants Offered Hereby
Name of Beneficial Owner	Shares	Percentage				Shares	Percentage
Executive Officers and Directors:
Roberta Lipson	3,590,799	2.7%	—	3,227,251	—	—	—	—
Walter Xue	62,088	*	—	62,088	—	—	—	—
Jeffrey Staples	108,911	*	—	108,911	—	—	—	—
DJ Hamblin-Brown	20,936	*	—	20,936	—	—	—	—
Antony Leung(4)	20,117,500	14.4%	8,400,000	—	—	—	—	—
Carl Wu(5)	18,705,000	13.4%	8,075,000	—	—	—	—	—
David Zeng(6)	206,250	*	37,500	206,250	37,500	—	—	—
Edward Leong Che-hung	10,000	*	—	—	—	10,000	*	—
Frederick Ma Si-hang	—	—	—	—	—	—	—	—
Shan Fu	—	—	—	—	—	—	—	—
Qiyu Chen	—	—	—	—	—	—	—	—
All Executive Officers and Directors as a Group (11 Individuals)	25,528,984	18.2%	8,762,500	4,047,936	37,500	10,000	*	—
Greater than 5% Shareholders:
New Frontier Public Holding Ltd.(2)	17,292,500	12.4%	7,750,000	17,292,500	7,750,000	—	—	—
Fosun Industrial Co., Limited(7)	9,400,000	7.2%	—	9,400,000	—	—	—	—
Certain funds and accounts advised by Nan Fung Group Holdings Limited(8)	9,650,000	7.3%	1,300,000	8,450,000	700,000	1,200,000	*	600,000
Vivo Capital Fund IX (Cayman), L.P.(9)	14,300,000	10.9%	—	14,300,000	—	—	—	—
Certain funds and accounts advised by Capital Research and Management Company(10)	13,321,186	10.1%	—	13,321,186	—	—	—	—
Other Selling Securityholders:
Aspex Master Fund(11)	2,893,750	2.2%	162,500	2,893,750	162,500	—	—	—
BosValen Master Fund(12)	450,000	—	50,000	350,000	—	100,000	*	50,000
Unicorn Dynasty Ventures Limited(13)	375,000	*	—	375,000	—	—	—	—
Cheung and Sons Holdings Limited(14)	300,000	*	—	300,000	—	—	—	—
China Shandong Hi-Speed Capital Limited(15)	1,375,000	1.0%	250,000	1,375,000	250,000	—	—	—
Cyberatlas Fund L.P.(16)	150,000	*	—	150,000	—	—	—	—
Certain funds and accounts advised by Key Square Capital Management LLC(17)	1,500,000	1.1%	—	1,500,000	—	—	—	—
Carnival Investments Limited(18)	2,825,000	2.1%	600,000	2,225,000	350,000	600,000	*	300,000
Max Rising International Limited(19)	1,412,500	1.1%	325,000	1,112,500	175,000	300,000	*	150,000
Sparkle Century Holdings Development Limited (BVI)(20)	1,437,500	1.1%	375,000	937,500	125,000	500,000	*	250,000
Certain Funds and Accounts Managed by Exome Management LLC(21)	400,000	*	—	400,000	—	—	—	—
Yunqi China Special Investment A(22)	1,800,000	1.4%	—	1,800,000	—	—	—	—
Juno Capital Partners Fund V, L.P.(23)	1,375,000	1.0%	250,000	1,375,000	250,000	—	—	—
Certain Funds and Accounts Managed by Maso Capital Partners Limited(24)	700,000	*	—	700,000	—	—	—	—
Certain funds and accounts advised by Morgan Stanley Investment Management, Inc. and Morgan Stanley Asia Limited(25)	4,000,010	3.0%	—	4,000,010	—	—	—	—
Extra-Fund Investment Limited(26)	343,750	*	62,500	343,750	62,500	—	—	—
JAS Investment Group Limited(27)	1,000,000	*	—	1,000,000	—	—	—	—
Nice Class Holdings Limited(28)	887,500	*	125,000	887,500	125,000	—	—	—
Certain Funds and Accounts Managed by Ovata Capital Management Limited(29)	800,000	*	—	800,000	—	—	—	—
Ozone Hope Limited(30)	912,500	*	75,000	912,500	75,000	—	—	—
The Segantii Asia-Pacific Equity Multi-Strategy Fund(31)	3,000,000	2.3%	—	3,000,000	—	—	—	—

	Ordinary Shares Beneficially Owned(1)		Warrants Beneficially Owned	Ordinary Shares Registered Hereby	Warrants Registered Hereby	Ordinary Shares Beneficially Owned After Sale of All Ordinary Shares Offered Hereby(1)		Warrants Beneficially Owned After Sale of All Warrants Offered Hereby
Name of Beneficial Owner	Shares	Percentage				Shares	Percentage
Big Hurray Limited(32)	712,500	*	75,000	712,500	75,000	—	—	—
Certain Funds and Accounts Managed by York Capital Management Asia (HK)(33)	3,000,000	2.3%	—	3,000,000	—	—	—	—
UBS Asset Management (Hong Kong) Limited(34)	1,000,000	*	—	1,000,000	—	—	—	—
Zaaba Pan Asia Master Fund(35)	800,000	*	—	800,000	—	—	—	—
World Prosper Limited(36)	1,075,675	*	449,050	765,875	139,250	—	—	309,800
Rainbow Glory Global Limited(37)	1,000,000	*	200,000	400,000	—	400,000	*	200,000
LMR Partners Limited(38)	2,200,000	1.7%	—	2,200,000	—	—	—	—
Benjamin Lipson Plafker Trust(3)	90,887	*	—	90,887	—	—	—	—
Daniel Lipson Plafker Trust(3)	90,887	*	—	90,887	—	—	—	—
Johnathan Lipson Plafker Trust(3)	90,887	*	—	90,887	—	—	—	—
Ariel Benjamin Lee Trust(3)	90,887	*	—	90,887	—	—	—	—
Certain funds and accounts managed by Junson Capital(39)	1,712,500	1.3%	425,000	1,212,500	175,000	500,000	*	250,000
Mason Strategic Investments (Asia) Limited(40)	500,000	*	—	500,000	—	—	—	—
Other selling securityholders (74 shareholders)(41)	1,474,627	*	—	1,474,627	—	—	—	—

*
Represents beneficial ownership of less than 1%.

(1)
The percentage of beneficial ownership is calculated based on 131,356,980 ordinary shares outstanding as of January 23, 2020. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

(2)
Antony Leung and Carl Wu share voting and dispositive power over the securities held by the Sponsor. Each of Mr. Leung and Mr. Wu disclaims beneficial ownership over any securities owned by the Sponsor other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The interests shown include (i) 9,542,500 ordinary shares, (ii) 7,750,000 private placement warrants and (iii) 7,750,000 ordinary shares underlying the private placement warrants, held of record by the Sponsor. The Sponsor may also be deemed to beneficially own an additional 22,929,125 ordinary shares pursuant to certain irrevocable proxies, each dated as of December 17, 2019, granted to the Sponsor by certain shareholders, pursuant to which the Sponsor may vote the ordinary shares subject to such irrevocable proxies at any meeting of NFH’s shareholders until such time as the granting shareholder no longer owns such ordinary shares. In addition, the Sponsor is a party to (i) the Fosun Director Nomination Agreement, pursuant to which the Sponsor and Fosun have agreed to vote or cause to be voted all ordinary shares beneficially owned or controlled (directly or indirectly) by them in favor of any director nominee(s) nominated or supported by the other party, (ii) the Vivo Director Nomination Agreement, pursuant to which the Sponsor and Vivo have agreed to vote or cause to be voted all ordinary shares beneficially owned or controlled (directly or indirectly) by them in favor of any director nominee(s) nominated or supported by the other party, and (iii) certain Director Support Letter Agreements, each dated as of December 17, 2019, pursuant to which certain shareholders have agreed to vote an aggregate of 17,325,000 ordinary shares in favor of any director nominee nominated or supported by the Sponsor.

(3)
Pursuant to the Lipson Reinvestment Agreement, 3,227,251 ordinary shares were issued to Ms. Lipson and 363,548 ordinary shares were issued to trusts affiliated with Ms. Lipson.

(4)
Includes (x) (i) 9,542,500 ordinary shares, (ii) 7,750,000 private placement warrants and (iii) 7,750,000 ordinary shares underlying the private placement warrants, held of record by the Sponsor; (y) (i) (a) 600,000 ordinary shares, (b) 300,000 public warrants and (c) 300,000 ordinary shares underlying the public warrants purchased by entities affiliated with Mr. Leung in NFC’s initial public offering, (ii) (a) 1,575,000 ordinary shares, (b) 350,000 forward purchase warrants and (c) 350,000 ordinary shares underlying the forward purchase warrants, held of record by Mr. Leung or entities affiliated with Mr. Leung.
(5)
Includes (x) (i) 9,542,500 ordinary shares, (ii) 7,750,000 private placement warrants and (iii) 7,750,000 ordinary shares underlying the private placement warrants, held of record by the Sponsor; and (y) (i) (a) 300,000 ordinary shares, (b) 150,000 public warrants and (c) 150,000 ordinary shares underlying the public warrants purchased by entities affiliated with Mr. Wu in NFC’s initial public offering, (ii) (a) 787,500 ordinary shares, (b) 175,000 forward purchase warrants and (c) 175,000 ordinary shares underlying the forward purchase warrants, held of record by Mr. Wu or entities affiliated with Mr. Wu.

(6)
Interests shown include (i) 206,250 ordinary shares, (ii) 37,500 ordinary shares underlying forward purchase warrants, and (iii) 37,500 forward purchase warrants.

(7)
Fosun Industrial Co., Limited is a wholly-owned subsidiary of Shanghai Fosun Pharmaceutical (Group) Co., Ltd., which is a subsidiary of Shanghai Fosun High Technology (Group) Co., Ltd., which is a wholly-owned subsidiary of Fosun International Limited, which is a subsidiary of Fosun Holdings Limited, which is a wholly-owned subsidiary of Fosun International Holdings Ltd. Guo Guangchang controls Fosun International Holdings and may be deemed to beneficially own the shares. Interests shown include 9,400,000 ordinary shares. In addition, the Sponsor and Fosun are parties to the Fosun Director Nomination Agreement. See note 2 above. The address for this shareholder is Building A, No. 1289 Yishan Road, Shanghai 200233, China.

(8)
Includes NF SPAC Holding Limited (“NF SPAC”) and Sun Hing Associate Limited (“Sun Hing”). Interests shown include (i) 8,350,000 ordinary shares, (ii) 600,000 ordinary shares underlying the public warrants, (iii) 600,000 public warrants, (iv) 700,000 ordinary shares underlying the forward purchase warrants, and (v) 700,000 forward purchase warrants. Each of NF SPAC and Sun Hing is an indirect wholly-owned subsidiary of Nan Fung Group Holdings Limited (“NFGHL”). The members of the Executive Committee of NFGHL make investment decisions with respect to the securities directly and indirectly held by NFGHL and, therefore, the securities held by NF SPAC and Sun Hing. Mr. Antony Leung, Mr. Frank Kai Shui Seto, Mr. Vincent Sai Sing Cheung, Mr. Pui Kuen Cheung, Mr. Kin Ho Kwok, Ms. Vanessa Tih Lin Cheung, Mr. Meng Gao and Mr. Chun Wai Nelson Tang are the members of the Executive Committee of NFGHL and therefore may be deemed to beneficially own these shares. The address for Nan Fung Group is 23rd Floor, Nan Fung Tower, 88 Connaught Road Central, Hong Kong.

(9)
Vivo Capital IX (Cayman), LLC is the general partner of Vivo Capital Fund IX (Cayman), L.P. The voting members of Vivo Capital IX (Cayman), LLC are Frank Kung, Albert Cha, Shan Fu, Edgar Engleman and Chen Yu, none of whom has individual voting or investment power with respect to the shares. Interests shown include 14,300,000 ordinary shares. In addition, the Sponsor and Vivo are parties to the Vivo Director Nomination Agreement. See note 2 above. The address for Vivo Capital Fund IX (Cayman), L.P. is Suite 1801, West Tower, Twin Towers B12 Jianguomenwai Ave, Chaoyang District, Beijing, 100022.

(10)
Includes SMALLCAP World Fund, Inc. (“SCWF”), American Funds Insurance Series — Global Small Capitalization Fund (“VISC”) and American Funds Developing World Growth and Income Fund (“AFDWGI” and, together with SCWF and VISC, the “CRMC Shareholders”). Capital Research and Management Company (“CRMC”) is the investment adviser to each of the CRMC Shareholders. CRMC and/or Capital Research Global Investors (“CRGI”) may be deemed to be the beneficial owner of all of the securities expected to be held by the CRMC Shareholders; however, each of CRMC and CRGI expressly disclaim that it is the beneficial owner of such securities. Julian N. Abdey, Noriko H. Chen, Peter Eliot, Brady L. Enright, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Claudia P. Huntington, Jonathan Knowles, Harold H. La, Aidan O’Connell, Andraz Razen, Gregory W. Wendt and Dylan Yolles, as portfolio managers, are expected to have voting and investment power over the securities to be held by SCWF. Bradford F. Freer, Claudia P. Huntington, Harold H. La, Aidan O’Connell and Gregory W. Wendt, as portfolio managers, are expected to have voting and investment power over the securities to be held by VISC. The address for each of the CRMC Shareholders is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. The CRMC Shareholders may be affiliates of a broker-dealer.
(11)
LI HO KEI has voting and dispositive power over the securities held by Aspex Master Fund. LI HO KEI disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The interests shown include (i) 2,731,250 ordinary shares, (ii) 162,500 ordinary shares underlying the forward purchase warrants and (iii) 162,500 forward purchase warrants. The address for this shareholder is Rooms 606-607, St. George’s Building, 2 Ice House Street, Central, Hong Kong.

(12)
BosValen Asset Management Limited is the investment manager of BosValen Master Fund. Jian Xu is the director and chief investment officer of BosValen Asset Management Limited and therefore has voting and dispositive power over the securities held by BosValen Master Fund. The interests shown include (i) 400,000 ordinary shares, (ii) 50,000 ordinary shares underlying the public warrants and (iii) 50,000 public warrants. The address for this shareholder is Suite 701, 7/F, The Hong Kong Club Building, 3A Chater Road, Central, Hong Kong.

(13)
Kenneth Ho and Chee Sing Chung are directors of Unicorn Dynasty Ventures Limited and share voting and dispositive power over the securities held by Unicorn Dynasty Ventures Limited. Messrs. Ho and Chung disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein. The address of this shareholder is Unit 2A, 2/F, Beverly House, 73-107 Lockhart Road, Wanchai, Hong Kong.

(14)
Kenny Zhang, Alice Zhang and Matthew Cheung share voting and dispositive power over the securities held by Cheung and Sons Holdings Limited. Matthew Cheung disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of this shareholder is 1109-1111, 11/F, China Merchants Tower, Shun Tak Centre, Central, Hong Kong.

(15)
Shandong Hi-Speed Group Co., Ltd. has voting and dispositive power over the securities held by China Shandong Hi-Speed Capital Limited. Interests shown include (i) 1,125,000 ordinary shares, (ii) 250,000 forward purchase warrants and (iii) 250,000 ordinary shares underlying the forward purchase warrants. The address of this shareholder is Unit 1405-10, 14/F, China Resources Building, 26 Harbour Road, Wan Chai, Hong Kong.

(16)
Kun Ye is the Investment Director of Cyberatlas Fund L.P. and therefore has voting and dispositive power over the securities held by this shareholder. The address of this shareholder is Room 2815, 28/F, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road, Central, Hong Kong.

(17)
Includes Baldr King Fund Inc., Key Square Master Fund LP and Key Square Master Fund II LP (the “Key Square Funds”). Scott Bessent is the Chief Investment Officer of Key Square Capital Management LLC, which has dispositive and voting power over the securities held by the Key Square Funds. The address for each of the Key Square Funds is 650 Madison Avenue, 18th Floor, New York, New York 10022.

(18)
Antony Leung has dispositive and voting power over the securities held by this shareholder. Interests shown include (i) 2,175,000 ordinary shares, (ii) 350,000 forward purchase warrants, (iii) 350,000 ordinary shares underlying the forward purchase warrants, (iv) 300,000 public warrants, and (v) 300,000 ordinary shares underlying the public warrants.

(19)
Carl Wu has dispositive and voting power over the securities held by this shareholder. Interests shown include (i) 1,087,500 ordinary shares, (ii) 175,000 forward purchase warrants, (iii) 175,000 ordinary shares underlying the forward purchase warrants, (iv) 150,000 public warrants, and (v) 150,000 ordinary shares underlying the public warrants.

(20)
Li Wa is the director of Sparkle Century Holdings Development Limited and has dispositive and voting power over the securities held by this shareholder. Interests shown include (i) 1,062,500 ordinary shares, (ii) 250,000 ordinary shares underlying public warrants, (iii) 250,000 public warrants, (iv) 125,000 ordinary shares underlying forward purchase warrants and (v) 125,000 forward purchase warrants. The address for this shareholder is 18 Floor, Tower 1, Excellence Century Center, Fuhua Third Road, Shenzhen City, China.

(21)
Includes Worldwide Healthcare Partners LLC and Emerging Markets Healthcare Partners LLC (the “Exome Funds”). Samuel D. Isaly has voting and dispositive power over the securities held by the Exome Funds. Mr. Isaly disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of this shareholder is 444 Madison Ave., 39th Floor, New York, NY 10022.

(22)
Christopher Wang has voting and dispositive power over the securities held by this shareholder. Mr. Wang disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of this shareholder is Yunqi Capital Limited, 9/F, The Workstation, 43 Lyndhurst Terrace, Hong Kong.

(23)
Huang Chaoyin is the director of the general partner of this shareholder and therefore has voting and dispositive power over the securities held by this shareholder. Interests shown include (i) 1,125,000 ordinary shares, (ii) 250,000 ordinary shares underlying forward purchase warrants and (iii) 250,000 forward purchase warrants. The address of this shareholder is Suite 1109, Two International Finance Centre, 8 Finance Street, Central, Hong Kong.

(24)
Includes Blackwell Partners LLC — Series A, Maso Capital Investments Limited, and Star V Partners Limited (the “Maso Funds”). Manoj Jain and Sohit Khurana are the co-chief investment officer and the controller, respectively, of Maso Capital Partners Limited, which is the investment manager of the Maso Funds, and therefore, share voting and dispositive power over the securities held by the Maso Funds. Messrs. Jain and Khurana disclaim beneficial ownership over such securities except to the extent of their pecuniary interest therein. The address of the Maso Funds is Maso Capital Partners Limited, 8/F Printing House, 6 Duddell Street, Hong Kong.

(25)
Includes Canadian Pooled Funds — International Opportunity Fund 1, Developing Countries High Quality Growth Equity Fund, Morgan Stanley Institutional Fund, Inc. — Asia Opportunity Portfolio, Morgan Stanley Institutional Fund, Inc. — Global Counterpoint Portfolio, Morgan Stanley Institutional Fund, Inc. — International Opportunity Portfolio, and Morgan Stanley Investment Fund Global Counterpoint Fund (the “MS Funds”). Kristian Heugh is the portfolio manager of the MS Funds and, therefore, has dispositive and voting power over the MS Funds. The address of the MS Funds is Level 46, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong.

(26)
Kwok Kee Billy Yung has voting and dispositive power over the securities held by this shareholder. Interests shown include (i) 281,250 ordinary shares, (ii) 62,500 ordinary shares underlying the forward purchase warrants, and (iii) 62,500 forward purchase warrants. The address of this shareholder is 1/F Shell Industrial Building, 12 Lee Chung Street, Chai Wan, Hong Kong.

(27)
Jiang Nan Chun has voting and dispositive power over the securities held by this shareholder. The address of this shareholder is No. 26-13 Changping East 5th Rd., 2nd Neighborhood Sengqiang Vil, Beitun District Taichung, Taiwan.

(28)
She Chun Chi and Xiao Yi are directors of this shareholder and have voting and dispositive power over the securities held by this shareholder. Interests shown include (i) 887,500 ordinary shares, (ii) 125,000 ordinary shares underlying the forward purchase warrants, and (iii) 125,000 forward purchase warrants. The address of this shareholder is 34/F, New World Tower 1, 18 Queen’s Road Central, Hong Kong.

(29)
Includes Ovata Equity Strategies Master Fund and Ovata Jade Fund (the “Ovata Funds”). Donough Murphy is the Partner & Head of ECM of Ovata Capital Management Limited (“Ovata Capital”). Mr. Murphy and Ovata Capital has dispositive and voting power over the Ovata Funds. The address of this shareholder is 12th floor Club Lusitano Building, 16 Ice Street, Hong Kong.

(30)
Sai Hong Yeung has voting and dispositive power over the securities held by this shareholder. Interests shown include (i) 912,500 ordinary shares, (ii) 75,000 ordinary shares underlying the forward purchase warrants, and (iii) 75,000 forward purchase warrants. The address of this shareholder is 22/F South China Building, 1-3 Wyndham Street, Central, Hong Kong.

(31)
Simon Peter Sadler and Kurt Hakan Ersoy have voting and dispositive power over the securities held by this shareholder. Messrs. Sadler and Ersoy disclaim beneficial ownership over the securities held by this shareholder except to the extent of their pecuniary interest therein. The address of this shareholder is 21st Floor, 100 QRC, Hong Kong.

(32)
Roland Wong has voting and dispositive power over the securities held by this shareholder. Mr. Wong disclaims beneficial ownership over the securities held by this shareholder except to the extent of his pecuniary interest therein. Interests shown include (i) 637,500 ordinary shares, (ii) 75,000 ordinary shares underlying the forward purchase warrants, and (iii) 75,000 forward purchase warrants. The address of this shareholder is 17/F, BEA Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong.

(33)
Includes Jorvik Multi-Strategy Master Fund, L.P., LUMYNA — YORK ASIAN EVENT-DRIVEN UCITS FUND, York Asian Opportunities Investments Master Fund, L.P., York Global Finance Fund, L.P., and York Multi-Strategy Master Fund, L.P. (the “York Funds”). James G. Dinan is the chairman of York Capital Management Global Advisors, LLC, which is the senior managing member of the York Funds, and therefore has voting and dispositive power over the securities held by the York Funds. The address of this shareholder is 8 Floor 809-810, Chaterhouse, 8 Connaught Road Central, Central, Hong Kong.

(34)
Michael Shun Wah Wong and John Bradshaw have voting and dispositive power over the securities held by this shareholder. The address of this shareholder is 52/F Two International Finance Centre, 8 Finance Street, Central, Hong Kong.

(35)
Zaaba Capital Limited (“ZCL”) is the investment manager to this shareholder. Mohan Rajan Rajasooria has voting and dispositive power over the securities held by ZCL and therefore has voting and dispositive power over the securities held by this shareholder. The address of this shareholder is 2/F, Unit 201B, China Building, 29 Queens Road Central, Hong Kong.

(36)
Interests shown include (i) 626,625 ordinary shares, (ii) 139,250 ordinary shares underlying the forward purchase warrants, (iii) 139,250 forward purchase warrants, (iv) 309,800 ordinary shares underlying public warrants, and (v) 309,800 public warrants. The address for this shareholder is 36th Floor, Everbright Center, 108 Gloucester Road, Hong Kong.

(37)
Thomas Lau Luen Hung has voting and dispositive power over the securities held by this shareholder. The address for this shareholder is 20/F East Point Centre, 555 Hennessy Road, Causeway Bay, Hong Kong.

(38)
LMR Master Fund Limited has voting and dispositive power over the securities held by this shareholder. Interests shown include (i) 800,000 ordinary shares, (ii) 200,000 ordinary shares underlying public warrants and (iii) 200,000 public warrants. The address for this shareholder is 29/F LHT Tower, 31 Queen’s Road Central, Hong Kong.

(39)
Includes Junson Development International Limited and Junson Stable Growth Master Fund Limited (the “Junson Funds”). Interests shown include (i) 1,462,500 ordinary shares, (ii) 175,000 ordinary shares underlying forward purchase warrants, and (iii) 175,000 forward purchase warrants, (iv) 250,000 ordinary shares underlying public warrants, and (v) 250,000 public warrants. Cai Kui, Chen Xuegian and Lin Jiangwei have voting and dispositive power over the securities held by the Junson Funds. The address for the Junson Funds is 5211-12, The Center, 99 Queen’s Road Central, Hong Kong.

(40)
Angela Lui Choi Yiu has voting and dispositive power over the securities held by this shareholder. The address for this shareholder is 19/F, Lee Garden Three, 1 Sunning Road, Causeway Bay, Hong Kong.

(41)
All of such persons beneficially own, in the aggregate, approximately 1% of the ordinary shares outstanding prior to this offering.

Material Relationships with Selling Securityholders
Please see the section entitled “Certain Relationships and Related Party Transactions.”

PLAN OF DISTRIBUTION
We are registering (i) the resale of up to 127,341,048 of our ordinary shares (including 12,500,000 ordinary shares issuable upon the exercise of warrants) and 12,500,000 of our warrants by the Selling Securityholders and (ii) the issuance by us of up to 26,875,000 ordinary shares issuable upon exercise of the warrants. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of the NYSE;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,

•
at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
in options transactions;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•
the specific securities to be offered and sold;

•
the names of the selling securityholders;

•
the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•
settlement of short sales entered into after the date of this prospectus;

•
the names of any participating agents, broker-dealers or underwriters; and

•
any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling

Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our ordinary shares and warrants are listed on NYSE under the symbols “NFH” and “NFH WS,” respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.
We have agreed with the Selling Securityholders to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as described further in the section entitled “Description of Securities — Registration Rights.”
Exercise of Warrants
The warrants may be exercised commencing on January 17, 2020 and on or before the expiration date by delivering to the warrant agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”), at its corporate trust department in the Borough of Manhattan, City and State of New York, (i) the certificate in physical form (the “Definitive Warrant Certificate”) evidencing the warrants to be exercised, or, in the case of a book-entry certificate (the “Book-Entry Warrant Certificate”) the warrants to be exercised on the records of the Depositary to an account of the Warrant Agent at The Depository Trust Company (the “Depositary”) designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase ordinary shares pursuant to the exercise of a warrant, properly completed and executed by the holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the DTC participant in accordance with the

Depositary’s procedures, and (iii) by paying in full the warrant price for each full ordinary share as to which the warrant is exercised and any and all applicable taxes due in connection with the exercise of the warrant, the exchange of the warrant for the ordinary shares and the issuance of such ordinary shares.
The warrants will be required to be exercised on a cashless basis in the event of a redemption of such warrants pursuant to the warrant agreement governing such warrants in which our board of directors has elected to require all holders of the warrants who exercise their warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
No fractional shares will be issued upon the exercise of the warrants. If, upon the exercise of such warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number of ordinary shares to be issued to such holder.

TAXATION
The following is a general discussion of certain material U.S. federal income tax consequences of the ownership and disposition of ordinary shares and public warrants by U.S. holders and non-U.S. holders (each as defined below). This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (whether final, temporary or proposed), administrative rulings of the IRS and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein. This discussion is for general purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to holders as a result of the ownership and disposition of ordinary shares and public warrants. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders, nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder. Accordingly, it is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S., tax laws. Holders should consult their tax advisors regarding such tax consequences in light of their particular circumstances. No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the business combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.
This discussion is limited to U.S. federal income tax considerations relevant to U.S. holders and non-U.S. holders that hold any ordinary shares and public warrants, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:
•
an anchor investor;

•
a dealer in securities or currencies;

•
a financial institution;

•
a regulated investment company;

•
a real estate investment trust;

•
an insurance company;

•
a tax-exempt organization;

•
a person holding ordinary shares or public warrants, as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•
a trader in securities that has elected the mark-to-market method of accounting;

•
a person liable for alternative minimum tax;

•
a person who owns or is deemed to own 10% or more (by vote or value) of the equity of NFH;

•
a partnership or other pass-through entity for U.S. federal income tax purposes;

•
a person required to accelerate the recognition of any item of gross income with respect to public shares, ordinary shares or public warrants as a result of such income being recognized on an applicable financial statement; or

•
a U.S. holder whose “functional currency” is not the U.S. dollar.

For the purposes of this discussion, the term “U.S. holder” means a beneficial owner of ordinary shares or public warrants, that is, for U.S. federal income tax purposes:

•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of ordinary shares or public warrants, that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds ordinary shares or public warrants, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors with regard to the U.S. federal income tax consequences of the ownership and disposition of ordinary shares and public warrants.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF NFH PUBLIC SHARES AND PUBLIC WARRANTS. HOLDERS OF ORDINARY SHARES OR PUBLIC WARRANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES AND PUBLIC WARRANTS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.
U.S. Federal Income Tax Consequences of the Ownership and Disposition of Ordinary Shares or Public Warrants
The following is a discussion of certain U.S. federal income tax consequences of the ownership and disposition of ordinary shares or public warrants.
U.S. Holders
Distributions on Ordinary Shares
Subject to the discussion below under “— Passive Foreign Investment Company Status,” the gross amount of any distributions on ordinary shares will be taxable as dividends from foreign sources to the extent paid out of NFH’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any such dividends paid to corporate U.S. holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code. To the extent that the amount of any distribution exceeds NFH’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the tax basis of the ordinary shares, and to the extent the amount of the distribution exceeds the U.S. holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange, as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares or Public Warrants.” We do not, however, expect NFH to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend.
With respect to non-corporate U.S. investors, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that the ordinary shares, which are listed on the NYSE, are readily tradable on an established securities market in the United States. There can be no assurance, however, that ordinary shares will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of NFH’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances. NFH will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Status.”
Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares or Public Warrants
Subject to the discussion below under “— Passive Foreign Investment Company Status”, a U.S. holder generally will recognize capital gain or loss on any sale, exchange, redemption or other taxable disposition of ordinary shares or public warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares or warrants. Any such capital gain or loss recognized by a U.S. holder on a taxable disposition of ordinary shares or public warrants generally will be long-term capital gain or loss if the holder’s holding period in such shares or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale, exchange or other taxable disposition of ordinary shares or public warrants generally will be treated as U.S. source gain or loss.
Exercise or Lapse of a Public Warrant
Subject to the discussion below under “— Passive Foreign Investment Company Status” and except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of public shares on the exercise of a public warrant for cash. A U.S. holder’s tax basis in public shares received upon exercise of the public warrant generally will equal the sum of the U.S. holder’s initial investment in the public warrant and the exercise price. It is unclear whether a U.S. holder’s holding period for the public shares will commence on the date of exercise of the public warrant or the day following the date of exercise of the public warrant; in either case, the holding period will not include the period during which the U.S. holder held the public warrant. If a public warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the public warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s tax basis in the public shares received generally would equal the U.S. holder’s tax basis in the public warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. holder’s holding period for the public shares will commence on the date of exercise of the public warrants or the day following the date of exercise of the public warrants. If the cashless exercise were treated as a recapitalization, the holding period of the public shares would include the holding period of the public warrants.
It is also possible that a cashless exercise may be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder may be deemed to have surrendered public warrants with an aggregate fair market value equal to the exercise price for the total number of public warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the public warrants deemed surrendered and the U.S. holder’s tax basis in such warrants. In this case, a U.S. holder’s tax basis in the public shares received would equal the sum of the U.S. holder’s initial investment in the public warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. holder’s holding period for the public share would commence on the date of exercise of the public warrant or the day following the date of exercise of the public warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
Possible Constructive Distributions
The terms of each public warrant provide for an adjustment to the number of public shares for which the public warrant may be exercised or to the exercise price of the public warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants — Public Shareholders’ and Forward Purchase Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the public warrants may, however, be treated as receiving a constructive distribution from NFH if the adjustment increases the public warrant holders’ proportionate interest in NFH’s assets or earnings and profits, for example through an increase in the number of ordinary shares that would be obtained upon exercise as a result of a distribution of cash to the holders of ordinary shares which is taxable to the U.S. holders of such ordinary shares as described under “— Distributions on Ordinary Shares” above. Thus, in the event of a constructive distribution, U.S. holders of the public warrants may recognize income even though they would not receive any cash or property.
Passive Foreign Investment Company Status
Since the closing of the business combination occurred before December 31, 2019, based on the projected composition of NFC’s income and assets, and the projected income of NFH and the projected valuation of NFH’s assets, including goodwill, NFH believes that it may not be a PFIC for 2019, although as discussed below, there is a significant risk that NFH will be a PFIC for its 2019 year. However, there is a significant risk that NFH will be treated as a PFIC for 2019.
In general, a corporation will be a PFIC for any taxable year in which:
•
at least 75% of its gross income is passive income, or

•
at least 50% of the value (determined based on a quarterly average) of its assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If NFH owns at least 25% (by value) of the stock of another corporation, for purposes of the PFIC determination, it will be treated as owning a proportionate share of the other corporation’s assets and receiving a proportionate share of the other corporation’s income.
There is a significant risk that after the business combination, NFH may be a PFIC for its 2019 fiscal year under the asset or income test particularly given the close proximity in time of the business combination to the end of NFH’s 2019 fiscal year and the amount of the passive income and assets of NFC prior to the business combination. NFH’s actual PFIC status for 2019 or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to NFH’s status as a PFIC for the current taxable year or any future taxable year.
The determination of whether NFC or NFH is a PFIC is made annually. Accordingly, it is possible that after the business combination NFH’s PFIC status may change due to changes in its asset or income composition. Because NFH will value its goodwill based on the market value of its ordinary shares, a decrease in the price of ordinary shares may also result in NFH becoming a PFIC. If NFC or NFH is a PFIC for any taxable year, shareholders will be subject to special tax rules discussed below.
If NFC or NFH is a PFIC for any taxable year during which a U.S. holder holds ordinary shares and such holder does not make a timely mark-to-market election, as described below, such holder will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of such ordinary shares. Distributions received in a taxable year will be treated as excess distributions to the extent that they are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the holding period for the ordinary shares. Under these special tax rules:

•
the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for the ordinary shares,

•
the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which NFC or NFH is a PFIC, will be treated as ordinary income, and

•
the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If NFC or NFH is a PFIC for any taxable year during which a U.S. holder holds public warrants, under proposed U.S. Treasury regulations, the public warrants will be considered options to acquire stock of a PFIC, the disposition of which will generally be subject to the special tax rules described herein.
Although the determination of whether NFC or NFH is a PFIC is made annually, if NFC or NFH is a PFIC for any taxable year during which a U.S. holder holds public shares, ordinary shares or public warrants, such holder will generally be subject to the special tax rules described above for that year and for each subsequent year in which the U.S. holder holds ordinary shares or public warrants (even if NFH does not qualify as a PFIC in such subsequent years). However, if NFH ceases to be a PFIC, shareholders can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if the ordinary shares or public warrants had been sold on the last day of the last taxable year during which NFH was a PFIC. Holders of ordinary shares or public warrants are urged to consult their own tax advisors about this election.
In lieu of being subject to the special tax rules discussed above, U.S. holders may make a mark-to-market election with respect to ordinary shares provided such ordinary shares are treated as “marketable stock.” The ordinary shares generally will be treated as marketable stock if they are regularly traded on a “qualified exchange or other market” (within the meaning of the applicable Treasury regulations). It is intended that the ordinary shares will be listed on the NYSE, which is a qualified exchange, but no assurance can be given that the ordinary shares will be “regularly traded” for purposes of the mark-to-market election. In addition, given the fact that the public warrants will not qualify as “marketable stock”, holders of public warrants will not be eligible to make a market-to-market election in respect of their ownership of public warrants.
If a U.S. holder makes an effective mark-to-market election, for each taxable year that NFH is a PFIC, such holder will include as ordinary income the excess of the fair market value of the ordinary shares at the end of the year over its adjusted tax basis in the ordinary shares. U.S. holders will be entitled to deduct as an ordinary loss in each such year the excess of their adjusted tax basis in the ordinary shares over the fair market value of the ordinary shares at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. holder’s adjusted tax basis in the ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. In addition, upon the sale or other disposition of ordinary shares in a year that NFH is a PFIC, any gain will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.
A mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer regularly traded on a qualified exchange or other market, or the IRS consents to the revocation of the election. Holders of ordinary shares are urged to consult their tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.
Alternatively, the special tax rules described above can sometimes be avoided by shareholders that elect to treat a PFIC as a “qualified electing fund” under Section 1295 of the Code. However, this option is not available to U.S. holders of ordinary shares because NFH does not intend to comply with the requirements necessary to permit U.S. holders to make this election after the business combination.
If NFH is a PFIC for any taxable year and any of its non-U.S. subsidiaries is also a PFIC, U.S. holders will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. U.S. holders are urged to consult their tax advisors about the application of the PFIC rules to any subsidiaries of NFH.

U.S. holders who hold ordinary shares in any year in which NFH is classified as a PFIC will generally be required to file IRS Form 8621. U.S. holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding ordinary shares if NFH is considered a PFIC in any taxable year.
Non-U.S. Holders
In general, a non-U.S. holder of ordinary shares or public warrants will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on ordinary shares (including any constructive dividends as discussed above “— U.S. Holders — Possible Constructive Distributions”) or any gain recognized on a sale or other disposition of ordinary shares or public warrants unless:
•
the dividend or gain is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
in the case of gain only, such non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the dividend or gain in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a corporation, the dividend or gain may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of such non-U.S. holder’s effectively connected earnings and profits for the taxable year, as adjusted for certain items. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Public Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of ordinary shares and public warrants.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends received by U.S. holders of ordinary shares (including any constructive dividends as discussed above under “— U.S. Holders — Possible Constructive Distributions”), and the proceeds received by U.S. holders on the redemption of public shares or the sale or other disposition of ordinary shares or public warrants effected in the United States or through certain U.S.-related financial intermediaries, in each case other than with respect to U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. holder’s broker) or a certification that such holder is not subject to backup withholding.
Certain U.S. holders holding ordinary shares or public warrants with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to the ordinary shares or public warrants, subject to certain exceptions (including an exception for ordinary shares or public warrants held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold the ordinary shares or public warrants. Such U.S. holders should consult their tax advisors regarding information reporting requirements relating to their ownership of ordinary shares or public warrants.

For a non-U.S. holder, dividends paid with respect to ordinary shares (including any constructive dividends as discussed above under “— U.S. Holders — Possible Constructive Distributions”) and proceeds from the redemption of public shares or the sale or other disposition of ordinary shares or public warrants effected in the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holders furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
Cayman Islands Tax Considerations
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands Law.
Under Existing Cayman Islands Laws:
Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.
No stamp duty is payable in respect of the issue of our Class A ordinary shares or on an instrument of transfer in respect of such shares.
The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and expects to obtain after the effectiveness of the registration statement of which this prospecuts forms a part an undertaking from the Financial Secretary of the Cayman Islands in the following form:
The Tax Concessions Law
Undertaking as to Tax Concessions
In accordance with the provision of Section 6 of The Tax Concessions Law, the Financial Secretary undertakes with New Frontier Corporation (“the Company”):
1.
That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1
On or in respect of the shares, debentures or other obligations of the Company; or 2.2 by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of twenty years from the date hereof.

EXPENSES RELATED TO THE OFFERING
Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the offer and sale of our ordinary shares by our selling shareholders. With the exception of the SEC registration fee, all amounts are estimates.
	USD	RMB*
SEC registration fee	210,373	1,442,927
Legal fees and expenses	50,000	342,945
Accounting fees and expenses	20,000	137,178
Printing expenses	20,000	137,178
Miscellaneous expenses	10,000	68,589
Total	310,373	2,128,817

*
Conversion of USD into RMB was made using an exchange rate of 1 USD = 6.8589 RMB, the noon buying rate of the Federal Reserve Bank of New York as of January 17, 2020.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT
On December 17, 2019 in connection with the consummation of the business combination, the board of directors approved the dismissal of WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm, effective upon the Closing on December 18, 2019. The reports of Withum on the Company’s balance sheet as of December 31, 2018 and the related statements of operations, cash flows and changes in shareholders’ equity for the period from March 28, 2018 (date of inception) to December 31, 2018 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.
During the period from March 28, 2018 (date of inception) to December 31, 2018 and the subsequent interim period through December 18, 2019, there were no disagreements between the Company and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such periods.During the period from March 28, 2018 (date of inception) to December 31, 2018 and the subsequent interim period through December 18, 2019, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).The Company provided Withum with a copy of the foregoing disclosures and Withum has furnished the Company with a letter addressed to the SEC stating it agrees with the statements made by us set forth above.
In connection with the consummation of the business combination, on December 17, 2019, the board of directors approved the engagement of Ernst & Young Hua Ming LLP (“EY Hua Ming”), Healthy Harmony’s auditors, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, effective upon the Closing. During the period from March 28, 2018 (date of inception) to December 31, 2018 and the subsequent interim period through December 18, 2019, neither we, nor anyone on our behalf consulted with EY Hua Ming, on behalf of us, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement,” or a “reportable event,” as defined by SEC rules.
LEGAL MATTERS
The validity of the ordinary shares offered by this prospectus has been passed upon for us by Maples and Calder, Cayman Islands. The validity of the warrants has been passed upon for us by Winston & Strawn LLP, New York, New York.
EXPERTS
The balance sheet of New Frontier Corporation as of December 31, 2018 and the related statements of operations, cash flows and changes in shareholders’ equity for the period from March 28, 2018 (date of inception) through December 31, 2018 included in this prospectus have been so included in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing. The offices of WithumSmith+Brown, PC are located at 200 Jefferson Park, Suite 400, Whippany, New Jersey.
The consolidated financial statements of Healthy Harmony Holdings, L.P. as of December 31, 2017 and 2018 and for each of the three years in the period ended December 31, 2018, included in this Prospectus and Registration Statement have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The offices of Ernst & Young Hua Ming LLP are located at Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, China.

ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the U.S. and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the U.S.
All of our operations are conducted in China, and substantially all of our assets are located in China. In addition, most of our directors and officers are residents of jurisdictions other than the U.S. and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.
We have appointed Edward Truitt, Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, Wilmington, Delaware 19807 as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the U.S. or of any state in the U.S.
Maples and Calder LLP, our counsel as to Cayman Islands law, and Global Law Office, our counsel as to Chinese law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or China would, respectively, (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. and (ii) entertain original actions brought in the Cayman Islands or China against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.
Maples and Calder LLP has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.
In addition, Maples and Calder LLP has advised us that a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final and conclusive, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.
Global Law Office, our Chinese counsel, has advised us that the recognition and enforcement of foreign judgments are provided for under China’s Civil Procedure Law (the “Civil Procedure Law”). Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. However, as of the date of this prospectus, China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, courts in China will not recognize or enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of Chinese law or national sovereignty, security or social public interest. As a result, it is uncertain whether and on what basis a Chinese court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Furthermore, it will be difficult for U.S. shareholders to initiate actions against us in China in accordance with Chinese laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to China for a Chinese court to have jurisdiction as required under the Civil Procedure Law.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and current reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We maintain a corporate website at www.nfh.com.cn. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION
Page
NEW FRONTIER CORPORATION
Nine Months Ended September 30, 2019
Condensed Balance Sheets as of September 30, 2019 (unaudited) and December 31, 2018	F-2
Condensed Statements of Operations for the three months ended September 30, 2019 and 2018, nine months ended September 30, 2019, and for the period from March 28, 2018 (date of inception) through September 30, 2018 (unaudited)
F-3
Condensed Statements of Changes in Shareholders’ Equity for the nine months ended September 30, 2019 and for the period from March 28, 2018 (date of inception) through September 30, 2018 (unaudited)	F-4
Condensed Statements of Cash Flows for the nine months ended September 30, 2019 and for the period from March 28, 2018 (date of inception) through September 30, 2018 (unaudited)	F-5
Notes to Condensed Financial Statements	F-6
Year Ended December 31, 2018
Report of Independent Registered Public Accounting Firm	F-18
Balance Sheet as of December 31, 2018	F-19
Statement of Operations for the period from March 28, 2018 (date of inception) through December 31, 2018	F-20
Statement of Changes in Shareholders’ Equity for the period from March 28, 2018 (date of inception) through December 31, 2018	F-21
Statement of Cash Flows for the period from March 28, 2018 (date of inception) through December 31, 2018	F-22
Notes to the Audited Financial Statements	F-23
HEALTHY HARMONY HOLDINGS, L.P.
Six Months Ended 30 June 2019
Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income/(loss) for the six months ended 30 June 2019 and 2018	F-33
Unaudited interim condensed consolidated statement of financial position as of 30 June 2019 and audited consolidated statement of financial position as of 31 December 2018	F-34
Unaudited interim condensed consolidated statements of changes in equity for the six months ended 30 June 2019 and 2018	F-35
Unaudited interim condensed consolidated statements of cash flows for the six months ended 30 June 2019 and 2018	F-36
Notes to unaudited interim condensed consolidated financial information	F-39
Years ended 31 December 2016, 2017 and 2018
Report of Independent Registered Public Accounting Firm	F-47
Consolidated statements of profit or loss and other comprehensive income/(loss) for the years ended 31 December 2016, 2017 and 2018	F-48
Consolidated statements of financial position as at 31 December 2017 and 2018	F-49
Consolidated statements of changes in equity for the years ended 31 December 2016, 2017 and 2018	F-50
Consolidated statements of cash flows for the years ended 31 December 2016, 2017 and 2018	F-52
Notes to the consolidated financial statements	F-53

NEW FRONTIER CORPORATION
CONDENSED BALANCE SHEETS
	September 30, 2019	December 31, 2018
	(Unaudited)
Assets:
Current Assets:
Cash	$1,239,877	$2,353,541
Prepaid expenses and other assets	60,168	59,738
Total current assets	1,300,045	2,413,279
Investments held in trust account	295,480,350	290,461,152
Total assets	$296,780,395	$292,874,431
Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$8,780,349	$129,074
Accounts payable	155,901	315,487
Due to affiliate	30,000	27,558
Total current liabilities	8,966,250	472,119
Deferred underwriting commissions	6,912,500	6,912,500
Total current liabilities	15,878,750	7,384,619
Commitments
Class A ordinary shares subject to possible redemption, $0.0001 par value; 27,590,164 and 28,048,981 at $10.00 per share as of September 30, 2019 and December 31, 2018, respectively	275,901,640	280,489,810
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 180,000,000 shares authorized; 1,159,836 and 701,019 shares, respectively, issued and outstanding (excluding 27,590,164 and 28,048,981 shares, respectively, subject to possible redemption)	116	70
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 11,712,500 shares issued and outstanding	1,171	1,171
Additional paid-in capital	7,635,513	2,815,847
Retained earnings (accumulated deficit)	(2,636,795)	2,182,914
Total Shareholders’ Equity	5,000,005	5,000,002
Total Liabilities and Shareholders’ Equity	$296,780,395	$292,874,431
The accompanying notes are an integral part of these unaudited condensed financial statements.

NEW FRONTIER CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
	For the nine months ended September 30, 2019	For the period from March 28, 2018 (date of inception) through September 30, 2018	For the three months ended September 30, 2019	For the three months ended September 30, 2018
Revenue	$—	$—	$—	$—
General and administrative expenses	9,607,365	194,509	9,213,499	180,794
Loss from operations	(9,607,365)	(194,509)	(9,213,499)	(180,794)
Other Income:
Interest Income	5,019,198	1,439,212	1,577,914	1,439,212
Net Income (loss)	$(4,588,167)	$1,244,703	$(7,635,585)	$1,258,418
Weighted average shares outstanding of Class A ordinary shares	28,750,000	28,750,000	28,750,000	28,750,000
Basic and diluted net income per ordinary share, Class A	$0.17	$0.05	$0.05	$0.05
Weighted average shares outstanding of Class B ordinary shares	11,712,500	11,712,500	11,712,500	11,712,500
Basic and diluted net loss per ordinary share, Class B	$(0.82)	$(0.02)	$(0.79)	$(0.02)
The accompanying notes are an integral part of these unaudited condensed financial statements.

NEW FRONTIER CORPORATION
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the nine months ended September 30, 2019 and for the period from March 28, 2018 (date of inception)
through September 30, 2018
(Unaudited)
	Ordinary Shares				Additional Paid-In Capital	Retained Earnings Accumulated (Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances – January 1, 2019	701,019	$70	11,712,500	$1,171	$2,815,847	$2,182,914	$5,000,002
Change in Class A ordinary shares subject to possible redemption	(137,306)	(14)	—	—	(1,373,046)	—	(1,373,060)
Net income during the period	—	—	—	—	—	1,373,066	1,373,066
Balances – March 31, 2019	563,713	56	11,712,500	1,171	1,442,801	3,555,980	5,000,008
Change in Class A ordinary shares subject to possible redemption	(167,436)	(16)	—	—	(1,674,343)	—	(1,674,359)
Net income during the period	—	—	—	—	—	1,674,352	1,674,352
Reclassification of additional paid-in-capital to retained earnings	—	—	—	—	231,542	(231,542)	—
Balances – June 30, 2019	396,277	40	11,712,500	1,171	—	4,998,790	5,000,001
Change in Class A ordinary shares subject to possible redemption	763,559	76	—	—	7,635,513	—	7,635,589
Net income during the period	—	—	—	—	—	(7,635,585)	(7,635,585)
Balances – September 30, 2019	1,159,836	$116	11,712,500	$1,171	$7,635,513	$(2,636,795)	$5,000,005

	Ordinary Shares				Additional Paid-In Capital	Retained Earnings Accumulated (Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances – March 28, 2018 (date of inception)	—	$—	—	$—	$—	$—	$—
Issuance of ordinary shares to initial shareholders	—	—	—	—	—	—	—
Net loss during the period	—	—	—	—	—	—	—
Balances – March 31, 2018	—	—	—	—	—	—	—
Issuance of ordinary shares to initial shareholders	—	—	11,712,500	1,171	23,829	—	25,000
Net loss during the period	—	—	—	—	—	(13,715)	(13,715)
Balances – June 30, 2018	—	—	11,712,500	1,171	23,829	(13,715)	11,285
Sale of units in initial public offering	28,750,000	2,875	—	—	287,497,125	—	287,500,000
Offering costs	—	—	—	—	(11,952,918)	—	(11,952,918)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	7,750,000	—	7,750,000
Change in Class A ordinary shares subject to possible redemption	(27,956,678)	(2,796)	—	—	(279,563,984)	—	(279,566,780)
Net income during the period	—	—	—	—	—	1,258,418	1,258,418
Balances – September 30, 2018	793,322	$79	11,712,500	$1,171	$3,754,052	$1,244,703	$5,000,005

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEW FRONTIER CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
	For the nine months ended September 30, 2019		For the period from March 28, 2018 (date of inception) through September 30, 2018
Cash Flows from Operating Activities:
Net income (loss)		$(4,588,167)	$1,244,703
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on the trust account		(5,019,198)	(1,439,212)
Changes in operating assets and liabilities:
Prepaid expenses		(430)	(112,302)
Accrued expenses		8,651,275	52,500
Accounts payable		(159,586)	30,783
Due to affiliates		2,442	—
Net cash used in operating activities		(1,113,664)	(223,528)
Cash Flows from Investing Activities:
Redemption of Treasury Bills		876,713,000	—
Purchase of new Treasury Bills		(876,713,190)	—
Cash deposited in trust account			(287,500,000)
Residual interest income in investment		190	—
Net cash used in investing activities		—	(287,500,000)
Cash Flows from Financing Activities:
Proceeds received from promissory note from affiliate		—	100,000
Repayment of promissory note to affiliate			(100,000)
Proceeds received from initial public offering			287,500,000
Proceeds received from private placement		—	7,750,000
Proceeds received as advance from affiliates		—	2,800,000
Repayment of advance to affiliate			(2,800,000)
Payment of offering costs		—	(4,791,893)
Net cash provided by financing activities		—	290,458,107
Net change in cash		(1,113,664)	2,734,579
Cash – beginning of period		2,353,541	—
Cash – end of period		$1,239,877	$2,734,579
Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accounts payable		$—	$84,535
Offering costs included in accrued expenses		$—	$138,990
Formation and offering costs paid by Sponsor in exchange for Founder Shares		$—	$25,000
Deferred underwriting commissions in connection with the initial public offering		$—	$6,912,500
Initial value of Class A ordinary shares subject to possible redemption	$		$279,566,780
Change in value of ordinary shares subject to redemption		$(4,588,170)	$—
The accompanying notes are an integral part of these unaudited condensed financial statements.

New Frontier Corporation
Notes to Condensed Financial Statements
September 30, 2019
(unaudited)
1.   Organization and Business Operations
Incorporation
New Frontier Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on March 28, 2018. The functional currency of the Company is the United States dollar.
Sponsor
The Company’s sponsor is New Frontier Public Holding Ltd., a Cayman Islands exempted company (the “Sponsor”).
Fiscal Year End
The Company has selected December 31 as its fiscal year end.
Business Purpose
The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more operating businesses (a “Business Combination”). The Company has neither engaged in any operations nor generated significant revenue to date.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its initial public offering of Units (as defined below) (the “Initial Public Offering”), although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward completing a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully complete a Business Combination.
As of September 30, 2019, the Company had not commenced any operations. All activity for the period from March 28, 2018 (date of inception) through September 30, 2019 relates to the Company’s formation and the Initial Public Offering described below, and since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.
Financing
The registration statement for the Company’s Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on June 27, 2018.
On July 3, 2018, the Company consummated its Initial Public Offering of 28,750,000 units (each, a “Unit” and collectively, the “Units”), including 3,750,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option, at $10.00 per Unit, generating gross proceeds of  $287.5 million, and incurring offering costs of approximately $12.0 million, inclusive of  $6.91 million in deferred underwriting commissions (Note 3). The Company intends to finance its initial Business Combination with the proceeds from the Initial Public Offering and a $7.75 million private placement of warrants (the “Private Placement”) (Note 4). Upon the closing of the Initial Public Offering and the Private Placement, $287.5 million was held in a trust account (the “Trust Account”) (discussed below).
Trust Account
Upon the closing of the Initial Public Offering and Private Placement, $287.5 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a segregated Trust Account located in London at Citibank, maintained by Continental Stock

Transfer & Trust Company, acting as trustee. The Trust Account will be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which was referred to as the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
The Company’s amended and restated memorandum and articles of association provide that, other than the withdrawal of interest earned on the funds that may be released to the Company to pay income taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of 100% of the Class A ordinary shares included in the Units being sold in the Initial Public Offering (the “public shares”) if the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering; or (iii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the Business Combination within 24 months from the closing of the Initial Public Offering.
Initial Business Combination
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, or (ii) provide the holders of the public shares, “public shareholders,” with the opportunity to redeem their public shares by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes. The decision as to whether the Company will seek shareholder approval of the Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval under applicable law or stock exchange listing requirements. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.
If the Company holds a shareholder vote in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account but not previously released to the Company to pay income taxes. As a result, such ordinary shares will be recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with FASB, ASC 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account initially was $10.00 per public ordinary share ($287,500,000 held in the Trust Account divided by 28,750,000 public ordinary shares).
The Company will only have 24 months from the closing of the Initial Public Offering, until July 3, 2020, to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Company’s amended and restated memorandum and articles of association provide that, in the event it commences a liquidation and all public shares have been redeemed, all Founder Shares (as defined below) not held by the Sponsor shall be surrendered to the Company for no consideration, such that only the Founder Shares held by the Sponsor share in any assets in liquidation.
The Sponsor and certain accredited investors have entered into forward purchase agreements (“Forward Purchase Agreements”) with the Company (the “anchor investors” and collectively with the Sponsor, the “initial shareholders”) pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares and, with respect to the initial shareholders other than the anchor investors, public shares in connection with the completion of the Company’s initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and, with respect to the initial shareholders other than the anchor investors, public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if it has not consummated an initial Business Combination within 24 months from the closing of the Initial Public Offering and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination within 24 months from the closing of the Initial Public Offering (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame).
On July 30, 2019, the Company entered into a transaction agreement (the “Transaction Agreement”) with NF Unicorn Acquisition L.P., a Cayman Islands limited partnership and a wholly-owned indirect subsidiary of the Company (“NFC Buyer Sub”, and together with the Company, the “Buyer Parties”), Healthy Harmony Holdings, L.P., a Cayman Islands limited partnership (“Healthy Harmony”), Healthy Harmony GP, Inc., a Cayman Islands company and the sole general partner of Healthy Harmony (“HH GP” and, together with Healthy Harmony, the “Target Companies”), TPG Healthy, L.P., a Cayman Islands limited partnership (“TPG Seller”), Fosun Industrial Co., Limited, a Hong Kong company (“Fosun Seller”), Plenteous Flair Limited, a Cayman Islands company (“Boyu Seller”), Roberta Lipson (“Ms. Lipson”), the Benjamin Lipson Plafker Trust, the Daniel Lipson Plafker Trust, the Jonathan Lipson Plafker Trust and the Ariel Benjamin Lee Trust (the foregoing trusts together with Ms. Lipson, the “Lipson Parties,” and together with TPG Seller, Fosun Seller and Boyu Seller, each a “Seller” and collectively, the “Sellers”), pursuant to which the Company will indirectly acquire all of the issued and outstanding equity interests of HH GP (the “GP Shares”) and approximately 99.37% of the issued and outstanding limited partnership interests in Healthy Harmony (the “LP Interests”) from the Sellers on the terms and subject to the conditions set forth therein (the transactions contemplated by the Transaction Agreement and the related ancillary agreements, the “Transaction”). The remaining 0.63% of the issued and outstanding LP Interests are held by certain members of management of the Target Companies and are expected to be acquired by the Company simultaneously with the closing of the Transaction (the “Closing”) on terms and conditions to be agreed between the Company and these holders (Note 7).
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Mandatory Liquidation and Going Concern
The Company’s amended and restated memorandum and articles of association provides that it has until July 3, 2020 to complete the initial Business Combination. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if it fails to complete the initial Business Combination by July 3, 2020. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 3, 2020.
The Company has principally financed its operations from inception using proceeds from the sale of Founder Shares (as defined in Note 4) to its Sponsor prior to the Initial Public Offering and proceeds from the Private Placement and the Initial Public Offering that were placed in an operating account outside of the Trust Account for working capital purposes. As of September 30, 2019, the Company had $1,239,877 in its operating account, $295,480,350 in cash and securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and negative working capital of  $7,666,205, as such, the Company does not have sufficient liquidity to meet its future obligations.
2.   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited interim condensed financial statements of the Company should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on April 1, 2019, which contains the audited financial statements and notes thereto, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations. The accompanying unaudited interim condensed financial statements have been prepared in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 and Article 10 of Regulation S-X. Accordingly, since they are interim statements, the accompanying financial statements do not include all of the information and notes required by U.S. GAAP for a complete financial statement presentation. In the opinion of management, the unaudited interim condensed financial statements reflect all adjustments (consisting of normal, recurring adjustments) that are necessary for a fair presentation of the financial position, results of operations and cash flows for the period presented. Interim results are not necessarily indicative of results for a full year.
Net Income (Loss) Per Ordinary Share
Net income (loss) per ordinary share is computed by dividing net income (loss) applicable to ordinary shares by the weighted average number of shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 22,125,000 Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per ordinary share is the same as basic income (loss) per ordinary share for the periods.
The Company’s condensed statements of operations includes a presentation of net income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method. Net income (loss) per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the trust account, net of any applicable income tax expense, by the weighted average number of Class A ordinary shares outstanding for the periods. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the periods.
Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2019 and December 31, 2018, 27,590,164 and 28,048,981 ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. Deposits of cash held outside the United States totaled approximately $1.24 million and $2.35 million at September 30, 2019 and December 31, 2018, respectively.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted principally of costs incurred through the balance sheet date that are related to the preparation for the Initial Public Offering. These costs together with the underwriters’ discount were charged to equity upon completion of the Initial public offering in July 2018.
Income Taxes
The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
There were no unrecognized tax benefits as of September 30, 2019 and December 31, 2018. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2019 and December 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring after the date of the balance sheet were issued, require potential adjustment to or disclosure in the condensed balance sheets and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.
3.   Initial Public Offering
Public Units
On July 3, 2018, the Company closed its Initial Public Offering of 28,750,000 Units at a price of  $10.00 per Unit, including 3,750,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option. Each Unit consists of one of the Company’s Class A ordinary shares, par value $0.0001 per share, and one-half of one redeemable warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the Initial Public Offering. However, if the Company does not complete its initial Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered ordinary shares to the holder upon exercise of Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement governing the Company’s warrants.
The Company paid an underwriting discount at the closing of the Initial Public Offering of $3.95 million. An additional fee of approximately $6.91 million was deferred and will become payable upon the Company’s completion of an initial Business Combination. The deferred portion of the discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.
Antony Leung and Carl Wu, Chairman and Chief Executive Officer of the Company, purchased 900,000 Units in the Initial Public Offering and certain other investors identified by Mr. Leung and Mr. Wu purchased 8.1 million Units in the Initial Public Offering. The underwriters did not and will not receive any underwriting discounts or commissions on the 9 million units purchased by such parties, including Mr. Leung and Mr. Wu.
4.   Related Party Transactions
Founder Shares
The Sponsor received 10,750,000 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”), in exchange for a capital contribution of $25,000.
Up to 5,000,000 Class B ordinary shares were subject to forfeiture by the Sponsor and anchor investors ratably to the extent the aggregate amount committed to be purchased pursuant to the Forward Purchase Agreements would be less than $200,000,000.
On June 12, 2018, the Sponsor forfeited 475,000 Founder Shares for no consideration in connection with the Forward Purchase Agreements totaling $181,000,000 rather than $200,000,000. In June 2018, the Company effected two share capitalizations resulting in an aggregate of 11,712,500 Class B ordinary shares outstanding, of which the Sponsor and the anchor investors held an aggregate of 9,450,000 and 2,262,500 shares, respectively, as of June 27, 2018. All share amounts were retroactively restated to reflect the share capitalizations.
Subsequent to the closing of the Initial Public Offering, the Sponsor transferred 10,000 Founder Shares to Edward Leong Che-hung and 5,000 Founder Shares to each of two trusts for the benefit of family members of David Johnson in connection with Messrs. Leong and Johnson’s service as members of the Company’s board of directors.
The Founder Shares are identical to the public shares except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.
If the underwriters did not exercise their over-allotment option in full, the Sponsor would have forfeited up to 937,500 Founder Shares for no consideration. On July 3, 2018, the underwriters exercised the over-allotment option in full; thus, these shares were no longer subject to forfeiture.
The Sponsor, Antony Leung and Carl Wu have agreed not to transfer, assign or sell any of its or his Founder Shares and any Class A ordinary shares issued upon conversion thereof until the earlier of    (a) one year after the completion of the initial Business Combination with respect to 50% of its or his Founder Shares and any Class A ordinary shares issued upon conversion thereof, (b) two years after the completion of the initial Business Combination with respect to the remaining 50% of its or his Founder Shares and any Class A ordinary shares issued upon conversion thereof, and (c) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. The Anchor Investors and the members of the Company’s management team (other than Antony Leung and Carl Wu) have agreed to not transfer, assign or sell any of their founder shares and any Class A ordinary shares issued upon conversion thereof until the earlier of    (A) one year after the completion of our initial Business Combination or (B) subsequent to the initial Business Combination, if    (x) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Private Placement Warrants
Upon the closing of the Initial Public Offering on July 3, 2018, the Sponsor purchased an aggregate of 7,750,000 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share (the “Private Placement Warrants”), at a price of $1.00 per warrant ($7,750,000 in the aggregate). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units being sold in the Initial Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in the Initial Public Offering and have no net cash settlement provisions.
If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public shareholders and the Private Placement Warrants will expire worthless.
Forward Purchase Agreement
Effective June 4, 2018, the Company entered into Forward Purchase Agreements with the anchor investors, pursuant to which the anchor investors agreed to purchase an aggregate of 18,100,000 Class A ordinary shares plus 4,525,000 redeemable warrants for an aggregate purchase price of  $181 million in a private placement to close concurrently with the closing of the initial Business Combination. The forward purchase warrants will have the same terms as the Public Warrants sold in the Initial Public Offering. The Sponsor transferred 2,262,500 Founder Shares to the anchor investors on June 19, 2018 as an inducement to enter into the Forward Purchase Agreements for no cash consideration. The Company entered into an additional Forward Purchase Agreement as of June 29, 2018, with an accredited investor providing for the purchase of 900,000 Class A ordinary shares, plus 225,000 forward purchase warrants, for an aggregate purchase price of  $9.0 million, or $10.00 per Class A ordinary share, in a private placement to close concurrently with the closing of the initial Business Combination. As an inducement to such accredited investor to enter into the Forward Purchase Agreement, the Company will issue an aggregate of 112,500 Class B ordinary shares to the accredited investor for nominal cash consideration upon the completion of the initial Business Combination. The obligations under the Forward Purchase Agreements do not depend on whether any public shareholders redeem their shares and provide the Company with a minimum funding level for the initial Business Combination.
Registration Rights
Pursuant to a registration rights agreement to be entered into concurrently with the closing of the Initial Public Offering, the holders of the Private Placement Warrants, the warrants that may be issued upon conversion of the working capital loans, and the Founder Shares will be entitled to registration rights with respect to such warrants and the Class A ordinary shares underlying such warrants and Founder Shares. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the lock-up period applicable to the securities to be covered by such registration statement.
Related Party Loans and Advance Related to Initial Public Offering
The Sponsor agreed to loan the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of December 31, 2018 or the completion of the Initial Public Offering. The Company borrowed an aggregate of  $100,000 under the Note and repaid this amount on July 3, 2018.
In connection with the Initial Public Offering and the purchase of the Private Placement Warrants, the Sponsor and its affiliates transferred $10,550,000 to the Company, of which $2,800,000 was in excess of the private placement, and paid $146,404 of offering costs related to the Initial Public Offering. The amount in excess of the private placement and the offering costs were repaid by the Company to such parties on July 3, 2018.
The Company has agreed to pay, pursuant to the letter agreement entered into by and among the Company, the Sponsor and the Company’s directors and officers entered into in connection with the Initial Public Offering, $50,000 cash per year to those independent members of the Company’s board of directors who have elected to not receive Founder Shares for services rendered as board members prior to the completion of the initial Business Combination. Pursuant to such agreement, the Company paid $25,000 to Frederick Ma Si-hang, an independent member of the Company’s board of directors, on January 28, 2019 for services rendered as a board member. All other independent members of the Company’s board of directors elected to receive founder shares pursuant to such agreement and, as a result, will not receive any cash payments thereunder.
Administrative Services Agreement
The Company has agreed to pay $10,000 per month to an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying such monthly fees. For the three months ended September 30, 2019, the Company paid $30,000 to the affiliate, representing $30,000 owing from a prior period. Under this agreement, for the nine months ended September 30, 2019, the Company incurred costs of  $90,000. For the three months ended September 30, 2018, the Company incurred costs of  $30,000. During the period from March 28, 2018 (date of inception) through September 30, 2018, the Company incurred costs of  $31,000.
Working Capital Loans
In order to finance transaction costs in connection with an intended initial Business Combination, our Sponsor may, but is not obligated to, loan the Company funds as may be required. If the Company completes its initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Company’s initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $2,000,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of  $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. There were no amounts outstanding under working capital loans at September 30, 2019 and December 31, 2018.
5.   Trust Account and Fair Value Measurement
As of September 30, 2019, investment securities in the Company’s Trust Account consisted of $294,948,867 in United States Treasury Bills and another $531,483 held as cash and cash equivalents. As of

December 31, 2018, investment securities in the Company’s Trust Account consisted of  $290,445,374 in United States Treasury Bills and another $15,778 held as cash and cash equivalents. The U.S. Government Securities are continually rolled into one-month securities when they mature. The Company classifies its Treasury Instruments and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. The following table presents fair value information as of September 30, 2019 and December 31, 2018, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value (held to maturity), excluding accrued interest income and gross unrealized holding gain. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets as follows:
	Carrying Value	Gross Unrealized Holding Gain (Loss)	Quoted Price in Active Markets (Level 1)
U.S. Government Treasury Securities as of September 30, 2019, matured on October 03, 2019 and were rolled into new treasuries that matured on October 29, 2019.	$294,948,867	$422,223	$295,371,090
U.S. Government Treasury Securities as of December 31, 2018, matured on January, 3, 2019 and were rolled into new treasuries that matured on April 04, 2019.	$290,445,374	$(36,313)	$290,409,061
6.   Shareholders’ Equity
Class A Ordinary Shares — The Company is authorized to issue 180,000,000 Class A ordinary shares with a par value of  $0.0001 per share. At September 30, 2019 and December 31, 2018, there were 28,750,000 Class A ordinary shares issued or outstanding, and there were 27,590,164 and 28,048,981 Class A ordinary shares, respectively, subject to possible redemption at September 30, 2019 and December 31, 2018.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of  $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. On June 12, 2018, the Sponsor forfeited 475,000 Founder Shares for no consideration as a result of the Forward Purchase Agreements totaling $181,000,000 rather than $200,000,000. In June 2018, the Company effected two share capitalizations resulting in an aggregate of 11,712,500 Class B ordinary shares outstanding. Of these, the Sponsor and the anchor investors hold an aggregate of 9,450,000 and 2,262,500 shares, respectively, as of June 27, 2018. All share amounts have been retroactively restated to reflect the share capitalization. At September 30, 2019 and December 31, 2018 there were 11,712,500 Class B ordinary shares issued and outstanding.
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of  $0.0001 per share. At September 30, 2019 and December 31, 2018, there were no preference shares issued or outstanding.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the

Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
7.   Transaction Agreement
Transaction Agreement
On July 30, 2019, the Buyer Parties entered into the Transaction Agreement with the Target Companies and the Sellers (see Note 1) pursuant to which the Company will indirectly acquire all of the issued and outstanding equity interests of the Target Companies from the Sellers and certain members of the management of the Target Companies on the terms and subject to the conditions set forth therein and in the related ancillary agreements.
Consideration
The aggregate purchase price for the Transaction is approximately $1.3 billion, subject to customary adjustments as set forth in the Transaction Agreement. Fosun Seller and the Lipson Parties have agreed to, concurrently with the Closing, reinvest a portion of their respective proceeds to be received by them under the Transaction Agreement, in an aggregate amount of approximately $144,756,494, for newly issued ordinary shares, par value $0.0001 per share (“New NFC ordinary shares”), in the post-Transaction company (“New NFC”) at a subscription price of  $10.00 per share.
The foregoing description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Transaction Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.
Subscription Agreements
In connection with its entry into the Transaction Agreement, the Company entered into certain subscription agreements (the “Subscription Agreements”), each dated as of July 30, 2019, with certain investors, including Vivo Capital Fund IX (Cayman), L.P. (“Vivo”), pursuant to which, among other things, the Company agreed to issue and sell, in private placements, an aggregate of up to 71.1 million public shares of the Company, to the investors for $10.00 per share (the “Equity Offering”), subject to the Company’s right to reduce the number of public shares to be issued to the investors by up to 25%. The Equity Offering is expected to close immediately prior to the Closing. The investors will be entitled to certain shelf registration rights subject to customary black-out periods and other limitations as set forth in the Subscription Agreements. In connection with the Subscription Agreements, the Company has agreed to pay advisory fees in the aggregate amount of 3.0% of the gross proceeds of the Equity Offering to certain financial advisors at the Closing.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form Subscription Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.
Vivo Letter Agreement
In connection with the entry into the Transaction Agreement, the Company, the Sponsor, Mr. Leung and Mr. Wu entered into a letter agreement with Vivo (the “Vivo Letter Agreement”), pursuant to which Mr. Leung, Mr. Wu and the Sponsor agreed to certain restrictions relating to their shareholdings in the Company.
The foregoing description of the Vivo Letter Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Vivo Letter Agreement, a copy of which is filed as Exhibit 10.3 hereto and is incorporated by reference herein.
Debt Commitment Letters
In order to finance a portion of the cash consideration payable under the Transaction Agreement and the costs and expenses incurred in connection therewith, NF Unicorn Acquisition Limited, a wholly owned indirect subsidiary of the Company (“NF Unicorn”), entered into a senior loan commitment letter with Shanghai Pudong Development Bank Putuo Sub-Branch (“SPDB”) (the “Senior Loan Commitment Letter”), pursuant to which SPDB has agreed, upon the terms and subject to the conditions thereof, to provide a 7-year senior secured credit facility to NF Unicorn in an aggregate principal amount equal to the RMB equivalent of  $300,000,000. China Merchants Bank Shanghai Branch (“CMB”) had previously issued a senior loan commitment letter to the Company, which also contemplated a senior secured credit facility in an aggregate amount equal to up to $300,000,000 upon the terms and subject to the conditions thereof.
The Company (and its wholly-owned subsidiaries) only expects to borrow up to an aggregate of $300,000,000 of senior secured term loans to finance the Transaction. As such, the Company (or any of its wholly-owned subsidiaries) expects to enter into a separate senior loan commitment letter or other agreements after the date hereof with SPDB and/or CMB reflecting this arrangement.
The foregoing description of the Senior Loan Commitment Letter does not purport to be complete and is qualified in its entirety by the terms and conditions of the Senior Loan Commitment Letter, a copy of which is filed as Exhibit 10.4 hereto and is incorporated by reference herein.
Further information regarding the Business Combination is set forth in the Current Reports on Form 8-K (File Nos. 333-225940 and 001-38562) filed with the SEC on July 30, 2019, August 1, 2019 and September 9, 2019, as well as in the Company’s proxy materials filed with the SEC on Schedule 14A on October 25, 2019 and November 12, 2019.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
New Frontier Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheet of New Frontier Corporation (the “Company”) as of December 31, 2018 and the related statements of operations, changes in shareholders’ equity and cash flows for the period from March 28 (date of inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 2018, and the results of its operations and its cash flows for the period from March 28 (date of inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
This financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2018.
Whippany, New Jersey
April 1, 2019

NEW FRONTIER CORPORATION
BALANCE SHEET
December 31, 2018
December 31, 2018
Assets
Current assets:
Cash	$2,353,541
Prepaid expenses	59,738
Total current assets	2,413,279
Investments held in Trust	290,461,152
Total assets	$292,874,431
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts expenses	$129,074
Accounts payable	315,487
Due to affiliate	27,558
Total current liabilities	472,119
Deferred underwriting commissions	6,912,500
Total liabilities	7,384,619
Commitments
Class A ordinary shares, subject to possible redemption; 28,048,981 shares at $10.00 per share	280,489,810
Shareholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 180,000,000 shares authorized; 701,019 issued and outstanding (excluding 28,048,981 shares subject to possible redemption)	70
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 11,712,500 shares issued and outstanding	1,171
Additional paid-in capital	2,815,847
Retained earnings	2,182,914
Total Shareholders’ Equity	5,000,002
Total Liabilities and Shareholders’ Equity	$292,874,431
See accompanying notes to the audited financial statements.

NEW FRONTIER CORPORATION
STATEMENT OF OPERATIONS
For The Period From March 28, 2018 (date of inception) through December 31, 2018
For the Period from March 28, 2018 (Date of Inception) through December 31, 2018
Revenue	$—
General and administrative fees	778,402
Loss from operations	(778,402)
Other income:
Interest income	2,961,316
Net income	$2,182,914
Weighted average shares outstanding of Class A ordinary shares	28,750,000
Basic and diluted net income per share, Class A	$0.10
Weighted average shares outstanding of Class B ordinary shares	11,712,500
Basic and diluted net loss per share, Class B	$(0.07)
See accompanying notes to the audited financial statements.

NEW FRONTIER CORPORATION
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
For The Period From March 28, 2018 (date of inception) through December 31, 2018
	Ordinary Shares				Additional Paid-In Capital	Retained Earnings	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – March 28, 2018 (date of inception)	—	$—	—	$—	$—	$—	$—
Issuance of ordinary shares to initial shareholder(1)(2)	—	—	11,712,500	1,171	23,829	—	25,000
Sale of units in initial public offering	28,750,000	2,875	—	—	287,497,125	—	287,500,000
Offering Costs	—	—	—	—	(11,968,102)	—	(11,968,102)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	7,750,000	—	7,750,000
Ordinary shares subject to possible redemption	(28,048,981)	(2,805)	—	—	(280,487,005)	—	(280,489,810)
Net income	—	—	—	—	—	2,182,914	2,182,914
Balance – December 31, 2018	701,019	$70	11,712,500	$1,171	$2,815,847	$2,182,914	$5,000,002

(1)
In June 2018, the Company effected two share capitalizations resulting in an aggregate of 11,712,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization.

(2)
On June 12, 2018, the Sponsor forfeited 475,000 Class B ordinary shares in connection with the aggregate amount committed to be purchased pursuant to the forward purchase agreements totaling $181,000,000 rather than $200,000,000.

See accompanying notes to the audited financial statements.

NEW FRONTIER CORPORATION
STATEMENT OF CASH FLOWS
For the period from March 28, 2018 (date of inception) through December 31, 2018
For the Period from March 28, 2018 (Date of Inception) through December 31, 2018
Cash Flows from Operating Activities:
Net income	$2,182,914
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on the trust account	(2,961,152)
Changes in operating assets and liabilities:
Prepaid expenses	86,666
Accrued expenses	129,074
Accounts payable	240,487
Amounts due to affiliates	(118,846)
Net cash used in operating activities	(440,857)
Cash Flows from Investing Activities:
Cash deposited in trust account	(287,500,000)
Net cash used in investing activities	(287,500,000)
Cash Flows from Financing Activities:
Proceeds received from promissory note from affiliate	100,000
Repayment of promissory note to affiliate	(100,000)
Proceeds received as advance from Sponsor and its affiliate	2,800,000
Repayment of advance to affiliate	(2,800,000)
Proceeds received from initial public offering	287,525,000
Payment of offering costs	(4,980,602)
Proceeds received from private placement	7,750,000
Net cash provided by financing activities	290,294,398
Net increase in cash	2,353,541
Cash – beginning of the period	—
Cash – end of the period	$2,353,541
Supplemental disclosure of noncash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$280,489,810
Deferred underwriting commissions in connection with the initial public offering	$6,912,500
Deferred legal service fee at the completion of business combination	$75,000
Formation and offering costs paid by sponsor in exchange for founder shares	$25,000
Prepaid expenses paid by affiliates on behalf of the Company	$146,404
See accompanying notes to the audited financial statements.

NOTES TO THE AUDITED FINANCIAL STATEMENTS
Note 1.   Organization and Business Operations
Incorporation
New Frontier Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on March 28, 2018. The functional currency of the Company is the United States dollar.
Sponsor
The Company’s sponsor is New Frontier Public Holding Ltd., a Cayman Islands exempted company (the “Sponsor”).
Fiscal Year End
The Company has selected December 31 as its fiscal year end.
Business Purpose
The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more operating businesses that it has not yet selected (a “Business Combination”). The Company has neither engaged in any operations nor generated significant revenue to date.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its initial public offering of Units (as defined below) (the “Initial Public Offering”), although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward completing a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully complete a Business Combination.
As of December 31, 2018, the Company had not commenced any operations. All activity for the period from March 28, 2018 (date of inception) through December 31, 2018 relates to the Company’s formation and the Initial Public Offering described below, and since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.
Financing
The registration statement for the Company’s Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 27, 2018.
On July 3, 2018, the Company consummated its Initial Public Offering of 28,750,000 units (each, a “Unit” and collectively, the “Units”), including 3,750,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option, at $10.00 per Unit, generating gross proceeds of  $287.5 million, and incurring offering costs of approximately $12.0 million, inclusive of  $6.91 million in deferred underwriting commissions (Note 3). The Company intends to finance its initial Business Combination with the proceeds from the Initial Public Offering and a $7.75 million private placement of warrants (the “Private Placement”) (Note 4). Upon the closing of the Initial Public Offering and the Private Placement, $287.5 million was held in the Trust Account (defined below).
Trust Account
Upon the closing of the Initial Public Offering and Private Placement, $287.5 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a segregated trust account located in London at Citibank, maintained by Continental Stock Transfer & Trust Company, acting as trustee (“Trust Account”). The Trust Account will be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment

Company Act of 1940, as amended, which was referred to as the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
The Company’s amended and restated memorandum and articles of association provide that, other than the withdrawal of interest earned on the funds that may be released to the Company to pay income taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of 100% of the Class A ordinary shares included in the Units being sold in the Initial Public Offering (the “public shares”) if the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering; or (iii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the Business Combination within 24 months from the closing of the Initial Public Offering.
Initial Business Combination
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose in connection with which holders of public shares (“public shareholders”) may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, or (ii) provide public shareholders with the opportunity to redeem their public shares by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes. The decision as to whether the Company will seek shareholder approval of the Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval under applicable law or stock exchange listing requirements. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.
If the Company holds a shareholder vote in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account but not previously released to the Company to pay income taxes. As a result, such ordinary shares will be recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with FASB, ASC 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account is initially $10.00 per public ordinary share ($287,500,000 held in the Trust Account divided by 28,750,000 public ordinary shares).
The Company will only have 24 months from the closing of the Initial Public Offering to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Company’s amended and restated memorandum and articles of association provide that, in the event it commences a liquidation and all public shares have been redeemed, all Founder Shares (as defined below) not held by the Sponsor shall be surrendered to the Company for no consideration, such that only the Founder Shares held by the Sponsor share in any assets in liquidation.
The Sponsor and certain accredited investors (the “anchor investors” and collectively with the Sponsor, the “initial shareholders”) have entered into agreements with the Company pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares and, with respect to the initial shareholders other than the anchor investors, public shares in connection with the completion of the Company’s initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and, with respect to the initial shareholders other than the anchor investors, public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if it has not consummated an initial Business Combination within 24 months from the closing of the Initial Public Offering and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination within 24 months from the closing of the Initial Public Offering (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame).
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Note 2.   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).
Net Income (Loss) Per Ordinary Share
Net income (loss) per ordinary share is computed by dividing net income (loss) applicable to ordinary shares by the weighted average number of shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 22,125,000 Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per common share is the same as basic income (loss) per ordinary share for the period.

The Company’s statement of operations includes a presentation of net income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method. Net income (loss) per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the trust account, net of any applicable income tax expense, by the weighted average number of Class A ordinary shares outstanding for the period from the issuance of such shares through December 31, 2018. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the period.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2018, 28,048,981 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.
Use of Estimates
The preparation of condensed interim financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements. Actual results could differ from those estimates.
Deferred Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted principally of costs incurred through the balance sheet date that are related to formation and the preparation for the Initial Public Offering. These costs together with the underwriters’ discount were charged to equity upon completion of the public offering in July 2018.
Income Taxes
The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

There were no unrecognized tax benefits as of December 31, 2018. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.
Recent Accounting Pronouncements
In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, Disclosure Update and Simplification, amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of shareholders’ equity for interim financial statements. Under the amendments, an analysis of changes in each caption of shareholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. The Company anticipates its first presentation of changes in shareholders’ equity, in accordance with the new guidance, will be included in its Form 10-Q for the quarter ended March 31, 2019.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring after the date of the balance sheet were issued, require potential adjustment to or disclosure in the balance sheet and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.
Note 3.   Initial Public Offering
Public Units
On July 3, 2018, the Company closed its Initial Public Offering of 28,750,000 Units at a price of  $10.00 per Unit, including 3,750,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option. Each Unit consists of one of the Company’s Class A ordinary shares, par value $0.0001 per share, and one-half of one redeemable warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the Initial Public Offering. However, if the Company does not complete its initial Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered ordinary shares to the holder upon exercise of Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement governing the Company’s warrants.
The Company paid an underwriting discount at the closing of the Initial Public Offering of $3.95 million. An additional fee of approximately $6.91 million was deferred and will become payable upon the Company’s completion of an initial Business Combination. The deferred portion of the discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

Antony Leung and Carl Wu, Chairman and Chief Executive Officer of the Company, purchased 900,000 Units in the Initial Public Offering and certain other investors identified by Mr. Leung and Mr. Wu purchased 8.1 million Units in the Initial Public Offering. The underwriters did not and will not receive any underwriting discounts or commissions on the 9 million units purchased by such parties, including Mr. Leung and Mr. Wu.
Note 4.   Related Party Transactions
Founder Shares
During the period ended March 28, 2018 (date of inception) through December 31, 2018, the Sponsor received 10,750,000 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”), in exchange for a capital contribution of $25,000.
Up to 5,000,000 Class B ordinary shares were subject to forfeiture by the Sponsor and anchor investors ratably to the extent the aggregate amount committed to be purchased pursuant to the Forward Purchase Agreements would be less than $200,000,000.
On June 12, 2018, the Sponsor forfeited 475,000 Founder Shares for no consideration in connection with the Forward Purchase Agreements totaling $181,000,000 rather than $200,000,000. In June 2018, the Company effected two share capitalizations resulting in an aggregate of 11,712,500 Class B ordinary shares outstanding, of which the Sponsor and the anchor investors hold an aggregate of 9,450,000 and 2,262,500 shares, respectively. All share amounts have been retroactively restated to reflect the share capitalizations.
Subequent to the closing of the Initial Public Offering, the Sponsor transferred 10,000 Founder Shares to independent director, Edward Leong Che-hung, and 5,000 Founder Shares to each of two trusts for the benefit of family members of David Johnson in connection Messrs. Leong and Johnson’s service as directors.
The Founder Shares are identical to the public shares except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.
If the underwriters did not exercise their over-allotment option in full, the Sponsor would have forfeited up to 937,500 Founder Shares for no consideration. On July 3, 2018, the underwriters exercised the over-allotment option in full; thus, these shares were no longer subject to forfeiture.
The Sponsor, Antony Leung and Carl Wu have agreed not to transfer, assign or sell any of its or his Founder Shares and any Class A ordinary shares issued upon conversion thereof until the earlier of    (a) one year after the completion of the initial Business Combination with respect to 50% of its or his Founder Shares and any Class A ordinary shares issued upon conversion thereof, (b) two years after the completion of the initial Business Combination with respect to the remaining 50% of its or his Founder Shares and any Class A ordinary shares issued upon conversion thereof, and (c) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. The Anchor Investors and the members of the Company’s management team (other than Antony Leung and Carl Wu) have agreed to not transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issued upon conversion thereof until the earlier of  (A) one year after the completion of our initial Business Combination or (B) subsequent to the initial Business Combination, if  (x) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Private Placement Warrants
Upon the closing of the Initial Public Offering on July 3, 2018, the Sponsor purchased an aggregate of 7,750,000 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share (the “Private Placement Warrants”), at a price of $1.00 per warrant ($7,750,000 in the aggregate).

Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company at its option and exercisable by such holders on the same basis as the warrants included in the Units being sold in this offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in this offering and have no net cash settlement provisions.
Forward Purchase Agreement
Effective June 4, 2018, the Company entered into Forward Purchase Agreements with the anchor investors, pursuant to which the anchor investors agreed to purchase an aggregate of 18,100,000 Class A ordinary shares plus 4,525,000 redeemable warrants for an aggregate purchase price of  $181 million in a private placement to close concurrently with the closing of the initial Business Combination. The forward purchase warrants will have the same terms as the Public Warrants sold in the Initial Public Offering. The Sponsor transferred 2,262,500 Founder Shares to the anchor investors on June 19, 2018 as an inducement to enter into the Forward Purchase Agreements for no cash consideration. The Company entered into an additional Forward Purchase Agreement as of June 29, 2018, with an accredited investor providing for the purchase of 900,000 Class A ordinary shares, plus 225,000 forward purchase warrants, for an aggregate purchase price of  $9.0 million, or $10.00 per Class A ordinary share, in a private placement to close concurrently with the closing of the initial Business Combination. As an inducement to such accredited investor to enter into the Forward Purchase Agreement, the Company will issue an aggregate of 112,500 Class B ordinary shares to the accredited investor for nominal cash consideration upon the completion of the initial Business Combination. The obligations under the Forward Purchase Agreements do not depend on whether any public shareholders redeem their shares and provide the Company with a minimum funding level for the initial Business Combination.
Registration Rights
Pursuant to a registration rights agreement to be entered into concurrently with the closing of the Initial Public Offering, the holders of the Private Placement Warrants, the warrants that may be issued upon conversion of the working capital loans, and the Founder Shares will be entitled to registration rights with respect to such warrants and the Class A ordinary shares underlying such warrants and Founder Shares. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the lock-up period applicable to the securities to be covered by such registration statement.
Related Party Loans and Advance Related to Initial Public Offering
The Sponsor agreed to loan the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2018 or the completion of the Initial Public Offering. The Company borrowed an aggregate of  $100,000 under the Note and repaid this amount on July 3, 2018.
In connection with the Initial Public Offering and the purchase of the Private Placement Warrants, the Sponsor, paid an excess amount of  $2,800,000 to the Company. In the meantime, the Sponsor, through its affiliate, paid $146,404 for offering costs related to Initial Public Offering. Both of these transactions were repaid by the Company to the Sponsor and the affiliate on July 3, 2018, respectively.

Administrative Services Agreement
The Company has agreed to pay $10,000 per month to an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying such monthly fees. As of December 31, 2018, the Company incurred $61,000 under the administration services agreement for the period from June 28, 2018 through December 31, 2018, to the affiliate.
Working Capital Loans
In order to finance transaction costs in connection with an intended initial Business Combination, our Sponsor may, but is not obligated to, loan the Company funds as may be required. If the Company completes its initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Company’s initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $2,000,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of  $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.
Note 5.   Trust Account and Fair Value Measurement
As of December 31, 2018, investment securities in the Company’s Trust Account consisted of $290,445,374 in United States Treasury Bills and another $15,778 held as cash and cash equivalents. The Company classifies its Treasury Instruments and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts. The following table presents fair value information as of December 31, 2018 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets as follows:
	Carrying Value	Gross Unrealized Holding Loss	Quoted Prices in Active Markets (Level 1)
U.S. Government Treasury Securities as of December 31, 2018, quoted on Bank Discount Yield 2.05% and matures January 03, 2019	$290,445,374	($36,313)	$290,409,061
Note 6.   Shareholders’ Equity
Class A Ordinary Shares — The Company is authorized to issue 180,000,000 Class A ordinary shares with a par value of $0.0001 per share. At December 31, 2018, there were 28,750,000 Class A ordinary shares issued and outstanding, and there are 28,048,981 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of  $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. On June 12, 2018, the Sponsor forfeited 475,000 Founder Shares for no consideration as a result of the Forward Purchase Agreements totaling $181,000,000 rather than $200,000,000. In June 2018, the Company effected two share capitalizations resulting in an aggregate of 11,712,500 Class B ordinary shares outstanding. Of these, the Sponsor, the anchor investors and certain independent directors hold an aggregate of 9,450,000 and 2,262,500 shares, respectively, as of June 27, 2018. All share amounts have been retroactively restated to reflect the share capitalization. At December 31, 2018, there were 11,712,500 Class B ordinary shares issued and outstanding.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of  $0.0001 per share. At December 31, 2018, there were no preference shares issued and outstanding.
Warrants —  Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Contents
Six Months Ended 30 June 2019
Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income/(loss) for the six months ended 30 June 2019 and 2018	F-33
Unaudited interim condensed consolidated statement of financial position as of 30 June 2019 and audited consolidated statement of financial position as of 31 December 2018	F-34
Unaudited interim condensed consolidated statements of changes in equity for the six months ended 30 June 2019 and 2018	F-35
Unaudited interim condensed consolidated statements of cash flows for the six months ended 30 June 2019 and 2018	F-36
Notes to unaudited interim condensed consolidated financial information	F-39
Years ended 31 December 2016, 2017 and 2018
Report of Independent Registered Public Accounting Firm	F-47
Consolidated statements of profit or loss and other comprehensive income/(loss)	F-48
Consolidated statements of financial position	F-49
Consolidated statements of changes in equity	F-50 – F-51
Consolidated statements of cash flows	F-52
Notes to the consolidated financial statements	F-53

HEALTHY HARMONY HOLDINGS, L.P.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME/(LOSS)
FOR THE SIX MONTHS ENDED 30 JUNE 2019 AND 2018
(Amounts in thousands of Renminbi (“RMB”))
		For the six months ended 30 June
	Notes	2019	2018
		(Unaudited)	(Unaudited)
Revenue	3	1,205,533	990,096
Operating expenses
Salaries, wages and benefits		(687,896)	(566,572)
Supplies and purchased medical services		(193,624)	(127,708)
Depreciation and amortization		(168,853)	(60,506)
Lease and rental expenses		(6,742)	(98,730)
Impairment of trade receivables		(3,216)	(8,756)
Other operating expenses		(156,121)	(112,388)
(Loss)/income from operations		(10,919)	15,436
Other income and expenses
Finance income		1,191	1,305
Finance costs		(69,420)	(5,492)
Foreign exchange losses		(1,826)	(13,743)
Other income, net		796	1,769
Loss before income tax		(80,178)	(725)
Income tax expense	4	(40,690)	(29,588)
Loss for the period		(120,868)	(30,313)
Attributable to:
Owners of the parent		(105,869)	(22,797)
Non-controlling interests		(14,999)	(7,516)
		(120,868)	(30,313)
Other comprehensive income
Other comprehensive income that may be reclassified to profit or loss in subsequent periods, net of tax:
Exchange differences on translation of foreign operations		440	6,927
Other comprehensive income for the period, net of tax		440	6,927
Total comprehensive loss for the period		(120,428)	(23,386)
Attributable to:
Owners of the parent		(105,429)	(15,870)
Non-controlling interests		(14,999)	(7,516)
		(120,428)	(23,386)

HEALTHY HARMONY HOLDINGS, L.P.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF
FINANCIAL POSITION
AS OF 30 JUNE 2019 AND AUDITED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS OF 31 DECEMBER 2018
(Amounts in thousands of Renminbi (“RMB”), except for number of limited partnership interest units and per unit data)
	Notes	30 June 2019	31 December 2018
		(Unaudited)	(Audited)
NON-CURRENT ASSETS
Property and equipment	5	1,863,001	1,894,925
Goodwill		1,121,138	1,121,138
Intangible assets	6	1,089,634	1,092,913
Right-of-use assets		1,706,081	—
Deferred tax assets		52,859	55,732
Restricted cash		350	350
Other non-current assets		79,543	77,444
Total non-current assets		5,912,606	4,242,502
CURRENT ASSETS
Inventories		57,703	57,310
Trade receivables	7	203,304	181,127
Amounts due from related parties	8	29,084	32,670
Prepayments and other current assets		41,595	35,968
Restricted cash		24,315	26,272
Cash and cash equivalents		488,676	596,613
Total current assets		844,677	929,960
Total assets		6,757,283	5,172,462
CURRENT LIABILITIES
Trade payables		87,241	76,107
Contract liabilities		304,364	262,733
Accrued expenses and other current liabilities		622,040	750,230
Amounts due to related parties	8	2,668	2,541
Tax payable		23,459	21,194
Interest-bearing bank borrowings		14,840	20,205
Lease liabilities		89,152	—
Total current liabilities		1,143,764	1,133,010
NET CURRENT LIABILITIES		(299,087)	(203,050)
TOTAL ASSETS LESS CURRENT LIABILITIES		5,613,519	4,039,452
NON-CURRENT LIABILITIES
Interest-bearing bank borrowings		380,180	387,387
Contract liabilities		49,531	39,086
Deferred tax liabilities		263,927	264,698
Lease liabilities		1,670,451	—
Other non-current liabilities		9,121	8,633
Total non-current liabilities		2,373,210	699,804
Net assets		3,240,309	3,339,648
EQUITY
Equity attributable to owners of the parent
Partnership capital (Limited partnership interests units, US$1.00 par value; 24,450,211 and 24,444,862 units issued, fully paid and outstanding, respectively, as of 30 June 2019 and 31 December 2018)		150,586	150,550
Capital surplus		3,506,373	3,485,320
Foreign currency translation reserves		68,837	68,397
Accumulated deficit		(502,104)	(396,235)
		3,223,692	3,308,032
Non-controlling interests		16,617	31,616
Total equity		3,240,309	3,339,648

HEALTHY HARMONY HOLDINGS, L.P.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
CHANGES IN EQUITY
FOR THE SIX MONTHS ENDED 30 JUNE 2019 AND 2018
(Amounts in thousands of Renminbi (“RMB”), except for number of limited partnership interest units)
	Attributable to owners of the parent
	Limited partnership interests units	Partnership capital	Capital surplus	Foreign currency translation reserves	Accumulated deficit	Total	Non- controlling interests	Total equity
At 31 December 2018 (audited)	24,444,862	150,550	3,485,320	68,397	(396,235)	3,308,032	31,616	3,339,648
Loss for the period	—	—	—	—	(105,869)	(105,869)	(14,999)	(120,868)
Other comprehensive income for the period:
Exchange differences related to foreign operations	—	—	—	440	—	440	—	440
Total comprehensive income/(loss) for the period	—	—	—	440	(105,869)	(105,429)	(14,999)	(120,428)
Recognition of share-based compensation expenses	—	—	20,872	—	—	20,872	—	20,872
Exercise of share-based compensation (Note 9)	5,349	36	181	—	—	217	—	217
At 30 June 2019 (unaudited)	24,450,211	150,586	3,506,373	68,837	(502,104)	3,223,692	16,617	3,240,309
At 31 December 2017 (audited)	24,312,502	149,638	3,457,440	70,556	(266,237)	3,411,397	55,664	3,467,061
Loss for the period	—	—	—	—	(22,797)	(22,797)	(7,516)	(30,313)
Other comprehensive income for the period:
Exchange differences related to foreign operations	—	—	—	6,927	—	6,927	—	6,927
Total comprehensive income/(loss) for the period	—	—	—	6,927	(22,797)	(15,870)	(7,516)	(23,386)
Recognition of share-based compensation expenses	—	—	8,871	—	—	8,871	—	8,871
Exercise of share-based compensation (Note 9)	10,496	67	299	—	—	366	—	366
At 30 June 2018 (unaudited)	24,322,998	149,705	3,466,610	77,483	(289,034)	3,404,764	48,148	3,452,912

HEALTHY HARMONY HOLDINGS, L.P.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED 30 JUNE 2019 AND 2018
(Amounts in thousands of Renminbi (“RMB”))
		For the six months ended 30 June
	Notes	2019	2018
		(Unaudited)	(Unaudited)
Cash flows from operating activities
Loss before tax		(80,178)	(725)
Adjustments for:
Depreciation and amortization		168,853	60,506
Loss on disposal of property and equipment and intangible assets	5	114	64
Impairment of trade receivables		3,216	8,756
Share-based compensation	9	20,872	8,871
Foreign exchange losses		1,826	13,743
Finance income		(1,191)	(1,305)
Finance costs		69,420	5,492
Changes in working capital:
Increase in inventories		(393)	(12,054)
Increase in trade receivables, prepayments and other current assets		(41,310)	(21,602)
Decrease in restricted cash		1,957	1,760
Decrease/(increase) in amounts due from related parties		3,866	(204)
Increase in trade payables, contract liabilities, accrued expenses and other current liabilities		81,067	43,983
Increase in amounts due to related parties		127	405
Changes in other non-current assets and liabilities		489	436
Interest received		1,144	1,290
Interest paid		(15,471)	(8,811)
Income tax paid		(36,323)	(33,362)
Net cash flows from operating activities		178,085	67,243
Cash flows from investing activities
Purchases of property and equipment		(177,098)	(309,726)
Purchases of intangible assets		(2,818)	(3,535)
Amounts due from related parties		—	(653)
Net cash flows used in investing activities		(179,916)	(313,914)
Cash flows from financing activities
Proceeds from interest-bearing bank borrowings		—	126,386
Repayments of interest-bearing bank borrowings		(13,646)	(13,190)
Proceeds from exercise of share options		217	—
Principle portion of lease payments		(89,180)	—
Net cash flows (used in)/from financing activities		(102,609)	113,196
Net decrease in cash and cash equivalents		(104,440)	(133,475)
Effect of foreign exchange rate changes, net		(3,497)	3,294
Cash and cash equivalents at 1 January		596,613	891,912
Cash and cash equivalents at 30 June		488,676	761,731

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO UNAUDITED INTERIM CONSENSED CONSOLIDATED FINANCIAL INFORMATION
(Amounts in thousands of Renminbi (“RMB”) and U.S Dollars (“US$”), except for number of limited partnership interest units and per unit data)
1.   General information
Healthy Harmony Holdings, L.P. (the “Partnership”) was established in Cayman Islands on 29 July 2013 as a limited partnership. Its registered office is located at Ugland House, PO Box 309, Grand Cayman, KY1-1104, Cayman Islands. Its sole general partner is Healthy Harmony GP, Inc. The Partnership and its subsidiaries (collectively referred to as the “Group”) operate healthcare facilities and provide healthcare services under the United Family Healthcare (“UFH”) brand in the People’s Republic of China (the “PRC”).
As of 30 June 2019, there have been no changes to the Partnership’s principal subsidiaries since 31 December 2018.
2.   Basis of preparation and changes in accounting policies and disclosures
2.1   Basis of preparation
The unaudited interim condensed consolidated financial information for the six months ended 30 June 2019 of the Group has been prepared in accordance with IAS 34 Interim Financial Reporting. The consolidated balance sheet as of 31 December 2018 was derived from the audited consolidated financial statements at that date but the unaudited interim condensed consolidated financial information does not include all the information and disclosures required in the audited consoliated financial statements, and should be read in conjunction with the Group’s consolidated financial statements for the years ended 31 December 2016, 2017 and 2018.
In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, operating results and cash flows of the Company for each of the periods presented. The results of operations for the six months ended 30 June 2019 are not necessarily indicative of results to be expected for any other interim period or for the full year of 2019.
The Group’s business is generally seasonal. Patient volume and revenue is typically largest during the first, second and fourth quarters of the fiscal year and lowest during the third quarter and on Chinese national holidays (such as the Spring Festival that occurs from late January to early March, and China’s National Day, which generally occurs during the first week of October) when most people are on vacation.
Going concern
As at 30 June 2019, the Group had net current liabilities amounting to RMB299,087. In preparing the unaudited interim condensed consolidated financial information, the directors of the Partnership have conducted an assessment over the Group’s going concern ability based on the current financial situation.
As part of the going concern assessment, the directors of the Partnership also evaluated the impact of the Proposed Transaction (Note 14), where New Frontier Corporation (“NFC”), a U.S. listed special purpose acquisition company, will indirectly acquire substantially all of the issued and outstanding equity interests of the Partnership (“Change in Control Event”). In accordance with the International Finance Corporation (“IFC”) loan agreement, the outstanding IFC loan amounting to RMB380,180 as of 30 June 2019 (“IFC Loan”) may be payable on demand upon the completion of the Change in Control Event. The Change in Control Event is subject to the approval of NFC’s shareholders and is expected to occur in the fourth quarter of the year ended 31 December 2019, which is subsequent to the issuance of the unaudited interim condensed consolidated financial information.
The directors of the Partnership have considered the Group’s available sources of funds as follows:
•
The Group’s expected net cash inflows from operating activities during the next 12 months;

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO UNAUDITED INTERIM CONSENSED CONSOLIDATED FINANCIAL INFORMATION
(Amounts in thousands of Renminbi (“RMB”) and U.S Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and changes in accounting policies and disclosures (continued)
2.1   Basis of preparation (continued)
Going concern (continued)

•
Other available sources of financing from banks and other financial institutions given the Group’s past experience and good credit standing; and

•
On 19 July 2019, NFC executed a binding financial support letter to provide US$100,000 (equivalent to approximately RMB687,000) to the Group upon the closing of the Proposed Transaction (the “Closing”), which will not be repayable or due to any creditor within 12 months of the Closing.

Based on the above, the directors of the Partnership believe that the Group has adequate resources to continue operations for the foreseeable future of not less than 12 months from 30 June 2019. The directors of the Partnership therefore are of the opinion that it is appropriate to adopt the going concern basis in preparing the unaudited interim condensed consolidated financial information.
2.2   Changes in accounting policies and disclosures
The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial information are consistent with those applied in the preparation of the Group’s consolidated financial statements for the year ended 31 December 2016, 2017 and 2018, except for the adoption of the new and revised International Financial Reporting Standards (“IFRSs”) effective as of 1 January 2019. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.
Amendments to IFRS 9	Prepayment Features with Negative Compensation
IFRS 16	Leases
Amendments to IAS 19	Plan Amendment, Curtailment or Settlement
Amendments to IAS 28	Long-term interests in associates and joint ventures
IFRIC-Int 23	Uncertainty over Income Tax Treatment
Annual Improvements 2015 – 2017 Cycle (issued in December 2017)	Amendments to IFRS 3, IFRS 11, IAS 12 and IAS 23
Other than as explained below regarding the impact of IFRS 16 Leases, and IFRIC-Int 23 Uncertainty over Income Tax Treatments, the new and revised standards are not relevant to the preparation of the Group’s unaudited interim condensed consolidated financial information. The nature and impact of the new and revised IFRSs are described below:
(a)
IFRS 16 replaces IAS 17 Leases, IFRIC-Int 4 Determining whether an Arrangement contains a Lease, SIC-Int 15 Operating Leases — Incentives and SIC-Int 27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model.

The Group adopted IFRS 16 using the modified retrospective method of adoption with the date of initial application of 1 January 2019. Under this method, the standard is applied retrospectively with the cumulative effect of initial adoption as an adjustment to the opening balance of retained earnings at 1 January 2019, and the comparative information for 2018 was not restated and continues to be reported under IAS 17.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO UNAUDITED INTERIM CONSENSED CONSOLIDATED FINANCIAL INFORMATION
(Amounts in thousands of Renminbi (“RMB”) and U.S Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and changes in accounting policies and disclosures (continued)
2.2   Changes in accounting policies and disclosures (continued)

New definition of a lease
Under IFRS 16, a contract is, or contains a lease if the contract conveys a right to control the use of an identified asset for a period of time in exchange for consideration. Control is conveyed where the customer has both the right to obtain substantially all of the economic benefits from use of the identified asset and the right to direct the use of the identified asset. The definition of a lease under IFRS 16 has been applied to all the contracts.
At inception or on reassessment of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease and non-lease component on the basis of their standard-alone prices. A practical expedient is available to a lessee, which the Group has adopted, not to separate non-lease components and to account for the lease and the associated non-lease components (e.g., property management services for leases of properties) as a single lease component.
As a lessee — Leases previously classified as operating leases
Nature of the effect of adoption of IFRS 16
The Group has lease contracts for hospital and office buildings. As a lessee, the Group previously classified leases as either finance leases or operating leases based on the assessment of whether the lease transferred substantially all the rewards and risks of ownership of assets to the Group. Under IFRS 16, the Group applies a single approach to recognise and measure right-of-use assets and lease liabilities for all leases, except for two elective exemptions for leases of low value assets (elected on a lease by lease basis) and short-term leases (elected by class of underlying asset). The Group has elected not to recognise right-of-use assets and lease liabilities for (i) leases of low-value assets (e.g., printers); and (ii) leases, that at the commencement date, have a lease term of 12 months or less. Instead, the Group recognises the lease payments associated with those leases as an expense on a straight-line basis over the lease term.
Impacts on transition
Lease liabilities at 1 January 2019 were recognised based on the present value of the remaining lease payments, discounted using the incremental borrowing rate at 1 January 2019. The Group elected to present the lease liabilities separately in the statement of financial position.
The right-of-use assets were measured at the amount of the lease liability, adjusted by the amount of any prepaid or accrued lease payments relating to the lease recognised in the statement of financial position immediately before 1 January 2019. All these assets were assessed for any impairment based on IAS 36 on that date. The Group elected to present the right-of-use assets separately in the statement of financial position.
The Group has used the following elective practical expedients when applying IFRS 16 at 1 January 2019:
•
Applied the short-term lease exemptions to leases with a lease term that ends within 12 months from the date of initial application

•
Applied a single discount rate to a portfolio of leases with reasonably similar characteristics

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO UNAUDITED INTERIM CONSENSED CONSOLIDATED FINANCIAL INFORMATION
(Amounts in thousands of Renminbi (“RMB”) and U.S Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and changes in accounting policies and disclosures (continued)
2.2   Changes in accounting policies and disclosures (continued)

The main impacts arising from the adoption of IFRS 16 as at 1 January 2019 are as follows:
Increase/(decrease)
(Unaudited)
Assets
Increase in right-of-use assets	1,776,102
Decrease in prepayments and other current assets	(5,531)
Decrease in other non-current assets	(3,095)
Decrease in deferred tax assets	(989)
Increase in total assets	1,766,487
Liabilities
Increase in lease liabilities	1,815,187
Decrease in accrued expenses and other current liabilities	(47,711)
Increase in total liabilities	1,767,476
Equity
Decrease in accumulated deficit	(989)
Decrease in total equity	(989)
The lease liabilities as at 1 January 2019 reconciled to the operating lease commitments as at 31 December 2018 is as follows:
(Unaudited)
Operating lease commitments as at 31 December 2018	2,642,605
Less: Value-added tax	(154,778)
Less: Commitments relating to short-term leases and those leases with a remaining lease term ending on or before 31 December 2019	(6,525)
Commitments relating to leases of low-value assets	(329)
Add: Commitments relating to contracts not previously identified as leases	443,537
Weighted average incremental borrowing rate as at 1 January 2019	6.18%
Lease liabilities as at 1 January 2019	1,815,187
Summary of new accounting policies
The accounting policy for leases as disclosed in the consolidated financial statements for the years ended 31 December 2016, 2017 and 2018 is replaced with the following new accounting policies upon adoption of IFRS 16 from 1 January 2019:
Right-of-use assets
Right-of-use assets are recognised at the commencement date of the lease. Right-of-use assets are measured at cost, less any accumulated depreciation and any impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised and lease payments made at or before the commencement date less any lease incentives received. Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognised right-of-use assets are depreciated on a straight-line basis over the shorter of the estimated useful life and the lease term.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO UNAUDITED INTERIM CONSENSED CONSOLIDATED FINANCIAL INFORMATION
(Amounts in thousands of Renminbi (“RMB”) and U.S Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and changes in accounting policies and disclosures (continued)
2.2   Changes in accounting policies and disclosures (continued)

Lease liabilities
Lease liabilities are recognised at the commencement date of the lease at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable.
In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in future lease payments arising from change in an index or rate, a change in the lease term, a change in the in-substance fixed lease payments or a change in assessment to purchase the underlying asset.
Short-term leases and leases of low-value assets
The Group applies the short-term lease recognition exemption to its short-term leases of hospital and office buildings (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value (e.g. printers). Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.
Amounts recognised in the unaudited interim condensed consolidated statement of financial position and profit or loss
The carrying amounts of the Group’s right-of-use assets and lease liabilities, and the movement during the period are as follows:
	Right-of-use assets	Lease liabilities
As at 1 January 2019	1,776,102	1,815,187
Additions	2,366	2,366
Early termination	(580)	(708)
Depreciation charge	(71,807)	—
Interest expense	—	53,520
Payments and transfer to accurred expenses and other current liabilities	—	(110,762)
As at 30 June 2019	1,706,081	1,759,603
The Group recognised rental expenses from short-term leases of RMB6,574 and leases of low-value assets of RMB168, for the six months ended 30 June 2019.
(b)
IFRIC-Int 23 addresses the accounting for income taxes (current and deferred) when tax treatments involve uncertainty that affects the application of IAS 12 (often referred to as “uncertain tax positions”). The interpretation does not apply to taxes or levies outside the scope of IAS 12, nor does it specifically include requirements relating to interest and penalties associated with uncertain tax treatments. The interpretation specifically addresses (i) whether an entity considers uncertain tax treatments separately; (ii) the assumptions an entity makes about the examination of tax treatments by

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO UNAUDITED INTERIM CONSENSED CONSOLIDATED FINANCIAL INFORMATION
(Amounts in thousands of Renminbi (“RMB”) and U.S Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and changes in accounting policies and disclosures (continued)
2.2   Changes in accounting policies and disclosures (continued)

taxation authorities; (iii) how an entity determines taxable profits or tax losses, tax bases, unused tax losses, unused tax credits and tax rates; and (iv) how an entity considers changes in facts and circumstances. Upon adoption of the interpretation, the Group considered whether it has any uncertain tax positions arising from the transfer pricing on its intergroup transactions. Based on the Group’s tax compliance and transfer pricing study, the Group determined that it is probable that its transfer pricing policy will be accepted by the tax authorities. Accordingly, the interpretation did not have any significant impact on the Group’s unaudited interim condensed consolidated financial information.
3.   Revenue from contracts with customers
(i)
Disaggregated revenue information

For the six months ended 30 June:
	2019	2018
	(Unaudited)	(Unaudited)
Type of goods or services
Healthcare services	1,200,280	984,776
Others	5,253	5,320
Total revenue from contracts with customers	1,205,533	990,096
Timing of revenue recognition:
At a point in time	743,732	618,010
Over time	461,801	372,086
Total revenue from contracts with customers	1,205,533	990,096
4.   Income tax
	For the six months ended 30 June
	2019	2018
	(Unaudited)	(Unaudited)
Current income tax expense	38,588	29,846
Deferred income tax expense expense/(benefit)	2,102	(258)
Total tax charge	40,690	29,588
5.   Property and equipment
During the six months ended 30 June 2019, the Group acquired assets with a cost of RMB59,138 (30 June 2018: RMB266,713).
Assets with a net book value of RMB114 were disposed by the Group during the six months ended 30 June 2019 (30 June 2018: RMB64), resulting in a net loss on disposal of RMB114 (30 June 2018: RMB64).

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO UNAUDITED INTERIM CONSENSED CONSOLIDATED FINANCIAL INFORMATION
(Amounts in thousands of Renminbi (“RMB”) and U.S Dollars (“US$”), except for number of limited partnership interest units and per unit data)

6.   Intangible assets
During the six months ended 30 June 2019, the Group acquired assets with a cost of RMB2,818 (30 June 2018: RMB3,535).
No intangible assets were disposed by the Group during the six months ended 30 June 2019 and 30 June 2018.
7.   Trade receivables
An aging analysis of trade receivables at the end of reporting periods,net of loss allowance is as follows:
	30 June 2019	31 December 2018
	(Unaudited)	(Audited)
Within 3 months	152,548	126,291
3 months – 6 months	23,174	28,915
6 months – 9 months	11,405	14,052
9 months – 1 year	7,195	5,954
1 – 2 years	7,833	4,169
2 – 3 years	1,149	1,746
	203,304	181,127
8.   Related party transactions
Name of Related Parties	Relationship with the Group
TPG Healthy, L.P. (“TPG”)	Limited Partnership interests (“LP interests”) holder
Fosun Industrial Co., Limited (“Fosun”)	LP interests holder
Ample Up Limited (“Ample”)	Affiliate of Fosun
Shanghai Fuji Medical Equipment Co., Limited (“Fuji”)	Affiliate of Fosun
a)
Related party transactions

	For the six months ended 30 June
	2019	2018
	(Unaudited)	(Unaudited)
Purchases of medical equipment from Ample	16,857	660
Purchases of medical services from Fuji	239	75
Management consulting services from TPG and Fosun	1,739	1,653
Advances to senior executives	280	1,031

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO UNAUDITED INTERIM CONSENSED CONSOLIDATED FINANCIAL INFORMATION
(Amounts in thousands of Renminbi (“RMB”) and U.S Dollars (“US$”), except for number of limited partnership interest units and per unit data)

8.   Related party transactions (continued)

b)
Related party balances

	30 June 2019	31 December 2018
	(Unaudited)	(Audited)
Amounts due from related parties:
Senior executives(i)	28,985	28,705
Ample	99	3,965
	29,084	32,670
Amounts due to related parties:
Fuji	1,734	781
Ample	161	1,032
TPG and Fosun	773	728
	2,668	2,541

(i)
The Partnership provided interest bearing advances to senior executives, which will be fully repaid by senior executives upon the completion of the Proposed Transaction (Note 14). Interest income of RMB280 and RMB182, respectively, were recorded as interest income during the six months ended 30 June 2019 and 2018.

All the balances due from related parties as of 30 June 2019 and 31 December 2018 were unsecured, and neither past due nor impaired. The credit quality of due from related parties is assessed by reference to the counterparties’ default history. Based on past experience, the directors of the Partnership are of the opinion that no provision for impairment is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered recoverable for the periods presented.
c)
Compensation of key management personnel of the Group

	For the six months ended 30 June
	2019	2018
	(Unaudited)	(Unaudited)
Short term employee benefits	10,186	8,579
Post-employment benefits	82	53
Share-based compensation expense	7,816	7,411
Total compensation paid to key management personnel	18,084	16,043
For a discussion of payments to be made to key management personnel of the Group in connection with a change in control upon the closing of the Proposed Transaction, see Note 14.
9.   Share-based payments
In April 2019, 117,550 share options and 58,775 restricted share unites (“RSUs”) were granted to employees under the Plan. The exercise price of the options was US$31.20. 50% of the options granted generally vest in five equal installments over a service period, while the remaining 50% of the options vest if and when the Group’s specified performance conditions, including EBITDA targets are met (non-market condition), or if a fixed targeted return on the LP interests is achieved (market condition).

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO UNAUDITED INTERIM CONSENSED CONSOLIDATED FINANCIAL INFORMATION
(Amounts in thousands of Renminbi (“RMB”) and U.S Dollars (“US$”), except for number of limited partnership interest units and per unit data)

9.   Share-based payments (continued)

The RSUs generally vest if and when the Group’s specified performance conditions, including EBITDA targets are met (non-market condition), or if a fixed targeted return on the LP interests is achieved (market condition). The fair value of a RSU is equal to the fair value of the underlying limited partner interests on the date of grant. The fair value of options at grant date is estimated using a binomial pricing model, taking into account the terms and conditions upon which the options were granted.
All options, whether vested or unvested, and RSUs shall expire on the tenth anniversary of their grant date. There is no cash settlement of the options. The following tables list the inputs to the models used for the share options granted under the Plan:
Six months ended 30 June 2019
Expected volatility (%)	36.3
Risk-free interest rate (%)	2.59
Exercise multiple	2.8
Fair value of LP interest unit (US$)	39.84
The weighted average fair value of the options and RSUs granted during the six months ended 30 June 2019 was US$20.63 and US$39.84, respectively. For the six months ended 30 June 2019, the Group has recognised RMB20,872 of share-based payment expense in the statement of profit or loss (30 June 2018: RMB8,871).
10.   Notes to the unaudited interim condensed consolidated statements of cash flows
Major non-cash transactions during the periods presented are as follows:
	For the six months ended 30 June
	2019	2018
	(Unaudited)	(Unaudited)
Purchase of property, equipment, and intangible assets included in accrued expenses and other current liabilities	342,760	13,029
Exercise of employee options included in amounts due from related parties	—	366
11.   Commitments and contingencies
(a)
Capital commitments

Capital expenditures contracted for by the Group at the balance sheet date but not yet paid is as follows:
	30 June 2019	31 December 2018
Property and equipment	508,109	643,175
(b)
Legal proceedings

From time to time, the Group is subject to legal proceedings, investigations and claims incidental to the conduct of our business. The Group is currently not involved in any legal or administrative proceedings that may have a material adverse impact on the Group’s business, financial position or results of operations.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO UNAUDITED INTERIM CONSENSED CONSOLIDATED FINANCIAL INFORMATION
(Amounts in thousands of Renminbi (“RMB”) and U.S Dollars (“US$”), except for number of limited partnership interest units and per unit data)

12.   Financial Instruments by category
The carrying amounts of each of the categories of financial instruments as at the end of the reporting periods are as follows:
Financial assets
	30 June 2019	31 December 2018
	Financial assets at amortized cost	Financial assets at amortized cost
	(Unaudited)	(Audited)
Trade receivables	203,304	181,127
Amounts due from related parties	29,084	32,670
Financial assets included in prepayments and other current assets	9,817	5,888
Restricted cash	24,665	26,622
Cash and cash equivalents	488,676	596,613
	755,546	842,920
Financial liabilities
	30 June 2019	31 December 2018
	Financial liabilities at amortized cost	Financial liabilities at amortized cost
	(Unaudited)	(Audited)
Trade payables	87,241	76,107
Interest-bearing bank borrowings	395,020	407,592
Amounts due to related parties	2,668	2,541
Financial liabilities included in accrued expenses and other current liabilities	491,033	616,526
	975,962	1,102,766
The carrying amount of the long-term interest-bearing borrowings approximates its fair value due to the fact that the related interest rate approximates the interest rates currently offered by financial institutions for similar debt instruments of comparable maturities. The carrying amounts of the Group’s remaining financial instruments approximate their fair values due to the short-term maturities of these instruments.
13.   Approval of the consolidated financial statements
The unaudited interim condensed consolidated financial statements were approved and authorized for issue by the board of directors of Healthy Harmony GP, Inc. on October 25, 2019 (Beijing time).
14.   Events after the reporting period
Proposed Transaction
The board of directors of NFC unanimously approved an agreement, dated as of 30 July 2019, pursuant to which NFC will indirectly acquire substantially all of the issued and outstanding equity interests of the Partnership (the “Proposed Transaction”). Key management personnel of the Group are entitled to a payment amounting to US$2,000 in aggregate promptly after the closing of the Proposed Transaction.

Report of Independent Registered Public Accounting Firm
To the Limited Partnership Interests Holders, and the
Board of Directors of Healthy Harmony GP, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Healthy Harmony Holdings, L.P. and its subsidiaries (the “Group”) as of 31 December 2017 and 2018, the related consolidated statements of profit or loss and other comprehensive income/(loss), changes in equity and cash flows for each of the three years in the period ended 31 December 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group at 31 December 2017 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended 31 December 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young Hua Ming LLP
We have served as the Group’s auditor since 2014.
Beijing, People’s Republic of China
6 September 2019

HEALTHY HARMONY HOLDINGS, L.P.
CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER
COMPREHENSIVE INCOME/(LOSS)
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”))
	Notes	2016	2017	2018
Revenue	4	1,675,360	1,827,880	2,058,779
Operating expenses
Salaries, wages and benefits	5	(939,002)	(1,040,405)	(1,187,738)
Supplies and purchased medical services		(212,638)	(236,557)	(303,579)
Depreciation and amortization		(111,830)	(115,908)	(138,639)
Lease and rental expenses		(87,964)	(151,222)	(201,670)
Impairment of trade receivables	11	(28,031)	(16,571)	(16,329)
Other operating expenses		(204,105)	(223,575)	(287,128)
Income/(loss) from operations		91,790	43,642	(76,304)
Other income and expenses
Finance income	6	1,165	1,862	2,543
Finance costs	6	(10,124)	(13,408)	(19,420)
Foreign exchange (losses)/gains		(20,193)	12,856	(34,190)
Gain on disposal of an associate	16	—	29,618	—
Liquidation of a foreign operation	16	—	—	26,429
Other (loss)/income, net		(2,769)	(6,214)	6,645
Income/(loss) before income tax		59,869	68,356	(94,297)
Income tax expense	7	(62,096)	(66,765)	(59,749)
(Loss)/income for the year		(2,227)	1,591	(154,046)
Attributable to:
Owners of the parent		(2,227)	13,159	(129,998)
Non-controlling interests		—	(11,568)	(24,048)
		(2,227)	1,591	(154,046)
(Loss)/income for the year		(2,227)	1,591	(154,046)
Other comprehensive income/(loss)
Other comprehensive income/(loss) that may be reclassified to profit or loss in subsequent periods, net of tax:
Exchange differences on translation of foreign operations		41,532	(4,008)	24,270
Liquidation of a foreign operation		—	—	(26,429)
Other comprehensive income/(loss) for the year, net of tax		41,532	(4,008)	(2,159)
Total comprehensive income/(loss) for the year		39,305	(2,417)	(156,205)
Attributable to:
Owners of the parent		39,305	9,151	(132,157)
Non-controlling interests		—	(11,568)	(24,048)
		39,305	(2,417)	(156,205)

HEALTHY HARMONY HOLDINGS, L.P.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
As at 31 December 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”), except for number of limited partnership interest units and per unit data)
	Notes	2017	2018
NON-CURRENT ASSETS
Property and equipment	8	1,064,572	1,894,925
Goodwill		1,121,138	1,121,138
Intangible assets	9	1,091,554	1,092,913
Deferred tax assets	15	48,056	55,732
Restricted cash	12	8,418	350
Other non-current assets		80,941	77,444
Total non-current assets		3,414,679	4,242,502
CURRENT ASSETS
Inventories	10	39,821	57,310
Trade receivables	11	161,511	181,127
Amounts due from related parties	16	14,223	32,670
Prepayments and other current assets		36,334	35,968
Restricted cash	12	19,921	26,272
Cash and cash equivalents	12	891,912	596,613
Total current assets		1,163,722	929,960
Total assets		4,578,401	5,172,462
CURRENT LIABILITIES
Trade payables		44,541	76,107
Contract liabilities	4	170,113	262,733
Accrued expenses and other current liabilities	13	269,481	750,230
Amounts due to related parties	16	700	2,541
Tax payable		17,458	21,194
Interest-bearing bank borrowings	14	21,430	20,205
Total current liabilities		523,723	1,133,010
NET CURRENT ASSETS/(LIABILITIES)		639,999	(203,050)
TOTAL ASSETS LESS CURRENT LIABILITIES		4,054,678	4,039,452
NON-CURRENT LIABILITIES
Interest-bearing bank borrowings	14	258,103	387,387
Contract liabilities	4	55,447	39,086
Deferred tax liabilities	15	266,240	264,698
Other non-current liabilities		7,827	8,633
Total non-current liabilities		587,617	699,804
Net assets		3,467,061	3,339,648
EQUITY
Equity attributable to owners of the parent
Partnership capital (Limited partnership interests units, US$1.00 par value; 24,312,502 and 24,444,862 units issued, fully paid and outstanding, respectively, as of 31 December 2017 and 2018)		149,638	150,550
Capital surplus		3,457,440	3,485,320
Foreign currency translation reserves		70,556	68,397
Accumulated deficit		(266,237)	(396,235)
		3,411,397	3,308,032
Non-controlling interests		55,664	31,616
Total equity		3,467,061	3,339,648

HEALTHY HARMONY HOLDINGS, L.P.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”), except for number of limited partnership interest units)
	Limited partnership interests units	Partnership capital	Capital surplus	Foreign currency translation reserves	Accumulated deficit	Total equity
At 1 January 2016	24,145,987	148,550	3,396,224	33,032	(277,169)	3,300,637
Loss for the year	—	—	—	—	(2,227)	(2,227)
Other comprehensive income for the year:
Exchange differences related to foreign operations	—	—	—	41,532	—	41,532
Total comprehensive income/(loss) for the year	—	—	—	41,532	(2,227)	39,305
Recognition of share-based compensation expenses	—	—	33,286	—	—	33,286
Exercise of share-based compensation (Note 17)	1,093	7	36	—	—	43
At 31 December 2016	24,147,080	148,557	3,429,546	74,564	(279,396)	3,373,271

HEALTHY HARMONY HOLDINGS, L.P.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY  (CONTINUED)
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”), except for number of limited partnership interest units)
	Attributable to owners of the parent						Non- controlling interests	Total equity
	Limited partnership interests units	Partnership capital	Capital surplus	Foreign currency translation reserves	Accumulated deficit	Total
At 1 January 2017	24,147,080	148,557	3,429,546	74,564	(279,396)	3,373,271	—	3,373,271
Income/(loss) for the year	—	—	—	—	13,159	13,159	(11,568)	1,591
Other comprehensive loss for the year:
Exchange differences related to foreign operations	—	—	—	(4,008)	—	(4,008)	—	(4,008)
Total comprehensive (loss)/income for the year	—	—	—	(4,008)	13,159	9,151	(11,568)	(2,417)
Capital contributions from a non-controlling shareholder	—	—	—	—	—	—	67,232	67,232
Recognition of share-based compensation expenses	—	—	22,850	—	—	22,850	—	22,850
Exercise of share-based compensation (Note 17, 18)	165,422	1,081	5,044	—	—	6,125	—	6,125
At 31 December 2017	24,312,502	149,638	3,457,440	70,556	(266,237)	3,411,397	55,664	3,467,061
At 1 January 2018	24,312,502	149,638	3,457,440	70,556	(266,237)	3,411,397	55,664	3,467,061
Loss for the year	—	—	—	—	(129,998)	(129,998)	(24,048)	(154,046)
Other comprehensive income/(loss) for the year:
Exchange differences related to foreign operations	—	—	—	24,270	—	24,270	—	24,270
Liquidation of a foreign operation	—	—	—	(26,429)	—	(26,429)	—	(26,429)
Total comprehensive loss for the year	—	—	—	(2,159)	(129,998)	(132,157)	(24,048)	(156,205)
Recognition of share-based compensation expenses	—	—	18,418	—	—	18,418	—	18,418
Exercise of share-based compensation (Note 17, 18)	132,360	912	9,462	—	—	10,374	—	10,374
At 31 December 2018	24,444,862	150,550	3,485,320	68,397	(396,235)	3,308,032	31,616	3,339,648

HEALTHY HARMONY HOLDINGS, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”))
	Notes	2016	2017	2018
Cash flows from operating activities
Profit/(loss) before tax		59,869	68,356	(94,297)
Adjustments for:
Depreciation and amortization	8,9	111,830	115,908	138,639
Loss on disposal of property and equipment and intangible assets	8,9	671	243	355
Impairment of trade receivables	11	28,031	16,571	16,329
Share-based compensation	5,17	33,286	22,850	18,418
Foreign exchange losses/(gains)		20,193	(12,856)	34,190
Liquidation of a foreign operation	16	—	—	(26,429)
Gain on disposal of an associate	16	—	(29,618)	—
Finance income	6	(1,165)	(1,862)	(2,543)
Finance costs	6	10,124	13,408	19,420
Changes in working capital:
Increase in inventories		(3,347)	(9,595)	(17,489)
Increase in trade receivables, prepayments and other current assets		(81,972)	(53,251)	(7,529)
Decrease in restricted cash	12	7,306	10,280	1,717
Decrease/(increase) in amounts due from related parties		122	6,580	(3,742)
Increase in trade payables, contract liabilities, accrued expenses and other current liabilities		84,683	115,880	137,433
(Decrease)/increase in amounts due to related parties		(5,654)	(6,117)	1,841
Changes in other non-current assets and liabilities		1,348	8,236	(1,019)
Interest received		1,185	1,811	2,506
Interest paid		(7,583)	(14,279)	(21,589)
Income tax paid		(47,821)	(61,325)	(65,231)
Net cash flows from operating activities		211,106	191,220	130,980
Cash flows from investing activities
Purchases of property and equipment		(105,584)	(380,298)	(517,924)
Purchases of intangible assets		(6,759)	(4,552)	(12,693)
Proceeds from disposal of an associate, net of transaction costs		—	262,875	—
Amounts due from related parties		—	(7,875)	(4,331)
Net cash flows used in investing activities		(112,343)	(129,850)	(534,948)
Cash flows from financing activities
Proceeds from interest-bearing bank borrowings		—	203,766	126,386
Repayments of interest-bearing bank borrowings		(27,961)	(37,317)	(22,751)
Capital contributions from a non-controlling shareholder		—	67,232	—
Net cash flows (used in)/from financing activities		(27,961)	233,681	103,635
Net increase /(decrease) in cash and cash equivalents		70,802	295,051	(300,333)
Effect of foreign exchange rate changes, net		33,311	(19,619)	5,034
Cash and cash equivalents at 1 January		512,367	616,480	891,912
Cash and cash equivalents at 31 December		616,480	891,912	596,613

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)
1.   General information
Healthy Harmony Holdings, L.P. (the “Partnership”) was established in Cayman Islands on 29 July 2013 as a limited partnership. Its registered office is located at Ugland House, PO Box 309, Grand Cayman, KY1-1104, Cayman Islands. Its sole general partner is Healthy Harmony GP, Inc. The Partnership and its subsidiaries (collectively referred to as the “Group”) operate healthcare facilities and provide healthcare services under the United Family Healthcare (“UFH”) brand in the People’s Republic of China (the “PRC”).
Information about subsidiaries
Particulars of the Partnership’s principal subsidiaries are as follows:
Entity name	Place and date of incorporation	Registered capital	Percentage of equity attributable to the Partnership		Principal activities
			Direct	Indirect
Chindex International, Inc.*	Delaware, U.S. 17 June 2002	—	100%	—	Investment holding
Beijing United Family Health Center Co., Ltd.	PRC, 25 March 1996	US$2,980	—	100%	Healthcare services
Shanghai United Family Hospital, Co., Ltd.	PRC, 17 July 2002	US$4,120	—	100%	Healthcare services
Beijing United Family Hospital Management Co., Ltd.	PRC, 22 October 2002	RMB10,333	—	100%	Healthcare service
Guangzhou United Family Yue Xiu Clinic Co., Ltd.	PRC, 07 October 2008	RMB2,000	—	100%	Healthcare service
Beijing United Family Hospital Co., Ltd.	PRC, 28 July 2010	US$12,400	—	100%	Healthcare services
Tianjin United Family Hospital Co., Ltd.	PRC, 16 December 2010	US$6,000	—	100%	Healthcare services
Beijing United Family Rehabilitation Hospital Co., Ltd.	PRC, 14 February 2012	US$12,000	—	100%	Healthcare services
Qingdao United Family Hospital Co., Ltd.	PRC, 24 December 2013	US$9,600	—	100%	Healthcare services
Guangzhou United Family Hospital Co., Ltd.	PRC, 27 September 2016	US$40,000	—	100%	Healthcare service
Shanghai United Family Xincheng Hospital Co., Ltd.	PRC, 14 November 2016	US$33,000	—	70%	Healthcare service
*
Chindex International, Inc.’s investments comprise of investments in wholly owned subsidiaries, which operate healthcare facilities and provide healthcare services under the UFH brand in the PRC.

2.   Basis of preparation and significant accounting policies
The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all periods presented, unless otherwise stated.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)

2.1   Basis of preparation
These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”), which comprise all standards and interpretations approved by the International Accounting Standards Board (“IASB”). All IFRSs effective for the accounting period commencing from 1 January 2018 including IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments, together with the relevant transitional provisions, have been consistently applied by the Group in the preparation of the financial statements throughout the periods presented.
These financial statements have been prepared under the historical cost convention. They are presented in Renminbi (“RMB”) and all values are rounded to the nearest thousand, unless otherwise stated.
Basis of consolidation
The consolidated financial statements include the financial statements of the Partnership and its subsidiaries for the years ended 31 December 2016, 2017 and 2018. A subsidiary is an entity, directly or indirectly, controlled by the Partnership. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee (i.e., existing rights that give the Group the current ability to direct the relevant activities of the investee).
When the Partnership has, directly or indirectly, less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:
(a)
the contractual arrangement with the other vote holders of the investee;

(b)
rights arising from other contractual arrangements; and

(c)
the Group’s voting rights and potential voting rights.

The financial statements of the subsidiaries are prepared for the same reporting period as the Partnership, using consistent accounting policies. The results of subsidiaries are consolidated from the date on which the Group obtains control, and continue to be consolidated until the date that such control ceases.
Profit or loss and each component of other comprehensive income (“OCI”) are attributed to the owners of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.
The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control described above. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. The Group did not lose control over a subsidiary during the periods presented.
If the Group loses control over a subsidiary, it derecognizes (i) the assets (including goodwill) and liabilities of the subsidiary, (ii) the carrying amount of any non-controlling interest and (iii) the cumulative translation differences recorded in equity; and recognizes (i) the fair value of the consideration received, (ii) the fair value of any investment retained and (iii) any resulting surplus or deficit in profit or loss. The Group’s share of components previously recognized in OCI is reclassified to profit or loss or retained profits, as appropriate, on the same basis as would be required if the Group had directly disposed of the related assets or liabilities.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)
2.1   Basis of preparation (continued)

Going concern
As at 31 December 2018, the Group had net current liabilities amounting to RMB203,050. In preparing the financial statements, the directors of the Partnership have conducted an assessment over the Group’s going concern ability based on the current financial situation.
As part of the going concern assessment, the directors of the Partnership also evaluated the impact of the Proposed Transaction (Note 23), where New Frontier Corporation (“NFC”), a U.S. listed special purpose acquisition company, will indirectly acquire substantially all of the issued and outstanding equity interests of the Partnership (“Change in Control Event”). In accordance with the International Finance Corporation (“IFC”) loan agreement, the outstanding IFC loan amounting to RMB387,387 as of 31 December 2018 (“IFC Loan”) may be payable on demand upon the completion of the Change in Control Event. The Change in Control Event is subject to the approval of NFC’s shareholders and is expected to occur in the fourth quarter of the year ended 31 December 2019, which is subsequent to the issuance of the consolidated financial statements.
The directors of the Partnership have considered the Group’s available sources of funds as follows:
•
The Group’s expected net cash inflows from operating activities in 2019;

•
Other available sources of financing from banks and other financial institutions given the Group’s past experience and good credit standing; and

•
On 19 July 2019, NFC executed a binding financial support letter to provide US$100,000 (equivalent to approximately RMB686,000) to the Group upon the closing of the Proposed Transaction (the “Closing”), which will not be repayable or due to any creditor within 12 months of the Closing.

Based on the above, the directors of the Partnership believe that the Group has adequate resources to continue operations for the foreseeable future of not less than 12 months from 31 December 2018. The directors of the Partnership therefore are of the opinion that it is appropriate to adopt the going concern basis in preparing the consolidated financial statements.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)

2.2   Standards issued but not yet effective
The Group has not applied the following new and revised IFRSs, that have been issued but are not yet effective, in these financial statements.
Amendments to IFRS 3	Definition of a Business(2)
Amendments to IFRS 9	Prepayment Features with Negative Compensation(1)
Amendments to IFRS 10 and IAS 28 (2011)	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture(4)
IFRS 16	Leases(1)
IFRS 17	Insurance Contracts(3)
Amendments to IAS 1 and IAS 8	Definition of Material(2)
Amendments to IAS 19	Plan Amendment, Curtailment or Settlement(1)
Amendments to IAS 28	Long-term interests in associates and joint ventures(1)
IFRIC-Int 23	Uncertainty over Income Tax Treatment(1)
Annual Improvements 2015 – 2017 Cycle (issued in December 2017)	Amendments to IFRS 3, IFRS 11, IAS 12 and IAS 23(1)

(1)
Effective for annual periods beginning on or after 1 January 2019

(2)
Effective for annual periods beginning on or after 1 January 2020

(3)
Effective for annual periods beginning on or after 1 January 2021

(4)
No mandatory effective date yet determined but available for adoption

Further information about those IFRSs that are expected to be applicable to the Group is described below.
Amendments to IFRS 3 clarify and provide additional guidance on the definition of a business. The amendments clarify that for an integrated set of activities and assets to be considered a business, it must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output. A business can exist without including all of the inputs and processes needed to create outputs. The amendments remove the assessment of whether market participants are capable of acquiring the business and continue to produce outputs. Instead, the focus is on whether acquired inputs and acquired substantive processes together significantly contribute to the ability to create outputs. The amendments have also narrowed the definition of outputs to focus on goods or services provided to customers, investment income or other income from ordinary activities. Furthermore, the amendments provide guidance to assess whether an acquired process is substantive and introduce an optional fair value concentration test to permit a simplified assessment of whether an acquired set of activities and assets is not a business. The Group expects to adopt the amendments prospectively from 1 January 2020. The amendments are not expected to have any significant impact on the Group’s consolidated financial statements.
Under IFRS 9, a debt instrument can be measured at amortized cost or at fair value through OCI, provided that the contractual cash flows are ‘solely payments of principal and interest on the principal amount outstanding’ (the “SPPI” criterion) and the instrument is held within the appropriate business model for that classification. The amendments to IFRS 9 clarify that a financial asset passes the SPPI

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)
2.2   Standards issued but not yet effective (continued)

criterion regardless of the event or circumstance that causes the early termination of the contract and irrespective of which party pays or receives reasonable compensation for the early termination of the contract. The amendments should be applied retrospectively and are effective from 1 January 2019, with earlier application permitted. These amendments have no impact on the Group’s consolidated financial statements.
Amendments to IFRS 10 and IAS 28 address an inconsistency between the requirements in IFRS 10 and in IAS 28 in dealing with the sale or contribution of assets between an investor and its associate or joint venture. The amendments require a full recognition of a gain or loss when the sale or contribution of assets between an investor and its associate or joint venture constitutes a business. For a transaction involving assets that do not constitute a business, a gain or loss resulting from the transaction is recognized in the investor’s profit or loss only to the extent of the unrelated investor’s interest in that associate or joint venture. The amendments are to be applied prospectively. The previous mandatory effective date of amendments to IFRS 10 and IAS 28 was removed by the IASB in January 2016 and a new mandatory effective date will be determined after the completion of a broader review of accounting for associates and joint ventures. However, the amendments are available for adoption now. The amendments are not expected to have any significant impact on the Group’s consolidated financial statements.
IFRS 16 replaces IAS 17 Leases, IFRIC-Int 4 Determining whether an Arrangement contains a Lease, SIC-Int 15 Operating Leases — Incentives and SIC-Int 27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to recognize assets and liabilities for most leases. The standard includes two elective recognition exemptions for lessees — leases of low-value assets and short-term leases. At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). The right-of-use asset is subsequently measured at cost less accumulated depreciation and any impairment losses unless the right-of-use asset meets the definition of investment property in IAS 40, or relates to a class of property and equipment to which the revaluation model is applied. The lease liability is subsequently increased to reflect the interest on the lease liability and reduced for the lease payments. Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessees will also be required to remeasure the lease liability upon the occurrence of certain events, such as change in the lease term and change in future lease payments resulting from a change in an index or rate used to determine those payments. Lessees will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset. Lessor accounting under IFRS 16 is substantially unchanged from the accounting under IAS 17. Lessors will continue to classify all leases using the same classification principle as in IAS 17 and distinguish between operating leases and finance leases. IFRS 16 requires lessees and lessors to make more extensive disclosures than under IAS 17. Lessees can choose to apply the standard using either a full retrospective or a modified retrospective approach.
The Group plans to adopt the modified retrospective approach to recognize the cumulative effect of initial adoption as an adjustment to the opening balance of accumulated deficit at 1 January 2019 and will not restate the comparatives. The Group will measure the lease liability at the present value of the remaining lease payments, discounted using the Group’s incremental borrowing rate at the date of initial application. The right-of-use asset will be measured at the amount of the lease liability, adjusted by the amount of any prepaid or accrued lease payments relating to the lease recognized in the statement of financial position immediately before the date of initial application. The Group plans to use the exemptions allowed by the standard on lease contracts whose lease terms end within 12 months as of the date of initial application.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)
2.2   Standards issued but not yet effective (continued)

As disclosed in Note 19 to the consolidated financial statements, the Group’s total future minimum lease commitments under non-cancellable operating leases as of 31 December 2017 and 2018 was approximately RMB2,788,142 and RMB2,642,605, respectively. The Group is in the process of finalising their analysis on the impact of adoption of IFRS 16 and expects that a majority of these lease commitments will be recognized as right-of-use assets and lease liabilities in the consolidated statements of financial position. In addition, the depreciation and interest expenses recognized under IFRS 16 for the year ended 31 December 2019 is estimated to be higher than the lease and rental expenses recognized under IAS 17 historically because more lease contracts were entered into in recent years.
Amendments to IAS 1 and IAS 8 provide a new definition of material. The new definition states that information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements. The amendments clarify that materiality will depend on the nature or magnitude of information. A misstatement of information is material if it could reasonably be expected to influence decisions made by the primary users. The Group expects to adopt the amendments prospectively from 1 January 2020. The amendments are not expected to have any significant impact on the Group’s consolidated financial statements.
Amendments to IAS 28 clarify that the scope exclusion of IFRS 9 only includes interests in an associate or joint venture to which the equity method is applied and does not include long-term interests that in substance form part of the net investment in the associate or joint venture, to which the equity method has not been applied. Therefore, an entity applies IFRS 9, rather than IAS 28, including the impairment requirements under IFRS 9, in accounting for such long-term interests. IAS 28 is then applied to the net investment, which includes the long-term interests, only in the context of recognising losses of an associate or joint venture and impairment of the net investment in the associate or joint venture. The Group expects to adopt the amendments on 1 January 2019 and will assess its business model for such long-term interests based on the facts and circumstances that exist on 1 January 2019 using the transitional requirements in the amendments. The amendments are not expected to have any impact on the Group’s consolidated financial statements.
IFRIC-Int 23 addresses the accounting for income taxes (current and deferred) when tax treatments involve uncertainty that affects the application of IAS 12 (often referred to as “uncertain tax positions”). The interpretation does not apply to taxes or levies outside the scope of IAS 12, nor does it specifically include requirements relating to interest and penalties associated with uncertain tax treatments. The interpretation specifically addresses (i) whether an entity considers uncertain tax treatments separately; (ii) the assumptions an entity makes about the examination of tax treatments by taxation authorities; (iii) how an entity determines taxable profits or tax losses, tax bases, unused tax losses, unused tax credits and tax rates; and (iv) how an entity considers changes in facts and circumstances. The interpretation is to be applied retrospectively, either fully retrospectively without the use of hindsight or retrospectively with the cumulative effect of application as an adjustment to the opening equity at the date of initial application, without the restatement of comparative information. The Group expects to adopt the interpretation from 1 January 2019. The interpretation is not expected to have any significant impact on the Group’s consolidated financial statements.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)

2.3   Summary of significant accounting policies
Business combinations and goodwill
Business combinations are accounted for using the acquisition method. The consideration transferred is measured at the acquisition date fair value which is the sum of the acquisition date fair values of assets transferred by the Group, liabilities assumed by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are expensed as incurred.
When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.
Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred over the identifiable net assets acquired and liabilities assumed.
After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units (“CGU”), or groups of CGUs, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units.
Impairment is determined by assessing the recoverable amount of the CGU (group of CGUs) to which the goodwill relates. Where the recoverable amount of the CGU (group of CGUs) is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period.
Where goodwill has been allocated to a CGU (or group of CGUs) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on the disposal. Goodwill disposed of in these circumstances is measured based on the relative value of the operation disposed of and the portion of the CGU retained.
Intangible assets
Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is the fair value at the date of acquisition. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are subsequently amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at each financial year end.
Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the statement of profit or loss.
Intangible assets with indefinite useful lives are tested for impairment annually either individually and at other times when any impairment indicator exists or at the CGU level. Such intangible assets are not amortized. The useful life of an intangible asset with an indefinite life is reviewed annually to determine

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)
2.3   Summary of significant accounting policies (continued)
Intangible assets (continued)

whether the indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.
Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statement of profit or loss when the asset is derecognized.
Brand
Brand acquired in a business combination was recognized at fair value at the acquisition date. The brand has an indefinite useful life and is carried at cost less accumulated impairment.
Contracts with insurers
Contracts with insurers acquired in a business combination were recognized at fair value at the acquisition date. The contracts with insurers have a finite useful life of 15 years and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method over the expected life of the contracts with insurers.
Software
Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use specific software. These costs are amortized over their estimated useful lives, which do not exceed 10 years. Costs associated with maintaining computer software programmes are recognized as an expense as incurred.
Property and equipment
Property and equipment, other than construction in progress, are stated at cost less accumulated depreciation and any impairment losses. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditure incurred after items of property and equipment have been put into operation, such as repairs and maintenance, is normally charged to the statement of profit or loss in the period in which it is incurred. In situations where the recognition criteria are satisfied, the expenditure for a major inspection is capitalized in the carrying amount of the asset as a replacement. Where significant parts of property and equipment are required to be replaced at intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciates them accordingly.
Depreciation is calculated on a straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. The principal estimated useful lives used for this purpose are as follows:
– Medical equipment	10 years
– Office equipment	3 years
– Furniture and vehicles	4 – 5 years
– Leasehold improvements	Shorter of the lease term or the assets’ useful life

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)
2.3   Summary of significant accounting policies (continued)
Property and equipment (continued)

Residual values, useful lives and the depreciation method are reviewed, and adjusted if appropriate, at least at each financial year end. An item of property and equipment including any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss on disposal or retirement recognized in the statement of profit or loss in the year the asset is derecognized is the difference between the net sales proceeds and the carrying amount of the relevant asset.
Construction in progress (“CIP”) represents leasehold improvements under construction and equipment pending for installation, and is stated at cost less any impairment losses. Cost comprises construction expenditures, other expenditures necessary for the purpose of preparing the CIP for its intended use and those borrowing costs incurred before the asset is ready for its intended use that is eligible for capitalization. CIP is transferred to property and equipment when the CIP is ready for its intended use.
Impairment of non-financial assets
Where an indication of impairment exists, or when annual impairment testing for an asset is required (other than inventories and financial assets), the asset’s recoverable amount is estimated. An asset’s recoverable amount is the higher of the asset’s or CGU’s value in use and its fair value less costs of disposal, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the CGU to which the asset belongs. An impairment loss is recognized only if the carrying amount of an asset exceeds its recoverable amount. The Group bases its impairment calculation on detailed budgets and forecast calculations, which are presented separately for each of the Group’s CGUs to which individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. A long-term growth rate is calculated and applied to project future cash flows after the fifth year. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is charged to the statement of profit or loss in the period in which it arises.
For assets except for goodwill and indefinite lived intangible assets, an assessment is made at the end of each reporting period as to whether there is an indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the recoverable amount of the asset or CGU is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the recoverable amount of that asset, but not to an amount higher than the carrying amount that would have been determined (net of any depreciation/amortization) had no impairment loss been recognized for the asset in prior years. A reversal of such an impairment loss is credited to the statement of profit or loss in the period in which it arises.
Related parties
A party is considered to be related to the Group if:
(a)
the party is a person or a close member of that person’s family and that person

(i)
has control or joint control over the Group;

(ii)
has significant influence over the Group; or

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)
2.3   Summary of significant accounting policies (continued)
Related parties (continued)

(iii)
is a member of the key management personnel of the Group or of a parent of the Group;

or
(b)
the party is an entity where any of the following conditions applies:

(i)
the entity and the Group are members of the same group;

(ii)
one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);

(iii)
the entity and the Group are joint ventures of the same third party;

(iv)
one entity is a joint venture of a third entity and the other entity is an associate of the third entity;

(v)
the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group;

(vi)
the entity is controlled or jointly controlled by a person identified in (a);

(vii)
a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and

(viii)
the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the parent of the Group.

Leases
Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Where the Group is the lessee, rentals payable under operating leases net of any incentives received from the lessor are charged to the statement of profit or loss on the straight-line basis over the lease terms.
Financial assets
Initial recognition and measurement
Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through OCI, and fair value through profit or loss.
The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient of not adjusting the effect of a significant financing component, the Group initially measures a financial asset at its fair value, plus in the case of a financial asset not at fair value through profit or loss, transaction costs. The Group’s trade receivables do not contain a significant financing component. Trade receivables are measured at the transaction price determined under IFRS 15 in accordance with the policies set out for “Revenue from contracts with customers” below.
In order for a financial asset to be classified and measured at amortized cost or fair value through OCI, it needs to give rise to cash flows that are SPPI on the principal amount outstanding.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)
2.3   Summary of significant accounting policies (continued)
Financial assets (continued)

The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.
Subsequent measurement
The subsequent measurement of financial assets depends on their classification as follows:
Financial assets at amortized cost
The Group measures financial assets at amortized cost if both of the following conditions are met:
•
The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows.

•
The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets at amortized cost are subsequently measured using the effective interest (“EIR”) method and are subject to impairment. Gains and losses are recognized in the statement of profit or loss when the asset is derecognized, modified or impaired.
The Group’s financial assets at amortized cost includes trade and other receivables, amounts due from related parties, restricted cash and cash and cash equivalents.
Derecognition
A financial asset is primarily derecognized (i.e., removed from the Group’s consolidated statement of financial position) when:
•
the rights to receive cash flows from the asset have expired; or

•
the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Impairment
The Group recognizes an allowance for expected credit loss (“ECL”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.
Simplified approach
For trade receivables and amounts due from related parties, the Group applies the simplified approach in calculating ECLs. Under the simplified approach, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)
2.3   Summary of significant accounting policies (continued)
Financial assets (continued)

established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.
Trade receivables
Trade receivables represents the Group’s right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due) for goods sold or services performed in the ordinary course of business. If collection of these receivables is expected in one year or less (or in the normal operating cycle of the business if longer), they are classified as current assets.
Cash and cash equivalents
For the purpose of the consolidated statements of cash flows and the consolidated statements of financial position, cash and cash equivalents comprise of cash on hand and at banks.
Interest income
Interest income is recognized on an accrual basis using the effective interest method by applying the rate that exactly discounts the estimated future cash receipts over the expected life of the financial instrument or a shorter period, when appropriate, to the net carrying amount of the financial asset.
Financial liabilities
Initial recognition and measurement
Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.
All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Group’s financial liabilities include trade payables, amounts due to related parties, interest-bearing bank borrowings and other financial liabilities.
Subsequent measurement
The subsequent measurement of financial liabilities depends on their classification as follows:
Loans and borrowings
After initial recognition, interest-bearing bank borrowings are subsequently measured at amortized cost, using the EIR method unless the effect of discounting would be immaterial, in which case they are stated at cost. Gains and losses are recognized in the statement of profit or loss when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the statement of profit or loss.
Interest-bearing bank borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the end of the reporting period.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)
2.3   Summary of significant accounting policies (continued)
Financial liabilities (continued)

Derecognition
A financial liability is derecognized when the obligation under the liability is discharged or cancelled, or expires.
When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and a recognition of a new liability, and the difference between the respective carrying amounts is recognized in the statement of profit or loss.
Offsetting of financial instruments
Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.
Inventories
Inventories comprise of finished goods. Inventories are stated at the lower of cost and net realizable value. Cost is determined using the weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business, less any estimated costs to be incurred to disposal.
Revenue from contracts with customers
Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. A performance obligation represents a good and service (or a bundle of goods or services) that is distinct or a series of distinct goods or services that are substantially the same.
Income tax
Income tax comprises current and deferred tax. Income tax relating to items recognized outside profit or loss is recognized outside profit or loss, either in OCI or directly in equity. Current tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates.
Deferred tax is provided, using the liability method, on all temporary differences at the end of the reporting period between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.
Deferred tax liabilities are recognized for all taxable temporary differences, except:
•
when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)
2.3   Summary of significant accounting policies (continued)
Income tax (continued)

•
in respect of taxable temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, the carryforward of unused tax credits and unused tax losses can be utilised, except:
•
when the deferred tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•
in respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are only recognized to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognized deferred tax assets are reassessed at the end of each reporting period and are recognized to the extent that it has become probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be recovered.
Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.
Deferred tax assets and deferred tax liabilities are offset if and only if the Group has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.
Contract liabilities
A contract liability is the obligation to transfer goods or services to a customer for which the Group has received a consideration (or an amount of consideration that is due) from the customer. If a customer pays the consideration before the Group transfers goods or services to the customer, a contract liability is recognized when the payment is made or the payment is due (whichever is earlier). Contract liabilities are recognized as revenue when the Group performs obligations under the contract.
Trade payables
Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Trade payables are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)
2.3   Summary of significant accounting policies (continued)
Trade payables (continued)

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the EIR.
Borrowing costs
Borrowing costs directly attributable to the acquisition, construction of qualifying assets, i.e., assets that necessarily take a substantial period of time to get ready for their intended use or sale, are capitalized as part of the cost of those assets. The capitalization of such borrowing costs ceases when the assets are substantially ready for their intended use or sale. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs capitalized. All other borrowing costs are expensed in the period in which they are incurred. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.
Dividend distribution
No dividend was paid or proposed during the periods presented, nor has any dividend been proposed since the end of the reporting period.
Share-based payments
The Group operates a share-based compensation scheme for the purpose of providing incentives and rewards to eligible participants who contribute to the success of the Group’s operations. Employees (including directors) of the Group receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments (“equity-settled transactions”).
The cost of equity-settled transactions with employees is measured by reference to the fair value at the date at which they are granted. The fair value is determined by an external valuer using a binomial model, further details of which are given in Note 17 to the financial statements.
The cost of equity-settled transactions is recognized in employee benefit expense, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the statement of profit or loss for a period represents the movement in the cumulative expense recognized as at the beginning and end of that period.
Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)
2.3   Summary of significant accounting policies (continued)
Share-based payments (continued)

No expense is recognized for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.
Defined contribution plan
All eligible employees of the Group are entitled to staff welfare benefits including housing funds and social insurance through a PRC government-mandated multi-employer defined contribution plan. The Group is required to accrue for these benefits based on certain percentages of the qualified employees’ salaries. The Group is required to make contributions to the plans out of the amounts accrued. The PRC government is responsible for the medical benefits and the pension liability to be paid to these employees and the Group’s obligations are limited to the amounts contributed. The Group has no further payment obligations once the contributions have been paid. The Group recorded employee benefit expenses of RMB155,803, RMB174,582 and RMB200,970 for the year ended 31 December 2016, 2017 and 2018, respectively.
Operating segment information
The Group is principally engaged in the healthcare service business.
IFRS 8 Operating Segments requires operating segments to be identified on the basis of internal reporting about components of the Group that are regularly reviewed by the chief operating decision-maker in order to allocate resources to segments and to assess their performance. The information reported to the board of directors of the Partnership, which has been identified as the chief operating decision-maker, for the purpose of resource allocation and assessment of performance does not contain discrete operating segment financial information and the board of directors reviews the financial results of the Group as a whole. Therefore, no further information about the operating segment is presented.
Geographical information
During the periods presented, the Group operated within one geographical segment because all of its revenue was generated in the PRC and all of its long-term assets/capital expenditure were located/incurred in the PRC. Accordingly, no geographical segment information is presented.
Information about major customers
No revenue from services provided to a single customer amounted to 10% or more of the total revenue of the Group during the periods presented.
Foreign currencies
These consolidated financial statements are presented in RMB because the Group’s principal operations are carried out in the PRC. The Partnership’s functional currency is United States dollars (“USD”). Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. The Group uses the direct method of consolidation and on disposal of a foreign operation, the gain or loss that is reclassified to profit or loss reflects the amount that arises from using this method.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

2.   Basis of preparation and significant accounting policies (continued)
2.3   Summary of significant accounting policies (continued)
Foreign currencies (continued)

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognized in profit or loss. Tax charges and credits attributable to exchange differences on those monetary items are also recognized in OCI. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was measured. The gain or loss arising on translation of a non-monetary item measured at fair value is treated in line with the recognition of the gain or loss on change in fair value of the item (i.e., translation difference on the item whose fair value gain or loss is recognized in OCI or profit or loss is also recognized in OCI or profit or loss, respectively).
In determining the spot exchange rate to use on initial recognition of the related asset, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which the Group initially recognizes the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of advance consideration.
On consolidation, the assets and liabilities of foreign operations are translated into RMB at the rate of exchange prevailing at the reporting date and their statements of profit or loss are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognized in OCI. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is recognized in the statement of profit or loss.
Provision
A provision is recognized when a present obligation (legal or constructive) has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation. When the effect of discounting is material, the amount recognized for a provision is the present value at the end of the reporting period of the future expenditures expected to be required to settle the obligation. The increase in the discounted present value amount arising from the passage of time is included in finance costs in the statement of profit or loss.
3.   Critical accounting judgements and estimates
The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amounts of the assets or liabilities affected in the future.
The key assumptions concerning the future and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

3.   Critical accounting judgements and estimates (continued)

(a)
Impairment of non-financial assets — recoverable amount

In accordance with the Group’s accounting policy, each asset or CGU is evaluated in every reporting period to determine whether there are any indications of impairment. If any such indication exists, an estimate of the net recoverable amount is performed and an impairment loss is recognized to the extent that the carrying amount exceeds the recoverable amount. The recoverable amount of an asset or CGU of assets is measured at the higher of fair value less costs of disposal and value in use.
A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.
Value in use is generally determined as the present value of the estimated future cash flows of those expected to arise from the continued use of the asset in its present form and its eventual disposal. Present values are determined using a risk-adjusted pre-tax discount rate appropriate to the risks inherent in the asset. Future cash flow estimates are based on expected sales volumes, selling prices (considering current and historical prices, price trends and related factors) and operating costs. This policy requires management to make these estimates and assumptions which are subject to risk and uncertainty; hence, there is a possibility that changes in circumstances will alter these projections, which may impact the net recoverable amounts of the assets. In such circumstances, some or all of the carrying value of the assets may be impaired and the impairment would be charged against profit or loss. The key assumptions used to determine the recoverable amount are disclosed and further explained in Notes 8 and 9.
(b)
Deferred tax assets

Deferred tax assets are recognized for unused tax losses and deductible temporary differences, such as the provision for impairment of receivables and accruals of expenses not yet deductible for tax purposes, to the extent that it is probable that taxable profits will be available against which the losses and deductible temporary difference can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies.
The Group has unused tax losses relating to certain subsidiaries that have a history of losses. These subsidiaries neither have any taxable temporary difference nor any tax planning opportunities available that could partly support the recognition of these losses as deferred tax assets. On this basis, the Group has determined that it cannot recognize deferred tax assets for unused tax losses relating to these loss-making subsidiaries.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

4.   Revenue from contracts with customers
(i)
Disaggregated revenue information

For the years ended 31 December:
	2016	2017	2018
Type of goods or services
Healthcare services	1,668,573	1,822,065	2,045,013
Others	6,787	5,815	13,766
Total revenue from contracts with customers	1,675,360	1,827,880	2,058,779
Timing of revenue recognition:
At a point in time	992,071	1,093,043	1,275,375
Over time	683,289	734,837	783,404
Total revenue from contracts with customers	1,675,360	1,827,880	2,058,779
Movement of contract liabilities is as follows:
	2017	2018
At the beginning of year	159,696	225,560
Revenue recognized that was included in the contract liabilities at the beginning of the year	(122,892)	(170,113)
Increases due to cash received, excluding amounts recognized as revenue during the year	188,756	246,372
At the end of year	225,560	301,819
There was no revenue recognized during the periods presented relating to performance obligations satisfied in previous periods.
Contract liabilities represent short-term advances received from customers for healthcare services. The increase in contract liabilities in 2017 and 2018 is a result of the increase in advances received from the Group’s customers during the year.
(ii)
Performance obligations

Information about the Group’s performance obligations is summarised below:
Healthcare services
Revenues are recognized when the Group’s obligation to provide healthcare services is satisfied. The contractual relationships with patients, in majority of the cases, also involve a third-party insurance company payor.
For inpatient services, the patients receive treatments that include various components that are all highly interdependent, and therefore, are regarded as one performance obligation. The performance obligation is satisfied over time as the patient simultaneously receives and consumes the benefits of the inpatient services provided. The Group has a right to consideration from its patients in an amount that corresponds directly with the value to the patient of the Group’s performance completed to date (calculated based on fixed pre-determined treatment prescriptions). Therefore, revenue for inpatient services are recognized in the amount to which the Group has a right to invoice on a daily basis.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

4.   Revenue from contracts with customers (continued)
(ii)
Performance obligations (continued)

Healthcare services (continued)
Revenue for outpatient services is recognized at a point in time because the performance obligations are generally satisfied over a period of less than one day.
Others
Revenue from goods such as gift shop merchandise, and food and beverage items are recognized at a point in time, generally upon delivery of the goods to the customer. Revenue from services such as hospital management consulting and training services, and matron services is recognized on a straight-line basis because the customer simultaneously receives and consumes the benefits provided by the Group evenly throughout the performance period.
The transaction price allocated to the remaining performance obligations (unsatisfied or partially unsatisfied) as at 31 December 2017 and 2018 are as follows:
	2017	2018
Within one year	170,113	262,733
More than one year	55,447	39,086
	225,560	301,819
The performance obligations expected to be recognized in more than one year relate to rendering of treatment packages that are to be satisfied within three years. All the other remaining performance obligations are satisfied in one year or less at the end of each year.
5.   Salaries, wages and benefits
	2016	2017	2018
Salaries, wages, bonus, and allowances	719,081	800,281	923,782
Housing funds	61,458	64,953	71,632
Social insurance expenses	94,345	109,629	129,338
Welfare and other expenses	30,832	42,692	44,568
Share-based compensation (Note 17)	33,286	22,850	18,418
	939,002	1,040,405	1,187,738

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

6.   Finance income and costs
An analysis of finance income and costs is as follows:
	2016	2017	2018
Finance costs:
Interest expense	9,905	15,606	27,928
Others	219	45	—
	10,124	15,651	27,928
Less: interest capitalized	—	(2,243)	(8,508)
	10,124	13,408	19,420
Finance income:
Interest income	1,165	1,862	2,543
Finance costs, net	8,959	11,546	16,877
7.   Income tax
The Group is subject to income tax on an entity basis on profits arising in or derived from the tax jurisdictions in which members of the Group are domiciled and operate.
Pursuant to the rules and regulations of the Cayman Islands, the Partnership is not subject to any income tax.
As a result of the United States (“U.S.”) tax regulations amendments, the federal statutory income tax rate for the Group’s U.S. subsidiary is 35%, 35% and 21%, for the year ended 31 December 2016, 2017 and 2018, respectively. Dividends payable by the Group’s U.S. subsidiary, to non-U.S. resident enterprises shall be subject to 30% withholding tax.
Taxes on profits assessable in the PRC have been calculated at the prevailing tax rates, based on existing legislation, interpretations and practices in respect thereof. Pursuant to the PRC Enterprise Income Tax (“EIT”) Law effective on 1 January 2008, the PRC corporate income tax rate of the Group’s subsidiaries operating in the PRC for the periods presented is 25% on their taxable profits. Dividends, interests, rent or royalties payable by the Group’s PRC entities, to non-PRC resident enterprises, and proceeds from any such non-resident enterprise investor’s disposition of assets (after deducting the net value of such assets) shall be subject to 10% EIT, namely withholding tax, unless the respective non-PRC resident enterprise’s jurisdiction of incorporation has a tax treaty or arrangements with the PRC that provides for a reduced withholding tax rate or an exemption from withholding tax.
	2016	2017	2018
Current income tax expense
Charge for the year	49,597	68,033	68,918
(Over)/under-provision in prior period	(8)	(72)	49
Deferred tax expense/(benefit)	12,507	(1,196)	(9,218)
	62,096	66,765	59,749

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

7.   Income tax (continued)

A reconciliation of the tax expense applicable to profit before tax at the statutory rates for the jurisdictions in which the majority of the Group’s subsidiaries are domiciled to the tax expense at the effective tax rates, and a reconciliation of the applicable rates (i.e., the statutory tax rates) to the effective tax rates, are as follows:
	2016	2017	2018
Profit/(loss) before tax	59,869	68,356	(94,297)
Tax expense calculated at the statutory tax rate of 25%	14,967	17,089	(23,574)
Effect of differing tax rates in different jurisdictions	10,269	283	986
Non-taxable income	(1,575)	(1,735)	(2,221)
Non-deductible expenses	8,921	15,669	14,675
Utilization of previously unrecognized tax losses	(3,134)	(47,588)	(5,872)
Utilization of previously unrecognized deductible temporary differences	(832)	(2,309)	(567)
Unrecognized deductible temporary differences	8,581	199	21,870
Unrecognized tax losses for the year	24,050	32,827	55,463
Adjustments in respect of current tax of the previous period	(8)	(72)	49
Effect of U.S. Tax Cut and Jobs Act (“TCJA”) transition tax*	—	45,907	—
Effect of non-U.S. operations*	—	—	(1,834)
PRC withholding tax	857	6,495	774
Income tax expense	62,096	66,765	59,749

*
Due to enactment of the TCJA in December 2017, there is a one-time mandatory transition tax impact on accumulated non-U.S. operations recognized during 2017. For subsequent periods, the current year tax impact of non-U.S. operations will be recognized in the respective current year period.

8.   Property and equipment
	Leasehold improvements	Medical equipment	Office equipment	Furniture and vehicles	CIP	Total
At 1 January 2017
Cost	788,154	398,925	52,224	20,250	16,961	1,276,514
Accumulated depreciation	(266,918)	(149,739)	(35,138)	(12,134)	—	(463,929)
Net carrying amount	521,236	249,186	17,086	8,116	16,961	812,585
At 1 January 2017, net of accumulated depreciation	521,236	249,186	17,086	8,116	16,961	812,585
Additions	22,537	40,358	11,509	4,474	278,533	357,411
Transfers	150	—	—	—	(150)	—
Disposals	—	(155)	(48)	(40)	—	(243)
Depreciation	(53,489)	(38,138)	(9,914)	(3,640)	—	(105,181)
At 31 December 2017, net of accumulated depreciation	490,434	251,251	18,633	8,910	295,344	1,064,572

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

8.   Property and equipment (continued)

	Leasehold improvements	Medical equipment	Office equipment	Furniture and vehicles	CIP	Total
At 31 December 2017 and 1 January 2018
Cost	801,344	437,778	62,815	23,994	295,344	1,621,275
Accumulated depreciation	(310,910)	(186,527)	(44,182)	(15,084)	—	(556,703)
Net carrying amount	490,434	251,251	18,633	8,910	295,344	1,064,572
At 31 December 2017 and 1 January 2018, net of accumulated depreciation	490,434	251,251	18,633	8,910	295,344	1,064,572
Additions	66,538	182,612	34,163	7,999	666,701	958,013
Transfers	566,658	982	—	—	(567,640)	—
Disposals	(3)	(308)	(13)	(9)	—	(333)
Depreciation	(67,254)	(44,706)	(12,068)	(3,299)	—	(127,327)
At 31 December 2018, net of accumulated depreciation	1,056,373	389,831	40,715	13,601	394,405	1,894,925
At 31 December 2018
Cost	1,434,467	615,530	96,493	31,882	394,405	2,572,777
Accumulated depreciation	(378,094)	(225,699)	(55,778)	(18,281)	—	(677,852)
Net carrying amount	1,056,373	389,831	40,715	13,601	394,405	1,894,925

Interest expenses arising from borrowings attributable to the construction of healthcare facility leasehold improvements capitalized during the years ended 31 December 2017 and 2018 were RMB2,243 and RMB8,508, respectively, and were included in additions to CIP. The rate used to determine the amount of borrowing costs eligible for capitalization was 6.18% to 6.19% and 7.10% to 7.39% for 2017 and 2018, respectively, which is the EIR of the specific borrowing.
Impairment testing of property and equipment
When any indicators of impairment are identified, property and equipment are reviewed for impairment based on each CGU. The CGU is assessed at an individual city level in the PRC where the Group operates its hospitals and clinics. All the hospitals and clinics within the individual city maintain centralized patient records; use the same appointment reservation and accounting system; share resources including doctors, nurses, medical equipments; and refer patients across the hospitals and clinics within the same city. The carrying values of these CGUs were compared to the recoverable amounts of the CGUs, which were based predominantly on value in use. Value-in-use calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. Other key assumptions applied in the impairment testing include the expected price of healthcare services, demand for the services, service costs and related expenses. Management determined these key assumptions based on past performance and their expectations on market development. Further, the Group adopted a pre-tax and non-inflation rate of 13.2% and 13.1% in 2017 and 2018, respectively, that reflects specific risks related to the CGUs as discount rates.
There was only one CGU with an indicator of impairment identified during the periods presented. Based on the impairment assessments, the directors of the Partnership are of the view that there was no impairment during the periods presented.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

9.   Intangible assets
	Brand	Contracts with insurers	Software	Total
At 1 January 2017
Cost	992,500	92,500	52,316	1,137,316
Accumulated amortization	—	(13,875)	(25,712)	(39,587)
Net carrying amount	992,500	78,625	26,604	1,097,729
Cost at 1 January 2017, net of accumulated amortization	992,500	78,625	26,604	1,097,729
Additions	—	—	4,552	4,552
Amortization	—	(6,166)	(4,561)	(10,727)
At 31 December 2017	992,500	72,459	26,595	1,091,554
At 1 January 2018
Cost	992,500	92,500	56,868	1,141,868
Accumulated amortization	—	(20,041)	(30,273)	(50,314)
Net carrying amount	992,500	72,459	26,595	1,091,554
Additions	—	—	12,693	12,693
Disposals	—	—	(22)	(22)
Amortization	—	(6,167)	(5,145)	(11,312)
At 31 December 2018	992,500	66,292	34,121	1,092,913
Cost	992,500	92,500	69,511	1,154,511
Accumulated amortization	—	(26,208)	(35,390)	(61,598)
Net carrying amount	992,500	66,292	34,121	1,092,913
Impairment testing of goodwill and intangible assets with indefinite lives
For impairment testing, goodwill and brand are allocated to the consolidated Group, which is the sole operating segment and also represents the lowest level within the Group at which the goodwill and brand are monitored for internal management purposes. The recoverable amount of the consolidated group is determined based on value-in-use calculations.
These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using an estimated growth rate that does not exceed the long-term average growth rate for healthcare services. Other key assumptions applied in the impairment testing include the expected price of healthcare services, demand for the services, service costs and related expenses. Management determined these key assumptions based on past performance and their expectations on market development. Furthermore, the Group adopted a pre-tax rate of 13.2% and 13.1% for 2017 and 2018, respectively, that reflects specific risks related to the Group as the discount rate. Management believes that any reasonably possible change in any of these assumptions would not cause the carrying amount of the Group to exceed its recoverable amount. Management are also of the view that, based on their assessment, there was no impairment during the periods presented.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

10.   Inventories
	2017	2018
Pharmacy inventory	19,014	33,195
Hospital consumables	16,603	20,814
Others	4,204	3,301
	39,821	57,310
No impairment was recognized as an expense for inventories carried at net realizable value during 2017 and 2018.
11.   Trade receivables
	2017	2018
Trade receivables	233,858	256,423
Impairment	(72,347)	(75,296)
	161,511	181,127
The Group assesses a patient’s ability to pay based on the patient’s financial capacity and intention to pay considering all relevant facts and circumstances, including pre-clearing with the patient’s respective insurance company, and past experiences with that patient or patient class. For certain patient classes, the Group requires substantial upfront deposits or full payment before the patient is discharged. Therefore, the Group concludes that collectability is probable for each patient based on its procedures performed prior to accepting each patient and on its historical experience with each patient class while also accepting that there is some credit risk inherent with some patient classes. Trade receivables are non-interest bearing and are generally on terms of 30 to 90 days. The trade receivables are predominantly due from creditworthy insurance companies. The remaining debtors are individual patients. The Group does not hold any collateral as security. There is no concentration of credit risk with respect to trade receivables because no individual debtor contributed more than 10% of the Group’s trade receivables.
An aging analysis of trade receivables at the end of reporting periods, net of loss allowance is as follows:
	2017	2018
Within 3 months	119,039	126,291
3 months – 6 months	18,900	28,915
6 months – 9 months	12,522	14,052
9 months – 1 year	4,582	5,954
1 – 2 years	4,971	4,169
2 – 3 years	1,497	1,746
	161,511	181,127

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

11.   Trade receivables (continued)

The movements in the loss allowance for impairment of trade receivables are as follows:
	2017	2018
At beginning of year	71,564	72,347
Impairment losses	16,571	16,329
Amount written off as uncollectible	(15,788)	(13,380)
At end of year	72,347	75,296
An impairment analysis is performed at each reporting date using a provision matrix to measure expected credit losses. The Group’s expected credit losses are concentrated in the individual patient debtor class. The provision rates are based on days past due for customers for groupings of patients that have shared credit risk characteristics. The calculation reflects the supportable information that is available at the reporting date about past events, current conditions and forecasts of future economic conditions. Trade receivables are written off if past due for more than three years.
Set out below is the information about the credit risk exposure on the Group’s trade receivables using a provision matrix:
		Past due
31 December 2017	Within 3 months	3 – 6 months	6 – 9 months	9 – 12 months	1 – 2 years	2 – 3 years	Total
Expected credit loss rate	7.46%	22.22%	41.41%	64.18%	81.74%	92.34%
Gross carrying amount	128,635	24,299	21,372	12,792	27,223	19,537	233,858
Expected credit losses	9,596	5,399	8,850	8,210	22,252	18,040	72,347
		Past due
31 December 2018	Within 3 Months	3 – 6 months	6 – 9 months	9 – 12 months	1 – 2 years	2 – 3 years	Total
Expected credit loss rate	7.39%	21.41%	36.57%	50.00%	86.10%	90.91%
Gross carrying amount	136,368	36,792	22,153	11,908	29,991	19,211	256,423
Expected credit losses	10,077	7,877	8,101	5,954	25,822	17,465	75,296
12.   Cash and cash equivalents
	Notes	2017	2018
Cash and bank balances	(a)	891,912	596,613
Cash and cash equivalents		891,912	596,613
Restricted cash
Current	(b)	19,921	26,272
Non-current	(b)	8,418	350
Restricted cash		28,339	26,622

Notes:
(a)
Cash and cash equivalents amounting to RMB422,267 and RMB285,733 at 31 December 2017 and 2018 were denominated in US$, respectively.

(b)
Restricted cash represented deposits pledged for interest-bearing bank borrowings.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

12.   Cash and cash equivalents (continued)

Cash at banks earns interest at floating rates based on daily bank deposit rates. The bank balances and restricted cash are deposited with creditworthy banks with no recent history of default.
13.   Accrued expenses and other current liabilities
	2017	2018
Payables for purchases of property and equipment (Note 18)	26,081	457,811
Payroll and welfare payable	97,293	109,256
Accrued expenses	74,817	79,588
Accrued rent	37,802	62,905
Withholding tax, value added taxes and surcharges payable	22,948	24,448
Interest payable	5,239	11,292
Others	5,301	4,930
	269,481	750,230
14.   Interest-bearing bank borrowings
	2017	2018
Current
– Secured	21,430	20,205
Non-current
– Secured	258,103	387,387
	279,533	407,592

	2017	2018
Maturity profile of the bank borrowings:
Within 1 year	21,430	20,205
Between 1 and 2 years	19,756	43,525
Between 2 and 5 years	125,905	200,879
Over 5 years	112,442	142,983
	279,533	407,592

(a)
The interest-bearing bank borrowings were all US$ denominated. The weighted average annual interest rate for the year ended 31 December 2017 and 2018 was 2.15% to 6.79%, and 2.15% to 7.82%, respectively.

(b)
All the bank borrowings are secured by:

	2017	2018
Restricted cash	15,095	5,277
Equity interest in subsidiaries	264,438	402,315
	279,533	407,592

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

14.   Interest-bearing bank borrowings (continued)

(c)
The Group had unutilized banking facilities of RMB196,026 (US$30,000) and RMB68,632 (US$10,000) available at 31 December 2017 and 2018, respectively.

15.   Deferred tax
The movements in deferred tax assets and liabilities are as follows:
Deferred tax assets:
	Tax loss	Impairment of trade receivables	Accrued expenses	Property and equipment	Others	Total
At 1 January 2017	7,959	27,770	11,056	2,582	965	50,332
(Debited)/credited to income statement	(4,428)	1,674	1,693	(172)	156	(1,077)
At 31 December 2017	3,531	29,444	12,749	2,410	1,121	49,255
(Debited)/credited to income statement	(763)	1,724	7,187	(273)	(314)	7,561
At 31 December 2018	2,768	31,168	19,936	2,137	807	56,816
Deferred tax liabilities:
	Brand	Contracts with insurers	Property and equipment	Others	Total
At 1 January 2017	(248,125)	(19,656)	(1,458)	(473)	(269,712)
Credited to income statement	—	1,542	383	348	2,273
At 31 December 2017	(248,125)	(18,114)	(1,075)	(125)	(267,439)
Credited/(debited) to income statement	—	1,542	280	(165)	1,657
At 31 December 2018	(248,125)	(16,572)	(795)	(290)	(265,782)
For presentation purposes, certain deferred tax assets and liabilities have been offset in the statement of financial position. The offset amounts are as follows:
	2017	2018
Deferred tax assets	49,255	56,816
Offset with deferred tax liabilities	(1,199)	(1,084)
Net deferred tax assets recognized in the consolidated statement of financial position	48,056	55,732

	2017	2018
Deferred tax liabilities	(267,439)	(265,782)
Offset with deferred tax assets	1,199	1,084
Net deferred tax liabilities recognized in the consolidated statement of financial position	(266,240)	(264,698)

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

15.   Deferred tax (continued)

Deferred tax assets have not been recognized in respect of the following items:
	2017	2018
Tax losses	499,724	631,930
Deductible temporary differences	4,634	89,846
	504,358	721,776
Pursuant to the PRC EIT Law, 10% withholding tax is levied on dividends declared to foreign investors from the foreign investment enterprises established in PRC. The requirement is effective from 1 January 2008 and applies to earnings after 31 December 2007. At 31 December 2017 and 2018, no deferred tax has been recognized for withholding taxes that would be payable on the unremitted earnings that are subject to withholding taxes of the Partnership and the Group’s subsidiaries established in PRC. In the opinion of the directors of the Partnership, the Group’s earnings will be retained in PRC for the expansion of the Group’s operations, so it is not probable that these subsidiaries will distribute such earnings in the foreseeable future. The aggregate amounts of temporary differences associated with investments in subsidiaries in PRC for which deferred tax liabilities have not been recognized totaled approximately RMB17,365 and RMB20,452 as at 31 December 2017 and 2018, respectively. Deferred income tax assets are recognized for tax losses carried-forward to the extent that realization of the related tax benefit through future taxable profits is probable. The Group did not recognize deferred income tax assets of RMB124,931 and RMB157,983 in 2017 and 2018 in respect of certain PRC subsidiaries’ accumulated tax losses of RMB499,724 and RMB631,930 as at 31 December 2017 and 2018 that can be carried forward against future taxable income and will expire between 2018 and 2022, and 2019 and 2023, respectively.
16.   Related party transactions
Name of Related Parties	Relationship with the Group
TPG Healthy, L.P. (“TPG”)	Limited Partnership interests (“LP interests”) holder
Fosun Industrial Co., Limited (“Fosun”)	LP interests holder
Chindex Medical Limited (“CML”)	Affiliate of Fosun
Ample Up Limited (“Ample”)	Affiliate of Fosun
Shanghai Fuji Medical Equipment Co., Limited (“Fuji”)	Affiliate of Fosun
a)
Related party transactions

	2016	2017	2018
Purchases of medical equipment from Ample and CML	2,730	2,770	882
Purchases of medical services from Fuji	—	—	1,006
Management consulting services from TPG and Fosun	3,733	3,715	3,637
Advances to senior executives	—	14,000	14,705
Gain on disposal of CML(i)	—	29,618	—

(i)
On 7 April 2017, the Group disposed all of its 30% equity interests in CML to Ample for a cash consideration of RMB263,589 resulting in a gain on disposal amounting to RMB29,618. The total

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

16.   Related party transactions (continued)
a)
Related party transactions (continued)

cash consideration was determined based on a valuation report performed by an independent qualified valuer. On 21 December 2018, the Group liquidated Chindex Medical Holdings, Ltd. (“CMH”), the holding company of CML. The Group uses the direct method of consolidation and on liquidation of CMH, a foreign operation, comprehensive income amounting to RMB26,429 was reclassified to profit or loss.
b)
Related party balances

	2017	2018
Amounts due from related parties:
Senior executives(i)	14,000	28,705
CML	223	3,965
	14,223	32,670
Amounts due to related parties:
Fuji	—	781
CML	113	1,032
TPG and Fosun	587	728
	700	2,541

(i)
The Partnership provided interest bearing advances to senior executives, which will be fully repaid by the senior executives upon the completion of the Proposed Transaction (Note 23). Interest income of nil, RMB45 and RMB304, respectively, were recorded as interest income during the years ended 31 December 2016, 2017 and 2018, respectively.

All the balances due from related parties as of 31 December 2017 and 2018 were unsecured, and neither past due nor impaired. The credit quality of due from related parties is assessed by reference to the counterparties’ default history. Based on past experience, the directors of the Partnership are of the opinion that no provision for impairment is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered recoverable for the periods presented.
c)
Compensation of key management personnel of the Group

	2016	2017	2018
Short term employee benefits	15,694	13,415	16,526
Post-employment benefits	132	101	140
Share-based compensation expense	24,330	18,884	13,062
Total compensation paid to key management personnel	40,156	32,400	29,728
For a discussion of payments to be made to key management personnel of the Group in connection with a change in control upon the closing of the Proposed Transaction, see Note 23.
17.   Share-based payments
The Partnership adopted a share incentive plan on 29 September 2014 (the “Plan”) for the purposes of providing incentives and rewards to the Partnership’s employees. The Plan is administered by Healthy

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

17.   Share-based payments (continued)

Harmony GP, Inc., the general partner of the Partnership. The total number of share options and restricted share units (“RSUs”) (collectively “Awards”) can be granted under the Plan is 2,073,468. All options, whether vested or unvested, and RSUs shall expire on the tenth anniversary of their grant date. There are no cash settlement alternatives. The Group does not have a past practice of cash settlement for these Awards.
Share options
50% of the options granted generally vest in five equal installments over a service period, while the remaining 50% of the options vest if and when the Group’s specified performance conditions, including EBITDA targets are met (non-market condition), or if a fixed targeted return on the LP interests is achieved (market condition).
The exercise price of the share options on the date of grant shall never be less than US$24 per unit of LP interest (“LP interest unit”). The movement of the share options granted to employees of the Group under the Plan are as follows:
	2016		2017		2018
	Weighted average exercise price per share	Number of options	Weighted average exercise price per share	Number of options	Weighted average exercise price per share	Number of options
At 1 January	24.0	1,139,520	24.0	1,144,840	24.0	1,140,040
Granted during the year	24.3	65,790	—	—	28.4	66,000
Forfeited during the year	24.0	(60,470)	24.0	(4,800)	24.0	(55,920)
At 31 December	24.0	1,144,840	24.0	1,140,040	24.3	1,150,120
Exercisable at the end of the year		284,104		426,248		562,948
The weighted average fair value of share options granted under the Plan during the year of 2016 and 2018 was US$5.96 and US$16.89, respectively. No share options under the Plan were expired or exercised during the periods presented. The weighted average remaining contractual life for the share options outstanding as at 31 December 2016, 2017 and 2018 was 8.09 years, 7.09 years and 6.25 years, respectively. The range of exercise periods for options outstanding at the end of the year of 2016, 2017 and 2018 was 30 September 2015 to 30 September 2026, 30 September 2015 to 30 September 2026 and 30 September 2015 to 31 March 2028, respectively. The range of exercise prices for options outstanding at the end of the year of 2016, 2017 and 2018 was US$24.0 to US$26.4, US$24.0 to US$26.4 and US$24.0 to US$28.8, respectively.
The fair value of the share options is estimated using a binomial option pricing model, taking into account the terms and conditions on which the share options were granted. The following tables list the inputs to the models used for the share options granted under the Plan:
	2016	2018
Expected volatility (%)	40.1%	40.2%
Exercise multiple	2.8	2.8
Risk-free interest rate (%)	2.10%	3.12%
Fair value of LP interest unit (US$)	17.91	32.81

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

17.   Share-based payments (continued)
Share options (continued)

The exercise multiple was estimated as the average ratio of the fair value of LP interest unit to the exercise price of when employees would decide to voluntarily exercise their vested options. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome.
RSUs
The RSUs generally vest if and when the Group’s specified perfomance conditions, including EBITDA targets are met (non-market condition), or if a fixed targeted return on the LP interests is achieved (market condition).
The movement of the RSUs granted to the employees of the Group during the year ended 31 December 2016, 2017 and 2018 are as follows:
	2016	2017	2018
At 1 January	644,760	647,420	645,020
Granted during the year	32,895	—	27,000
Forfeited during the year	(30,235)	(2,400)	(27,960)
At 31 December	647,420	645,020	644,060
The weighted average fair value of RSUs granted during the year of 2016 and 2018 was US$17.91 and US$32.81, respectively. The fair value of a RSU is equal to the fair value of the underlying limited partner interests on the date of grant. No RSUs under the Plan were expired during the periods presented. The weighted average remaining contractual life for the share options outstanding as at 31 December 2016, 2017 and 2018 was 8.08 years, 7.08 years and 6.19 years, respectively.
Others
In 2014, the Group granted share options and RSUs to senior executives that contain service vesting conditions. The share options and RSUs generally will become vested either (i) immediately upon grant; or (ii) vest over a one to four year period. The share options and RSUs were accounted for as equity awards and expenses related to these share options amounted to US$100, US$100 and US$nil, respectively, for the years ended 31 December 2016, 2017 and 2018, respectively. 1,093, 165,422 and 132,360 awards, were exercised during the years ended 31 December 2016, 2017 and 2018, respectively.
The share-based compensation expense recognized for all the above-mentioned equity-settled share-based payment transactions amounted to RMB33,286, RMB22,850 and RMB18,418, respectively, for the years ended 31 December 2016, 2017 and 2018, respectively. There were no cancellations or modifications to any of the awards during the periods presented.
18.   Notes to the consolidated statement of cash flows
(a)
Major non-cash transactions during the periods presented are as follows:

	2016	2017	2018
Purchase of property, equipment, and intangible assets included in accrued expenses and other current liabilities (Note 13)	14,065	26,081	457,811

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

18.   Notes to the consolidated statement of cash flows (continued)

	2016	2017	2018
Exercise of employee options included in amounts due from related parties	—	6,125	10,374
(b)
Changes in liabilities arising from financing activities:

	Interest-bearing loans and borrowings
	2016	2017	2018
At 1 January	148,422	131,110	279,533
Changes from financing cash flows	(27,961)	166,449	103,635
Foreign exchange movement	10,649	(18,026)	24,424
At 31 December	131,110	279,533	407,592
19.   Commitments and contingencies
(a)
Capital commitments

Capital expenditures contracted for by the Group at the balance sheet date but not yet paid were as follows:
	2017	2018
Property and equipment	249,265	643,175
(b)
Operating lease commitments

Future minimum rentals payable under non-cancellable operating leases as at 31 December were as follows:
	2017	2018
Buildings:
– Within 1 year	169,684	194,603
– Within 1 year to 5 years	676,530	666,297
– Over 5 years	1,941,928	1,781,705
	2,788,142	2,642,605
(c)
Legal proceedings

From time to time, the Group is subject to legal proceedings, investigations and claims incidental to the conduct of our business. The Group is currently not involved in any legal or administrative proceedings that may have a material adverse impact on the Group’s business, financial position or results of operations.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

20.   Financial Instruments by category
The carrying amounts of each of the categories of financial instruments as at the end of the reporting periods are as follows:
Financial assets
	2017	2018
	Financial assets at amortized cost	Financial assets at amortized cost
Trade receivables	161,511	181,127
Amounts due from related parties	14,223	32,670
Financial assets included in prepayments and other current assets	1,529	5,888
Restricted cash	28,339	26,622
Cash and cash equivalents	891,912	596,613
	1,097,514	842,920
The carrying amounts of each of the categories of financial instruments as at the end of the reporting periods are as follows (continued):
Financial liabilities
	2017	2018
	Financial liabilities at amortized cost	Financial liabilities at amortized cost
Trade payables	44,541	76,107
Interest-bearing bank borrowings	279,533	407,592
Amounts due to related parties	700	2,541
Financial liabilities included in accrued expenses and other current liabilities	149,240	616,526
	474,014	1,102,766
The carrying amount of the long-term interest-bearing borrowings approximates its fair value due to the fact that the related interest rate approximates the interest rates currently offered by financial institutions for similar debt instruments of comparable maturities. The carrying amounts of the Group’s remaining financial instruments approximate their fair values due to the short-term maturities of these instruments.
21.   Financial risk management objectives and policies
The Group’s principal financial instruments comprise of interest-bearing bank borrowings, restricted cash and cash and cash equivalents. The Group has various other financial assets and liabilities such as trade receivables and trade payables, which arise directly from its operations. The main risks arising from the Group’s financial instruments and the Group’s policies for managing each of these risks are summarised below.
Interest rate risk
During the periods presented, as the Group had no significant interest-bearing assets except for restricted cash, and cash and cash equivalents, the Group’s income and operating cash flows are

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

21.   Financial risk management objectives and policies (continued)
Interest rate risk (continued)

substantially independent of changes in market interest rates. The bank balances and restricted cash are deposited with creditworthy banks with no recent history of default. The interest rates are regulated by the People’s Bank of China (“PBOC”) and management closely monitors the fluctuation of such rates periodically.
The interest rate risk for the Group’s financial liabilities relates primarily to the Group’s bank borrowings with a floating interest rate. The Group closely monitors market interest rates and maintains a balance between floating and fixed rate borrowings in order to reduce the exposures to the interest rate risk described above.
At 31 December 2017 and 2018, if interest rates at that date had been 50 basis points higher/lower with all other variables held constant, post-tax profit for the years would have been RMB1,355 and RMB2,045 lower/higher, respectively, arising mainly as a result of higher/lower interest expense on floating rate borrowings.
Foreign currency risk
The Group has currency exposures primarily from its interest-bearing bank borrowings and cash and cash equivalents denominated in US$. The Group currently does not use any derivative contracts to hedge its exposure to foreign currency risk but management closely monitors the impact of the international foreign currency market on the change of exchange rates. At 31 December 2017 and 2018, if the RMB had strengthened/weakened 1% against the US$ with all other variables held constant, post-tax profit for the years would have been RMB1,731 higher/lower and RMB5,334 higher/lower in 2017 and 2018, respectively.
Currency convertibility risk
The Group transacts a majority of its business in RMB, which is not freely convertible into foreign currencies. On 1 January 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the PBOC. However, the unification of the exchange rates does not imply that the RMB may be readily convertible into United States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts. Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.
Credit risk
Credit risk mainly arises from cash and cash equivalents, restricted cash and trade receivables. The Group maintains all its cash and cash equivalents and restricted cash in banks and financial institutions with good credit rating and no recent history of default. Therefore, there is no significant credit risk on such assets being exposed to losses.
The Group assesses a patient’s ability to pay based on the patient’s financial capacity and intention to pay considering all relevant facts and circumstances, including pre-clearance with the patient’s respective insurance company, and past experiences with that patient or patient class. For certain patient classes, the Group requires substantial deposits or full payment before the patient is discharged. Based on the above,

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

21.   Financial risk management objectives and policies (continued)
Credit risk (continued)

the Group concludes that collectability is probable for each patient based on its procedures performed prior to accepting each patient and on its historical experience with each patient class while also accepting that there is some credit risk inherent with some patient classes. The Group’s expected credit losses are concentrated in the individual patient debtor class. The Group applies the simplified approach to its trade receivables to provide for expected credit losses prescribed by IFRS 9, which permits the use of the lifetime expected credit loss provision for trade receivables. The Group’s historical experience in collection of trade receivables falls within the recorded allowance and the management is of the opinion that adequate provision for uncollectible receivables has been made in the consolidated financial statements.
To measure the expected credit losses of trade receivables excluding impaired receivables, trade receivables have been grouped mainly based on shared credit risk characteristics and the days past due. The expected credit loss model also incorporates forward-looking information. The Group has performed historical analysis and identified the key economic variables impacting credit risk and expected credit losses. It considers available reasonable and supportive forwarding-looking information. Specifically, the following indicators are incorporated:
•
internal credit rating

•
actual or expected significant adverse changes in business, financial or economic conditions that are expected to cause a significant change to the borrower’s ability to meet its obligations

•
actual or expected significant changes in the operating results of individual debtors

•
significant changes in the expected performance and behaviour of the debtors

Maximum exposure as at 31 December 2017 and 2018
The carrying amounts of the Group’s cash and cash equivalents, restricted cash, and trade receivables represent the Group’s maximum exposure to credit risk in relation to its financial assets.
Trade receivables do not require collateral as they are mainly due from reputable insurance companies. There is no concentration of credit risk with respect to trade receivables because no individual debtor contributed more than 10% of the Group’s trade receivables. The Group applied the simplified approach for impairment of trade receivables, and information based on the provision matrix is disclosed in Note 11 to the consolidated financial statements.
Business, customer, political, social and economic risks
The Group participates in a dynamic and competitive industry and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations or cash flows; changes in the overall demand for services; competitive pressures due to existing competitors; new trends in new technologies and industry standards; changes in certain strategic relationships or supplier relationships; regulatory considerations; and risks associated with the Group’s ability to attract and retain employees necessary to support its growth. The Group’s operations could also be adversely affected by significant political, economic and social uncertainties in the PRC.
There was no individual customer that contributed more than 10% of the Group’s revenue during the years ended 31 December 2016, 2017 and 2018, respectively. There was no individual supplier that contributed more than 10% of the Group’s operating expenses during the years ended 31 December 2016, 2017 and 2018, respectively.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

21.   Financial risk management objectives and policies (continued)

Liquidity risk
Group finance monitors rolling cash flow forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom at all times so that the Group does not breach borrowing limits or covenants (where applicable) on any of its borrowing facilities. Such forecasting takes into consideration the Group’s debt financing plans, and covenant compliance.
The maturity profile of the Group’s financial liabilities as at the end of the reporting periods, based on the contractual undiscounted payments, is as follows:
	On demand	Within one year	In the second year	In the third to fifth year	Over five years
Year ended 31 December 2017
Interest-bearing loans and borrowings	—	34,221	37,567	166,989	129,077
Trade payables	44,541	—	—	—	—
Financial liabilities included in accrued expenses and other current liabilities	149,240	—	—	—	—
Amounts due to related parties	700	—	—	—	—
	On demand	Within one year	In the second year	In the third to fifth year	Over five years
Year ended 31 December 2018
Interest-bearing loans and borrowings	—	40,463	74,398	262,333	159,068
Trade payables	76,107	—	—	—	—
Financial liabilities included in accrued expenses and other current liabilities	616,526	—	—	—	—
Amounts due to related parties	2,541	—	—	—	—
Capital management
The primary objectives of the Group’s capital management are to safeguard the Group’s ability to continue as a going concern and to maintain healthy capital ratios in order to support its business and maximize LP interests holders’ value.
The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Group may adjust the dividend payment to LP interests holders or issue new LP interests. The Group’s capital management, amongst other things, aims to ensure that it meets financial covenants attached to the interest-bearing bank borrowings that define capital structure requirements. Breaches in meeting the financial covenants would permit the bank to immediately call the borrowings. There have been no breaches of the financial covenants of any interest-bearing borrowings during the periods presented. No changes were made in the objectives, policies or processes for managing capital during the periods presented.
The Group monitors capital on the basis of its gearing ratio. This ratio is calculated as total debt divided by total capital. Total debt represented total borrowings (including “long-term interest-bearing bank borrowings and current interest-bearing bank borrowings” as shown in the consolidated statements of financial position). Total capital is calculated as “equity” as shown in the consolidated statements of financial position plus total debt.

HEALTHY HARMONY HOLDINGS, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended 31 December 2016, 2017 and 2018
(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of limited partnership interest units and per unit data)

21.   Financial risk management objectives and policies (continued)
Capital management (continued)

The gearing ratios at 31 December were as follows:
	2017	2018
Total debt (Note 14)	279,533	407,592
Equity	3,411,397	3,308,032
Total capital	3,690,930	3,715,624
Gearing ratio	7.6%	11.0%
22.   Approval of the consolidated financial statements
The consolidated financial statements were approved and authorized for issue by the board of directors of Healthy Harmony GP, Inc. on 6 September 2019.
23.   Events after the reporting period
Proposed Transaction
The board of directors of NFC unanimously approved an agreement, dated as of 30 July 2019, pursuant to which NFC will indirectly acquire substantially all of the issued and outstanding equity interests of the Partnership (the “Proposed Transaction”). Key management personnel of the Group are entitled to a payment amounting to US$2,000 in the aggregate promptly after the closing of the Proposed Transaction.

New Frontier Health Corporation

PART II
Information Not Required in Prospectus
Item 6.
Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights, as well as contractual rights to additional indemnification as provided in the indemnification agreement.
Item 7.
Recent Sales of Unregistered Securities

The following lists set forth information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities.
On April 19, 2018, the Sponsor purchased 10,750,000 founder shares, which issuance was reflected on the register of members of the company on May 29, 2018, in exchange for a capital contribution of $25,000. On June 12, 2018, the Sponsor forfeited 475,000 founder shares for no consideration in connection with the entrance into the forward purchase agreements totaling $181,000,000 rather than $200,000,000. The Sponsor transferred 2,262,500 founder shares to the anchor investors on June 19, 2018 as an inducement to enter into the forward purchase agreements for no cash consideration. In June 2018, the Company effected two share capitalizations resulting in an aggregate of 11,712,500 founder shares outstanding, consisting of 9,450,000 and 2,262,500 shares held by the Sponsor and the anchor investors and certain independent directors, respectively.
In connection with the closing of our initial public offering, on June 4, 2018, we entered into forward purchase agreements with the anchor investors, pursuant to which the anchor investors agreed to purchase an aggregate of 18,100,000 forward purchase shares plus 4,525,000 forward purchase warrants for an aggregate purchase price of  $181 million in a private placement that closed concurrently with the closing of the business combination. We entered into an additional forward purchase agreement on June 29, 2018, with an accredited investor providing for the purchase of 900,000 forward purchase shares, plus 225,000 forward purchase warrants, for an aggregate purchase price of $9.0 million, or $10.00 per Class A ordinary share, in a private placement that closed concurrently with the closing of the initial business combination. As an inducement to such accredited investor to enter into the forward purchase agreement, we agreed to issue an aggregate of 225,000 Class B ordinary shares to the accredited investor and the Sponsor for nominal cash consideration upon the closing of the business combination.
Simultaneously with the closing of the initial public offering, the Company consummated the private placement of 7,750,000 private placement warrants at a price of  $1.00 per private placement warrant with the Sponsor, generating gross proceeds of approximately $7.75 million.

Between July 30, 2019 and the closing of the business combination, the Company entered into subscription agreements with certain investors, including Vivo Capital Fund IX (Cayman), L.P., pursuant to which the Company issued an aggregate of 69,246,187 ordinary shares, at a purchase price of  $10.00 per share, for an aggregate purchase price of  $692,461,870 in private placements were consummated in connection with the closing of the business combination.
In connection with the closing of the business combination, the Company issued an aggregate of 14,657,361 ordinary shares, at $10.00 per share, to certain sellers and members of UFH management, at the closing of the business combination pursuant to the terms of those certain reinvestment agreements.
The foregoing securities issuances and founder share transfers were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act, Regulation D and/or Regulation S promulgated thereunder.
Item 8.
Exhibits and Financial Statement Schedules.

(a)   The following exhibits are included or incorporated by reference in this registration statement on Form F-1:
Exhibit No.	Description
2.1	Transaction Agreement, dated as of July 30, 2019, by and among the Company, NFC Buyer Sub, Healthy Harmony, HH GP and the Sellers (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-38562) filed with the SEC on July 30, 2019).
3.1	Amended and Restated Memorandum of Association and Articles of Association of New Frontier Health Corporation (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company’s Form 8-A, filed with the SEC on December 20, 2019).
4.1	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Company’s Form 8-A, filed with the SEC on December 20, 2019).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company’s Form 8-A, filed with the SEC on December 20, 2019).
4.3	Warrant Agreement, dated June 27, 2018, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-38562), filed with the SEC on July 3, 2018).
5.1	Opinion of Winston & Strawn LLP.
5.2	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant.
10.1	Facilities Agreement, dated December 9, 2019, by and among NF Unicorn Chindex Holding Limited, China Merchants Bank Co., Ltd., New York Branch and Shanghai Pudong Development Bank Putuo Sub-Branch and Shanghai Pudong Development Bank Putuo Sub-Branch (incorporated by reference to Exhibit 2.1 to the Company’s Shell Company Report on Form 20-F (File No. 001-38562), filed with the SEC on December 26, 2019).
10.2	Letter Agreement, dated June 27, 2018, by and among the Company, its executive officers, its directors and New Frontier Public Holding Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-38562), filed with the SEC on July 3, 2018).
10.3	Registration Rights Agreement, dated June 27, 2018, by and between the Company and New Frontier Public Holding Ltd. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-38562), filedwith the SEC on July 3, 2018).

Exhibit No.	Description
10.4	Form of Forward Purchase Agreement, dated as of June 4, 2018, between the Registrant, New Frontier Public Holding Ltd. and the party listed on the signature page thereto (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1/A (File No. 333-225421), filed with the SEC on June 20, 2018).
10.5	Founder Reinvestment Agreement, dated as of July 30, 2019, by and among NFC and the Lipson Parties (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-38562) filed with the SEC on July 30, 2019).
10.6	Amendment No. 1 to Founder Reinvestment Agreement, dated as of December 17, 2019, by and among NFC and the Lipson Parties (incorporated by reference to Exhibit 4.6 to the Company’s Shell Company Report on Form 20-F (File No. 001-38562), filed with the SEC on December 26, 2019).
10.7	Employment Agreement, dated as of December 17, 2019, by and between the Company and Roberta Lipson (incorporated by reference to Exhibit 4.7 to the Company’s Shell Company Report on Form 20-F (File No. 001-38562), filed with the SEC on December 26, 2019).
10.8	Registration Rights Agreement, dated as of December 17, 2019, by and among the Company, Roberta Lipson and the other parties thereto (incorporated by reference to Exhibit 4.8 to the Company’s Shell Company Report on Form 20-F (File No. 001-38562), filed with the SEC on December 26, 2019).
10.9	Form of Management Reinvestment Agreement, by and among the Company, Healthy Harmony Holdings, L.P. and the Management Sellers party thereto (incorporated by reference to Annex Z of the Company’s definitive proxy statement filed with the SEC on November 27, 2019).
10.10	Fosun Rollover Agreement, dated as of July 30, 2019, by and between the Company and Fosun Industrial Co., Limited, (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-38562) filed with the SEC on July 30, 2019).
10.11	Fosun Director Nomination Agreement, dated as of December 18, 2019, by and among the Company, New Frontier Public Holding Ltd. and Fosun Industrial Co., Limited (incorporated by reference to Exhibit 4.11 to the Company’s Shell Company Report on Form 20-F (File No. 001-38562), filed with the SEC on December 26, 2019).
10.12	Vivo Director Nomination Agreement, dated as of December 17, 2019, by and among the Company, New Frontier Public Holding Ltd. and Vivo Capital Fund IX (Cayman), L.P. (incorporated by reference to Exhibit 4.12 to the Company’s Shell Company Report on Form 20-F (File No. 001-38562), filed with the SEC on December 26, 2019).
10.13	Agreement, dated as of July 30, 2019, by and among Vivo Capital Fund IX (Cayman), L.P., New Frontier Public Holding Ltd., the Company, Antony Leung and Carl Wu (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-38562) filed with the SEC on July 30, 2019).
10.14	Form of Subscription Agreement, by and between the Company and certain institutions and accredited investors (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-38562) filed with the SEC on July 30, 2019).
10.15	Form of Director Nomination Agreement, by and among the Company, New Frontier Public Holding Ltd. and the shareholders party thereto (incorporated by reference to Annex O of the Company’s definitive proxy statement filed with the SEC on November 27, 2019).
10.16	Form of Irrevocable Proxy, by and between New Frontier Public Holding Ltd. and the shareholder party thereto (incorporated by reference to Annex R of the Company’s definitive proxy statement filed with the SEC on November 27, 2019).

Exhibit No.	Description
10.17	Letter Agreement, dated as of December 17, 2019, by and between New Frontier Public Holding Ltd. and the other parties thereto (incorporated by reference to Annex S of the Company’s definitive proxy statement filed with the SEC on November 27, 2019).
10.18	New Frontier Health Corporation 2019 Omnibus Incentive Plan (incorporated by reference to Annex E of the Company’s definitive proxy statement filed with the SEC on November 27, 2019).
16.1	Letter from WithumSmith+Brown, PC.
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 8.1 to the Company’s Shell Company Report on Form 20-F (File No. 001-38562), filed with the SEC on December 26, 2019).
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of Ernst & Young Hua Ming LLP.
23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.1 to the Registration Statement).
23.4	Consent of Maples and Calder (included in Exhibit 5.2 to the Registration Statement).
24.1*	Powers of Attorney (included on the signature page of the Registration Statement).
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*
Previously filed.

(b)   Financial Statement Schedules.
All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements or notes thereto.
Item 9.
Undertakings.

(a)   The undersigned Registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that:
Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(5)   That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)   If the registrant is relying on Rule 430B:
(A)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)   If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)   The undersigned registrant hereby undertakes:
(1)   That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, New Frontier Health Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Form F-3 on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida on January 24, 2020.
New Frontier Health Corporation
/s/ Roberta Lipson

Name:
Roberta Lipson

Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.
Signature	Capacity in Which Signed	Date
/s/ Roberta Lipson Roberta Lipson	Chief Executive Officer and Director Principal Executive Officer)	January 24, 2020
* Walter Xue	Chief Financial Officer (Principal Financial and Accounting Officer)	January 24, 2020
* Antony Leung	Director	January 24, 2020
* Carl Wu	Director	January 24, 2020
* Shan Fu	Director	January 24, 2020
* David Zeng	Director	January 24, 2020
*By: /s/ Roberta Lipson Attorney-in-fact

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of New Frontier Health Corporation, in the City of Newark, State of Delaware, on the 24th day of January, 2020.
By:
/s/ Donald Puglisi

Name: Donald Puglisi
Title: Authorized Representative